Exhibit F

MID-YEAR ECONOMIC AND FISCAL OUTLOOK

2010-11

STATEMENT BY

THE HONOURABLE WAYNE SWAN MP
DEPUTY PRIME MINISTER AND TREASURER
OF THE COMMONWEALTH OF AUSTRALIA

AND

SENATOR THE HONOURABLE PENNY WONG
MINISTER FOR FINANCE AND DEREGULATION
OF THE COMMONWEALTH OF AUSTRALIA

© Commonwealth of Australia 2010

ISBN 978-0-642-74644-3

Notwithstanding the general copyright licence provided for on www.budget.gov.au, and with the exception of the Commonwealth Coat of Arms; Part 1: Overview; Part 2: Economic Outlook and Part 3: Fiscal Strategy and Outlook, all material presented in this document is provided under a Creative Commons Attribution 2.5 Australia (http://creativecommons.org/licenses/by/2.5/au/) licence.

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Foreword

The Mid-Year Economic and Fiscal Outlook 2010-11 (MYEFO) has been prepared in accordance with the Charter of Budget Honesty Act 1998. The Charter requires that the Government provide a mid-year budget report which provides updated information to allow the assessment of the Government's fiscal performance against its fiscal strategy.

Consistent with these requirements:

•	Part 1: Overview — contains summary information on the key fiscal and economic indicators and outlook.

•	Part 2: Economic outlook — discusses the domestic and international economic forecasts that underpin the budget estimates.

•
Part 3: Fiscal strategy and outlook — provides a discussion of the fiscal strategy and outlook, in addition to a summary of the factors explaining variations in the cash flow statement, the operating statement and the balance sheet since the 2010-11 Budget. This part also discusses the sensitivity of the forward budget estimates to changes in major economic parameters, expenses by function and tax expenditures.

•
Appendix A: Part 1 — Policy decisions taken since the 2010 Pre-Election Economic and Fiscal Outlook — provides details of decisions taken since the 2010 PEFO that affect revenue, expense and capital estimates.

•
Appendix A: Part 2 — Policy decisions taken between the 2010-11 Budget and the 2010 Pre-Election Economic and Fiscal Outlook — provides details of decisions taken between the 2010-11 Budget and the 2010 PEFO that affect revenue, expense and capital estimates.

•	Appendix B: Australian Government Budget Financial Statements — provides financial statements for the general government, public non-financial corporations and total non-financial public sectors.

•
Appendix C: Statement of risks — provides details of general developments or specific events that may have an impact on the fiscal position, and contingent liabilities which are costs the government may possibly face, some of which are quantified.

•	Appendix D: Historical Australian Government data — provides historical data for the Australian Government's key fiscal aggregates.

Contents

Foreword	iii

Part 1: Overview	1

Introduction	1

Economic outlook	2

Fiscal outlook	5

Part 2: Economic outlook	9

Overview	9

Domestic economic outlook	10

International economic outlook	14

Detailed domestic forecasts	18

Part 3: Fiscal strategy and outlook	23

Overview	23

The Government's medium-term fiscal strategy	24

Fiscal outlook	29

Sensitivity of budget estimates to economic developments	50

Tax expenditures	55

Supplementary expense table and the Contingency Reserve	56

Australia's Federal Relations	61

Appendix A:

Part 1 — Policy decisions taken since the 2010 Pre-Election Economic and Fiscal Outlook	127

Revenue measures	127

Expense measures	133

Capital measures	211

Part 2 — Policy decisions taken between the 2010-11 Budget and the 2010 Pre-Election Economic and Fiscal Outlook	219

Revenue measures	219

Expense measures	231

Capital measures	265

v

Appendix B: Australian Government budget financial statements	267

Australian Government financial statements	268

Notes to the general government sector financial statements	279

Financial reporting standards and budget concepts	294

Australian Loan Council Allocation	306

Appendix C: Statement of risks	309

Overview	309

Details of fiscal risks and contingent liabilities	309

Contingent liabilities — quantifiable	311

Contingent liabilities — unquantifiable	313

Appendix D: Historical Australian Government data	319

NOTES

(a)	The following definitions are used in the MYEFO:

	–	'real' means adjusted for the effect of inflation;

	–	real growth in expenses is measured by the Consumer Price Index (CPI);

	–	one billion is equal to one thousand million; and

	–	the budget year refers to 2010-11, while the forward years refer to 2011-12, 2012-13 and 2013-14.

(b)	Figures in tables and generally in the text have been rounded. Discrepancies in tables between totals and sums of components are due to rounding:

	–	estimates under $100,000 are rounded to the nearest thousand;

	–	estimates $100,000 and over are generally rounded to the nearest tenth of a million;

	–	estimates midway between rounding points are rounded up; and

	–	the percentage changes in statistical tables are calculated using unrounded data.

(c)	For the budget balance, a negative sign indicates a deficit while no sign indicates a surplus.

(d)	The following notations are used:

	*	The nature of this measure is such that a reliable estimate cannot be provided.

	NEC/nec	not elsewhere classified

	-	nil

	0	nil

	..	not zero, but rounded to zero

	~	allocation not yet determined

	na	not applicable (unless otherwise specified)

	nfp	not for publication

	$m	$ million

	$b	$ billion

(e)
The Australian Capital Territory and the Northern Territory are referred to as 'the Territories'. References to the 'States' or 'each State' include the Territories. The following abbreviations are used for the names of the States, where appropriate:

	NSW	New South Wales

	VIC	Victoria

	QLD	Queensland

	WA	Western Australia

	SA	South Australia

	TAS	Tasmania

	ACT	Australian Capital Territory

	NT	Northern Territory

Part 1: Overview

Introduction

The Australian economy is growing strongly, with unemployment set to fall further and the budget on track to return to surplus in 2012-13.

The combination of a strengthening economy and spending discipline from the Government’s fiscal strategy is forecast to produce Australia’s fastest fiscal consolidation in more than 40 years.

The projected return to surplus in 2012-13 has been maintained despite the impact of a higher Australian dollar weighing on expected tax receipts.

Real GDP is forecast to grow by 3¼ per cent in 2010-11 and 3¾ per cent in 2011-12, with the unemployment rate expected to fall to 4½ per cent by the June quarter 2012.

While strong growth in emerging Asian economies is underpinning high prices for Australia’s key commodity exports, uncertainty around the growth prospects for many of the world’s major economies is introducing considerable volatility into commodity and currency markets.

As the impact of the higher Australian dollar on forecast tax receipts is already showing, the budget is sensitive to these developments. Continuing to deliver the fiscal strategy will help provide an important buffer against any further volatility.

The forecast underlying cash deficit for 2010-11 is $41.5 billion (3.0 per cent of GDP), returning to a surplus of $3.1 billion (0.2 per cent of GDP) in 2012-13. Table 1.1 presents the fiscal and underlying cash balances for 2010-11 to 2013-14.

Table 1.1: Budget aggregates
	Estimates
	2010-11			2011-12
	Budget	PEFO	MYEFO	Budget	PEFO	MYEFO
Underlying cash balance ($b)(a)	-40.8	-40.7	-41.5	-13.0	-10.4	-12.3
Per cent of GDP	-2.9	-2.9	-3.0	-0.9	-0.7	-0.8
Fiscal balance ($b)	-39.6	-39.4	-41.9	-12.1	-8.7	-10.9
Per cent of GDP	-2.8	-2.8	-3.0	-0.8	-0.6	-0.7
	Projections
	2012-13			2013-14
	Budget	PEFO	MYEFO	Budget	PEFO	MYEFO
Underlying cash balance ($b)(a)	1.0	3.5	3.1	5.4	4.5	3.3
Per cent of GDP	0.1	0.2	0.2	0.3	0.3	0.2
Fiscal balance ($b)	2.0	5.1	4.2	6.3	6.1	4.3
Per cent of GDP	0.1	0.3	0.3	0.4	0.4	0.3
(a)	Excludes expected Future Fund earnings.

Part 1: Overview

Economic outlook

The Australian economy is in a strong position. Timely and targeted stimulus helped Australia to avoid recession during the global financial crisis and real GDP is now growing at around its trend rate. Over 360,000 jobs have been created in the past year and the unemployment rate has fallen to around 5 per cent. Underlying inflation has moderated to around a five year low, and is within the target band. The outlook is for the Australian economy to strengthen further in 2010-11 and 2011-12, although an uncertain international environment and volatile international commodity prices present risks.

The global economy has recovered from recession faster than expected, but at different speeds across regions. Economic growth has been strongest in emerging markets, particularly Asia, with more moderate growth in the major advanced economies. This divergence is expected to persist over the forecast horizon. While emerging market economies are returning to high levels of economic activity, the major advanced economies are expected to continue operating at well below their productive capacity, weighed down by impaired credit markets, weak household sector balance sheets and high unemployment.

Financial market conditions have improved since the sharp increase in market volatility and stress experienced in mid-2010 when the European sovereign debt crisis reached its peak. However, euro area periphery bond spreads remain elevated, despite the presence of the European Financial Stability Facility. More generally, the global economic outlook is clouded by uncertainty, with concerns centring on the durability of the recovery in major advanced economies. These economies are yet to transition to a clear self-sustaining recovery and their capacity to respond to a renewed substantial slowing in growth is constrained by weak fiscal positions and monetary policy interest rates that are already effectively zero.

Notwithstanding these uncertainties, the world economy is forecast to grow at a solid annual rate of 4-4¾ per cent over the forecast horizon. The remarkable economic performance of our major trading partners in emerging Asia is set to continue, with China and India forecast to achieve a smooth transition to growth rates that are more sustainable in the medium term. However, the pace of expansion in the major advanced economies is expected to slow in late 2010 and into 2011 as the short-term impulses from policy stimulus and inventory rebuilding fade.

Against this international backdrop, the Australian economy is expected to grow at an above-trend rate over the next two years, with real GDP forecast to grow by 3¼ per cent in 2010-11 and 3¾ per cent in 2011-12. As fiscal stimulus is withdrawn, private-sector led growth is taking hold, with business investment and commodity exports emerging as the key drivers of growth.

Table 1.2 presents the major economic parameters used in preparing the Mid-Year Economic and Fiscal Outlook 2010-11.

Part 1: Overview

Table 1.2: Major economic parameters(a)(b)
	Forecasts				Projections
	2010-11		2011-12		2012-13		2013-14
Real GDP	3	1/4	3	3/4	3		3
Employment	2	1/2	2		1	1/2	1	1/2
Unemployment rate	4	3/4	4	1/2	5		5
Consumer Price Index	2	3/4	3		2	1/2	2	1/2
Nominal GDP	9		5		5	1/4	5	1/4
(a)	Real and nominal GDP are year-average growth. Employment and CPI are through-the-year growth to the June quarter. The unemployment rate is the rate in the June quarter.
(b)
The parameters for 2010-11 and 2011-12 are forecasts, while those for 2012-13 and 2013-14 are projections. The projections of economic growth are based on analysis of underlying trends in employment and productivity. Similar to Budget, the projection years include the assumption that the prices of key non-rural commodities will fall gradually from their 2011-12 forecast levels. The projections of inflation are consistent with the medium-term target band.

Source: ABS cat. nos. 5206.0, 6202.0 and 6401.0 and Treasury.

The unemployment rate is forecast to fall to 4¾ per cent by the June quarter 2011 and 4½ per cent by the June quarter 2012, returning to levels last reached prior to the global financial crisis. Inflation is expected to remain contained, although the risks are on the upside as the unemployment rate falls. Headline inflation is forecast to be 2¾ per cent through the year to the June quarter 2011 and 3 per cent through the year to the June quarter 2012.

Strong demand from emerging Asia is supporting high prices for Australia’s key commodity exports, driving the terms of trade towards historical highs. As the global supply of iron ore and coal increases, the medium-term outlook is for Australia’s terms of trade to decline. However, the rapid pace of economic development in emerging Asia — and the prospect that strong resource-intensive growth in China and India will continue for many years to come — underpins expectations that the medium-term decline will be gradual, notwithstanding the potential for significant volatility over shorter time horizons. That said, the structural terms of trade are likely to remain above their historical average levels over the medium term. The terms of trade are expected to increase by 15½ per cent in 2010-11, before falling by 4½ per cent in 2011-12.

High prices for Australia’s non-rural commodity exports are driving a mining-led investment boom. With previous investment in mining capacity and transport infrastructure already underpinning strong growth in commodity exports, the mining industry is planning an additional $55 billion of investment in 2010-11 — five times the level in the years leading up to the boom — primarily in the LNG and iron ore sectors. Investment intentions in the manufacturing and construction sectors have also improved as the outlook for the Australian economy has strengthened. Total new business investment is now expected to increase by 8 per cent in 2010-11 and 13 per cent in 2011-12, moving back towards 40-year highs as a percentage of GDP.

While most advanced economies will take many years to recover from the loss in output and increase in unemployment experienced during the global recession, the Australian economy is expected to return to full capacity over the next year or so

Part 1: Overview

(Chart 1.1). Australia’s current high exchange rate and the withdrawal of fiscal and monetary stimulus will be important moderating influences on both demand pressures and inflation during this period.

Chart 1.1: GDP levels in advanced economies
Source: ABS cat. no. 5206.0, national statistical publications, Thomson Reuters and Treasury.
Note: US forecasts begin in December 2010.

The relative strength of Australia’s economic outlook and our high terms of trade have contributed to a significant appreciation of the exchange rate. In US dollar terms, the Australian dollar is at the highest level since the currency was floated in the early 1980s, while the trade weighted index has returned to levels reached prior to the global financial crisis (Chart 1.2).

Part 1: Overview

Chart 1.2: Exchange rate

Source: Ecowin.

Australia’s flexible exchange rate acts as a form of shock absorber for the economy, helping to moderate the effect of external shocks, and is an important channel for the transmission of monetary policy. The exchange rate fell sharply in 2008 when deteriorating global economic conditions precipitated a significant fall in commodity prices and heightened financial market volatility prompted international investors to seek the perceived security of US dollar assets. The depreciation supported the economy at a time when Australia’s growth was slowing, just as the recent appreciation will be a moderating influence on economic growth and inflation as the Australian economy approaches full capacity, albeit with different impacts on different sectors of the economy.

Fiscal and monetary policy stimulus is also being withdrawn. As robust growth in private sector activity is taking hold, the fiscal stimulus is being phased out as planned and monetary policy stimulus has been withdrawn. The withdrawal of the fiscal stimulus started to detract from economic growth in the March quarter 2010, and is expected to reduce real GDP growth by 1 percentage point in 2010-11 and ½ of a percentage point in 2011-12.

Fiscal outlook

The budget remains on track to return to surplus in 2012-13, with a growing economy and restrained spending growth delivering the fastest fiscal consolidation in modern budget history.

Part 1: Overview

The revenue outlook has softened somewhat in the period since the release of the Pre-Election Economic and Fiscal Outlook 2010. This mainly reflects the impact of the appreciation of the Australian dollar on receipts, weaker capital gains tax collections and earlier than anticipated utilisation of losses. Notwithstanding this downward revision, tax receipts are still projected to grow faster than the economy over the forward estimates period.

The budget is still expected to return to surplus in 2012-13 and net debt is expected to peak at 6.4 per cent of GDP in 2011-12. This will leave Australia in a substantially stronger fiscal position than any of the major advanced economies.

In 2012-13, when the Australian budget is expected to return to surplus, the major advanced economies are forecast to still be in deficit by an average of 6 per cent of GDP (Chart 1.3).

Chart 1.3: Budget balance positions for selected countries, 2010-15

Note: Australian data are for the Australian Government general government sector underlying cash balance and refer to financial years beginning 2010-11. Data for all other economies are total government net lending and refer to calendar years.
Source: IMF Fiscal Monitor November 2010 and Treasury.

Net debt in the major advanced economies is expected to reach an average 90 per cent of GDP in 2015, 14 times higher than the expected peak in Australia’s net debt (Chart 1.4).

Part 1: Overview

Chart 1.4: Government net debt positions for selected countries, 2010-15

Note: Australian data are for the Australian Government general government sector and refer to financial years beginning 2010-11. Data for all other economies are total government and refer to calendar years.
Source: IMF Fiscal Monitor November 2010 and Treasury.

An underlying cash deficit of 3.0 per cent of GDP is forecast for 2010-11, a 1.3 per cent of GDP improvement on the 2009-10 outcome. The underlying cash balance is expected to reach a surplus of 0.2 per cent of GDP in 2012-13. This represents a fiscal consolidation of 4½ per cent of GDP over three years.

In this Mid-Year Economic and Fiscal Outlook, the Government has begun the task of delivering its election commitments, focusing on those with a financial impact in 2010-11.

The Government has continued to offset all new spending, including in relation to spending on election commitments. This ensures that the expected timing of the budget’s return to surplus is not affected by new spending measures.

Part 2: Economic outlook

Overview

The Australian economy is growing solidly as a self-sustaining private sector recovery takes hold. Output and incomes growth are strengthening and unemployment is falling. However, these positive developments are taking place against the backdrop of an uncertain global economic environment. The potential for a renewed deterioration in the major advanced economies and transmission of weakness to the developing world presents considerable risks to the domestic economic outlook.

Notwithstanding these risks, the world economy is forecast to continue growing at a solid pace. While growth in the major advanced economies is expected to slow, the emerging economies of Asia are continuing to grow strongly. As a result, Australia’s major trading partners are expected to grow at their fastest pace in over 20 years. This is boosting global demand for non-rural commodities and driving Australia’s terms of trade to around record highs. This is expected to provide substantial impetus to domestic growth, supporting rising incomes and activity, underpinned by strong growth in exports and business investment.

The Australian economy is expected to grow above trend over the forecast horizon and, with an already tight labour market, reach capacity within the next year or so. Consequently, inflation is forecast to rise over the forecast horizon, although the withdrawal of monetary and fiscal stimulus and appreciation of the Australian dollar are helping to contain demand and inflationary pressures.

Part 2: Economic Outlook

Domestic economic outlook

Australia’s GDP is forecast to grow by 3¼ per cent in 2010-11 and 3¾ per cent in 2011-12, reflecting strong business investment, rising commodity exports and robust income growth supporting household consumption.

The solid growth in the economy has been reflected in strong employment growth and this is expected to continue. Around 360,000 jobs were created in the past year and employment is forecast to grow by 2½ per cent  in 2010-11 and a further 2 per cent in 2011-12. The unemployment rate, already low, is expected to fall further, to 4¾ per cent in the June quarter 2011 and 4½ per cent in the June quarter 2012.

The high terms of trade are supporting stronger growth in real activity, driving up business investment and exports in both 2010-11 and 2011-12, particularly in the mining sector (Chart 2.1). The mining industry alone is planning $55 billion of investment in 2010-11, pushing business investment to near 40-year highs as a percentage of GDP. New engineering construction is expected to grow by over 16 per cent in 2010-11 and 21 per cent in 2011-12, underpinned by Liquefied Natural Gas projects. The strength in the mining sector is also expected to drive higher levels of investment in new machinery and equipment. The expected surge in investment will expand the economy’s capacity over time and underpin a projected increase of around $80 billion in the value of non-rural commodity exports over the next five years to more than $200 billion per annum.

Chart 2.1: Mining investment (current price, original)
Note: 2010-11 is Estimate 3 for 2010-11 from the  June quarter 2010 Capex Survey (ABS cat. no. 5625.0).
Source: ABS cat. no. 5625.0.

The tight labour market and the pick-up in aggregate demand associated with the higher terms of trade will also have implications for inflation, with Treasury’s most

Part 2: Economic Outlook

recent estimates of the non-accelerating inflation rate of unemployment (NAIRU) — the rate of unemployment at which inflation pressures start to emerge — ranging between 4½ and 5 per cent.

Headline and underlying inflation are expected to rise over the forecast horizon, reaching 3 per cent in through-the-year terms in the June quarter of 2012. With the economy expected to be operating at around capacity, inflation risks remain on the upside.

Demand and inflationary pressures, while building, will be moderated through tighter macroeconomic policy settings and the stabilising effects of the exchange rate (Box 2.1). The Reserve Bank of Australia has withdrawn monetary stimulus and the Australian Government’s withdrawal of the fiscal stimulus is expected to reduce GDP growth by 1 percentage point in 2010-11 and ½ of a percentage point in 2011-12. The significant appreciation of the Australian dollar is expected to be a contractionary influence on the economy, further dampening price pressures.

Notwithstanding this positive domestic outlook, risks surrounding the global economy have heightened in recent months. Were the global economy to falter, it is likely that Australia would be affected through both financial and trade channels, including through lower prices for our key commodity exports. Australia’s terms of trade and income growth are heavily influenced by the prices of several key non-rural commodities that are currently trading around record levels and which are highly sensitive to demand from the Asian region. While demand is expected to remain strong, a sudden decline in these commodity prices would have major negative implications for national income and activity.

Part 2: Economic Outlook

Table 2.1: Domestic economy forecasts(a)
	Outcomes(b)	Forecasts
		2010-11				2011-12
	2009-10	Budget		MYEFO		Budget		MYEFO
Panel A - Demand and output(c)
Household consumption	2.1	3	1/2	4		4		3	1/2
Private investment
Dwellings	1.1	7	1/2	4	1/2	4		3
Total business investment(d)	-4.7	7		8		12	1/2	13
Non-dwelling construction(d)	-7.8	8		8		14	1/2	13	1/2
Machinery and equipment(d)	-4.4	6		7		13		15
Private final demand(d)	0.7	4	1/2	4	3/4	6		5	3/4
Public final demand(d)	7.1	1		1	1/2	-	1/2	-	1/4
Total final demand	2.2	3	3/4	4		4	1/2	4	1/4
Change in inventories(e)	0.2		1/2	0		0		0
Gross national expenditure	2.4	4	1/4	4	1/4	4	3/4	4	1/4
Exports of goods and services	5.5	5		7		6		5
Imports of goods and services	5.3	9		11		8	1/2	8
Net exports(e)	0.1	-1		-1		-	3/4	-	3/4
Real gross domestic product	2.3	3	1/4	3	1/4	4		3	3/4
Non-farm product	2.3	3	1/2	3	1/4	4		4
Farm product	-1.5	1		10		2		-6
Nominal gross domestic product	2.3	8	1/2	9		5	3/4	5
Panel B - Other selected economic measures
External accounts
Terms of trade	-4.8	14	1/4	15	1/2	-3	3/4	-4	1/2
Current account balance (per cent of GDP)	-4.3	-3	3/4	-2	3/4	-5		-4	1/4
Labour market
Employment (labour force survey basis)(f)	2.4	2	1/4	2	1/2	2		2
Unemployment rate (per cent)(g)	5.2	5		4	3/4	4	3/4	4	1/2
Participation rate (per cent)(g)	65.3	65	1/2	65	1/2	65	1/2	65	1/2
Prices and wages
Consumer price index(h)	3.1	2	1/2	2	3/4	2	1/2	3
Gross non-farm product deflator	0.1	5		5	3/4	1	3/4	1	1/4
Wage price index(f)	3.0	3	3/4	3	3/4	4		4
(a)	Percentage change on preceding year unless otherwise indicated.
(b)	Calculated using original data unless otherwise indicated.
(c)	Chain volume measures except for nominal gross domestic product which is in current prices.
(d)	Excluding second-hand asset sales from the public sector to the private sector.
(e)	Percentage point contribution to growth in GDP.
(f)	Seasonally adjusted, through-the-year growth rate to the June quarter.
(g)	Seasonally adjusted, rate for the June quarter.
(h)	Through-the-year growth rate to the June quarter.
Note: The forecasts for the domestic economy are underpinned by several technical assumptions. The exchange rate is assumed to remain around levels seen at the time the forecasts were prepared (a trade weighted index of around 74 and a US$ exchange rate of around 98½c). The policy interest rate is assumed to rise in line with market expectations. World oil prices (Tapis) are assumed to remain at around US$88 per barrel. Farm sector forecasts assume average seasonal conditions over the remainder of the forecasting period.
Source: ABS cat. no. 5204.0, 5206.0, 5302.0, 6202.0, 6345.0, 6401.0, unpublished ABS data and Treasury.

Part 2: Economic Outlook

Box 2.1: The role of the exchange rate in helping to balance the macroeconomy

Since late August, the Australian dollar has risen around 8 per cent against the trade weighted index (TWI), and nearly 13 per cent against the US dollar, reaching parity for the first time since 1982.

The appreciation of the Australian dollar reflects the relatively strong outlook for the Australian economy and our high terms of trade (Chart A).

Chart A: Terms of Trade and the TWI
Source: ABS cat. no. 5302.0.

The dollar’s appreciation is also symptomatic of US dollar weakness, reflecting market perceptions that the US economic outlook has softened and the recently-announced second round of quantitative easing by the US Federal Reserve.

In the context where the terms of trade are boosting demand in an economy approaching full capacity, the appreciation of the exchange rate helps to moderate inflationary pressures.

The higher dollar directly reduces import prices and also dampens the income effects from higher commodity prices, which are contracted in US dollars (with flow-through consequences for budget revenues).

A higher dollar also eases demand pressures by shifting some spending from domestic to foreign goods and services, moderating the extent to which spending butts up against domestic supply constraints.

It is also a key channel by which the benefits of high resource prices are spread more widely through increased consumer purchasing power. Without this appreciation more of the gains would accrue to the resources sector and less to the general community.

However, the higher dollar can also have significant impacts on trade exposed sectors of the economy, which become less competitive and which are not benefiting from higher prices for their exports.

The budget forecasts have been prepared on the technical assumption that the exchange rate remains constant.

As near-term factors fade and if the projected decline in commodity prices and the terms of trade were realised, it is likely that the exchange rate would also fall over time. This would work to moderate the forecast decline in Australian dollar prices and earnings, and its flow-through implications to the Budget.

Part 2: Economic Outlook

International economic outlook

World outlook

World growth is expected to remain at or above 4 per cent over the next two years, although the outlook has become more uncertain and downside risks remain elevated. While the emerging economies of Asia remain strong, the outlook for the euro area is weak, prospects for Japan are worsening, and there are increasing concerns that the economic recovery in the United States may be faltering.

Table 2.2: International GDP growth forecasts(a)
	Actuals	Forecasts
	2009	2010		2011		2012
United States	-2.6	2	3/4	2	1/4	2	1/2
Euro area	-4.1	1	1/2	1	1/4	1	1/4
Japan	-5.2	3		1	1/4	1	1/4
China(b)	9.1	10		9		9
India	5.7	9	1/4	8		8	3/4
Other East Asia(c)	-0.3	8		4	3/4	5	1/4
Major trading partners	0.0	6		4	1/4	4	1/2
World	-0.6	4	3/4	4		4	1/4
(a)
World and euro area growth rates are calculated using GDP weights based on purchasing power parity (PPP), while growth rates for major trading partners and Other East Asia are calculated using export trade weights.

(b)	Production-based measure of GDP.
(c)
Other East Asia comprises the NIEs of Hong Kong, South Korea, Singapore and Taiwan and the Association of Southeast Asian Nations group of five (ASEAN-5), which comprises Indonesia, Malaysia, the Philippines, Thailand and Vietnam.

Source: National statistical publications, IMF and Treasury.

While the outlook for global growth has become more uncertain, the central forecast is for world GDP to grow by a solid 4¾ per cent in 2010. Outcomes in East Asia and the euro area (led by Germany) in the first half of 2010 were generally stronger than expected, offsetting weaker-than-expected outcomes in the US and Japan. Global growth is forecast to be 4 per cent in 2011. The easing reflects an expected moderation in US and Chinese growth, due in part to the fading of temporary factors (fiscal stimulus and the inventory cycle), which helped boost growth in 2010. Global growth is expected to rise to 4¼ per cent in 2012 as most economies outside the euro area return to around trend growth rates. Nevertheless, many advanced economies are likely to continue to operate well below capacity for some time (Box 2.2).

Australia’s major trading partners are forecast to grow 6 per cent in 2010 and over 4 per cent in each of the next two years, underpinned by robust growth in China, India and other key Asian economies. This strong regional growth should provide strong support for the Australian economy even as the rest of the global economy struggles.

Notwithstanding this, downside risks surrounding the outlook remain prominent, particularly due to increased concerns over the durability of the US recovery, a weakening in prospects for Japan and the potential for renewed stress in the euro area.

Part 2: Economic Outlook

Among some major advanced economies there is a risk that planned fiscal consolidations in 2011 could threaten recovery given that growth in these countries has largely been driven by policy stimulus, an inventory rebound, and exports. Further, the capacity of advanced economies to respond to any substantial slowing in growth is constrained by weak fiscal positions and monetary policy interest rates that are already effectively zero.

China continues to grow strongly, albeit at a moderating pace, as authorities attempt to engineer a ‘soft landing’ in response to fears of overheating in some sectors of the economy. Large and volatile capital inflows also pose some risk.

The ongoing uncertainty surrounding the global outlook is also reflected in financial markets. Global stock markets rose strongly in the September quarter, but also experienced periods of heightened volatility. Government bond yields in a number of advanced economies, most notably the US, remain around historically low levels, due to a significant degree of pessimism regarding their medium-term growth prospects, and the impact of quantitative easing. Meanwhile, in the euro area periphery (Greece, Portugal, Ireland and Spain), government bond yield spreads over the German bond benchmark remain elevated, suggesting continued concerns about sovereign credit worthiness in these countries.

Country summaries

In the United States growth is expected to moderate as the effects of fiscal stimulus and the inventory cycle fade, notwithstanding some support from the recent depreciation in the US dollar. Modest consumer spending, weak jobs growth, a slowing industrial cycle and continued housing market strains raise the risk that the slowing in growth may be more pronounced than anticipated. GDP is forecast to grow by 2¾ per cent in 2010 and 2¼ per cent in 2011, before rising slightly to 2½ per cent for 2012. The slowing in activity, concerns about deflation, and near record high unemployment has prompted the US Federal Reserve to undertake further ‘quantitative easing’ in an effort to push down long-term interest rates, and lower the cost of borrowing across private markets to support demand.

In the euro area, the outlook remains weak, although recent outcomes have been better than expected. Growth is expected to moderate as an easing in world growth slows foreign trade. Fiscal consolidation across the region from 2011 is likely to weigh on the labour market and household consumption, and tight credit conditions are likely to continue to restrain investment. The recovery is expected to remain sluggish, with GDP forecast to grow 1½ per cent in 2010 before slowing slightly to 1¼ per cent in both 2011 and 2012.

Part 2: Economic Outlook

Box 2.2: International comparisons

Australia’s economy outperformed other advanced economies during the global financial crisis and continues to do so.

Although growth has resumed in the major advanced economies, it is starting from low levels of output and the pace of recovery is tepid.

Australia’s economy held up well during the global recession — underpinned by policy support and other factors  —  and so did not suffer the same loss of output that other advanced economies experienced. As a result it also did not suffer the more permanent loss of productive capacity that occurred in other countries as a result of large scale business closures and rising levels of long-term unemployment.

Chart A: GDP level — advanced economies

Source: ABS cat. no. 5206.0, national statistical agencies, Thomson Reuters and Treasury.
Note: US forecasts begin in December 2010.

Australia’s GDP is significantly higher than before the global financial crisis, while many other advanced economies suffered deep contractions with the level of output in the US, euro area and Japan still below pre-crisis levels. Based on the latest growth forecasts, the Australian economy is also likely to grow more quickly than the major advanced economies over the next couple of years, further widening the GDP gap (Chart A).

The relative strength of economic activity in Australia is also reflected in its lower unemployment rate (Chart B). Australia’s unemployment rate is around 5 per cent. Around 360,000 jobs have been created over the past year. In contrast, unemployment in the US and the euro area is around 10 per cent. In the US around 7¾ million jobs have been lost since December 2007.

Chart B: Unemployment rates: Australia and G7

Source: ABS cat. no. 6202.0 and national statistical agencies.

Part 2: Economic Outlook

China’s economy is expected to grow strongly over the forecast horizon. GDP is forecast to grow by 10 per cent in 2010 before easing to 9 per cent in both 2011 and 2012 as the authorities withdraw fiscal and monetary stimulus and continued advanced economy weakness weighs on export growth. This largely government-engineered moderation is expected to provide more stable and sustainable growth for the Chinese economy, although China is facing increasingly complex reform challenges in areas including energy, the financial sector and state-owned enterprises.

The Japanese economic outlook is weak. While the recovery was initially export-driven, a weaker-than-expected June quarter 2010 GDP outcome has confirmed that the export rebound is easing, domestic demand remains weak and deflationary pressures are entrenched — with prices falling almost continuously since the late 1990s. While Japanese economic growth is expected to be 3 per cent in 2010, reflecting a bounce back from a record fall in 2009, it is forecast to ease significantly to 1¼ per cent in both 2011 and 2012.

The economic outlook for India has improved in recent months. Private consumption has strengthened, mirroring a run-up in manufacturing output. Consumer price pressures are receding, owing to a favourable monsoon season. Indian economic growth is expected to be 9¼ per cent in 2010, before slowing to 8 per cent in 2011 and 8¾ per cent in 2012.

For the rest of Asia, economic growth is strong but expected to moderate. After recovering strongly from the global recession, the Newly Industrialised Economies (South Korea, Singapore, Hong Kong and Taiwan) are expected to slow on the back of softening export demand and tightening fiscal positions. In Southeast Asia, while growth is expected to slow for similar reasons, solid economic growth is expected to continue to be supported by the underlying strength in domestic demand.

Part 2: Economic Outlook

Detailed domestic forecasts

Australia’s real GDP is forecast to grow by 3¼ per cent in 2010-11 and 3¾ per cent in 2011-12. The main contributors to economic growth are expected to be business investment, household consumption and commodity exports. Public sector demand is forecast to slow sharply as the fiscal stimulus continues to be withdrawn.

Household consumption is expected to grow above trend in 2010-11, at 4 per cent, and 3½ per cent in 2011-12. This reflects solid growth in employment and wages, recent increases in wealth from rising asset prices, and high levels of consumer confidence. Notwithstanding strong growth in consumption, the household saving ratio is expected to remain above levels observed prior to the global financial crisis, consistent with subdued growth in household credit.

Dwelling investment growth forecasts have been revised down, reflecting the recent weakness in housing finance and approvals data. The number of finance commitments for the construction of new dwellings is down nearly 28 per cent through the year, while trend growth in building approvals has fallen in each of the past six months. Nonetheless, the outlook is for dwelling investment to continue growing, consistent with interest rates currently at around neutral levels, a positive employment outlook and a pipeline of construction activity arising from the strength of population growth in recent years. Dwelling investment is expected to grow by 4½ per cent in 2010-11 and 3 per cent in 2011-12.

New business investment is expected to increase significantly over the forecast period, returning to around 40-year highs as a proportion of GDP. In the mining sector, rapid growth in profits is supporting strong capital expenditure intentions (Chart 2.2). More broadly, investment intentions have also improved as the outlook for the economy has strengthened. With a large pipeline of investment, the main risks centre around capacity constraints and timing. New engineering construction is expected to grow by a strong 16½ per cent in 2010-11 and 21 per cent in 2011-12, underpinned by Liquefied Natural Gas projects. The strength in the mining sector is also expected to drive higher levels of investment in new machinery and equipment, with growth forecast to be 7 per cent in 2010-11 and 15 per cent in 2011-12. In contrast, new non-residential building activity is forecast to remain subdued, declining by 2½ per cent in 2010-11 before growing by 2 per cent in 2011-12, reflecting high office vacancy rates and the phase-down of the Building the Education Revolution program.

Part 2: Economic Outlook

Chart 2.2: Investment intentions for selected industries
Implied growth rate for 2010-11
Note: Original data. Implied annual growth rate for 2010-11 is based on ABS one-year realisation ratios.
Source: ABS cat. no. 5625.0.

Public final demand is forecast to grow 1½ per cent in 2010-11, before falling by a ¼ of a per cent in 2011-12 as fiscal stimulus continues to be withdrawn. The withdrawal of fiscal stimulus (which affects not only public final demand, but also household consumption and business investment) is expected to detract around 1 percentage point from GDP growth in 2010-11 and ½ of a percentage point from GDP growth in 2011-12.

Export growth forecasts have been upgraded for 2010-11, reflecting an improved outlook for both rural and non-rural commodity exports. Favourable weather conditions in eastern Australia are currently expected to support a large wheat crop. For non-rural commodity exports, strong growth is being driven by expanding mining production and port capacity in response to strong demand from Asia and high international prices. Partially offsetting this strength, forecast growth in exports of services and manufactured goods has been reduced, largely due to the higher exchange rate. Total exports are forecast to grow by a solid 7 per cent in 2010-11 and by 5 per cent in 2011-12.

Import growth forecasts have been upgraded for 2010-11, reflecting stronger domestic demand and a higher Australian dollar. Imports are expected to grow by 11 per cent in 2010-11 and by 8 per cent in 2011-12. The growth in imports is expected to be broadly based, although the contribution of capital goods imports — driven by the capital expenditure on major mining projects — is expected to be substantial. Net exports are expected to detract 1 percentage point from real GDP growth in 2010-11 and ¾ of a percentage point in 2011-12.

Part 2: Economic Outlook

The terms of trade are forecast to rise by 15½ per cent in 2010-11, underpinned by high prices for Australia’s non-rural bulk commodity exports. Record levels of steel production in China earlier in the year led to historically high iron ore contract prices for the September quarter 2010. December quarter contract prices, while lower, also remain well above historical levels. The terms of trade are expected to decline by 4½ per cent in 2011-12, as significant increases in global mining capacity place downward pressure on non-rural commodity prices.

The current account deficit is forecast to narrow in 2010-11 and then expand in 2011-12 in line with the rise and subsequent decline in the terms of trade. The current account deficit is expected to be 2¾ per cent of GDP in 2010-11 and 4¼ per cent of GDP in 2011-12. The net income deficit is expected to widen over the forecast period, as improved export earnings generate increased equity income outflows.

The unemployment rate is expected to continue to fall, reaching 4¾ per cent by the end of 2010-11 and 4½ per cent by the end of 2011-12. Employment is expected to grow by 2½ per cent through the year to the June quarter 2011 and 2 per cent through the year to the June quarter 2012, consistent with the strong outlook for activity.

Wages growth is expected to pick up, driven by the ongoing tightening of the labour market. The Wage Price Index is expected to grow by 3¾ per cent through the year to the June quarter 2011 and 4 per cent through the year to the June quarter 2012.

Inflation is also expected to rise over the forecast horizon, reflecting the strength in domestic demand, a buoyant labour market and anticipated increases in administered prices. Underlying and headline measures of inflation are expected to be 2¾ per cent through the year to the June quarter 2011 and 3 per cent through the year to the June quarter 2012.

Nominal GDP is forecast to grow by 9 per cent in 2010-11, reflecting strong growth in the GDP deflator of 5½ per cent, largely driven by the higher terms of trade. Nominal GDP is forecast to grow by 5 per cent in 2011-12.

Part 2: Economic Outlook

Medium-term economic projections

The fiscal aggregates in the MYEFO are underpinned by a set of forward estimates consisting of short-term economic forecasts and projections based on medium-term assumptions.

The 2010-11 MYEFO forecasts imply that the economy will return to full capacity within the forecast period. The unemployment rate is expected to have peaked at 5.8 per cent during 2009, before continuing to trend down over the forecast period to reach 4½ per cent in late 2011-12.

With the economy expected to be back to potential during the forecast period, real GDP is projected to grow at its trend rate of around 3 per cent per annum over the two projection years of the forward estimates (Chart 2.3).

Chart 2.3: Real GDP growth over the forward estimates period
Source: ABS cat. no. 5204.0 and Treasury.

Beyond the forward estimates, trend GDP continues to grow at around 3 per cent until 2018-19 when growth slows to around 2¾ per cent as population ageing generates a gradually falling participation rate.

Part 2: Economic Outlook

In the medium term, the unemployment rate is expected to be 5 per cent, in line with current estimates of the NAIRU.1  Inflation is projected to be 2½ per cent, consistent with the Reserve Bank of Australia’s medium-term target band.

In the projection period the terms of trade are projected to decline by a total of around 20 per cent over a 15-year period, settling just above their 2005-06 level. This reflects an expectation that current levels of commodity prices will not be sustained in the longer term, as increases in supply bring down prices over time.

The exchange rate is assumed to remain constant at its current level over the medium term. However, if the projected decline in commodity prices and the terms of trade were realised, it is likely that the exchange rate would fall, moderating the decline in Australian dollar prices and earnings.

_______________________________

1
In Australia, estimates of the NAIRU are around 5 per cent, with recent Treasury estimates ranging between 4½ and 5 per cent. Treasury’s estimates of the NAIRU are based on a methodology detailed in Gruen, Pagan and Thompson (1999), ‘The Phillips curve in Australia’, The Journal of Monetary Economics, and updated in Kennedy and Goldbloom (2008), ‘Examining full employment in Australia using the Phillips and Beveridge curves’, The Australian Economic Review.

Part 3: Fiscal strategy and outlook

Overview

The budget remains on track to record a surplus in 2012-13, well ahead of any major advanced economy. In 2010-11, the underlying cash deficit is expected to be $41.5 billion (3.0 per cent of GDP), an improvement of 1.3 per cent of GDP on the 2009-10 outcome.

In 2012-13, when the Australian budget is expected to return to surplus, the major advanced economies are still forecast to be in deficit by an average of 6 per cent of GDP. Net debt in the major advanced economies is expected to reach an average of 90 per cent of GDP in 2015, 14 times higher than the expected peak in Australia’s net debt of 6.4 per cent of GDP.

A fiscal consolidation of 4½ per cent of GDP is projected for the three years to 2012-13. This would be the fastest fiscal consolidation in at least forty years. Growing tax receipts and falling payments as a share of GDP are working in tandem to deliver the expected consolidation.

The historically high terms of trade and growth in the mining sector as a share of the economy have meant that the budget is more sensitive to developments in commodity and currency markets than in the past. Given the continuing uncertainty around the growth prospects for many of the world’s major economies, this is a potential source of volatility for budget estimates.

The projected return to surplus in 2012-13 has been maintained despite the impact of a higher Australian dollar weighing on expected tax receipts. Since the release of the Pre-Election Economic and Fiscal Outlook 2010 (PEFO), the Australian dollar has continued to appreciate in response to the strong outlook for the Australian economy relative to its international peers as well as the historically high terms of trade.

The Government has continued to deliver its fiscal strategy. Budgeted real growth in spending is less than 2 per cent in the years when the economy is expected to grow faster than trend and the Government has offset all new spending since PEFO. This ensures that the expected timing of the budget’s return to surplus is not affected by new spending measures.

In this Mid-Year Economic and Fiscal Outlook, the Government has begun the task of delivering its election commitments, primarily focusing on those with a financial impact in 2010-11.

Part 3: Fiscal strategy and outlook

The Government’s medium-term fiscal strategy

The medium-term fiscal strategy has remained unchanged since the Government’s first budget in 2008-09. The key elements of the strategy are to:

•	achieve budget surpluses, on average, over the medium term;

•	keep taxation as a share of GDP below the level for 2007-08, on average; and

•	improve the Government’s net financial worth over the medium term.

The strategy provides the necessary flexibility for the budget position to vary in line with economic conditions, as it did in response to the global financial crisis, while providing for long-term fiscal sustainability.

In order to return the budget to surplus as quickly as possible after the global financial crisis, the Government also committed to:

•	allow the level of tax receipts to recover naturally as the economy improves, while maintaining the Government’s commitment to keep taxation as a share of GDP below the 2007-08 level on average; and

•	hold real growth in spending to 2 per cent a year until the budget returns to surplus.

The focus remains on returning the budget to surplus, including by continuing to reprioritise existing expenditure consistent with 2 per cent real expenditure growth and by allowing the level of tax receipts to continue to recover naturally as the economy improves.

Once the budget returns to surplus, and while the economy is growing at or above trend, the Government will maintain expenditure restraint by retaining a 2 per cent annual cap on real spending growth, on average, until surpluses are at least 1 per cent of GDP.

Delivering on the fiscal strategy

The Government has continued to demonstrate strong fiscal discipline, as required by the fiscal strategy. This discipline ensures that strengthening economic growth feeds directly through to a strengthening budget position. This strategy is expected to produce the fastest fiscal consolidation in at least 40 years (see Box 3.1).

Real growth in spending will be held to below 2 per cent a year as the economy returns to above trend growth (see Table 3.1). Restraint in spending growth and the natural recovery of tax receipts will see a progressive tightening of the fiscal policy stance over the forward estimates.

Part 3: Fiscal strategy and outlook

Table 3.1: Delivering the 2 per cent commitment
	2010-11	2011-12	2012-13	2013-14
Real payment growth	1.5	-1.1	1.0	1.6

Since PEFO, the Government has offset all new spending decisions over the forward estimates, including those related to election commitments, by finding savings in other parts of the budget.

Table 3.2 shows the net effect of policy decisions taken since PEFO is a net saving of $82 million over the forward estimates. In assessing performance against the fiscal strategy, the total effect of policy decisions is adjusted to account for amounts that have previously been provided for in the Contingency Reserve. The Contingency Reserve offsets to policy decisions principally relate to official development assistance and provisioning for digital television switchover.

Table 3.2: Delivering fiscal reprioritisation(a)
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14	Total
	$m	$m	$m	$m	$m
Effect of policy decisions since PEFO
Spends	-549	-869	-1,002	-1,169	-3,588
Saves	487	329	1,583	1,047	3,446
Total effect of policy decisions since PEFO	-62	-540	581	-122	-142
Add Contingency reserve offsets to policy decisions	37	8	79	100	224
Net budget impact	-25	-532	660	-22	82
(a)	On an underlying cash balance basis.

Part 3: Fiscal strategy and outlook

Box 3.1: Fastest fiscal consolidation since the 1960s

In order to return the budget to surplus as quickly as possible following the global financial crisis, the Government’s fiscal strategy requires that the level of tax receipts be allowed to recover naturally as the economy improves and that real growth in spending be held to 2 per cent a year until the budget returns to surplus.

This strategy is projected to deliver a 4½ per cent of GDP fiscal consolidation in the three years to 2012-13 (see Chart A). This is the fastest pace of fiscal consolidation in the forty years for which data on the underlying cash balance is available.

The strategy to return to surplus is deliberately designed to work on both the receipts and payments sides of the budget.

Chart A: Contribution of payments and receipts to fiscal consolidation

The commitment to allow the level of tax receipts to recover naturally ensures that stronger economic growth and lower unemployment are reflected in a stronger budget position. The commitment to spending restraint ensures that fiscal policy is tightened as the economic recovery proceeds.

This strategy, combined with a fiscal stimulus deliberately designed to be temporary, is delivering the large fiscal consolidation in the three years to 2012-13. Around half of the fiscal consolidation comes from increasing receipts, while the other half is delivered through spending restraint.

A 1.3 per cent of GDP consolidation is projected for 2010-11 alone. With only a modest recovery in receipts expected for 2010-11, the majority of this consolidation comes from lower payments.

Part 3: Fiscal strategy and outlook

Box 3.1: Fastest fiscal consolidation since the 1960s (continued)

Chart B: Australian fiscal consolidations
Change in the underlying cash balance

This consolidation is projected to be considerably faster than after previous economic downturns (see Chart B). The fiscal strategy is expected to result in a pace of consolidation over the first two years that is more than double the pace following the 1980s and 1990s recessions.

This substantial fiscal consolidation ensures the Government is reducing its contribution to aggregate demand as the private sector recovers, which will help temper inflationary pressures.

Part 3: Fiscal strategy and outlook

Medium term

The budget position is projected to continue to strengthen over the medium term. The underlying cash balance is projected to reach a surplus of 1 per cent of GDP in 2016-17 (see Chart 3.1). Net debt is projected to return to zero in 2018-19, after peaking at 6.4 per cent of GDP in 2011-12 (see Chart 3.2).

Chart 3.1: Underlying cash balances projected to 2019-20	Chart 3.2: Government net debt projected to 2019-20

Part 3: Fiscal strategy and outlook

Fiscal outlook

The Australian Government’s underlying cash deficit for 2010-11 is estimated to be $41.5 billion (3.0 per cent of GDP). In accrual terms, a fiscal deficit of $41.9 billion (3.0 per cent of GDP) is estimated for 2010-11.

Table 3.3: Australian Government general government sector budget aggregates
	Estimates
	2010-11		2011-12
	Budget	MYEFO	Budget	MYEFO
Revenue ($b)	321.8	319.7	356.4	355.4
Per cent of GDP	22.9	22.8	24.0	24.2
Expenses ($b)	354.6	354.3	364.6	362.0
Per cent of GDP	25.2	25.3	24.5	24.6
Net operating balance ($b)	-32.8	-34.7	-8.2	-6.6
Net capital investment ($b)	6.8	7.3	3.9	4.3
Fiscal balance ($b)	-39.6	-41.9	-12.1	-10.9
Per cent of GDP	-2.8	-3.0	-0.8	-0.7
Underlying cash balance ($b)(a)	-40.8	-41.5	-13.0	-12.3
Per cent of GDP	-2.9	-3.0	-0.9	-0.8
Memorandum item:
Headline cash balance ($b)	-48.0	-48.5	-14.6	-15.1
	Projections
	2012-13		2013-14
	Budget	MYEFO	Budget	MYEFO
Revenue ($b)	381.9	380.3	407.2	400.5
Per cent of GDP	24.3	24.5	24.6	24.5
Expenses ($b)	381.0	376.8	398.0	392.5
Per cent of GDP	24.3	24.3	24.0	24.0
Net operating balance ($b)	0.9	3.5	9.2	8.0
Net capital investment ($b)	-1.0	-0.7	2.9	3.7
Fiscal balance ($b)	2.0	4.2	6.3	4.3
Per cent of GDP	0.1	0.3	0.4	0.3
Underlying cash balance ($b)(a)	1.0	3.1	5.4	3.3
Per cent of GDP	0.1	0.2	0.3	0.2
Memorandum item:
Headline cash balance ($b)	-2.2	-1.1	4.1	1.2
(a)	Excludes expected Future Fund earnings.

Underlying cash balance estimates

The 2010-11 underlying cash deficit is expected to be $712 million higher than forecast in the 2010-11 Budget and $779 million higher than forecast in PEFO. The revision since PEFO reflects a reduction in cash receipts (excluding Future Fund earnings) of $1.3 billion, partly offset by a decrease in cash payments of $554 million.

Table 3.4 provides a summary of Australian Government general government sector cash flows.

Part 3: Fiscal strategy and outlook

Table 3.4: Summary of Australian Government general government sector cash flows
	Estimates
	2010-11		2011-12
	Budget	MYEFO	Budget	MYEFO
Cash receipts ($b) Operating cash receipts
excluding Future Fund earnings	311.1	309.8	344.9	344.4
Future Fund earnings	2.9	3.0	2.9	2.8
Total operating receipts	314.0	312.8	347.8	347.1
Capital cash receipts(a)	0.4	0.4	1.0	1.0
Total cash receipts	314.4	313.2	348.8	348.2
Cash payments ($b)
Operating cash payments	340.4	339.3	349.0	347.8
Capital cash payments(b)	11.7	12.2	10.0	9.9
Total cash payments	352.1	351.5	359.0	357.7
Finance leases and similar arrangements ($b)(c)	0.2	-0.2	0.0	0.0
GFS cash surplus(+)/deficit(.) ($b)	-37.8	-38.5	-10.2	-9.5
Per cent of GDP	-2.7	-2.7	-0.7	-0.6
less Future Fund earnings ($b)	2.9	3.0	2.9	2.8
Underlying cash balance ($b)(d)	-40.8	-41.5	-13.0	-12.3
Per cent of GDP	-2.9	-3.0	-0.9	-0.8
Memorandum items:
Net cash flows from investments in financial assets for policy purposes ($b)	-10.2	-10.1	-4.5	-5.6
plus Future Fund earnings ($b)	2.9	3.0	2.9	2.8
Headline cash balance ($b)	-48.0	-48.5	-14.6	-15.1
	Projections
	2012-13		2013-14
	Budget	MYEFO	Budget	MYEFO
Cash receipts ($b)
Operating cash receipts excluding Future Fund earnings	370.4	369.0	395.5	388.9
Future Fund earnings	2.9	2.8	3.0	2.8
Total operating receipts	373.3	371.8	398.5	391.7
Capital cash receipts(a)	4.7	4.9	0.5	0.5
Total cash receipts	378.0	376.7	399.0	392.2
Cash payments ($b)
Operating cash payments	365.3	361.9	381.9	377.1
Capital cash payments(b)	8.8	8.9	8.7	9.0
Total cash payments	374.1	370.8	390.5	386.1
Finance leases and similar arrangements ($b)(c)	0.0	0.0	0.0	0.0
GFS cash surplus(+)/deficit(.) ($b)	3.9	5.9	8.5	6.1
Per cent of GDP	0.3	0.4	0.5	0.4
less Future Fund earnings ($b)	2.9	2.8	3.0	2.8
Underlying cash balance ($b)(d)	1.0	3.1	5.4	3.3
Per cent of GDP	0.1	0.2	0.3	0.2
Memorandum items:
Net cash flows from investments in financial assets for policy purposes ($b)	-6.1	-7.0	-4.4	-4.8
plus Future Fund earnings ($b)	2.9	2.8	3.0	2.8
Headline cash balance ($b)	-2.2	-1.1	4.1	1.2
(a)	Equivalent to cash receipts from the sale of non-financial assets in the cash flow statement.
(b)	Equivalent to cash payments for purchases of non-financial assets in the cash flow statement.
(c)	The acquisition of assets under finance leases decreases the underlying cash balance. The disposal of assets previously held under finance leases increases the underlying cash balance.
(d)	Excludes expected Future Fund earnings.

Part 3: Fiscal strategy and outlook

Table 3.5 provides a reconciliation of the variations in the underlying cash balance estimates.

Table 3.5: Reconciliation of general government underlying cash balance estimates
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
2010-11 Budget underlying cash balance(a)	-40,756	-13,045	1,016	5,432
Per cent of GDP	-2.9	-0.9	0.1	0.3
Changes from 2010-11 Budget to 2010 PEFO
Effect of policy decisions(b)	-108	135	-309	-5,381
Effect of parameter and other variations	176	2,526	2,796	4,495
Total variations	68	2,661	2,487	-886
2010 PEFO underlying cash balance(a)	-40,689	-10,384	3,503	4,546
Per cent of GDP	-2.9	-0.7	0.2	0.3
Changes from 2010 PEFO to 2010-11 MYEFO
Effect of policy decisions(b)	-62	-540	581	-122
Effect of parameter and other variations	-718	-1,363	-964	-1,167
Total variations	-779	-1,903	-383	-1,289
2010-11 MYEFO underlying cash balance(a)	-41,468	-12,288	3,120	3,257
Per cent of GDP	-3.0	-0.8	0.2	0.2
(a)	Excludes expected Future Fund earnings.
(b)	Excludes secondary impacts on public debt interest of policy decisions and offsets from the Contingency Reserve for decisions taken.

Total policy decisions since the 2010-11 Budget have increased the underlying cash deficit by $170 million in 2010-11 (see Table 3.5).

Since PEFO, the major policy decisions affecting the underlying cash balance include the Priority Regional Infrastructure Program, Connecting Health Services to the Future, the Taking Action to Tackle Suicide package, the Health and Hospitals Fund Regional Priority Round and the Trade Apprentice Income Bonus. Savings have been achieved from abolishing the Information and Communications Technology Business as Usual Reinvestment Fund; changes to funding under the Water for the Future package and the reallocation of this funding to the purchase of water entitlements; the amendment of the Memorandum of Understanding for the Victorian Regional Rail Link; and revisions to the 50 per cent tax discount for interest income announced in the 2010-11 Budget.

Further detail of the impact of policy decisions on the fiscal outlook is provided in the ‘Fiscal balance estimates’ section below.

Total parameter and other variations since the 2010-11 Budget have increased the underlying cash deficit by $542 million in 2010-11, but improved budget balances by $5.8 billion over the forward estimates.

Part 3: Fiscal strategy and outlook

Receipts

There has been a marked softening in the revenue outlook in recent months. Compared with PEFO, total taxation receipts are lower by around $2.1 billion in 2010-11 and $9.7 billion over the four years to 2013-14. This reflects weaker than expected capital gains tax and company tax receipts only partially offset by stronger individuals’ income taxes.

Since PEFO, company tax receipts have been revised down by $2.4 billion in 2010-11, and $8.1 billion over the four years to 2013-14. The downward revisions reflect the recent appreciation of the Australian dollar, accentuated in the early years by revisions to the pattern of anticipated utilisation of current and prior year losses.

The strong appreciation of the Australian dollar since PEFO is having a damping effect on receipts from taxes on profits through reductions in the incomes of businesses in export-oriented and import-competing industries (see Box 3.2). Affected taxes include company tax, other individuals and resource rent taxes, including the minerals resource rent tax (MRRT). With respect to the net impact of the MRRT, parameter variations have resulted in a decline in receipts of $3.1 billion over 2012-13 and 2013-14. This is almost entirely due to the appreciation of the Australian dollar, with US dollar commodity prices broadly the same at the end of the projection period as at PEFO.

The 2010-11 Budget flagged that there was likely to be a continued period of subdued tax growth during the initial phase of economic recovery as the stock of prior year losses for companies and capital gains tax is run down (Box 3, Budget Paper 1, Statement 5, 2010-11 Budget). It now appears that the effects of the carry forward of prior year losses are likely to fall more heavily on receipts in 2010-11 and 2011-12 than previously anticipated.

These downward revisions are partly alleviated by a stronger than expected outlook for wages flowing into greater individuals’ income taxes, which have been revised up by $3.4 billion over the four years to 2013-14 since PEFO.

Indirect taxes have been revised down by $460 million over the four years to 2013-14 since PEFO. GST collections continue to be weaker than anticipated. Customs duties have been revised up, partly associated with the increased exchange rate.

A softer tax-to-GDP ratio is now projected across the forward estimates period. In the early years this is associated with the changing pattern of loss utilisation, including capital gains losses. Despite the recent downward revisions, tax receipts are still projected to grow faster than the economy over the forward estimates, and the tax-to-GDP ratio is expected to reach 22.8 per cent in 2013-14.

Part 3: Fiscal strategy and outlook

Box 3.2: Effects of the exchange rate on revenue

The Australian dollar has appreciated substantially since the start of this year, reaching parity against the US dollar for the first time since 1982. The rise in the dollar has implications for both the Australian economy and taxation revenue. It reduces export incomes and demand for import competing businesses, lowering profitability. As profits fall, so too will taxes on companies, resource rents, and capital gains. The effects also gradually spread to taxes on wages and consumption.

Commodity export earnings have been particularly affected by the recent appreciation, as commodity contracts are set in US dollars. While US dollar prices have been very strong, the appreciation of the Australian dollar has seen a marked difference between US dollar commodity prices and their value in Australian dollars (Chart A).

Chart A: Commodity prices
Source: Reserve Bank of Australia, Statistical Tables.

By convention, the MYEFO economic and fiscal estimates and projections are based on a technical assumption that the Australian dollar exchange rate remains constant over the forward estimates at levels prevailing around the time that the forecasts were prepared. This reflects the observed volatility of the exchange rate and its unpredictability over short term horizons. However, such an assumption may be less useful over the medium and longer term, when factors such as the terms of trade are likely to influence the direction of the currency.

Part 3: Fiscal strategy and outlook

Box 3.2: Effects of the exchange rate on revenue (continued)

The MYEFO projections assume a decline in the terms of trade over the forward estimates and medium term. This is a prudent approach which recognises commodity prices are unlikely to remain at their current high levels indefinitely (particularly as global supply responds). Over the medium term, a decline in the terms of trade is likely to be associated with a depreciating exchange rate,  which would tend to moderate the decline in Australian dollar earnings, and hence moderate any fall in government revenue associated with a weaker terms of trade. By assumption, this moderating effect of the exchange rate is not reflected in the budget projections.

The historically high terms of trade and associated growth in the mining sector as a share of the economy have also meant that the budget is more sensitive to developments in commodity and currency markets than in the past. The mining industry now accounts for around 9 per cent of our economy compared to an average of under 5 per cent in the 1990s. The sensitivity of revenue is also heightened by continuing uncertainty around the growth prospects for many of the world’s major economies.

Part 3: Fiscal strategy and outlook

Table 3.6: Australian Government general government sector cash receipts — 2010-11
	Estimates		Change on PEFO
	PEFO $m	MYEFO $m	$m	%
Individuals and other witholding taxes
Gross income tax withholding	129,670	130,900	1,230	0.9
Gross other individuals	29,810	28,750	-1,060	-3.6
less: Refunds	24,570	24,350	-220	-0.9
Total individuals and other withholding taxation	134,910	135,300	390	0.3
Fringe benefits tax	3,750	3,600	-150	-4.0
Company tax	64,760	62,400	-2,360	-3.6
Superannuation funds	7,200	7,290	90	1.3
Resource rent taxes(a)	1,690	1,350	-340	-20.1
Income taxation receipts	212,310	209,940	-2,370	-1.1
Sales taxes
Goods and services tax	47,399	47,237	-161	-0.3
Wine equalisation tax	770	760	-10	-1.3
Luxury car tax	540	540	0	0.0
Total sales taxes	48,709	48,537	-171	-0.4
Excise duty
Petrol	6,110	5,910	-200	-3.3
Diesel	7,020	7,080	60	0.9
Beer	2,050	2,000	-50	-2.4
Tobacco	5,610	6,070	460	8.2
Other excisable products	3,950	4,170	220	5.6
of which: Other excisable beverages(b)	940	940	0	0.0
Total excise duty receipts	24,740	25,230	490	2.0
Customs duty
Textiles, clothing and footwear	680	630	-50	-7.4
Passenger motor vehicles	520	600	80	15.4
Excise-like goods	4,080	3,700	-380	-9.3
Other imports	1,210	1,500	290	24.0
less: Refunds and drawbacks	380	380	0	0.0
Total customs duty receipts	6,110	6,050	-60	-1.0
Other indirect taxation
Agricultural levies	349	376	27	7.7
Other taxes	2,137	2,135	-1	-0.1
Total other indirect taxation receipts	2,486	2,511	25	1.0
Indirect taxation receipts	82,045	82,329	284	0.3
Taxation receipts	294,355	292,269	-2,086	-0.7
Sales of goods and services	7,848	7,879	31	0.4
Dividends	2,164	2,814	650	30.0
Interest received	5,073	4,779	-294	-5.8
Other non-taxation receipts	5,006	5,464	458	9.1
Non-taxation receipts(c)	20,092	20,936	844	4.2
Total receipts(c)	314,446	313,205	-1,242	-0.4
Memorandum:
Capital gains tax	8,950	8,700	-250	-2.8
Medicare levy receipts	8,430	8,220	-210	-2.5
(a)	Resource rent taxes in 2010-11 only includes PRRT.
(b)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.
(c)	Includes Future Fund earnings.

Part 3: Fiscal strategy and outlook

Table 3.7: Australian Government general government sector cash receipts — 2011-12
	Estimates		Change on PEFO
	PEFO $m	MYEFO $m	$m	%
Individuals and other withholding taxes
Gross income tax withholding	142,670	144,400	1,730	1.2
Gross other individuals	34,280	33,000	-1,280	-3.7
less: Refunds	27,080	27,100	20	0.1
Total individuals and other withholding taxation	149,870	150,300	430	0.3
Fringe benefits tax	3,920	3,700	-220	-5.6
Company tax	78,030	75,400	-2,630	-3.4
Superannuation funds	8,880	9,080	200	2.3
Resource rent taxes(a)	2,110	2,100	-10	-0.5
Income taxation receipts	242,810	240,580	-2,230	-0.9
Sales taxes
Goods and services tax	50,630	50,100	-530	-1.0
Wine equalisation tax	830	820	-10	-1.2
Luxury car tax	580	580	0	0.0
Total sales taxes	52,040	51,500	-540	-1.0
Excise duty
Petrol	6,180	5,880	-300	-4.9
Diesel	7,230	7,290	60	0.8
Beer	2,130	2,170	40	1.9
Tobacco	5,770	5,430	-340	-5.9
Other excisable products	4,780	4,920	140	2.9
of which: Other excisable beverages(b)	1,040	1,020	-20	-1.9
Total excise duty receipts	26,090	25,690	-400	-1.5
Customs duty
Textiles, clothing and footwear	760	660	-100	-13.2
Passenger motor vehicles	760	810	50	6.6
Excise-like goods	4,350	4,790	440	10.1
Other imports	1,380	1,660	280	20.3
less: Refunds and drawbacks	380	380	0	0.0
Total customs duty receipts	6,870	7,540	670	9.8
Other indirect taxation
Agricultural levies	355	384	28	8.0
Other taxes	1,988	1,993	4	0.2
Total other indirect taxation receipts	2,343	2,376	33	1.4
Indirect taxation receipts	87,343	87,106	-237	-0.3
Taxation receipts	330,153	327,686	-2,467	-0.7
Sales of goods and services	8,131	8,075	-56	-0.7
Dividends	1,444	1,552	108	7.4
Interest received	4,979	4,498	-481	-9.7
Other non-taxation receipts	5,883	6,384	501	8.5
Non-taxation receipts(c)	20,437	20,509	71	0.3
Total receipts(c)	350,590	348,194	-2,396	-0.7
Memorandum:
Capital gains tax	11,800	11,300	-500	-4.2
Medicare levy receipts	9,080	8,850	-230	-2.5
(a)	Resource rent taxes in 2011-12 only includes PRRT.
(b)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.
(c)	Includes Future Fund earnings.

Part 3: Fiscal strategy and outlook

Payments

Parameter and other variations have reduced payments in 2010-11 by $934 million and by $6.5 billion over the forward estimates, since PEFO.

Since PEFO, the major parameter and other variations in 2010-11 include increases in payments for Offshore Petroleum Royalties to the Western Australian Government, the National Partnership Agreement on Remote Indigenous Housing and Disability Support Pensions. These increases were partly offset by reductions in payments for Job Services Australia, the Home Insulation Program and the Medicare Services Program as well as the inclusion of an underspend provision.

The payment variations are largely consistent with the expense variations, with the exception of the GST balancing adjustment and accrued superannuation expenses which do not impact on the underlying cash balance. Further details are provided in the following section on the fiscal balance.

Fiscal balance estimates

The fiscal balance is expected to be in deficit by $41.9 billion in 2010-11, $2.3 billion higher than forecast in the 2010-11 Budget and $2.5 billion higher than at PEFO. Since PEFO, this reflects a decrease in revenue of $2.1 billion and an increase in expenses and net capital investment of $415 million.

Table 3.8 provides a reconciliation of the fiscal balance estimates.

Part 3: Fiscal strategy and outlook

Table 3.8: Reconciliation of general government fiscal balance estimates(a)
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
2010-11 Budget fiscal balance	-39,598	-12,093	1,960	6,325
Per cent of GDP	-2.8	-0.8	0.1	0.4
Changes from 2010-11 Budget to 2010 PEFO
Effect of policy decisions(b)	-106	663	-246	-5329
Effect of parameter and other variations	282	2692	3387	5092
Total variations	176	3,355	3,141	-237
2010 PEFO fiscal balance	-39,422	-8,738	5,101	6,088
Per cent of GDP	-2.8	-0.6	0.3	0.4
Changes from 2010 PEFO to 2010-11 MYEFO
Effect of policy decisions(b)
Revenue	318	43	512	154
Expenses	217	571	236	448
Net capital investment	164	-17	-308	-176
Total policy decisions impact on fiscal balance	-63	-511	584	-118
Effect of parameter and other variations
Revenue	-2,400	-2,761	-3,201	-4,531
Expenses	80	-1,309	-2,211	-3,627
Net capital investment	-46	242	483	752
Total parameter and other variations impact on fiscal balance	-2,434	-1,695	-1,473	-1,656
2010-11 MYEFO fiscal balance	-41,920	-10,943	4,211	4,314
Per cent of GDP	-3.0	-0.7	0.3	0.3
(a)	A positive number for revenue indicates an increase in the fiscal balance, while a positive number for expenses and net capital investment indicates a decrease in the fiscal balance.
(b)	Excludes secondary impacts on public debt interest of policy decisions and offsets from the Contingency Reserve for decisions taken.

Revenue estimates

Total revenue has been revised down by $2.1 billion in 2010-11 and $11.9 billion over the four years to 2013-14 since PEFO.

Detailed Australian Government general government sector revenue estimates for 2010-11 and 2011-12, compared with the estimates published in PEFO, are provided in Tables 3.9 and 3.10 respectively.

Part 3: Fiscal strategy and outlook

Table 3.9: Australian Government general government sector accrual revenue — 2010-11
	Estimates		Change on PEFO
	PEFO $m	MYEFO $m	$m	%
Individuals and other withholding taxes
Gross income tax withholding	130,990	132,270	1,280	1.0
Gross other individuals	31,500	30,440	-1,060	-3.4
less: Refunds	24,570	24,350	-220	-0.9
Total individuals and other withholding taxation	137,920	138,360	440	0.3
Fringe benefits tax	3,790	3,660	-130	-3.4
Company tax	66,840	63,680	-3,160	-4.7
Superannuation funds	7,240	7,330	90	1.2
Resource rent taxes(a)	1,810	1,470	-340	-18.8
Income taxation revenue	217,600	214,500	-3,100	-1.4
Sales taxes
Goods and services tax	49,380	49,130	-250	-0.5
Wine equalisation tax	780	770	-10	-1.3
Luxury car tax	540	540	0	0.0
Total sales taxes	50,700	50,440	-260	-0.5
Excise duty
Petrol	6,200	6,000	-200	-3.2
Diesel	7,000	7,060	60	0.9
Beer	2,050	2,000	-50	-2.4
Tobacco	5,610	6,070	460	8.2
Other excisable products	3,950	4,170	220	5.6
Of which: Other excisable beverages(b)	940	940	0	0.0
Total excise duty revenue	24,810	25,300	490	2.0
Customs duty
Textiles, clothing and footwear	680	630	-50	-7.4
Passenger motor vehicles	750	830	80	10.7
Excise-like goods	4,080	3,700	-380	-9.3
Other imports	1,220	1,510	290	23.8
less: Refunds and drawbacks	240	240	0	0.0
Total customs duty revenue	6,490	6,430	-60	-0.9
Other indirect taxation
Agricultural levies	349	376	27	7.7
Other taxes	2,364	2,374	9	0.4
Total other indirect taxation revenue	2,713	2,749	36	1.3
Indirect taxation revenue	84,713	84,919	206	0.2
Taxation revenue	302,313	299,419	-2,894	-1.0
Sales of goods and services	7,913	7,987	74	0.9
Interest	5,302	5,074	-228	-4.3
Dividends	1,322	1,764	442	33.4
Other non-taxation revenue	4,914	5,438	524	10.7
Non-taxation revenue(c)	19,451	20,263	812	4.2
Total revenue(c)	321,765	319,682	-2,082	-0.6
Memorandum:
Capital gains tax	8,950	8,700	-250	-2.8
Medicare levy revenue	8,430	8,220	-210	-2.5
(a)	Resource rent taxes in 2010-11 only include PRRT.
(b)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.
(c)	Includes Future Fund earnings.

Part 3: Fiscal strategy and outlook

Table 3.10: Australian Government general government sector accrual revenue — 2011-12
	Estimates		Change on PEFO
	PEFO $m	MYEFO $m	$m	%
Individuals and other withholding taxes
Gross income tax withholding	143,830	145,610	1,780	1.2
Gross other individuals	35,980	34,700	-1,280	-3.6
less: Refunds	27,080	27,100	20	0.1
Total individuals and other withholding taxation	152,730	153,210	480	0.3
Fringe benefits tax	3,960	3,760	-200	-5.1
Company tax	80,320	77,200	-3,120	-3.9
Superannuation funds	8,950	9,150	200	2.2
Resource rent taxes(a)	2,080	2,070	-10	-0.5
Income taxation revenue	248,040	245,390	-2,650	-1.1
Sales taxes
Goods and services tax	52,730	52,200	-530	-1.0
Wine equalisation tax	840	830	-10	-1.2
Luxury car tax	580	580	0	0.0
Total sales taxes	54,150	53,610	-540	-1.0
Excise duty
Petrol	6,270	5,970	-300	-4.8
Diesel	7,210	7,270	60	0.8
Beer	2,130	2,170	40	1.9
Tobacco	5,770	5,430	-340	-5.9
Other excisable products	4,760	4,920	160	3.4
Of which: Other excisable beverages(b)	1,040	1,020	-20	-1.9
Total excise duty revenue	26,140	25,760	-380	-1.5
Customs duty
Textiles, clothing and footwear	760	660	-100	-13.2
Passenger motor vehicles	870	920	50	5.7
Excise-like goods	4,350	4,790	440	10.1
Other imports	1,390	1,670	280	20.1
less: Refunds and drawbacks	240	240	0	0.0
Total customs duty revenue	7,130	7,800	670	9.4
Other indirect taxation
Agricultural levies	355	384	28	8.0
Other taxes	2,331	2,337	6	0.3
Total other indirect taxation revenue	2,686	2,721	35	1.3
Indirect taxation revenue	90,106	89,891	-215	-0.2
Taxation revenue	338,146	335,281	-2,865	-0.8
Sales of goods and services	8,179	8,133	-46	-0.6
Interest	5,192	4,842	-349	-6.7
Dividends	1,351	1,426	75	5.6
Other non-taxation revenue	5,226	5,694	468	8.9
Non-taxation revenue(c)	19,948	20,096	148	0.7
Total revenue(c)	358,094	355,376	-2,718	-0.8
Memorandum:
Capital gains tax	11,800	11,300	-500	-4.2
Medicare levy revenue	9,080	8,850	-230	-2.5
(a)	Resource rent taxes in 2011-12 only include PRRT.
(b)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.
(c)	Includes Future Fund earnings.

Part 3: Fiscal strategy and outlook

Policy decisions

Policy decisions since PEFO have had no impact on tax revenue in 2010-11 and have increased tax revenue by $531 million over the forward estimates. Major tax revenue policy decisions include tax breaks for green buildings, reducing tax revenue by $135 million over the forward estimates, and revisions to the 50 per cent tax discount for interest income, increasing tax revenue by $670 million over the forward estimates.

Policy decisions since PEFO have increased non-taxation revenue by $318 million in 2010-11 and $496 million over the forward estimates. Major non-taxation revenue policy decisions include a special dividend of $300 million in 2010-11 from Medibank Private Limited which will be paid from excess reserves.

Parameter and other variations

The key economic parameters that influence revenue are shown in Table 3.11. The table shows effects on the Australian Government’s main tax bases of the changed economic circumstances and outlook since the 2010-11 Budget.

Table 3.11: Key revenue parameters(a)
	Outcome	Estimates		Projections
	2009-10%	2010-11%	2011-12%	2012-13%	2013-14%
Revenue parameters at 2010-11 MYEFO Nominal gross domestic product (non-farm)	3.8	9.0	5.2	5 1/4	5 1/4
Change since PEFO	0.4	-0.5	-0.1	0	0
Compensation of employees (non-farm)(b)	2.1	8.1	7.2	5 1/2	5 1/2
Change since PEFO	0.2	0.4	0.2	- 1/4	- 1/4
Corporate gross operating surplus(c)	0.5	14.7	0.8	5 1/4	5 1/4
Change since PEFO	0.5	-1.5	-1.8	1/2	1/2
Unincorporated business income	15.6	6.7	3.2	5 1/2	5 1/2
Change since PEFO	-2.2	-0.4	1.8	0	1/4
Property income(d)	9.2	9.7	8.5	5 1/2	5 1/2
Change since PEFO	1.2	-2.2	1.6	0	0
Consumption subject to GST	3.9	5.5	5.5	5 1/2	5 1/2
Change since PEFO	0.1	0.6	0.1	- 1/4	- 1/4
(a)	Current prices, per cent change on previous year.
(b)	Compensation of employees measures total remuneration earned by employees.
(c)	Corporate GOS is the National Accounts measure of company profits.
(d)	Property income measures income derived from rent, dividends and interest.

As a result of the revisions to the economic and financial outlook, parameter and other variations have decreased revenue since PEFO by $2.4 billion in 2010-11 and $2.8 billion in 2011-12.

Since PEFO, income tax withholding revenue has been revised up by $1.3 billion in 2010-11 and $1.8 billion in 2011-12 reflecting strong wage growth.

Part 3: Fiscal strategy and outlook

Gross other individuals’ taxation revenue has been revised down by $1.1 billion in 2010-11 since PEFO, mainly due to weaker than expected growth in primary producer income and lower than expected capital gains relating to the 2009-10 income year. The 2011-12 estimate has been lowered by $1.3 billion, mainly due to lower forecast growth rates for incomes from capital gains and rent.

In 2010-11 and 2011-12 forecasts for refunds are broadly in line with PEFO expectations.

With weaker than expected collections to date suggesting that the take up of fringe benefits by employees is not likely to recover as quickly as previously expected, fringe benefits tax has been revised down by $130 million in 2010-11 and $200 million in 2011-12 since PEFO.

Higher superannuation tax contributions than forecast at PEFO are expected to be partially offset by reductions in capital gains tax collections. Taxation revenue from superannuation funds has been revised up by $90 million in 2010-11 and $200 million in 2011-12 relative to PEFO.

Company tax revenue has been revised down since PEFO by $3.2 billion in 2010-11 and $3.1 billion in 2011-12. These revisions reflect prior year losses, weakness in capital gains, and lags in the company tax collections in 2010-11, as well as weaker company profits in 2011-12 associated with the appreciation of the Australian dollar.

Since PEFO, revenue from petroleum resource rent tax (PRRT) has been revised down by $340 million in 2010-11 and $10 million in 2011-12. These revisions partly reflect increases in project development expenditure and the significantly higher expected exchange rate (which reduces oil prices denominated in Australian dollars), offset partially by increases in expected oil and gas prices and stronger than previously anticipated production in 2011-12.

GST revenue has been revised down by $250 million in 2010-11 and $530 million in 2011-12 since PEFO, primarily due to slower dwelling investment growth and weaker than expected collections to date.

Since PEFO, excise duty has been revised up by $490 million in 2010-11, but down $380 million in 2011-12. Relative to PEFO, customs duty has been revised down by $60 million in 2010-11 and up by $670 million in 2011-12.

The revisions are influenced by a better understanding of the impact of the offshore relocation of some tobacco manufacturing. In addition, estimates for fuel excise are broadly unchanged since PEFO, although they incorporate consumers further substituting towards blended fuels and away from unleaded fuels.

Analysis of the sensitivity of the taxation revenue estimates to changes in the economic outlook is provided in Attachment A to this part.

Part 3: Fiscal strategy and outlook

Parameter and other variations since PEFO have increased non-taxation revenue by $494 million in 2010-11 but decreased the estimates by $620 million over the four years to 2013-14. This largely reflects:

•
higher than expected revenue of $425 million ($1.5 billion over the forward estimates) from Offshore Petroleum Royalties reflecting updated production forecasts along with the effects of foreign exchange movements and oil price adjustments. The expected increase in revenue also leads to an estimated $289 million in additional royalty payments to the Western Australian Government;

•	a decrease in expected dividends from the Reserve Bank of Australia (RBA) of $677 million in 2012-13 and $811 million in 2013-14 reflecting valuation losses and exchange rate movements; and

•	a decrease in expected earnings for the Future Fund of $125 million in 2010-11 ($674 million over the forward estimates) reflecting lower than expected interest revenue.

Expense estiates

Total expenses have increased by $297 million in 2010-11 but decreased by $5.6 billion over the four years to 2013-14 since PEFO.

Table 3.12 provides a reconciliation of the expense estimates.

Part 3: Fiscal strategy and outlook

Table 3.12: Reconciliation of general government sector expense estimates
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
2010-11 Budget expenses	354,644	364,573	380,997	397,981
Changes from 2010-11 Budget to 2010 PEFO
Effect of policy decisions(a)	3	-674	-656	-621
Effect of parameter and other variations	-596	-1,160	-1,578	-1,670
Total variations	-593	-1,834	-2,234	-2,290
2010 PEFO expenses	354,051	362,739	378,763	395,690
Changes from 2010 PEFO to 2010-11 MYEFO
Effect of policy decisions(a)	217	571	236	448
Effect of economic parameter variations
Total economic parameter variations	212	-666	-320	-316
Unemployment benefits	93	-196	71	15
Prices and wages	29	112	248	271
Interest and exchange rates	-41	-52	-50	-52
GST payments to the States	130	-530	-590	-550
Public debt interest	36	-198	2	110
Program specific parameter variations	1,005	485	331	161
Other variations	-1,172	-929	-2,224	-3,583
Total variations	297	-738	-1,975	-3,179
2010-11 MYEFO expenses	354,348	362,002	376,789	392,512
(a)	Excludes secondary impacts on public debt interest of policy decisions and offsets from the Contingency Reserve for decisions taken.

Policy decisions

Policy decisions since PEFO have increased expenses by $217 million in 2010-11 and $1.5 billion over the forward estimates. Major policy decisions include:

•
the establishment of a Priority Regional Infrastructure Program ($600 million over the three years from 2011-12 and $800 million in total). Funding will be provided for transport, community infrastructure projects and economic infrastructure following consultation with local communities;

•	the introduction of Medicare Benefits Schedule rebates for electronically delivered specialist consultations at a cost of $352 million over the four years from 2010-11;

•	the Taking Action to Tackle Suicide package which provides $274 million over four years from 2010-11 to tackle suicide and promote better mental health in the community;

•
funding of $22 million in 2010-11 ($313 million over four years) through the Renewable Energy Future Fund for a number of specific measures to support renewable energy, enhance the take up of energy efficiency and to reduce Australia’s carbon emissions. This funding will be met from the existing provision for the Renewable Energy Future Fund;

Part 3: Fiscal strategy and outlook

•
funding from the Health and Hospitals Fund Regional Priority Round of $150 million in 2010-11 ($315 million over three years), reflecting up to $240 million for the expansion of Royal Hobart Hospital, and up to $75 million for the expansion of the Port Macquarie Base Hospital. This is in addition to an upfront contribution to the Royal Hobart Hospital of $100 million in 2010-11 to enable construction of a Women’s and Children’s Hospital; and

•	a Trade Apprentice Income Bonus scheme costing $29 million in 2010-11 ($281 million over four years) to increase the bonuses available to apprentices under the Tool for Your Trade Program.

These policy decisions are partly offset by savings, including reductions in funding for:

•	the Renewable Energy Bonus Scheme — Solar Hot Water Rebate by $75 million in 2010-11 ($150 million over two years to 2011-12);

•	whole-of-government advertising, achieving savings of $44 million in 2010-11 ($60 million over four years); and

•	projects funded from the Building Australia Fund for the Victorian Regional Rail Link of $320 million in 2012-13 and $80 million in 2013-14, with a corresponding increase in funding in 2014-15.

MYEFO begins to deliver on the Government’s election commitments, primarily those that have financial impacts in the current financial year or require legislative approval or agreement with third parties. Those commitments with financial impacts that do not commence until 2011-12, or where implementation details are still being finalised, will be progressed in the 2011-12 Budget. A provision for these commitments, which results in a net saving of $141 million over the forward estimates, has been included in the Contingency Reserve.

A full description of all policy measures since budget can be found in Appendix A. Estimates of Australian Government general government expenses by function and sub-function can be found in Attachment C.

Parameter and other variations

Parameter and other variations since PEFO have resulted in an increase in expenses of $80 million in 2010-11 and a decrease in expenses by $7.1 billion across the forward estimates. In 2010-11, this largely reflects expected increases in:

•
accrued superannuation expenses for civilian superannuation schemes of $511 million reflecting revised actuarial calculations on expenses as part of finalising the 2009-10 Final Budget Outcome. This change does not have an underlying cash impact;

Part 3: Fiscal strategy and outlook

•
penalty remissions expenses for the Australian Taxation Office of $480 million ($875 million over four years) reflecting higher than expected year to date penalty remissions, in particular for company tax, and a return to average penalty remission levels in the forward years;

•
Offshore Petroleum Royalties payments to the Western Australian Government of $289 million ($1.0 billion over four years). This expected increase is due to a $425 million increase in estimated revenue reflecting updated production forecasts along with the effects of revised foreign exchange movements and oil prices;

•	expenses for the National Partnership Agreement on Remote Indigenous Housing of $255 million reflecting the acceleration of building and refurbishing housing in the Northern Territory;

•	Disability Support Pension expenses of $237 million ($892 million over four years) as a result of higher than expected growth in recipient numbers and higher than expected average rates of payment;

•
Medicare Chronic Disease Dental Scheme (CDDS) expenses of $227 million from a further continuation of this scheme. The Government announced the replacement of this scheme with the Commonwealth Dental Health Program in the 2008-09 Budget; however, the instrument to terminate the CDDS was rejected by Parliament. Closure of the CDDS remains the Government’s policy; and

•
GST payments to the States and Territories of $130 million due to a balancing adjustment of $490 million to account for the difference between actual and estimated GST payments being recognised in 2009-10 rather than 2010-11 as previously expected, partly offset by a downwards revision to forecast GST collections and GST payments to the States of $360 million. Over the four years to 2013-14, GST payments decrease by $1.5 billion.

These increases are partially offset by expected reductions in:

•	Job Services Australia expenses of $386 million ($1.7 billion over four years) resulting from better estimation of the timing of payments and an improvement in expected labour market conditions;

•
Home Insulation Program expenses of $251 million, with a corresponding increase in estimated expenses in 2011-12, to better reflect expected expenditure on Home Insulation Program Review Office activities;

•
Medicare Services Program expenses of $61 million in 2010-11 ($585 million over four years) resulting from a smaller number of Medicare Benefits Schedule eligible services being delivered in 2009-10 which is expected to flow through to future years; and

Part 3: Fiscal strategy and outlook

•
overall expense estimates following the inclusion of a provision for underspends of $1.0 billion in 2010-11. A provision is included each year in the MYEFO to provide for the established tendency of agencies to underspend their budgets in the current financial year.

Parameter and other variations also include a decrease in expenses reflecting the usual drawdown of the conservative bias allowance of $3.4 billion over the forward estimates.

Net capital investment estimates

Total net capital investment has increased by $118 million in 2010-11 and by $1.1 billion over the four years to 2013-14 since PEFO.

Table 3.13 provides a reconciliation of the net capital investment estimates.

Table 3.13: Reconciliation of general government sector net capital investment estimates
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
2010-11 Budget net capital investment	6,775	3,917	-1,036	2,902
Changes from 2010-11 Budget to 2010 PEFO
Effect of policy decisions(a)	100	0	0	0
Effect of parameter and other variations	261	175	182	182
Total variations	361	175	182	182
2010 PEFO net capital investment	7,136	4,093	-855	3,084
Changes from 2010 PEFO to 2010-11 MYEFO
Effect of policy decisions(a)	164	-17	-308	-176
Effect of parameter and other variations	-46	242	483	752
Total variations	118	225	176	576
2010-11 MYEFO net capital investment	7,254	4,318	-679	3,659
(a)	Excludes secondary impacts on public debt interest of policy decisions and offsets from the Contingency Reserve for decisions taken.

Policy decisions

Policy decisions since PEFO have increased net capital investment by $164 million in 2010-11 but decreased net capital investment by $336 million over the forward estimates. Major policy decisions include:

•
the bring forward and reallocation of $250 million of funding from 2013-14 to 2010-11 and 2011-12 under the Water for the Future package for the purchase of water entitlements, from willing sellers, in the Murray-Darling Basin;

•	additional funding of $55 million in 2010-11 for the commissioning of two new immigration detention facilities to accommodate irregular maritime arrivals; and

Part 3: Fiscal strategy and outlook

•	the removal from the Contingency Reserve of the provision for the Information and Communication Technology Business as Usual Reinvestment Fund of $40 million ($448 million over the forward estimates).

Parameter and other variations

Parameter and other variations since PEFO have decreased estimated net capital investment for 2010-11 by $46 million and increased estimated net capital investment across the forward estimates by $1.4 billion. In 2010-11, this variation primarily reflects an expected decrease in Defence net capital investment of $387 million ($1.4 billion over four years) due mainly to foreign exchange movements, partly offset by an increase in the Defence Housing Australia’s capital program of $110 million.

Net debt, net financial worth and net worth

Net debt for the Australian Government general government sector is forecast to be $79.6 billion (or 5.7 per cent of GDP) in 2010-11, which is broadly consistent with the forecast in the 2010-11 Budget.

Over the forward estimates, net debt is forecast to peak at 6.4 per cent of GDP in 2011-12. This is higher than the forecast net debt peak in the 2010-11 Budget of 6.1 per cent and is driven primarily by changes to both the short- and long-term investment strategies of the Future Fund. The Future Fund changes have resulted in a reallocation of assets from 2010-11 onwards from fixed income investments, which reduce net debt, to equity investments, which are not included in net debt calculations.

By 2013-14 net debt is forecast to fall to 5.7 per cent of GDP.

The Australian Government’s net debt remains low by international standards. The average net debt level in the major advanced economies, measured for all levels of government, is estimated to be 74.5 per cent of GDP in 2010. Net debt in the major advanced economies is expected to reach an average of 90 per cent of GDP in 2015, 14 times higher than the expected peak in Australia’s net debt.

Net financial worth for the Australian Government general government sector is forecast to be -$170.5 billion (or -12.2 per cent of GDP) in 2010-11, compared to the 2010-11 Budget estimate of -$160.6 billion (or -11.4 per cent of GDP). Estimated net worth in 2010-11 is forecast to be -$63.4 billion, which is $6.9 billion lower than the 2010-11 Budget estimates. Changes in net worth and net financial worth are largely driven by changes in the value of the Government’s investment in the Reserve Bank of Australia owing to revaluation losses associated with the appreciation of the exchange rate.

Table 3.14 provides a summary of Australian Government general government sector net debt, net financial worth, net worth and net interest payments.

Part 3: Fiscal strategy and outlook

Table 3.14: Australian Government general government sector net financial worth, net worth, net debt and net interest payments
	Estimates
	2010-11		2011-12
	Budget $b	MYEFO $b	Budget $b	MYEFO $b
Financial assets	235.6	209.6	238.2	212.7
Non-financial assets	104.2	107.2	107.9	111.5
Total assets	339.8	316.8	346.1	324.2
Total liabilities	396.2	380.1	412.5	396.2
Net worth	-56.5	-63.4	-66.4	-72.0
Net financial worth(a)	-160.6	-170.5	-174.3	-183.5
Per cent of GDP	-11.4	-12.2	-11.7	-12.5
Net debt(b)	78.5	79.6	90.5	94.4
Per cent of GDP	5.6	5.7	6.1	6.4
Net interest payments	4.6	4.4	6.1	5.4
Per cent of GDP	0.3	0.3	0.4	0.4

	Projections
	2012-13		2013-14
	Budget $b	MYEFO $b	Budget $b	MYEFO $b
Financial assets	244.0	220.7	248.5	229.3
Non-financial assets	110.8	114.9	113.1	117.9
Total assets	354.7	335.6	361.6	347.2
Total liabilities	417.7	401.9	417.0	407.8
Net worth	-63.0	-66.3	-55.3	-60.6
Net financial worth(a)	-173.8	-181.2	-168.5	-178.5
Per cent of GDP	-11.1	-11.7	-10.2	-10.9
Net debt(b)	93.7	93.6	90.8	92.5
Per cent of GDP	6.0	6.0	5.5	5.7
Net interest payments	6.5	5.9	6.1	5.9
Per cent of GDP	0.4	0.4	0.4	0.4
(a)	Net financial worth equals total financial assets minus total liabilities.
(b)	Net debt equals the sum of deposits held, advances received, government securities, loans and other borrowing, minus the sum of cash and deposits, advances paid and investments, loans and placements.

Part 3: Fiscal strategy and outlook

Attachment A
Sensitivity of budget estimates to economic developments

The estimates contained in the 2010-11 Mid-Year Economic and Fiscal Outlook (MYEFO) are based on forecasts of the economic outlook. Changes to the economic assumptions underlying the estimates will impact on receipts and payments, and hence the size of the underlying cash balance.

This section examines the effects on receipts and payments of altering some of the key economic assumptions underlying the estimates. Tables 3.16 and 3.18 illustrate the sensitivity of key components of receipts and payments to possible variations in the economic outlook. The two scenarios considered are:

•	Scenario 1: a 1 per cent reduction in nominal GDP owing to a fall in the terms of trade.

•	Scenario 2: a 1 per cent increase in real GDP driven by an equal increase in labour productivity and labour force participation.

The economic scenarios provide a rule of thumb indication of the impact on receipts, payments and the underlying cash balance of changes in the economic outlook. They represent a partial economic analysis only and do not attempt to capture all the economic feedback and other policy responses related to changed economic conditions. In particular, the analysis assumes no change in the exchange rate, interest rates or discretionary policy. The impact of the two scenarios on the economic parameters would be different if the full feedback response on economic variables and likely policy actions were taken into account. The analysis does not aim to provide an alternative picture of the economic forecasts under these scenarios, but instead gives an indication of the sensitivity associated with different components of receipts and payments to changes in the economy. As such, the changes in the economic variables and their impact on the fiscal outlook are merely illustrative.

The impacts shown in the tables below are broadly symmetrical. That is, impacts of around the same magnitude, but in the opposite direction, would apply if the terms of trade were to increase or if real GDP were to decrease.

Scenario 1

The first scenario involves a permanent fall in world prices of non-rural commodity exports, which causes a fall in the terms of trade, consistent with a 1 per cent fall in nominal GDP by 2011-12. The sensitivity analysis evaluates the flow-on effects on the economy, the labour market and prices. The impacts in Table 3.15 are highly stylised and refer to per cent deviations from the baseline levels of the economic parameters.

Part 3: Fiscal strategy and outlook

Table 3.15: Illustrative impact of a permanent non-rural commodity price fall consistent with a 1 per cent fall in nominal GDP in 2011-12 (per cent deviation from the baseline level)
	2010-11 per cent	2011-12 per cent
Real GDP	0	- 1/4
Non-farm GDP deflator	- 3/4	- 3/4
Employment	- 1/4	- 1/2
Wages	0	- 1/4
CPI	0	- 1/4
Company profits	-3	-3
Consumption	- 1/4	- 1/2

Assuming no change in exchange rates or interest rates, the fall in export prices leads directly to a lower non-farm GDP deflator (from the export component of GDP) and lower domestic incomes. Lower domestic incomes cause both consumption and investment to fall, resulting in lower real GDP, employment and wages. The fall in aggregate demand puts downward pressure on domestic prices.

In reality, a fall in the terms of trade would be expected to put downward pressure on the exchange rate, although the magnitude is particularly difficult to model. In the event of a depreciation in the exchange rate, the impacts on the external sector would dampen the real GDP effects, and there would be some offsetting upward pressure on domestic prices.

Given these assumptions, the overall impact of the fall in the terms of trade is a decrease in the underlying cash balance of around $1.7 billion in 2010-11 and around $5.5 billion in 2011-12 (see Table 3.16).

Table 3.16: Illustrative sensitivity of the budget balance to a 1 per cent decrease in nominal GDP due to a fall in the terms of trade
Company tax	2010-11	2011-12
	$b	$b
Receipts
Individuals and other withholding taxation	-0.5	-1.6
Superannuation taxation	-0.1	-0.1
Company tax	-1.0	-3.6
Goods and services tax	-0.1	-0.2
Excise and customs duty	0.0	0.0
Other taxation	0.0	0.0
Total receipts	-1.7	-5.5
Payments
Income support	-0.1	-0.1
Other payments	0.0	0.1
GST	0.1	0.2
Total payments	0.0	0.2
PDI	0.0	-0.2
Underlying cash balance impact	-1.7	-5.5

Part 3: Fiscal strategy and outlook

On the receipts side, a fall in the terms of trade results in a fall in nominal GDP which reduces tax collections. The largest impact falls on company tax receipts as the fall in export income decreases company profits. Lower company profits are assumed to flow through to lower Australian equity prices, therefore reducing capital gains tax from individuals, companies and superannuation funds.

The weaker economy results in lower aggregate demand which flows through to lower employment and wages. For this reason, individuals’ income tax collections fall and the decrease in disposable incomes leads to lower consumption, which in turn results in a decrease in GST receipts (decreasing GST payments to the States by the same amount) and other indirect tax collections.

On the payments side, a significant proportion of government expenditure is partially indexed to movements in costs (as reflected in various price and wage measures). Some forms of expenditure, in particular income support payments, are also driven by the number of beneficiaries.

The overall estimated expenditure on income support payments (including pensions and allowances) increases in both years due to a higher number of unemployment benefit recipients. The increase in unemployment benefits in 2011-12 is partly offset by reduced expenditure on pensions and allowances reflecting lower growth in benefit rates resulting from lower wages growth. At the same time, other payments linked to inflation fall in line with the reduced growth in prices.

The reduction in the underlying cash balance results in a higher borrowing requirement and a higher public debt interest cost in 2011-12.

As noted above, under a floating exchange rate, the depreciation of the exchange rate would dampen the effects of the fall in the terms of trade on real GDP, meaning the impact on the fiscal position could be substantially more subdued. Also, to the extent that the fall in the terms of trade is temporary rather than permanent, the impact on the economic and fiscal position would be more subdued.

Scenario 2

The second scenario involves a combination of an equal 0.5 per cent increase in the participation rate and in labour productivity, resulting in a 1 per cent increase in real GDP by 2011-12. Once again, the sensitivity analysis evaluates the flow-on effects on the economy, the labour market and prices. The impacts in Table 3.17 are highly stylised and refer to per cent deviations from the baseline levels of the parameters.

The 1 per cent increase in real GDP increases nominal GDP by slightly less but the magnitude of the effects on receipts, payments and the underlying cash balance differ from the first scenario because this variation in the outlook affects different parts of the economy in different ways.

Part 3: Fiscal strategy and outlook

Table 3.17: Illustrative impact of an ongoing equal increase in both labour productivity and participation consistent with a 1 per cent increase in real GDP in 2011-12 (per cent deviation from the baseline level)
	2010-11 per cent	2011-12 per cent
Nominal GDP	3/4	3/4
Non-farm GDP deflator	- 1/4	- 1/4
Employment	1/2	1/2
Wages	1/4	1/4
CPI	- 1/4	- 1/4
Company profits	1 3/4	1 3/4
Consumption	1	1

The increase in labour force participation and labour productivity both have the same impact on output, but different impacts on the labour market. Higher productivity leads to higher real GDP and higher real wages, while an increase in the participation rate increases employment and real GDP. Imports are higher in this scenario, reflecting higher domestic incomes.

Since the supply side of the economy expands, inflation falls relative to the baseline. The fall in domestic prices makes exports more attractive to foreigners, with the resulting increase in exports offsetting higher imports, leaving the trade balance unchanged. The exchange rate is assumed to be constant.

The overall impact of the increase in labour productivity and participation is an increase in the underlying cash balance of around $2.2 billion in 2010-11 and around $4.0 billion in 2011-12 (see Table 3.18).

Table 3.18: Illustrative sensitivity of the budget balance to a 1 per cent increase in real GDP due to an equal increase in both productivity and participation
	2010-11 $b	2011-12 $b
Receipts
Individuals and other withholding taxation	1.5	1.4
Superannuation taxation	0.0	0.1
Company tax	0.6	2.1
Goods and services tax	0.4	0.4
Excise and customs duty	0.1	0.2
Other taxation	0.0	0.0
Total receipts	2.6	4.2
Payments
Income support	-0.1	-0.1
Other payments	0.0	0.1
GST	-0.4	-0.4
Total payments	-0.5	-0.4
PDI	0.1	0.2
Underlying cash balance impact	2.2	4.0

On the receipts side, individuals’ income tax collections increase because of the rise in number of wage earners and, additionally, higher real wages. This in turn increases individuals’ refunds in the following year when tax returns are lodged, reducing total individuals’ income tax. The stronger labour market also increases superannuation fund taxes through higher contributions (including compulsory contributions) to superannuation funds. The increase in personal incomes leads to higher consumption which results in an increase in GST receipts (with the corresponding receipts passed on in higher GST payments to the States) and other indirect tax collections.

In addition, the stronger economy results in higher levels of corporate profitability, increasing company taxes. Higher profits are assumed to increase Australian equity prices, generating higher capital gains tax from individuals, companies and superannuation funds.

On the payments side, overall estimated expenditure on income support payments (including pensions and allowances) is slightly higher primarily reflecting growth in benefit rates flowing from higher wages growth. Lower inflation has a partially offsetting effect.

The higher underlying cash balance results in a lower borrowing requirement and lower public debt interest cost.

To the extent that the increases in productivity and participation are temporary rather than permanent, the impact on the economic and fiscal position would be more subdued.

Part 3: Fiscal strategy and outlook

Attachment B

TAX EXPENDITURES

This attachment contains an overview of the cost of tax expenditures provided to taxpayers through the tax system.

Tax expenditures provide a benefit to a specified activity or class of taxpayer. They can be delivered as a tax exemption, tax deduction, tax offset, reduced tax rate or deferral of tax liability. The Government can use tax expenditures to allocate resources to different activities or taxpayers in much the same way that it can use direct expenditure programs. For this reason, and noting their direct impact on the fiscal balance, these concessions are generally called ‘tax expenditures’.

Table 3.19 contains estimates of aggregate tax expenditures for the period from 2006-07 to 2013-14. These estimates are largely consistent with tax expenditure data reported in the 2009 Tax Expenditures Statement. However, consistent with the 2010-11 Budget, the Carbon Pollution Reduction Scheme tax expenditures have been removed. Changes in GDP forecasts have also been reflected in the revised estimates of tax expenditures as a proportion of GDP.

Table 3.19: Total measured tax expenditures
Year	Housing $m	Superannuation $m	Other tax expenditures $m	Total $m	Tax expenditure as a proportion of GDP (%)
2006-07 (est)	38,500	30,208	39,899	108,607	9.9
2007-08 (est)	40,000	30,650	44,489	115,139	9.7
2008-09 (est)	31,000	24,458	46,608	102,066	8.1
2009-10 (proj)	31,500	22,696	47,594	101,790	7.9
2010-11 (proj)	31,500	24,426	48,482	104,408	7.5
2011-12(proj)	31,000	27,845	48,520	107,365	7.3
2012-13(proj)	30,000	31,995	50,509	112,504	7.3
2013-14(proj)	30,000	35,379	54,825	120,204	7.4

Updated tax expenditure estimates will be published in the 2010 Tax Expenditures Statement. This will include estimates for any new, revised or modified tax expenditures since the 2009 Tax Expenditures Statement.

Care needs to be taken when analysing tax expenditure data: see Section 2.5 of the 2009 Tax Expenditures Statement for a detailed discussion.

Part 3: Fiscal strategy and outlook

Attachment C

SUPPLEMENTARY EXPENSE TABLE AND THE CONTINGENCY RESERVE Expenses

Table 3.20 shows estimates of Australian Government general government expenses by function and sub-function for 2010-11 and the forward years.

Part 3: Fiscal strategy and outlook

Table 3.20: Estimates of Australian Government general government expenses by function and sub-function
	Estimates						Projections
	2010-11			2011-12			2012-13			2013-14
General public services	Budget $m	MYEFO $m	Change on Budget %	Budget $m	MYEFO $m	Change on Budget %	Budget $m	MYEFO $m	Change on Budget %	Budget $m	MYEFO $m	Change on Budget %
Legislative and executive affairs	1,057	1,079	2	927	953	3	913	938	3	1,061	1,089	3
Financial and fiscal affairs	6,521	7,053	8	7,130	7,371	3	7,293	7,497	3	7,134	7,329	3
Foreign affairs and economic aid	5,575	5,544	-1	6,006	5,934	-1	6,696	6,550	-2	7,682	7,479	-3
General research	2,791	2,881	3	2,659	2,785	5	2,606	2,694	3	2,495	2,536	2
General services	707	724	2	701	697	-1	694	683	-2	695	689	-1
Government superannuation benefits	3,485	3,913	12	3,498	3,384	-3	3,537	3,448	-3	3,647	3,579	-2
Defence	21,000	21,086	0	20,540	19,921	-3	21,323	20,654	-3	22,883	22,064	-4
Public order and safety	3,878	3,924	1	3,860	3,878	0	3,944	3,949	0	3,972	3,975	0
Education	32,996	32,977	0	29,577	29,446	0	30,275	30,111	-1	31,262	30,976	-1
Health	56,880	57,435	1	71,958	72,139	0	75,761	75,957	0	80,085	80,332	0
Social security and welfare	114,961	115,699	1	119,792	120,491	1	125,187	126,203	1	130,547	131,063	0
Housing and community amenities	5,432	5,830	7	4,212	4,512	7	4,173	4,378	5	4,174	4,246	2
Recreation and culture	3,246	3,312	2	3,159	3,216	2	3,139	3,175	1	3,150	3,208	2
Fuel and energy	7,607	7,214	-5	7,287	7,437	2	7,072	7,088	0	6,800	6,796	0
Agriculture, fisheries and forestry	3,587	3,685	3	3,038	3,038	0	2,624	2,408	-8	2,342	2,094	-11
Mining, manufacturing and construction	1,990	2,041	3	2,476	2,008	-19	2,513	1,987	-21	2,573	1,953	-24
Transport and communication	4,932	5,080	3	6,664	6,711	1	8,247	7,258	-12	7,006	6,206	-11
Other economic affairs
Tourism and area promotion	152	152	0	164	175	7	167	179	7	170	182	7
Labour and employment affairs	5,003	4,740	-5	4,649	4,418	-5	4,615	4,293	-7	4,555	4,316	-5
Immigration	1,762	1,762	0	1,525	1,526	0	1,506	1,504	0	1,543	1,537	0
Other economic affairs nec	2,232	2,273	2	2,274	2,286	1	2,261	2,268	0	2,220	2,222	0

Part 3: Fiscal strategy and outlook

Table 3.20: Australian Government expenses by function and sub-function (continued)
	Estimates						Projections
	2010-11			2011-12			2012-13			2013-14
Other purposes	Budget $m	MYEFO $m	Change on Budget %	Budget $m	MYEFO $m	Change on Budget %	Budget $m	MYEFO $m	Change on Budget %	Budget $m	MYEFO $m	Change on Budget %
Public debt interest	9,606	9,132	-5	11,463	10,280	-10	12,010	10,657	-11	11,978	10,734	-10
Nominal superannuation interest	7,065	6,989	-1	7,301	7,315	0	7,552	7,565	0	7,818	7,832	0
General purpose inter-government transactions	50,403	50,000	-1	40,303	39,579	-2	42,352	42,158	0	44,216	44,140	0
Natural disaster relief	577	577	0	80	80	0	80	80	0	80	80	0
Contingency reserve(a)	1,195	-752	-163	3,329	2,424	-27	4,457	3,109	-30	7,890	5,857	-26
Total expenses	354,644	354,348	0	364,573	362,002	-1	380,997	376,789	-1	397,981	392,512	-1
(a)	Asset sale related expenses are treated as a component of the Contingency Reserve sub-function.

Part 3: Fiscal strategy and outlook

Contingency Reserve

The Contingency Reserve (other purposes function) is an allowance, included in aggregate expenses, principally to reflect anticipated events that cannot be assigned to individual programs in the preparation of the Australian Government budget estimates. The Reserve is used to ensure that the budget estimates are based on the best information available at the time of the Mid-Year Economic and Fiscal Outlook (MYEFO). It is not a general policy reserve.

The Reserve ensures that aggregate estimates are as close as possible to expected outcomes, but it is not appropriated. Allowances that are included in the Reserve can only be drawn upon once they have been appropriated by Parliament. These allowances are removed from the Reserve and allocated to specific agencies for appropriation and for outcome reporting closer to the time when the associated events eventuate.

The Contingency Reserve contains an allowance for the tendency for estimates of expenses for existing Government policy to be revised upwards in the forward years, known as the conservative bias allowance. Since the 2010-11 Budget, the allowance has been drawn down to 1/4 of a per cent of total general government sector expenses (excluding GST payments to the States) in the first year of the forward estimates (2011-12), 3/4 of a per cent of expenses in the second forward year (2012-13), and 11/2 per cent of expenses in the third forward year (2013-14). This involves a reduction in expenses of $771 million in 2011-12, $833 million in 2012-13 and $1.8 billion in 2013-14. The drawdown of the conservative bias allowance in the MYEFO is consistent with long-standing practice and does not represent a saving or offset to Government spending measures.

The Contingency Reserve also makes allowance in 2010-11 and the forward years for anticipated events, including the following:

•	a provision for underspends in the current financial year reflecting the tendency for budgeted expenses for some agencies or functions not to be met;

•	commercial-in-confidence and national security-in-confidence items that cannot be disclosed separately and programs that are yet to be negotiated with State and Territory governments;

•	decisions made too late for inclusion against individual agency estimates;

•	the effect on the budget and forward estimates of economic parameters revisions received late in the process and hence not able to be allocated to individual agencies or functions; and

•	provisions for events that are reasonably expected to affect the budget estimates, for example, a provision for the continuation of drought relief in 2010-11 and 2011-12.

Part 3: Fiscal strategy and outlook

The Contingency Reserve includes a provision for future increases in Australia’s official development assistance yet to be allocated to specific aid programs. However, in Table 3.20 in this attachment, these expenses are allocated to the Foreign Affairs and Economic Aid Support sub-function. This provision is currently set at $78 million in 2010-11, $227 million in 2011-12, $543 million in 2012-13 and $1.5 billion in 2013-14.

The Contingency Reserve also includes provisions for future equity investments in the National Broadband Network (NBN). The exact timing and quantum of funding for the NBN will be determined in the Government’s response to the Implementation Study and following settlement of the Definitive Agreements between NBN Co and Telstra.

A provision for remaining election commitments which will be progressed in the 2011-12 Budget (spending of $314 million in 2011-12 and savings of $211 million in 2012-13 and $244 million in 2013-14) has also been included in the Contingency Reserve.

Part 3: Fiscal strategy and outlook

Attachment D

AUSTRALIA’S FEDERAL RELATIONS

This attachment provides information on payments for specific purposes and general revenue assistance provided to the States and Territories (the States).

The current framework for federal financial relations under the Intergovernmental Agreement on Federal Financial Relations (Intergovernmental Agreement), introduced on 1 January 2009, provides a strong foundation for COAG to pursue economic and social reforms to underpin growth, prosperity and wellbeing into the future.

Significant progress has been made in implementing the framework, with the institutional arrangements well established, payment arrangements bedded down and performance reporting well underway.

More detailed information on the Intergovernmental Agreement and the payment arrangements is provided in Budget Paper No. 3, Australia’s Federal Relations 2010-11.

Overview of payments to the States

The States receive significant financial support from the Commonwealth. In 2010-11, total payments to the States will be $95.3 billion, or 26.9 per cent of total Commonwealth expenditure. The Commonwealth will provide the States with payments for specific purposes of $47.3 billion and general revenue assistance of $48.0 billion.

Table 3.21 shows payments for specific purposes and general revenue assistance to the States.

Part 3: Fiscal strategy and outlook

Table 3.21: Commonwealth payments to the States, 2010-11 to 2013-14
$million	NSW	VIC	QLD WA(a)		SA	TAS	ACT	NT	Total
2010-11
Payments for specific purposes(b)(c)(d)	14,527	10,768	9,425	5,060	3,946	1,452	707	1,312	47,297
General revenue assistance(c)	14,499	10,993	8,711	3,361	4,427	1,723	904	2,462	48,000
Total payments to the States	29,026	21,761	18,136	8,421	8,373	3,175	1,611	3,774	95,296
2011-12
Payments for specific purposes(b)(c)(d)	17,918	13,251	12,203	4,406	4,592	1,468	1,067	1,434	56,439
General revenue assistance(c)	11,067	8,839	5,305	3,493	3,495	1,453	497	2,338	37,298
Total payments to the States	28,986	22,089	17,508	7,899	8,087	2,921	1,565	3,772	93,737
2012-13
Payments for specific purposes(b)(c)(d)	18,517	14,100	13,305	4,561	4,587	1,350	1,107	1,197	59,524
General revenue assistance(c)	11,700	9,549	5,167	3,704	3,649	1,541	541	2,453	39,098
Total payments to the States	30,217	23,649	18,472	8,265	8,236	2,890	1,648	3,650	98,622
2013-14
Payments for specific purposes(b)(c)(d)	19,118	14,446	13,089	4,739	4,400	1,358	1,169	1,118	60,273
General revenue assistance(c)	12,250	10,031	5,473	4,024	3,783	1,579	545	2,510	40,955
Total payments to the States	31,368	24,477	18,562	8,764	8,184	2,936	1,714	3,628	101,228
(a)
Payments for specific purposes include the full amount of reform and investment funding allocated to Western Australia under the National Health and Hospitals Network, but not GST dedicated to health and hospital services. This funding is dependent on the WA government becoming a signatory to the National Health and Hospitals Network Agreement. The Commonwealth is continuing discussions with WA to bring it into the National Health and Hospitals Network.

(b)	State allocations are not yet finalised for a number of payments; unallocated payments are not included in State totals.
(c)
Payments for specific purposes include GST dedicated to health and hospital services from 2011-12, other than for WA. General revenue assistance from 2011-12 does not include GST dedicated to health and hospital services.

(d)
Estimates of GST dedicated to health and hospital services are calculated on the basis of Treasury projections using data from the Australian Institute of Health and Welfare. These estimates are indicative only, with final amounts of GST dedicated to health and hospital services to be determined annually, in consultation with the States, on the basis of actual expenditure.

Payments for specific purposes

The Commonwealth provides payments to the States for specific purposes in order to pursue important national policy objectives in areas that may be administered by the States.

Payments to the States for specific purposes will be 13.3 per cent of total Commonwealth expenditure in 2010-11. The States will receive $47.3 billion in payments for specific purposes, a decrease of 9.9 per cent compared with the $52.5 billion the States received in 2009-10. This reflects the withdrawal of the stimulus measures put in place in response to the global financial crisis.

Since the 2010-11 Budget, payments to the States for specific purposes are estimated to be higher by $1.9 billion in 2010-11. The main changes include:

•	funding to enable the construction of a Women’s and Children’s Hospital at the Royal Hobart Hospital;

•	funding for the expansion of the Royal Hobart Hospital and the Port Macquarie Base Hospital, with funding contingent on approval by the Health and Hospitals Fund Advisory Board;

•	a reclassification of appropriation funding for the Water for the Future package from Commonwealth own-purpose expense to payments to the States. There is no net impact on Commonwealth expenditure;

•	rephasing of payments for remote Indigenous housing to accelerate the program of building and refurbishing houses in the Northern Territory; and

•	rephasing of National Health and Hospitals Network — Improving Public Hospital Services National Partnership payments from 2009-10 to 2010-11.

Table 3.22 shows total payments for specific purposes by function.

Table 3.22: Payments for specific purposes, 2010-11 to 2013-14
	Estimates		Projections
$million	2010-11	2011-12	2012-13	2013-14
Health(a)(b)(c)	14,742	28,950	30,778	32,534
Education	18,814	15,220	15,496	15,810
Community services	2,774	1,961	1,915	2,027
Housing	3,489	2,082	1,897	1,826
Infrastructure	4,192	5,335	6,479	5,415
Environment	719	187	154	16
Contingent payments	751	84	80	80
Other	1,815	2,619	2,726	2,565
Total payments for specific purposes	47,297	56,439	59,524	60,273
less payments 'through' the States	9,214	8,282	8,894	9,510
less payments direct 'to' local government	834	461	359	332
less financial assistance grants for local government	1,546	2,152	2,243	2,333
Total payments 'to' States for own-purpose expenses	35,703	45,543	48,028	48,098
(a)
Includes the full amount of reform and investment funding allocated to Western Australia under the National Health and Hospitals Network, but not GST dedicated to health and hospital services. This funding is dependent on the WA government becoming a signatory to the National Health and Hospitals Network Agreement. The Commonwealth is continuing discussions with WA to bring it into the National Health and Hospitals Network.

(b)	Includes GST dedicated to health and hospital services from 2011-12, other than for WA.
(c)
Estimates of GST dedicated to health and hospital services are calculated on the basis of Treasury projections using data from the Australian Institute of Health and Welfare. These estimates are indicative only, with final amounts of GST dedicated to health and hospital services to be determined annually, in consultation with the States, on the basis of actual expenditure.

Part 3: Fiscal strategy and outlook

Of the $47.3 billion to be provided to the States for specific purposes in 2010-11:

•	$35.7 billion will be provided ‘to’ the States to help fund state government functions;

•
$10.8 billion will be paid ‘through’ the States, where the State governments distribute the payments to other organisations — this includes payments for non-government schools and financial assistance grants for local governments; and

•	$0.8 billion will be paid direct ‘to’ local governments.

Payments for specific purposes cover most functional areas of state and local government activity — including health, education, community services, housing, infrastructure and environment. Detailed tables of payments for specific purposes, including state shares of each payment, are provided in Annex A.

GST and general revenue assistance

General revenue assistance is a broad category of payments that are provided to the States without conditions to spend according to their own budget priorities.

Until 2010-11, all payments of GST to the States will be general revenue assistance. As agreed on 20 April 2010 by COAG, other than Western Australia, from 2011-12 an agreed amount of GST revenue will be dedicated to health and hospital services in each State. The remaining portion of GST will continue to be untied general revenue assistance.

In 2010-11, total general revenue assistance to the States will be 13.5 per cent of total Commonwealth expenditure. The States will receive $48.0 billion in general revenue assistance from the Commonwealth, comprising $47.0 billion in GST payments and $1.0 billion of other general revenue assistance. This is a 7.4 per cent increase in general revenue assistance, compared with the $44.7 billion the States received in 2009-10.

Table 3.23 summarises GST and general revenue assistance payments to the States. Detailed tables of GST and general revenue assistance, including state shares of each payment, are provided in Annex A.

Part 3: Fiscal strategy and outlook

Table 3.23: GST and general revenue assistance, 2010-11 to 2013-14
	Estimates		Projections
$million	2010-11	2011-12	2012-13	2013-14
GST payments (including dedicated GST)(a)	46,950	50,000	53,000	56,150
Other payments
ACT municipal services	36	36	37	37
Compensation
Reduced royalties	47	41	54	47
Snowy Hydro Ltd tax compensation	47	47	47	47
Royalties	920	810	794	760
Total other	1,050	935	931	891
Total GST and other payments	48,000	50,935	53,931	57,041
less GST dedicated to health(a)	-	13,636	14,833	16,086
Total general revenue assistance	48,000	37,298	39,098	40,955
(a)
Estimates of GST dedicated to health and hospital services are calculated on the basis of Treasury projections using data from the Australian Institute of Health and Welfare. These estimates are indicative only, with final amounts to be determined annually, in consultation with the States, on the basis of actual expenditure. Western Australia will continue to receive GST revenue as general revenue assistance until it becomes a signatory to the National Health and Hospitals Network Agreement.

GST payments

GST revenue variations since the 2010-11 Budget

Table 3.24 is a reconciliation of the GST revenue estimates since the 2010-11 Budget. The reconciliation accounts for policy decisions, parameter and other variations. There has been one policy decision since Budget that has had a direct impact on GST revenue.

GST revenue in 2010-11 has been revised down by $870 million since Budget, reflecting lower forecast growth for taxable consumption.

Table 3.24: Reconciliation of GST revenue estimates since 2010-11 Budget
	Estimates		Projections
$million	2010-11	2011-12	2012-13	2013-14
GST revenue at 2010-11 Budget	50,000	53,410	56,670	59,870
Changes between 2010-11 Budget and
MYEFO
Effect of policy decisions(a)			-16	-31
Effect of parameter and other variations	-870	-1,210	-1,364	-1,329
Total variations	-870	-1,210	-1,380	-1,360
GST revenue at 2010-11 MYEFO	49,130	52,200	55,290	58,510
(a)	Refer the measure GST — Stronger, fairer simpler — revised growth dividend measure.

Reconciling GST revenue and GST payments to the States

In accordance with the Intergovernmental Agreement, the Commonwealth administers the GST on behalf of the States and all GST revenue is paid to the States.

Since 2009-10, GST advances are paid during the relevant financial year and the

Treasurer determines the level of GST receipts based on the final budget outcome. A

Part 3: Fiscal strategy and outlook

balancing adjustment is made following the conclusion of the financial year to ensure that the States receive their full entitlement of GST payments.

In addition to these balancing adjustments, GST revenue for a financial year also varies from the amount of GST payments to the States for that year because of:

•	GST revenues that are recognised on a Commonwealth whole-of-government basis, but are not remitted to the Australian Taxation Office until the following financial year; and

•	penalties, other than general interest charge penalties, which are not included in the definition in the Intergovernmental Agreement of GST to be paid to the States.

The reconciliation of GST revenue and GST payments to the States is provided in Table 3.25.

Table 3.25: GST revenue and GST payments to the States
	Outcome	Estimates		Projections

$million	2009-10	2010-11	2011-12	2012-13	2013-14
GST revenue	46,553	49,130	52,200	55,290	58,510
less change in GST receivables	2,586	1,893	2,100	2,181	2,241
GST receipts	43,967	47,237	50,100	53,109	56,269
less non-GIC penalties collected	77	90	100	110	120
less GST collected by Commonwealth agencies but not yet remitted to the ATO	-133	197	..	-1	-1
GST entitlement	44,023	46,950	50,000	53,000	56,150
plus prior year balancing adjustment	19	-487
GST payments to the States	44,041	46,463	50,000	53,000	56,150

Table 3.26 provides greater detail on the 2010-11 prior year balancing adjustment shown in Table 3.25 above.

Table 3.26: Balancing adjustment for 2010-11
$million	Total
GST payable to the States (2009-10)	44,041
less advances of 2009-10 GST revenues made throughout 2009-10	44,510
less payment of prior year balancing adjustment	19
equals following year balancing adjustment	-487

Distribution of GST payments among the States

As agreed by all parties in the Intergovernmental Agreement, GST payments are distributed among the States in accordance with the principle of horizontal fiscal equalisation and having regard to the recommendations of the Commonwealth Grants Commission. The calculations for the distribution of the GST pool in 2010-11 are shown in Table 3.27.

Part 3: Fiscal strategy and outlook

Table 3.27: Distribution of the GST pool, 2010-11
	Estimated 31 December 2010 population	State revenue sharing relativities	Adjusted population (1) x (2)	Share of adjusted population per cent	2010-11 GST entitlement $million
	(1)	(2)	(3)	(4)	(5)
NSW	7,284,781	0.95205	6,935,476	30.8	14,467.5
VIC	5,598,574	0.93995	5,262,380	23.4	10,977.4
QLD	4,572,932	0.91322	4,176,093	18.6	8,711.4
WA	2,326,010	0.68298	1,588,618	7.1	3,313.9
SA	1,651,424	1.28497	2,122,030	9.4	4,426.6
TAS	509,510	1.62091	825,870	3.7	1,722.8
ACT	360,923	1.15295	416,126	1.8	868.0
NT	232,653	5.07383	1,180,442	5.2	2,462.4
Total	22,536,807	na	22,507,035	100.0	46,950.0

The calculations for the distribution of the 2009-10 balancing adjustment are shown in Table 3.28. This adjustment will be made to each States’ 2010-11 GST entitlement following the overpayment of $487.3 million in 2009-10.

Table 3.28: Distribution of the GST balancing adjustment, 2009-10
	Estimated 31 December 2009 population	State revenue sharing relativities	Adjusted population (1) x (2)	Share of adjusted population per cent	2009-10 GST entitlement $million	2009-10 GST advances $million	Balancing adjustment $million
	(1)	(2)	(3)	(4)	(5)	(5)	(5)
NSW	7,191,505	0.93186	6,701,476	30.3	13,330.1	13,472.3	-142.2
VIC	5,496,408	0.91875	5,049,825	22.8	10,044.7	10,154.5	-109.8
QLD	4,472,957	0.91556	4,095,261	18.5	8,146.0	8,238.8	-92.8
WA	2,270,276	0.78485	1,781,826	8.1	3,544.3	3,588.0	-43.7
SA	1,633,853	1.24724	2,037,807	9.2	4,053.5	4,098.0	-44.6
TAS	505,377	1.62040	818,913	3.7	1,628.9	1,647.4	-18.5
ACT	354,892	1.27051	450,894	2.0	896.9	905.5	-8.6
NT	227,716	5.25073	1,195,675	5.4	2,378.3	2,405.5	-27.1
Total	22,152,984	na	22,131,676	100.0	44,022.7	44,510.0	-487.3

GST administration costs

Because the GST has a national tax base, the Intergovernmental Agreement provides for the Australian Taxation Office to administer the GST on behalf of the States. As all GST revenue is provided to the States, the States compensate the Commonwealth for the agreed costs incurred by the Australian Taxation Office in administering the GST, as shown in Table 3.29.

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Table 3.29: GST administration budget, 2009-10 to 2013-14
	Actual	Estimates		Projections
$million	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office budget	590.1	662.6	684.5	693.1	698.2
less prior year adjustment	27.3	-8.2
equals State government payments	562.8	670.8	684.5	693.1	698.2
less Australian Taxation Office outcome	598.3
equals Commonwealth budget impact	-35.5
plus prior year adjustment	27.3
equals following year adjustment	-8.2

The preliminary outcome for the 2009-10 GST administration expenses of $598.3 million differs from the amount paid by the States and the prior year adjustment by -$8.2 million. Once the outcome for GST administration in 2009-10 is audited, this difference will be incorporated into the States’ administration costs for 2010-11.

Part 3: Fiscal strategy and outlook

Annex A

PAYMENTS TO THE STATES

This annex provides accrual estimates of Commonwealth payments to the States and local governments. This includes Commonwealth advances (loans) to the States, including new advances, interest on advances and repayments of advances. Most of these advances were funded from borrowings made on behalf of the States under previous Australian Loan Council arrangements.

Each table presents estimated payments to the States for the period 2010-11 to 2013-14 as follows:

A.1 — health;

A.2 — education;

A.3 — community services;

A.4 — affordable housing;

A.5 — infrastructure;

A.6 — environment;

A.7 — contingent payments;

A.8 — other purposes;

A.9 — GST and general revenue assistance;

A.10 — advances, repayment of advances and interest payments; and

A.11 — payments presented on the Australian Bureau of Statistics Government Finance Statistics (GFS) functional basis.

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Table A.1: Estimated payments to support state health services, by year and State
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
National Healthcare SPP	3,950,771	2,922,209	2,393,144	1,229,811	961,860	264,501	166,424	150,274	12,038,994
National Partnership payments
Closing the Gap - NT
Closing the Gap - Indigenous health and related services	-	-	-	-	-	-	-	4,858	4,858
Health and Hospitals Fund
Hospital infrastructure and other projects of national significance(a)	61,500	8,500	24,800	150,900	85,660	135,500	-	14,700	481,560
National cancer system	27,367	128,846	39,071	14,290	12,170	10,375	19,237	1,200	252,556
Translational research and workforce training	-	2,500	-	-	-	-	-	-	2,500
Health infrastructure
Cairns integrated cancer centre	-	-	2,000	-	-	-	-	-	2,000
Children's cancer centre, Adelaide	-	-	-	-	8,000	-	-	-	8,000
Radiation oncology services in North/North West
Tasmania	-	-	-	-	-	2,664	-	-	2,664
Tasmanian patient transport and accommodation services	-	-	-	-	-	2,300	-	-	2,300
Upgrading chemotherapy and cancer facilities in
North West Tasmania	-	-	-	-	-	800	-	-	800
Upgrading patient accommodation for Launceston	-	-	-	-	-	500	-	-	500
(a)	This includes an indicative profile for the Port Macquarie Base Hospital and Royal Hobart Hospital.

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
Health services
Health care grants for the Torres Strait	-	-	3,969	-	-	-	-	-	3,969
Healthy kids health checks	474	358	370	204	143	94	68	93	1,804
Helping public patients in public hospitals waiting for nursing homes	12,990	9,520	6,750	3,320	3,330	990	300	300	37,500
National bowel cancer screening program	-	444	357	183	143	106	89	76	1,398
National perinatal depression initiative	1,805	1,499	1,268	788	445	206	177	212	6,400
National public health - human quarantine services	33	18	19	12	7	5	5	7	106
OzFoodNet	322	237	237	184	184	171	129	134	1,598
PET scanner for the Westmead hospital, Sydney	1,300	-	-	-	-	-	-	-	1,300
Reducing rheumatic heart fever for Indigenous children	-	-	790	790	-	-	-	790	2,370
Royal Darwin hospital - equipped, prepared and ready	-	-	-	-	-	-	-	14,212	14,212
Satellite renal dialysis facilities in remote Northern Territory communities	-	-	-	-	-	-	-	272	272
Sexual assault counselling in remote Northern Territory areas	-	-	-	-	-	-	-	1,386	1,386
Supporting nurses to return to the workforce - incentive payments	323	-	-	2	133	-	217	32	707
Torres Strait Islander health protection strategy	-	-	895	-	-	-	-	-	895
Victorian cytology service	-	7,334	-	-	-	-	-	-	7,334
Vaccine-preventable diseases surveillance program	264	333	225	112	115	49	52	60	1,210

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
Hospital and health workforce reform
Activity-based funding	-	-	-	-	-	-	-	-	-
Indigenous early childhood development
Antenatal and reproductive health	5,340	1,165	7,706	2,803	935	525	200	4,678	23,352
National Health and Hospitals Network package(a)
Expanding multi-purpose services	16,205	5,159	6,689	11,374	8,697	1,738	-	138	50,000
Expanding the Early Psychosis Prevention and
Intervention Centre model(b)	735	735	735	736	736	736	736	736	5,885
Flexible funding for emergency departments, elective surgery and sub-acute care	24,657	19,568	16,533	16,294	7,263	3,756	3,303	2,915	94,289
Four hour national access target for emergency departments - capital	28,966	22,856	19,214	16,170	8,091	3,882	3,338	2,873	105,390
Four hour national access target for emergency departments - facilitation and reward funding	48,457	37,227	30,477	15,514	10,985	3,396	2,395	1,549	150,000
Improving access to elective surgery - capital	23,514	18,849	16,067	13,748	7,570	4,354	3,939	3,584	91,625
Improving access to elective surgery - facilitation and reward funding	96,915	74,454	60,955	31,027	21,970	6,791	4,790	3,098	300,000
New sub-acute hospital beds	75,980	58,220	46,860	24,140	17,040	5,680	3,550	2,130	233,600
Supporting long stay older patients	-	-	-	-	-	-	-	-	-
Preventive health
Enabling infrastructure	1,632	1,240	1,000	504	376	116	80	52	5,000
Healthy children	-	-	-	-	-	-	-	-	-
Healthy communities - Local government	2,267	1,742	1,394	871	523	348	348	348	7,841
Healthy workers	-	-	-	-	-	-	-	-	-
Social marketing	1,959	1,487	1,199	606	451	140	97	62	6,001
(a)
Funding for this measure includes the full amount of funding allocated to Western Australia. This funding is dependent on the Western Australian Government becoming a signatory to the National Health and Hospitals Network Agreement.

(b)	State allocations are not yet finalised. These indicative allocations are based on an equal State split.

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
Other payments
Commonwealth Dental Health Program	30,360	24,150	17,560	7,870	8,220	3,360	1,370	1,410	94,300
East Kimberley development package - health related projects	-	-	-	20,330	-	-	-	-	20,330
Elective surgery waiting list reduction plan	87,896	63,673	51,513	25,948	20,610	8,198	5,904	4,258	268,000
Essential vaccines	95,906	78,594	65,589	30,738	20,161	7,156	4,930	3,771	306,845
Investment in the Royal Hobart Hospital	-	-	-	-	-	100,000	-	-	100,000
Northern Territory medical school - funding contribution	-	-	-	-	-	-	-	532	532
Total	4,597,938	3,490,917	2,817,386	1,619,269	1,205,818	568,437	221,678	220,740	14,742,183

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2011-12
National Healthcare SPP	-	-	-	1,313,529	-	-	-	-	1,313,529
National Health and Hospitals Network
Funding(a)(b)	8,982,823	6,023,961	6,154,081	-	2,197,921	644,683	639,869	546,660	25,189,998
National Partnership payments
Closing the Gap - NT
Closing the Gap - Indigenous health and related services	-	-	-	-	-	-	-	4,949	4,949
Health and Hospitals Fund
Hospital infrastructure and other projects of national significance(c)	65,000	4,500	120,200	123,200	79,340	120,000	-	14,900	527,140
National cancer system	63,574	162,575	76,235	17,950	37,030	9,288	15,428	600	382,680
Translational research and workforce training	-	50,800	-	-	-	-	-	-	50,800
Health infrastructure
Cairns integrated cancer centre	-	-	2,000	-	-	-	-	-	2,000
Children's cancer centre, Adelaide	-	-	-	-	1,500	-	-	-	1,500
Radiation oncology services in North/North West Tasmania	-	-	-	-	-	430	-	-	430
Tasmanian patient transport and accommodation services	-	-	-	-	-	1,150	-	-	1,150
Upgrading chemotherapy and cancer facilities in North West Tasmania	-	-	-	-	-	600	-	-	600
Upgrading patient accommodation for Launceston	-	-	-	-	-	-	-	-	-
(a)	Sourced from the National Healthcare SPP and GST dedicated to health and hospital services, other than for Western Australia.
(b)
Estimates of GST dedicated to health and hospital services are calculated on the basis of Treasury projections using data from the Australian Institute of Health and Welfare. These estimates are indicative only, with final amounts of GST dedicated to health and hospital services to be determined annually, in consultation with the States, on the basis of actual expenditure.

(c)	This includes an indicative profile for the Port Macquarie Base Hospital and Royal Hobart Hospital.

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2011-12
Health services
Health care grants for the Torres Strait	-	-	4,166	-	-	-	-	-	4,166
Healthy kids health checks	490	381	383	220	151	98	69	95	1,887
Helping public patients in public hospitals waiting for nursing homes	12,990	9,520	6,750	3,320	3,330	990	300	300	37,500
National bowel cancer screening program	-	-	-	-	-	-	-	-	-
National perinatal depression initiative	2,712	2,249	1,897	1,169	648	286	243	296	9,500
National public health - human quarantine services	34	18	20	12	7	5	5	7	108
OzFoodNet	328	242	241	188	188	174	131	136	1,628
PET scanner for the Westmead hospital, Sydney	1,300	-	-	-	-	-	-	-	1,300
Reducing rheumatic heart fever for Indigenous children	-	-	805	805	-	-	-	805	2,415
Royal Darwin hospital - equipped, prepared and ready	-	-	-	-	-	-	-	14,481	14,481
Satellite renal dialysis facilities in remote Northern Territory communities	-	-	-	-	-	-	-	131	131
Sexual assault counselling in remote Northern Territory areas	-	-	-	-	-	-	-	1,536	1,536
Supporting nurses to return to the workforce - incentive payments	-	-	-	-	-	-	-	-	-
Torres Strait Islander health protection strategy	-	-	913	-	-	-	-	-	913
Victorian cytology service	-	7,700	-	-	-	-	-	-	7,700
Vaccine-preventable diseases surveillance program	182	174	152	77	75	31	31	43	765

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2011-12
Hospital and health workforce reform
Activity-based funding	12,270	10,990	7,000	4,110	3,580	1,240	980	1,230	41,400
Indigenous early childhood development
Antenatal and reproductive health	5,740	1,066	6,440	3,440	1,209	645	230	3,910	22,680
National Health and Hospitals Network package(a)
Expanding multi-purpose services	11,343	3,612	4,683	7,962	6,088	1,217	-	95	35,000
Expanding the Early Psychosis Prevention and
Intervention Centre model(b)	735	735	735	736	736	736	736	736	5,885
Flexible funding for emergency departments, elective surgery and sub-acute care	7,044	5,591	4,724	2,716	2,075	1,073	944	833	25,000
Four hour national access target for emergency departments - capital	14,482	11,428	9,607	5,390	4,046	1,941	1,669	1,437	50,000
Four hour national access target for emergency departments - facilitation and reward funding	32,167	24,826	20,437	10,418	7,274	2,247	1,594	1,037	100,000
Improving access to elective surgery - capital	6,719	5,385	4,590	2,750	2,163	1,244	1,125	1,024	25,000
Improving access to elective surgery - facilitation and reward funding	37,955	29,295	24,115	12,294	8,584	2,652	1,881	1,224	118,000
New sub-acute hospital beds	102,557	78,421	64,449	32,085	23,905	6,986	5,564	3,633	317,600
Supporting long stay older patients	36,815	26,874	18,099	8,910	11,242	2,673	982	342	105,937
Preventive health
Enabling infrastructure	816	620	500	252	188	58	40	26	2,500
Healthy children	10,662	7,826	6,648	3,301	2,316	786	509	407	32,455
Healthy communities - Local government	7,850	6,168	4,766	2,804	1,682	841	841	841	25,793
Healthy workers	10,675	8,251	6,882	3,606	2,451	738	602	347	33,552
Social marketing	1,959	1,487	1,199	606	451	140	97	62	6,001
(a)
Funding for this measure includes the full amount of funding allocated to Western Australia. This funding is dependent on the Western Australian Government becoming a signatory to the National Health and Hospitals Network Agreement.

(b)	State allocations are not yet finalised. These indicative allocations are based on an equal State split.

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2011-12
Other payments
Commonwealth Dental Health Program	30,670	24,380	17,730	7,940	8,300	3,890	1,880	1,910	96,700
East Kimberley development package - health related projects	-	-	-	3,330	-	-	-	-	3,330
Elective surgery waiting list reduction plan	-	-	-	-	-	-	-	-	-
Essential vaccines	105,939	86,339	72,665	34,528	25,692	7,901	5,233	4,176	342,473
Investment in the Royal Hobart Hospital	-	-	-	-	-	-	-	-	-
Northern Territory medical school - funding contribution	-	-	-	-	-	-	-	1,628	1,628
Total	9,565,831	6,595,414	6,643,112	1,607,648	2,432,172	814,743	680,983	609,837	28,949,740

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
National Healthcare SPP	-	-	-	1,412,972	-	-	-	-	1,412,972
National Health and Hospitals Network Funding(a)(b)	9,650,668	6,525,856	6,686,656	-	2,337,713	693,660	699,807	586,713	27,181,073
National Partnership payments
Closing the Gap - NT
Closing the Gap - Indigenous health and related services	-	-	-	-	-	-	-	-	-
Health and Hospitals Fund
Hospital infrastructure and other projects of national significance(c)	24,400	-	82,000	45,000	5,000	-	-	600	157,000
National cancer system	40,409	231,078	51,075	2,291	34,700	2,320	-	-	361,873
Translational research and workforce training	-	17,700	-	-	-	-	-	-	-
Health infrastructure
Cairns integrated cancer centre	-	-	-	-	-	-	-	-	-
Children's cancer centre, Adelaide	-	-	-	-	-	-	-	-	-
Radiation oncology services in North/North West Tasmania	-	-	-	-	-	400	-	-	400
Tasmanian patient transport and accommodation services	-	-	-	-	-	-	-	-	-
Upgrading chemotherapy and cancer facilities in North West Tasmania	-	-	-	-	-	-	-	-	-
Upgrading patient accommodation for Launceston	-	-	-	-	-	-	-	-	-
(a)	Sourced from the National Healthcare SPP and GST dedicated to health and hospital services, other than for Western Australia.
(b)
Estimates of GST dedicated to health and hospital services are calculated on the basis of Treasury projections using data from the Australian Institute of Health and Welfare. These estimates are indicative only, with final amounts of GST dedicated to health and hospital services to be determined annually, in consultation with the States, on the basis of actual expenditure.

(c)	This includes an indicative profile for the Port Macquarie Base Hospital and Royal Hobart Hospital.

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
Health services
Health care grants for the Torres Strait	-	-	4,365	-	-	-	-	-	4,365
Healthy kids health checks	501	402	417	227	158	99	70	98	1,972
Helping public patients in public hospitals waiting for nursing homes	12,990	9,520	6,750	3,320	3,330	990	300	300	37,500
National bowel cancer screening program	-	-	-	-	-	-	-	-	-
National perinatal depression initiative	2,478	2,056	1,734	1,070	596	266	226	274	8,700
National public health - human quarantine services	35	19	20	12	7	5	5	7	110
OzFoodNet	332	245	243	189	190	176	131	138	1,644
PET scanner for the Westmead hospital, Sydney	1,300	-	-	-	-	-	-	-	1,300
Reducing rheumatic heart fever for Indigenous children	-	-	841	841	-	-	-	841	2,523
Royal Darwin hospital - equipped, prepared and ready	-	-	-	-	-	-	-	14,756	14,756
Satellite renal dialysis facilities in remote Northern Territory communities	-	-	-	-	-	-	-	-	-
Sexual assault counselling in remote Northern Territory areas	-	-	-	-	-	-	-	-	-
Supporting nurses to return to the workforce - incentive payments	-	-	-	-	-	-	-	-	-
Torres Strait Islander health protection strategy	-	-	929	-	-	-	-	-	929
Victorian cytology service	-	8,085	-	-	-	-	-	-	8,085
Vaccine-preventable diseases surveillance program	187	178	155	79	76	31	31	44	781

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
Hospital and health workforce reform
Activity-based funding	16,450	14,730	9,380	5,520	4,800	1,660	1,320	1,660	55,520
Indigenous early childhood development
Antenatal and reproductive health	5,740	1,325	6,720	3,760	1,261	705	240	4,080	23,831
National Health and Hospitals Network package(a)
Expanding multi-purpose services	11,343	3,612	4,683	7,962	6,088	1,217	-	95	35,000
Expanding the Early Psychosis Prevention and
Intervention Centre model(b)	735	735	735	736	736	736	736	736	5,885
Flexible funding for emergency departments, elective surgery and sub-acute care	7,044	5,591	4,724	2,716	2,075	1,073	944	833	25,000
Four hour national access target for emergency departments - capital	14,482	11,428	9,607	5,390	4,046	1,941	1,669	1,437	50,000
Four hour national access target for emergency departments - facilitation and reward funding	32,031	24,833	20,553	10,490	7,227	2,232	1,592	1,042	100,000
Improving access to elective surgery - capital	-	-	-	-	-	-	-	-	-
Improving access to elective surgery - facilitation and reward funding	37,156	28,806	23,841	12,168	8,384	2,590	1,846	1,209	116,000
New sub-acute hospital beds	144,980	111,084	89,837	45,921	32,819	10,624	7,025	4,310	446,600
Supporting long stay older patients	32,089	23,423	15,775	7,766	9,799	2,330	857	298	92,337
Preventive health
Enabling infrastructure	816	620	500	252	188	58	40	26	2,500
Healthy children	21,324	15,652	13,297	6,602	4,633	1,573	1,018	813	64,912
Healthy communities - Local government	7,999	6,285	4,857	2,857	1,714	857	857	857	26,283
Healthy workers	19,904	15,385	12,831	6,724	4,569	1,375	1,122	646	62,556
Social marketing	1,959	1,487	1,199	606	451	140	97	62	6,001
(a)
Funding for this measure includes the full amount of funding allocated to Western Australia. This funding is dependent on the Western Australian Government becoming a signatory to the National Health and Hospitals Network Agreement.

(b)	State allocations are not yet finalised. These indicative allocations are based on an equal State split.

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
Other payments
Commonwealth Dental Health Program	31,900	25,370	18,450	8,260	8,640	3,510	1,420	1,450	99,000
East Kimberley development package - health related projects	-	-	-	-	-	-	-	-	-
Elective surgery waiting list reduction plan	-	-	-	-	-	-	-	-	-
Essential vaccines	107,992	88,239	74,784	35,506	26,210	8,023	5,348	4,364	350,466
Investment in the Royal Hobart Hospital	-	-	-	-	-	-	-	-	-
Northern Territory medical school - funding contribution	-	-	-	-	-	-	-	2,212	2,212
Total	10,227,244	7,173,744	7,146,958	1,629,237	2,505,410	738,591	726,701	629,901	30,777,786

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2013-14
National Healthcare SPP	-	-	-	1,523,601	-	-	-	-	1,523,601
National Health and Hospitals Network Funding(a)(b)	10,347,793	7,057,192	7,257,637	-	2,480,598	744,437	763,552	628,766	29,279,975
National Partnership payments
Closing the Gap - NT
Closing the Gap - Indigenous health and related services	-	-	-	-	-	-	-	-	-
Health and Hospitals Fund
Hospital infrastructure and other projects of national significance	-	-	15,000	62,600	-	-	-	-	77,600
National cancer system	736	-	21,726	-	3,266	-	-	-	25,728
Translational research and workforce training	-	-	-	-	-	-	-	-	-
Health infrastructure
Cairns integrated cancer centre	-	-	-	-	-	-	-	-	-
Children's cancer centre, Adelaide	-	-	-	-	-	-	-	-	-
Radiation oncology services in North/North West Tasmania	-	-	-	-	-	-	-	-	-
Tasmanian patient transport and accommodation services	-	-	-	-	-	-	-	-	-
Upgrading chemotherapy and cancer facilities in North West Tasmania	-	-	-	-	-	-	-	-	-
Upgrading patient accommodation for Launceston	-	-	-	-	-	-	-	-	-
(a)	Sourced from the National Healthcare SPP and GST dedicated to health and hospital services, other than for Western Australia.
(b)
Estimates of GST dedicated to health and hospital services are calculated on the basis of Treasury projections using data from the Australian Institute of Health and Welfare. These estimates are indicative only, with final amounts of GST dedicated to health and hospital services to be determined annually, in consultation with the States, on the basis of actual expenditure.

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2013-14
Health services
Health care grants for the Torres Strait	-	-	4,439	-	-	-	-	-	4,439
Healthy kids health checks	499	401	419	229	157	99	70	98	1,972
Helping public patients in public hospitals waiting for nursing homes	12,990	9,520	6,750	3,320	3,330	990	300	300	37,500
National bowel cancer screening program	-	-	-	-	-	-	-	-	-
National perinatal depression initiative	2,478	2,056	1,734	1,070	596	266	226	274	8,700
National public health - human quarantine services	35	19	20	13	7	6	5	7	112
OzFoodNet	337	248	248	192	193	179	134	140	1,671
PET scanner for the Westmead hospital, Sydney	1,300	-	-	-	-	-	-	-	1,300
Reducing rheumatic heart fever for Indigenous children	-	-	855	855	-	-	-	855	2,565
Royal Darwin hospital - equipped, prepared and ready	-	-	-	-	-	-	-	14,992	14,992
Satellite renal dialysis facilities in remote Northern Territory communities	-	-	-	-	-	-	-	-	-
Sexual assault counselling in remote Northern Territory areas	-	-	-	-	-	-	-	-	-
Supporting nurses to return to the workforce - incentive payments	-	-	-	-	-	-	-	-	-
Torres Strait Islander health protection strategy	-	-	944	-	-	-	-	-	944
Victorian cytology service	-	8,489	-	-	-	-	-	-	8,489
Vaccine-preventable diseases surveillance program	191	183	157	80	77	32	33	45	798

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2013-14
Hospital and health workforce reform
Activity-based funding	-	-	-	-	-	-	-	-	-
Indigenous early childhood development
Antenatal and reproductive health	5,490	1,420	7,000	3,920	1,118	735	250	3,750	23,683
National Health and Hospitals Network package(a)
Expanding multi-purpose services	-	-	-	-	-	-	-	-	-
Expanding the Early Psychosis Prevention and
Intervention Centre model(b)	735	735	735	736	736	736	736	736	5,885
Flexible funding for emergency departments, elective surgery and sub-acute care	-	-	-	-	-	-	-	-	-
Four hour national access target for emergency departments - capital	-	-	-	-	-	-	-	-	-
Four hour national access target for emergency departments - facilitation and reward funding	47,851	37,258	30,998	15,839	10,772	3,327	2,384	1,571	150,000
Improving access to elective surgery - capital	-	-	-	-	-	-	-	-	-
Improving access to elective surgery - facilitation and reward funding	37,003	28,813	23,972	12,249	8,331	2,573	1,844	1,215	116,000
New sub-acute hospital beds	203,846	154,740	125,852	64,274	45,999	14,047	9,875	6,867	625,500
Supporting long stay older patients	27,160	19,826	13,352	6,573	8,293	1,972	727	252	78,155
Preventive health
Enabling infrastructure	816	620	500	252	188	58	40	26	2,500
Healthy children	31,985	23,478	19,945	9,904	6,949	2,359	1,527	1,220	97,367
Healthy communities - Local government	-	-	-	-	-	-	-	-	-
Healthy workers	28,050	21,682	18,083	9,476	6,439	1,939	1,581	911	88,161
Social marketing	1,959	1,487	1,199	606	451	140	97	62	6,001
(a)
Funding for this measure includes the full amount of funding allocated to Western Australia. This funding is dependent on the Western Australian Government becoming a signatory to the National Health and Hospitals Network Agreement.

(b)	State allocations are not yet finalised. These indicative allocations are based on an equal State split.

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2013-14
Other payments
Commonwealth Dental Health Program	-	-	-	-	-	-	-	-	-
East Kimberley development package - health related projects	-	-	-	-	-	-	-	-	-
Elective surgery waiting list reduction plan	-	-	-	-	-	-	-	-	-
Essential vaccines	106,408	87,445	75,375	35,719	25,737	7,876	5,351	4,691	348,602
Investment in the Royal Hobart Hospital	-	-	-	-	-	-	-	-	-
Northern Territory medical school - funding contribution	-	-	-	-	-	-	-	2,250	2,250
Total	10,857,662	7,455,612	7,626,940	1,751,508	2,603,237	781,771	788,732	669,028	32,534,490

Part 3: Fiscal strategy and outlook

Table A.2: Estimated payments to support state education services, by year and State
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
National Schools SPP	3,318,579	2,582,865	2,099,667	1,068,117	807,601	242,297	182,272	151,763	10,453,161
National Skills & Workforce Development SPP	443,184	331,841	261,681	134,736	100,229	31,141	22,635	13,911	1,339,358
National Partnership payments
Closing the gap - Northern Territory
Teacher housing	-	-	-	-	-	-	-	4,918	4,918
Quality teaching, accelerated literacy	-	-	-	-	-	-	-	16,290	16,290
Supporting remote schools - additional teachers	-	-	-	-	-	-	-	29,200	29,200
Digital education revolution	31,720	23,365	21,248	10,440	7,541	2,422	1,902	962	99,600
Early childhood education -
Universal access to early education	26,869	19,303	29,488	9,700	6,596	1,940	1,164	1,940	97,000
East Kimberley development package - education-related payments	-	-	-	27,490	-	-	-	-	27,490
Education Investment Fund	10,698	-	-	11,000	-	-	-	-	21,698
Fort Street High School - noise insulation	6,000	-	-	-	-	-	-	-	6,000
Indigenous early childhood development - children and family centres	16,741	6,698	18,510	8,472	974	1,207	4,272	11,746	68,620
Nation Building and Jobs Plan
Building the education revolution
Primary Schools for the 21st century	1,704,113	1,299,768	1,029,206	633,771	495,613	138,764	86,371	85,610	5,473,216
National quality agenda for early childhood education and care	2,887	1,343	1,016	1,217	732	105	30	417	7,747
National solar schools plan	10,370	12,450	11,460	8,040	4,720	1,830	1,210	1,780	51,860
Pre-apprenticeship training	4,317	900	3,038	3,480	3,493	4,359	275	100	19,962
Productivity places program	139,037	-	85,881	43,692	32,481	6,339	7,331	4,663	319,424
School pathways program	-	-	-	384	559	-	-	-	943
Schools security program	-	-	-	-	-	-	6,938	-	6,938

Part 3: Fiscal strategy and outlook

Table A.2: Estimated payments to support state education services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
Smarter schools
Improving teacher quality	10,886	8,646	6,710	3,443	2,485	807	608	415	34,000
Literacy and numeracy	47,599	31,302	48,522	21,596	14,136	4,509	2,125	5,211	175,000
Low SES school communities	81,077	37,617	29,931	13,222	21,833	9,584	410	9,584	203,258
TAFE fee waivers for childcare qualifications	5,941	11,384	4,360	1,541	299	663	1,006	129	25,323
Trade training centres in schools	96,576	70,445	67,847	30,675	13,234	7,759	5,542	3,048	295,126
Youth attainment and transitions -
Quality on the job workplace learning	8,493	17,040	5,595	2,811	1,937	606	662	358	37,502
Year 12 attainment and transition	-	-	-	-	-	-	-	-	-
Total	5,965,087	4,454,967	3,724,160	2,033,827	1,514,463	454,332	324,753	342,045	18,813,634
Memorandum item - payments for non-government schools included in payments above
National Schools SPP	2,149,064	1,769,162	1,402,833	714,823	542,383	147,724	129,925	90,160	6,946,074
Digital education revolution	11,598	8,584	7,662	4,075	2,859	725	807	290	36,600
Nation Building and Jobs Plan
Building the education revolution Primary Schools for the 21st century	530,497	442,748	345,652	196,402	151,486	35,311	32,721	21,036	1,755,853
National solar schools plan	5,700	3,110	2,590	1,655	1,040	380	270	170	14,915
Schools security program	-	-	-	-	-	-	6,938	-	6,938
Trade training centres in schools	27,490	23,793	18,711	10,164	6,930	1,848	1,848	462	91,246
Total	2,724,349	2,247,397	1,777,448	927,119	704,698	185,988	172,509	112,118	8,851,626

Part 3: Fiscal strategy and outlook

Table A.2: Estimated payments to support state education services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2011-12
National Schools SPP	3,535,768	2,772,116	2,288,689	1,157,502	858,894	257,913	196,024	157,932	11,224,838
National Skills & Workforce Development SPP	448,345	338,433	269,702	138,509	101,342	31,414	22,753	14,174	1,364,672
National Partnership payments
Closing the gap - Northern Territory
Teacher housing	-	-	-	-	-	-	-	-	-
Quality teaching, accelerated literacy	-	-	-	-	-	-	-	12,289	12,289
Supporting remote schools - additional teachers	-	-	-	-	-	-	-	32,300	32,300
Digital education revolution	63,440	47,529	42,496	20,881	15,084	4,842	3,804	1,924	200,000
Early childhood education -
Universal access to early education	82,269	59,103	90,288	29,700	20,196	5,940	3,564	5,940	297,000
East Kimberley development package - education-related payments	-	-	-	4,210	-	-	-	-	4,210
Education Investment Fund	11,687	-	-	13,190	-	-	-	-	24,877
Fort Street High School - noise insulation	4,500	-	-	-	-	-	-	-	4,500
Indigenous early childhood development - children and family centres	23,750	3,575	13,398	7,450	10,967	1,180	1,115	16,947	78,382
Nation Building and Jobs Plan Building the education revolution
Primary Schools for the 21st century	157,439	90,010	72,266	50,604	3,391	11,805	7,987	6,170	399,672
National quality agenda for early childhood education and care	5,937	3,155	911	751	1,498	192	157	492	13,093
National solar schools plan	15,152	11,536	9,882	6,718	4,380	1,725	1,056	1,411	51,860
Pre-apprenticeship training	-	-	-	-	-	-	-	-	-
Productivity places program	161,154	-	98,688	50,256	36,968	14,938	8,528	5,331	375,863
School pathways program	-	-	-	519	1,336	-	-	-	1,855
Schools security program	-	-	-	-	-	-	-	-	-

Part 3: Fiscal strategy and outlook

Table A.2: Estimated payments to support state education services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2011-12
Smarter schools
Improving teacher quality	69,156	54,926	42,629	21,877	15,786	5,127	3,861	2,638	216,000
Literacy and numeracy	47,599	31,302	48,522	21,596	14,136	4,509	2,125	5,211	175,000
Low SES school communities	148,312	68,812	53,970	24,188	39,938	17,531	750	17,531	371,032
TAFE fee waivers for childcare qualifications	5,710	10,039	2,929	1,209	491	346	740	82	21,546
Trade training centres in schools	80,763	64,964	56,470	28,253	19,799	6,327	4,756	2,368	263,700
Youth attainment and transitions -
Quality on the job workplace learning	8,493	17,040	5,595	2,811	1,937	606	662	358	37,502
Year 12 attainment and transition	16,289	12,396	10,028	5,080	3,732	1,158	804	513	50,000
Total	4,885,763	3,584,936	3,106,463	1,585,304	1,149,875	365,553	258,686	283,611	15,220,191
Memorandum item - payments for non-government schools included in payments above
National Schools SPP	2,297,561	1,899,395	1,529,411	778,911	581,571	158,963	139,934	99,383	7,485,129
Digital education revolution	23,195	17,967	15,325	8,150	5,720	1,448	1,615	580	74,000
Nation Building and Jobs Plan
Building the education revolution Primary Schools for the 21st century	51,093	11,644	8,450	10,206	3,391	2,153	3,077	-	90,014
National solar schools plan	5,248	3,912	2,390	1,405	968	464	312	216	14,915
Schools security program	-	-	-	-	-	-	-	-	-
Trade training centres in schools	31,778	27,505	21,630	11,750	8,011	2,136	2,136	534	105,480
Total	2,408,875	1,960,423	1,577,206	810,422	599,661	165,164	147,074	100,713	7,769,538

Part 3: Fiscal strategy and outlook

Table A.2: Estimated payments to support state education services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
National Schools SPP	3,764,912	2,979,998	2,498,128	1,260,875	915,480	275,570	211,327	166,836	12,073,126
National Skills & Workforce Development SPP	452,784	345,135	278,389	142,665	102,182	31,584	22,853	14,463	1,390,055
National Partnership payments
Closing the gap - Northern Territory
Teacher housing	-	-	-	-	-	-	-	-	-
Quality teaching, accelerated literacy	-	-	-	-	-	-	-	-	-
Supporting remote schools - additional teachers	-	-	-	-	-	-	-	12,400	12,400
Digital education revolution	63,440	47,529	42,496	20,881	15,084	4,842	3,804	1,924	200,000
Early childhood education -
Universal access to early education	137,898	109,534	97,597	47,602	30,927	10,415	7,080	5,947	447,000
East Kimberley development package - education-related payments	-	-	-	-	-	-	-	-	-
Education Investment Fund	3,769	-	-	-	-	-	-	-	3,769
Fort Street High School - noise insulation	-	-	-	-	-	-	-	-	-
Indigenous early childhood development - children and family centres	16,250	2,137	22,616	7,000	2,792	1,180	1,110	5,599	58,684
Nation Building and Jobs Plan
Building the education revolution
Primary Schools for the 21st century	-	-	-	-	-	-	-	-	-
National quality agenda for early childhood education and care	9,595	5,139	1,594	1,165	2,448	303	227	857	21,328
National solar schools plan	11,644	8,865	7,596	5,165	3,367	1,326	811	1,086	39,860
Pre-apprenticeship training	-	-	-	-	-	-	-	-	-
Productivity places program	161,154	-	98,688	50,256	36,968	14,938	8,528	5,331	375,863
School pathways program	-	-	-	529	1,175	-	-	-	1,704
Schools security program	-	-	-	-	-	-	-	-	-

Part 3: Fiscal strategy and outlook

Table A.2: Estimated payments to support state education services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
Smarter schools
Improving teacher quality	56,029	44,500	34,538	17,724	12,790	4,154	3,128	2,137	175,000
Literacy and numeracy	-	-	-	-	-	-	-	-	-
Low SES school communities	143,863	66,748	55,358	23,462	38,739	17,005	728	17,005	362,908
TAFE fee waivers for childcare qualifications	5,838	10,264	2,995	1,236	502	353	757	84	22,029
Trade training centres in schools	85,314	64,659	59,270	28,737	21,104	7,633	4,940	3,143	274,800
Youth attainment and transitions -
Quality on the job workplace learning	8,493	17,040	5,595	2,811	1,937	606	662	358	37,502
Year 12 attainment and transition	-	-	-	-	-	-	-	-	-
Total	4,920,983	3,701,548	3,204,860	1,610,108	1,185,495	369,909	265,955	237,170	15,496,028
Memorandum item - payments for non-government schools included in payments above
National Schools SPP	2,457,395	2,044,564	1,666,910	850,980	625,524	171,942	151,081	109,397	8,077,793
Digital education revolution	23,195	17,967	15,325	8,150	5,720	1,448	1,615	580	74,000
Nation Building and Jobs Plan
Building the education revolution Primary Schools for the 21st century	-	-	-	-	-	-	-	-	-
National solar schools plan	4,028	3,003	1,835	1,079	743	356	239	167	11,450
Schools security program	-	-	-	-	-	-	-	-	-
Trade training centres in schools	34,125	25,864	23,708	11,495	8,442	3,053	1,976	1,257	109,920
Total	2,518,743	2,091,398	1,707,778	871,704	640,429	176,799	154,911	111,401	8,273,163

Part 3: Fiscal strategy and outlook

Table A.2: Estimated payments to support state education services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2013-14
National Schools SPP	4,000,639	3,212,544	2,738,280	1,380,424	975,182	293,446	228,357	177,165	13,006,037
National Skills & Workforce Development SPP	456,230	351,758	287,595	147,132	102,685	31,631	22,926	14,772	1,414,729
National Partnership payments
Closing the gap - Northern Territory
Teacher housing	-	-	-	-	-	-	-	-	-
Quality teaching, accelerated literacy	-	-	-	-	-	-	-	-	-
Supporting remote schools - additional teachers	-	-	-	-	-	-	-	-	-
Digital education revolution	63,440	47,529	42,496	20,881	15,084	4,842	3,804	1,924	200,000
Early childhood education -
Universal access to early education	146,871	114,361	95,146	48,616	33,065	10,212	7,318	4,821	460,410
East Kimberley development package - education-related payments	-	-	-	-	-	-	-	-	-
Education Investment Fund	-	-	-	-	-	-	-	-	-
Fort Street High School - noise insulation	-	-	-	-	-	-	-	-	-
Indigenous early childhood development - children and family centres	13,490	3,246	16,165	8,900	4,192	1,690	1,110	5,530	54,323
Nation Building and Jobs Plan Building the education revolution
Primary Schools for the 21st century	-	-	-	-	-	-	-	-	-
National quality agenda for early childhood education and care	8,474	4,628	1,468	881	2,297	280	212	840	19,080
National solar schools plan	14,686	11,182	9,579	6,512	4,246	1,673	1,023	1,367	50,268
Pre-apprenticeship training	-	-	-	-	-	-	-	-	-
Productivity places program	-	-	-	-	-	-	-	-	-
School pathways program	-	-	-	540	746	-	-	-	1,286
Schools security program	-	-	-	-	-	-	-	-	-

Part 3: Fiscal strategy and outlook

Table A.2: Estimated payments to support state education services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2013-14
Smarter schools
Improving teacher quality	-	-	-	-	-	-	-	-	-
Literacy and numeracy	-	-	-	-	-	-	-	-	-
Low SES school communities	88,246	40,944	37,118	14,392	23,763	10,431	446	10,431	225,771
TAFE fee waivers for childcare qualifications	6,026	10,596	3,092	1,276	519	365	781	86	22,741
Trade training centres in schools	87,685	70,532	61,310	30,674	21,496	6,869	5,163	2,571	286,300
Youth attainment and transitions -
Quality on the job workplace learning	4,246	8,520	2,798	1,406	968	303	331	179	18,751
Year 12 attainment and transition	16,289	12,396	10,028	5,080	3,732	1,158	804	513	50,000
Total	4,906,322	3,888,236	3,305,075	1,666,714	1,187,975	362,900	272,275	220,199	15,809,696
Memorandum item - payments for non-government schools included in payments above
National Schools SPP	2,622,032	2,203,422	1,821,837	931,795	671,938	185,238	163,546	121,250	8,721,058
Digital education revolution	23,195	17,967	15,325	8,150	5,720	1,448	1,615	580	74,000
Nation Building and Jobs Plan
Building the education revolution Primary Schools for the 21st century	-	-	-	-	-	-	-	-	-
National solar schools plan	5,086	3,792	2,317	1,362	938	450	302	209	14,456
Schools security program	-	-	-	-	-	-	-	-	-
Trade training centres in schools	34,501	29,862	23,484	12,757	8,698	2,319	2,319	580	114,520
Total	2,684,814	2,255,043	1,862,963	954,064	687,294	189,455	167,782	122,619	8,924,034

Part 3: Fiscal strategy and outlook

Table A.3: Estimated payments to support state community services, by year and State
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
National Disability SPP	350,193	247,633	202,184	94,568	101,499	31,530	15,679	11,538	1,054,824
National Partnership payments
Aged care assessment	27,384	19,693	14,212	8,161	7,280	2,126	882	1,071	80,809
Certain concessions for pensioners	85,038	60,795	42,452	21,375	24,186	7,767	1,725	1,181	244,519
Closing the Gap - Northern Territory
Community safety - family support	-	-	-	-	-	-	-	5,269	5,269
Field operations	-	-	-	-	-	-	-	2,907	2,907
Food security	-	-	-	-	-	-	-	370	370
Property and tenancy management	-	-	-	-	-	-	-	3,277	3,277
Remote policing and substance abuse	-	-	-	-	-	-	-	48,127	48,127
Home and community care	378,781	305,089	311,171	130,905	109,427	34,720	15,897	9,818	1,295,808
Home and community care services for veterans	6,408	4,422	3,654	1,455	1,508	597	257	48	18,349
National reciprocal transport concessions	6,255	1,732	4,001	429	387	119	179	77	13,179
Victorian bushfire reconstruction and recovery plan	-	6,930	-	-	-	-	-	-	6,930
Total	854,059	646,294	577,674	256,893	244,287	76,859	34,619	83,683	2,774,368
2011-12
National Disability SPP	400,944	289,216	233,697	113,100	109,199	34,062	18,710	13,333	1,212,261
National Partnership payments
Aged care assessment	29,435	21,168	15,276	8,772	7,825	2,286	948	1,151	86,861
Certain concessions for pensioners	87,790	62,762	43,826	22,069	24,969	8,016	1,784	1,222	252,438
Closing the Gap - Northern Territory
Community safety - family support	-	-	-	-	-	-	-	5,476	5,476
Field operations	-	-	-	-	-	-	-	4,278	4,278
Food security	-	-	-	-	-	-	-	220	220
Property and tenancy management	-	-	-	-	-	-	-	4,892	4,892
Remote policing and substance abuse	-	-	-	-	-	-	-	47,828	47,828
Home and community care	-	325,171	-	-	-	-	-	-	325,171
Home and community care services for veterans	1,061	3,840	1,420	478	321	150	157	30	7,457
National reciprocal transport concessions	6,894	1,834	4,242	454	410	126	190	81	14,231
Victorian bushfire reconstruction and recovery plan	-	-	-	-	-	-	-	-	-
Total	526,124	703,991	298,461	144,873	142,724	44,640	21,789	78,511	1,961,113

Part 3: Fiscal strategy and outlook

Table A.3: Estimated payments to support state community services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
National Disability SPP	418,051	309,088	255,415	124,151	109,848	33,908	19,652	13,550	1,283,663
National Partnership payments
Aged care assessment	-	-	-	-	-	-	-	-	-
Certain concessions for pensioners	90,535	64,720	45,192	22,758	25,748	8,267	1,839	1,259	260,318
Closing the Gap - Northern Territory
Community safety - family support	-	-	-	-	-	-	-	-	-
Field operations	-	-	-	-	-	-	-	-	-
Food security	-	-	-	-	-	-	-	-	-
Property and tenancy management	-	-	-	-	-	-	-	-	-
Remote policing and substance abuse	-	-	-	-	-	-	-	-	-
Home and community care	-	351,089	-	-	-	-	-	-	351,089
Home and community care services for veterans	957	3,792	1,323	433	291	143	149	29	7,117
National reciprocal transport concessions(a)	4,005	3,104	2,569	1,311	903	279	199	130	12,500
Victorian bushfire reconstruction and recovery plan	-	-	-	-	-	-	-	-	-
Total	513,548	731,793	304,499	148,653	136,790	42,597	21,839	14,968	1,914,687
2013-14
National Disability SPP	437,519	332,273	274,944	137,097	106,667	32,842	21,220	14,270	1,356,832
National Partnership payments
Aged care assessment	-	-	-	-	-	-	-	-	-
Certain concessions for pensioners	93,690	66,974	46,768	23,550	26,644	8,555	1,903	1,303	269,387
Closing the Gap - Northern Territory
Community safety - family support	-	-	-	-	-	-	-	-	-
Field operations	-	-	-	-	-	-	-	-	-
Food security	-	-	-	-	-	-	-	-	-
Property and tenancy management	-	-	-	-	-	-	-	-	-
Remote policing and substance abuse	-	-	-	-	-	-	-	-	-
Home and community care	-	381,455	-	-	-	-	-	-	381,455
Home and community care services for veterans	859	3,738	1,226	396	262	127	142	27	6,777
National reciprocal transport concessions(a)	3,987	3,105	2,583	1,320	898	277	199	131	12,500
Victorian bushfire reconstruction and recovery plan	-	-	-	-	-	-	-	-	-
Total	536,055	787,545	325,521	162,363	134,471	41,801	23,464	15,731	2,026,951
(a)	State allocations are not yet finalised. These indicative allocations are based on an equal per capita distribution.

Part 3: Fiscal strategy and outlook

Table A.4: Estimated payments to support state affordable housing services, by year and State
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
National Affordable Housing SPP	387,857	276,720	240,175	126,780	95,032	33,532	25,159	36,576	1,221,831
National Partnership payments
East Kimberley development package - Indigenous housing	-	-	-	20,640	-	-	-	-	20,640
First Home Owners Boost	22,396	66,804	15,513	24,069	11,520	2,258	4,278	349	147,187
Homelessness	35,176	24,938	32,090	15,919	9,613	4,455	2,336	5,974	130,501
Nation Building and Jobs Plan - Social housing Second stage construction	418,365	253,154	302,568	155,479	100,855	29,744	20,655	13,180	1,294,000
Remote Indigenous housing	22,885	3,156	70,176	85,855	19,381	2,137	-	471,399	674,989
Total	886,679	624,772	660,522	428,742	236,401	72,126	52,428	527,478	3,489,148
2011-12
National Affordable Housing SPP	396,081	288,599	246,929	129,201	95,122	32,553	24,191	31,148	1,243,824
National Partnership payments
East Kimberley development package - Indigenous housing	-	-	-	4,360	-	-	-	-	4,360
First Home Owners Boost	2,319	6,497	1,616	2,687	1,093	235	364	37	14,848
Homelessness	34,484	25,917	33,370	16,558	9,994	2,575	2,401	6,202	131,501
Nation Building and Jobs Plan - Social housing Second stage construction	64,196	13,796	39,523	20,021	14,709	4,564	3,169	2,022	162,000
Remote Indigenous housing	26,148	2,520	96,484	98,507	23,257	3,142	-	275,526	525,584
Total	523,228	337,329	417,922	271,334	144,175	43,069	30,125	314,935	2,082,117

Part 3: Fiscal strategy and outlook

Table A.4: Estimated payments to support state affordable housing services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
National Affordable Housing SPP	403,905	300,905	254,353	131,969	94,944	31,429	23,161	25,547	1,266,213
National Partnership payments
East Kimberley development package - Indigenous housing	-	-	-	-	-	-	-	-	-
First Home Owners Boost	26	71	18	29	12	3	4	-	163
Homelessness	41,409	31,192	39,745	19,608	11,969	2,575	2,401	7,602	156,501
Nation Building and Jobs Plan - Social housing Second stage construction	-	-	-	-	-	-	-	-	-
Remote Indigenous housing	26,620	2,521	145,690	128,669	27,858	2,754	-	139,573	473,685
Total	471,960	334,689	439,806	280,275	134,783	36,761	25,566	172,722	1,896,562
2013-14
National Affordable Housing SPP	410,935	313,329	262,169	134,949	94,416	30,144	22,060	19,737	1,287,739
National Partnership payments
East Kimberley development package - Indigenous housing	-	-	-	-	-	-	-	-	-
First Home Owners Boost	-	-	-	-	-	-	-	-	-
Homelessness	-	-	-	-	-	-	-	-	-
Nation Building and Jobs Plan - Social housing Second stage construction	-	-	-	-	-	-	-	-	-
Remote Indigenous housing	46,567	2,500	177,532	191,278	36,414	2,854	-	80,652	537,797
Total	457,502	315,829	439,701	326,227	130,830	32,998	22,060	100,389	1,825,536

Part 3: Fiscal strategy and outlook

Table A.5: Estimated payments to support state infrastructure services, by year and State
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
National Partnership payments
East Kimberley development package - Local governments	-	-	-	6,975	-	-	-	-	6,975
East Kimberley development package - States	-	-	-	5,800	-	-	-	-	5,800
Interstate road transport	33,660	19,586	6,935	2,898	8,851	365	365	365	73,025
Jobs fund -
Infrastructure employment projects - Local government	3,034	2,737	14,936	203	2,778	1,244	31	20	24,983
Infrastructure employment projects - States	-	-	7,000	10,000	-	3,500	-	-	20,500
Local community sporting infrastructure	2,400	-	-	-	-	-	-	-	2,400
Nation building plan for the future
Building Australia Fund
Rail	-	348,000	-	-	152,100	-	-	-	500,100
Road	312,000	-	-	-	-	-	-	-	312,000
Major cities
Rail	-	-	-	30,200	-	-	-	-	30,200
Road	-	-	-	-	27,100	-	-	-	27,100
Nation Building Program
Black spot projects	19,099	13,566	12,078	6,485	4,700	1,606	966	1,000	59,500
Heavy vehicle safety and productivity	2,395	4,570	2,344	3,596	7,579	1,820	511	1,137	23,952
Improving local roads - Local government	-	-	-	-	-	-	-	-	-
Improving local roads - States	-	-	-	-	993	-	-	-	993
Improving the national network	-	-	23,158	4,815	10,633	17,640	-	-	56,246
Investment
Rail	39,200	-	-	30,000	-	31,663	-	-	100,863
Road	721,646	260,008	539,675	182,631	76,741	74,590	455	44,732	1,900,478
Off-network projects - Local government	7,550	7,050	61,690	11,600	-	2,000	-	-	89,890
Off-network projects - States	27,000	16,200	3,594	47,900	-	12,471	10,000	18,329	135,494

Part 3: Fiscal strategy and outlook

Table A.5: Estimated payments to support state infrastructure services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
Nation Building Program (continued)
Off-network projects supplementary - Local government	7,825	6,698	11,455	14,266	150	344	-	-	40,738
Off-network projects supplementary - States	-	-	-	-	1,100	-	-	-	1,100
Roads to recovery - Local government	96,800	71,200	71,200	51,200	24,140	11,400	-	5,600	331,540
Roads to recovery - States	716	19	-	-	7,340	-	5,600	4,600	18,275
North Penrith Thornton Park Car Park	3,810	-	-	-	-	-	-	-	3,810
Regional Infrastructure Fund(a)	~	~	~	~	~	~	~	~	100,000
Regional and Local Community
Infrastructure Program - Local governments	96,349	93,646	47,622	32,701	22,239	9,861	2,776	3,274	308,468
Seamless National Economy -
National transport regulator
Heavy vehicles	-	-	1,710	-	-	-	-	-	1,710
Rail safety	-	-	-	-	610	-	-	-	610
Supplementary road funding to
South Australian councils for local roads	-	-	-	-	15,485	-	-	-	15,485
Total	1,373,484	843,280	803,397	441,270	362,539	168,504	20,704	79,057	4,192,235
(a)	State allocations are not yet finalised.

Part 3: Fiscal strategy and outlook

Table A.5: Estimated payments to support state infrastructure services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2011-12
National Partnership payments
East Kimberley development package -
Local governments	-	-	-	-	-	-	-	-	-
East Kimberley development package - States	-	-	-	1,450	-	-	-	-	1,450
Interstate road transport	35,006	20,369	7,212	3,014	9,204	380	380	380	75,945
Jobs fund -
Infrastructure employment projects -
Local government	-	-	30,000	-	-	-	-	-	30,000
Infrastructure employment projects - States	-	-	-	-	-	9,000	-	-	9,000
Local community sporting infrastructure	-	-	-	-	-	-	-	-	-
Nation building plan for the future
Building Australia Fund
Rail	-	662,000	-	-	256,200	-	-	-	918,200
Road	615,000	-	-	-	-	-	-	-	615,000
Major cities
Rail	-	-	-	60,600	-	-	-	-	60,600
Road	-	-	-	-	28,900	-	-	-	28,900
Nation Building Program
Black spot projects	19,099	13,566	12,078	6,485	4,700	1,606	966	1,000	59,500
Heavy vehicle safety and productivity	6,959	7,516	4,400	925	-	200	-	-	20,000
Improving local roads - Local government	-	-	-	-	-	-	-	-	-
Improving local roads - States	-	-	-	-	-	-	-	-	-
Improving the national network	-	-	-	-	-	-	-	-	-
Investment
Rail	-	-	-	30,000	-	32,185	-	-	62,185
Road	747,839	579,981	965,965	252,473	187,992	22,864	455	59,235	2,816,804
Off-network projects - Local government	2,900	1,050	50,000	7,500	-	-	-	-	61,450
Off-network projects - States	8,499	26,400	4,299	35,000	-	22,190	13,000	17,000	126,388

Part 3: Fiscal strategy and outlook

Table A.5: Estimated payments to support state infrastructure services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2011-12
Nation Building Program (continued)
Off-network projects supplementary -
Local government	-	-	-	-	-	-	-	-	-
Off-network projects supplementary - States	-	-	-	-	-	-	-	-	-
Roads to recovery - Local government	96,800	71,200	71,200	51,200	24,140	11,400	-	5,600	331,540
Roads to recovery - States	716	19	-	-	7,340	-	5,600	4,600	18,275
North Penrith Thornton Park Car Park	-	-	-	-	-	-	-	-	-
Regional Infrastructure Fund(a)	~	~	~	~	~	~	~	~	100,000
Regional and Local Community
Infrastructure Program - Local governments	-	-	-	-	-	-	-	-	-
Seamless National Economy -
National transport regulator
Heavy vehicles	-	-	-	-	-	-	-	-	-
Rail safety	-	-	-	-	-	-	-	-	-
Supplementary road funding to
South Australian councils for local roads	-	-	-	-	-	-	-	-	-
Total	1,532,818	1,382,101	1,145,154	448,647	518,476	99,825	20,401	87,815	5,335,237
(a)    State allocations are not yet finalised.

Part 3: Fiscal strategy and outlook

Table A.5: Estimated payments to support state infrastructure services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
National Partnership payments
East Kimberley development package -
Local governments	-	-	-	-	-	-	-	-	-
East Kimberley development package - States	-	-	-	-	-	-	-	-	-
Interstate road transport	36,407	21,183	7,501	3,135	9,571	395	395	395	78,982
Jobs fund -
Infrastructure employment projects - Local government	-	-	-	-	-	-	-	-	-
Infrastructure employment projects - States	-	-	-	-	-	-	-	-	-
Local community sporting infrastructure	-	-	-	-	-	-	-	-	-
Nation building plan for the future
Building Australia Fund
Rail	-	747,000	-	-	108,400	-	-	-	855,400
Road	655,000	-	400,000	-	-	-	-	-	1,055,000
Major cities
Rail	-	-	-	101,200	-	-	-	-	101,200
Road	-	-	-	-	-	-	-	-	-
Nation Building Program
Black spot projects	19,099	13,566	12,078	6,485	4,700	1,606	966	1,000	59,500
Heavy vehicle safety and productivity	-	-	-	-	-	-	-	-	-
Improving local roads - Local government	-	-	-	-	-	-	-	-	-
Improving local roads - States	-	-	-	-	-	-	-	-	-
Improving the national network	-	-	-	-	-	-	-	-	-
Investment
Rail	-	-	-	30,000	-	28,159	-	-	58,159
Road	654,987	603,848	1,103,366	273,897	262,942	11,443	455	73,235	2,984,173
Off-network projects - Local government	-	750	-	-	-	-	-	-	750
Off-network projects - States	6,000	31,700	4,500	73,924	-	17,500	2,000	-	135,624

Part 3: Fiscal strategy and outlook

Table A.5: Estimated payments to support state infrastructure services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
Nation Building Program (continued)
Off-network projects supplementary -
Local government	-	-	-	-	-	-	-	-	-
Off-network projects supplementary - States	-	-	-	-	-	-	-	-	-
Roads to recovery - Local government	96,800	71,200	71,200	51,200	24,140	11,400	-	5,600	331,540
Roads to recovery - States	716	19	-	-	7,340	-	5,600	4,600	18,275
North Penrith Thornton Park Car Park	-	-	-	-	-	-	-	-	-
Regional Infrastructure Fund(a)	~	~	~	~	~	~	~	~	800,000
Regional and Local Community
Infrastructure Program - Local governments	-	-	-	-	-	-	-	-	-
Seamless National Economy -
National transport regulator
Heavy vehicles	-	-	-	-	-	-	-	-	-
Rail safety	-	-	-	-	-	-	-	-	-
Supplementary road funding to
South Australian councils for local roads	-	-	-	-	-	-	-	-	-
Total	1,469,009	1,489,266	1,598,645	539,841	417,093	70,503	9,416	84,830	6,478,603
(a)   State allocations are not yet finalised.

Part 3: Fiscal strategy and outlook

Table A.5: Estimated payments to support state infrastructure services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2013-14
National Partnership payments
East Kimberley development package -
Local governments	-	-	-	-	-	-	-	-	-
East Kimberley development package - States	-	-	-	-	-	-	-	-	-
Interstate road transport	37,862	22,031	7,801	3,260	9,953	411	411	411	82,140
Jobs fund -
Infrastructure employment projects - Local government	-	-	-	-	-	-	-	-	-
Infrastructure employment projects - States	-	-	-	-	-	-	-	-	-
Local community sporting infrastructure	-	-	-	-	-	-	-	-	-
Nation building plan for the future
Building Australia Fund
Rail	-	858,000	-	-	-	-	-	-	858,000
Road	229,000	-	-	-	-	-	-	-	229,000
Major cities
Rail	-	-	-	37,000	-	-	-	-	37,000
Road	-	-	-	-	-	-	-	-	-
Nation Building Program
Black spot projects	19,099	13,566	12,078	6,485	4,700	1,606	966	1,000	59,500
Heavy vehicle safety and productivity	-	-	-	-	-	-	-	-	-
Improving local roads - Local government	-	-	-	-	-	-	-	-	-
Improving local roads - States	-	-	-	-	-	-	-	-	-
Improving the national network	-	-	-	-	-	-	-	-	-
Investment
Rail	-	-	-	45,000	-	12,992	-	-	57,992
Road	1,129,057	408,022	744,286	322,858	120,341	24,449	460	49,231	2,798,704
Off-network projects - Local government	-	-	-	-	-	-	-	-	-
Off-network projects - States	23,812	25,700	-	53,176	-	5,620	-	-	108,308

Part 3: Fiscal strategy and outlook

Table A.5: Estimated payments to support state infrastructure services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2013-14
Nation Building Program (continued)
Off-network projects supplementary -
Local government	-	-	-	-	-	-	-	-	-
Off-network projects supplementary - States	-	-	-	-	-	-	-	-	-
Roads to recovery - States	716	19	-	-	7,340	-	5,600	4,600	18,275
Roads to recovery - Local government	96,800	71,200	71,200	51,200	24,140	11,400	-	5,600	331,540
North Penrith Thornton Park Car Park	-	-	-	-	-	-	-	-	-
Regional Infrastructure Fund(a)	~	~	~	~	~	~	~	~	835,000
Regional and Local Community
Infrastructure Program - Local governments	-	-	-	-	-	-	-	-	-
Seamless National Economy -
National transport regulator
Heavy vehicles	-	-	-	-	-	-	-	-	-
Rail safety	-	-	-	-	-	-	-	-	-
Supplementary road funding to
South Australian councils for local roads	-	-	-	-	-	-	-	-	-
Total	1,536,346	1,398,538	835,365	518,979	166,474	56,478	7,437	60,842	5,415,459
(a)    State allocations are not yet finalised.

Part 3: Fiscal strategy and outlook

Table A.6: Estimated payments to support state environmental services, by year and State
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
National Partnership payments
Bioremediation and revegetation	-	-	-	-	4,702	-	-	-	4,702
Caring for our country	35,594	28,099	22,358	25,534	16,473	5,060	1,172	3,710	138,000
Environmental management of the former Rum Jungle mine site	-	-	-	-	-	-	-	1,200	1,200
Exotic disease preparedness	77	57	57	57	36	36	36	36	392
Great Artesian Basin sustainability initiative	10,017	-	11,897	-	1,000	-	-	-	22,914
Renewable remote power generation	120	-36	-	15,333	296	467	-	5,540	21,720
Water for the future - Local governments	3,855	-	1,250	2,000	1,975	8,541	-	-	17,621
Water for the future - States	109,296	103,255	21,780	16,726	212,575	35,336	12,901	258	512,127
Total	158,959	131,375	57,342	59,650	237,057	49,440	14,109	10,744	718,676
2011-12
National Partnership payments
Bioremediation and revegetation	-	-	-	-	-	-	-	-	-
Caring for our country	35,594	28,099	22,358	25,534	16,473	5,060	1,172	3,710	138,000
Environmental management of the former Rum Jungle mine site	-	-	-	-	-	-	-	3,528	3,528
Exotic disease preparedness	79	58	58	58	37	37	37	37	401
Great Artesian Basin sustainability initiative	5,500	-	10,300	-	1,000	-	-	-	16,800
Renewable remote power generation	-	-	-	-	-	-	-	-	-
Water for the future - Local governments	6,150	-	3,213	-	1,155	1,750	-	-	12,268
Water for the future - States	-	8,500	4,168	3,832	-	-	-	-	16,500
Total	47,323	36,657	40,097	29,424	18,665	6,847	1,209	7,275	187,497

Part 3: Fiscal strategy and outlook

Table A.6: Estimated payments to support state environmental services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
National Partnership payments
Bioremediation and revegetation	-	-	-	-	-	-	-	-	-
Caring for our country	35,594	28,099	22,358	25,534	16,473	5,060	1,172	3,710	138,000
Environmental management of the former Rum Jungle mine site	-	-	-	-	-	-	-	346	346
Exotic disease preparedness	83	60	60	60	38	38	38	38	415
Great Artesian Basin sustainability initiative	5,500	-	8,585	-	1,000	-	-	-	15,085
Renewable remote power generation	-	-	-	-	-	-	-	-	-
Water for the future - Local governments	-	-	-	-	-	-	-	-	-
Water for the future - States	-	-	-	-	-	-	-	-	-
Total	41,177	28,159	31,003	25,594	17,511	5,098	1,210	4,094	153,846
2013-14
National Partnership payments
Bioremediation and revegetation	-	-	-	-	-	-	-	-	-
Caring for our country	-	-	-	-	-	-	-	-	-
Environmental management of the former Rum Jungle mine site	-	-	-	-	-	-	-	-	-
Exotic disease preparedness	90	60	60	60	38	38	38	38	422
Great Artesian Basin sustainability initiative	5,500	-	8,585	-	1,000	-	-	-	15,085
Renewable remote power generation	-	-	-	-	-	-	-	-	-
Water for the future - Local governments	-	-	-	-	-	-	-	-	-
Water for the future - States	-	-	-	-	-	-	-	-	-
Total	5,590	60	8,645	60	1,038	38	38	38	15,507

Part 3: Fiscal strategy and outlook

Table A.7: Estimated contingent payments to the States, by year and State
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
National Partnership payments
Exceptional circumstances assistance	105,299	51,411	1,036	-	14,915	-	-	-	172,661
Hepatitis C settlement fund	1,106	-	-	42	154	-	42	56	1,400
Natural disaster relief	24,135	104,535	425,000	7,598	2,682	447	-	12,515	576,912
Total	130,540	155,946	426,036	7,640	17,751	447	42	12,571	750,973
2011-12
National Partnership payments
Exceptional circumstances assistance	2,411	-	-	-	-	-	-	-	2,411
Hepatitis C settlement fund	1,106	-	-	42	154	-	42	56	1,400
Natural disaster relief	24,135	1,377	31,287	7,598	2,682	447	-	12,515	80,041
Total	27,652	1,377	31,287	7,640	2,836	447	42	12,571	83,852
2012-13
National Partnership payments
Exceptional circumstances assistance	-	-	-	-	-	-	-	-	-
Hepatitis C settlement fund	-	-	-	-	-	-	-	-	-
Natural disaster relief	24,135	1,377	31,287	7,598	2,682	447	-	12,515	80,041
Total	24,135	1,377	31,287	7,598	2,682	447	-	12,515	80,041
2013-14
National Partnership payments
Exceptional circumstances assistance	-	-	-	-	-	-	-	-	-
Hepatitis C settlement fund	-	-	-	-	-	-	-	-	-
Natural disaster relief	24,135	1,377	31,287	7,598	2,682	447	-	12,515	80,041
Total	24,135	1,377	31,287	7,598	2,682	447	-	12,515	80,041

Part 3: Fiscal strategy and outlook

Table A.8: Estimated payments to support other state services, by year and State
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
National Partnership payments
Commonwealth Heads of Government Meeting 2011	-	-	-	*	-	-	-	-	*
Digital Regions Initiative - Local governments	-	395	1,567	-	-	-	-	-	1,962
Digital Regions Initiative - States	6,477	7,631	1,995	1,082	2,562	1,549	-	6,225	27,521
Financial assistance grants	485,376	363,567	305,174	182,352	105,067	49,597	32,384	22,133	1,545,650
Improving policing in very remote areas	-	-	-	1,000	-	-	-	-	1,000
Legal aid	60,279	42,415	40,058	19,212	14,946	5,736	4,291	3,860	190,797
Local Government Reform Fund	888	2,020	2,164	1,352	1,964	381	113	518	9,400
National Disaster Resilience Program	6,585	4,053	5,826	3,039	2,026	3,767	1,267	1,267	27,830
Pilot of drought reform measures in Western Australia	-	-	-	1,055	-	-	-	-	1,055
Remote Indigenous public internet access	155	-	441	759	185	-	-	759	2,299
Seamless National Economy	-	-	-	-	-	-	-	-	-
Sinking fund on State debt	37	5	-	-	8	-	-	-	50
Standard Business Reporting Program	819	527	811	751	876	771	809	543	5,907
World sailing championships	-	-	-	2,000	-	-	-	-	2,000
Total	560,616	420,613	358,036	212,602	127,634	61,801	38,864	35,305	1,815,471

Part 3: Fiscal strategy and outlook

Table A.8: Estimated payments to support other state services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2011-12
National Partnership payments
Commonwealth Heads of Government Meeting 2011	-	-	-	*	-	-	-	-	*
Digital Regions Initiative - Local governments	-	4	1,568	-	-	-	-	-	1,572
Digital Regions Initiative - States	3,508	3,538	607	922	3,183	1,628	-	775	14,161
Financial assistance grants	671,510	506,524	428,643	256,484	144,809	68,564	44,977	30,961	2,152,472
Improving policing in very remote areas	-	-	-	-	-	-	-	-	-
Legal aid	61,659	43,687	40,524	19,602	15,449	5,842	4,359	3,854	194,976
Local Government Reform Fund	1,753	1,643	2,005	2,483	2,238	1,656	-	22	11,800
National Disaster Resilience Program	6,699	4,123	5,927	3,093	2,062	10,289	1,289	1,289	34,771
Pilot of drought reform measures in Western Australia	-	-	-	3,382	-	-	-	-	3,382
Remote Indigenous public internet access	135	-	337	685	134	46	-	685	2,022
Seamless National Economy	64,213	49,554	41,010	20,683	14,725	4,533	3,220	2,062	200,000
Sinking fund on State debt	37	5	-	-	8	-	-	-	50
Standard Business Reporting Program	-	-	-	-	-	-	-	-	-
World sailing championships	-	-	-	3,600	-	-	-	-	3,600
Total	809,514	609,078	520,621	310,934	182,608	92,558	53,845	39,648	2,618,806

Part 3: Fiscal strategy and outlook

Table A.8: Estimated payments to support other state services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
National Partnership payments
Commonwealth Heads of Government Meeting 2011	-	-	-	-	-	-	-	-	-
Digital Regions Initiative - Local governments	-	4	-	-	-	-	-	-	4
Digital Regions Initiative - States	1,462	948	331	441	927	1,758	-	-	5,867
Financial assistance grants	697,619	527,901	448,447	268,368	150,162	71,211	46,831	32,338	2,242,877
Improving policing in very remote areas	-	-	-	-	-	-	-	-	-
Legal aid	62,709	44,431	41,214	19,936	15,711	5,941	4,425	3,912	198,279
Local Government Reform Fund	-	-	-	-	-	-	-	-	-
National Disaster Resilience Program	6,824	4,199	6,036	3,149	2,099	1,312	1,312	1,312	26,243
Pilot of drought reform measures in Western Australia	-	-	-	1,072	-	-	-	-	1,072
Remote Indigenous public internet access	138	-	346	701	138	47	-	702	2,072
Seamless National Economy	79,911	61,943	51,582	26,021	18,316	5,621	4,026	2,580	250,000
Sinking fund on State debt	37	5	-	-	8	-	-	-	50
Standard Business Reporting Program	-	-	-	-	-	-	-	-	-
World sailing championships	-	-	-	-	-	-	-	-	-
Total	848,700	639,431	547,956	319,688	187,361	85,890	56,594	40,844	2,726,464

Part 3: Fiscal strategy and outlook

Table A.8: Estimated payments to support other state services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2013-14
National Partnership payments
Commonwealth Heads of Government Meeting 2011	-	-	-	-	-	-	-	-	-
Digital Regions Initiative - Local governments	-	-	-	-	-	-	-	-	-
Digital Regions Initiative - States	-	-	-	-	-	-	-	-	-
Financial assistance grants	723,679	549,329	468,392	280,331	155,490	73,854	48,687	33,726	2,333,488
Improving policing in very remote areas	-	-	-	-	-	-	-	-	-
Legal aid	63,682	45,121	41,853	20,245	15,955	6,033	4,487	3,966	201,342
Local Government Reform Fund	-	-	-	-	-	-	-	-	-
National Disaster Resilience Program	6,999	4,307	6,193	3,230	2,154	1,347	1,347	1,347	26,924
Pilot of drought reform measures in Western Australia	-	-	-	1,157	-	-	-	-	1,157
Remote Indigenous public internet access	143	-	353	713	142	49	-	713	2,113
Seamless National Economy	-	-	-	-	-	-	-	-	-
Sinking fund on State debt	37	5	-	-	8	-	-	-	50
Standard Business Reporting Program	-	-	-	-	-	-	-	-	-
World sailing championships	-	-	-	-	-	-	-	-	-
Total	794,540	598,762	516,791	305,676	173,749	81,283	54,521	39,752	2,565,074

Part 3: Fiscal strategy and outlook

Table A.9: GST and general revenue assistance payments to the States, by year and State
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
GST payments	14,467,503	10,977,400	8,711,390	3,313,881	4,426,586	1,722,776	868,045	2,462,419	46,950,000
Other payments
ACT municipal services	-	-	-	-	-	-	35,576	-	35,576
Compensation
Reduced royalties	-	-	-	47,188	-	-	-	-	47,188
Snowy Hydro Ltd tax compensation	31,123	15,562	-	-	-	-	-	-	46,685
Royalties	-	-	-	nfp	-	-	-	nfp	920,192
Total other	31,123	15,562	-	47,188	-	-	35,576	-	1,049,641
Total general revenue assistance	14,498,626	10,992,962	8,711,390	3,361,069	4,426,586	1,722,776	903,621	2,462,419	47,999,641
2011-12
GST payments (including dedicated GST)(a)	15,810,146	11,696,826	8,853,391	3,451,953	4,724,353	1,820,634	917,019	2,725,678	50,000,000
Other payments
ACT municipal services	-	-	-	-	-	-	36,216	-	36,216
Compensation
Reduced royalties	-	-	-	41,315	-	-	-	-	41,315
Snowy Hydro Ltd tax compensation	31,123	15,562	-	-	-	-	-	-	46,685
Royalties	-	-	-	nfp	-	-	-	nfp	810,347
Total other	31,123	15,562	-	41,315	-	-	36,216	-	934,563
Total GST and other payments	15,841,269	11,712,388	8,853,391	3,493,268	4,724,353	1,820,634	953,235	2,725,678	50,934,563
less GST dedicated to health(a)	4,773,925	2,873,860	3,548,825	-	1,229,292	367,143	455,743	387,628	13,636,416
Total general revenue assistance	11,067,344	8,838,528	5,304,566	3,493,268	3,495,061	1,453,491	497,492	2,338,050	37,298,147
(a)
Estimates of GST dedicated to health and hospital services are calculated on the basis of Treasury projections using data from the Australian Institute of Health and Welfare. These estimates are indicative only, with final amounts of GST dedicated to health and hospital services to be determined annually, in consultation with the States, on the basis of actual expenditure.

Part 3: Fiscal strategy and outlook

Table A.9: GST and general revenue assistance payments to the States, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
GST payments
(including dedicated GST)(a)	16,846,567	12,663,310	9,047,563	3,650,604	4,978,767	1,937,182	999,642	2,876,365	53,000,000
Other payments
ACT municipal services	-	-	-	-	-	-	36,868	-	36,868
Compensation
Reduced royalties	-	-	-	53,504	-	-	-	-	53,504
Snowy Hydro Ltd tax compensation	31,123	15,562	-	-	-	-	-	-	46,685
Royalties	-	-	-	nfp	-	-	-	nfp	793,874
Total other	31,123	15,562	-	53,504	-	-	36,868	-	930,931
Total GST and other payments	16,877,690	12,678,872	9,047,563	3,704,108	4,978,767	1,937,182	1,036,510	2,876,365	53,930,931
less GST dedicated to health(a)	5,177,601	3,129,646	3,880,201	-	1,329,588	396,561	495,617	423,643	14,832,857
Total general revenue assistance	11,700,089	9,549,226	5,167,362	3,704,108	3,649,179	1,540,621	540,893	2,452,722	39,098,074
2013-14
GST payments (including dedicated GST)(a)	17,817,424	13,413,363	9,701,895	3,977,386	5,217,180	2,005,766	1,045,386	2,971,600	56,150,000
Other payments
ACT municipal services	-	-	-	-	-	-	37,495	-	37,495
Compensation
Reduced royalties	-	-	-	47,038	-	-	-	-	47,038
Snowy Hydro Ltd tax compensation	31,123	15,562	-	-	-	-	-	-	46,685
Royalties	-	-	-	nfp	-	-	-	nfp	760,067
Total other	31,123	15,562	-	47,038	-	-	37,495	-	891,285
Total GST and other payments	17,848,547	13,428,925	9,701,895	4,024,424	5,217,180	2,005,766	1,082,881	2,971,600	57,041,285
less GST dedicated to health(a)	5,599,024	3,397,890	4,229,165	-	1,433,931	427,138	537,384	461,639	16,086,171
Total general revenue assistance	12,249,523	10,031,035	5,472,730	4,024,424	3,783,249	1,578,628	545,497	2,509,961	40,955,114
(a)
Estimates of GST dedicated to health and hospital services are calculated on the basis of Treasury projections using data from the Australian Institute of Health and Welfare. These estimates are indicative only, with final amounts of GST dedicated to health and hospital services to be determined annually, in consultation with the States, on the basis of actual expenditure.

Part 3: Fiscal strategy and outlook

Table A.10: Other financial flows — estimated advances, repayment of advances and interest payments, by year and State
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
Advances
Contingent liabilities
Loan to NSW to assist beneficiaries of the Asbestos Injuries Compensation Fund	13,000	-	-	-	-	-	-	-	13,000
Natural disaster relief	1,500	-	3,000	-	-	-	-	500	5,000
Repayments
Contingent liabilities
Natural disaster relief	-1,015	-	-7,019	-	-	-	-	-511	-8,545
Environment
Northern Territory - water and sewerage assistance	-	-	-	-	-	-	-	-163	-163
Housing
CSHA loans	-35,290	-	-9,459	-8,933	-12,955	-4,739	-	-664	-72,040
Housing for service personnel	-1,186	-	-721	-210	-35	-	-	-	-2,152
Other housing	-	-	-	-	-	-	-7,368	-2,654	-10,022
Infrastructure
Railway projects	-61	-61	-	-389	-	-	-	-	-511
Sewerage	-5,267	-	-1,314	-	-838	-	-	-	-7,419
War service land settlement scheme	-292	-328	-	-	-	-	-	-	-620
Other purposes
Australian Capital Territory debt repayments	-	-	-	-	-	-	-1,813	-	-1,813
Loan Council - housing nominations	-7,195	-	-2,647	-4,590	-4,309	-1,929	-	-2,395	-23,065

Part 3: Fiscal strategy and outlook

Table A.10: Other financial flows — estimated advances, repayment of advances and interest payments, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11 Interest
Contingent liabilities
Loan to NSW to assist beneficiaries of the Asbestos Injuries Compensation Fund	-249	-	-	-	-	-	-	-	-249
Natural disaster relief	-459	-	-4,304	-	-	-	-	-73	-4,836
Environment
Northern Territory - water and sewerage assistance	-	-	-	-	-	-	-	-589	-589
Housing
CSHA loans	-40,822	-	-11,490	-10,849	-17,739	-5,650	-	-1,503	-88,053
Housing for service personnel	-2,175	-	-1,227	-239	-95	-	-	-	-3,736
Other housing	-	-	-	-	-	-	-8,329	-3,509	-11,838
Infrastructure
Railway projects	-5	-5	-	-158	-	-	-	-	-168
Sewerage	-3,048	-	-799	-	-653	-	-	-	-4,500
War service land settlement scheme	-33	-33	-	-	-	-	-	-	-66
Other purposes
Australian Capital Territory debt repayments	-	-	-	-	-	-	-977	-	-977
Loan Council - housing nominations	-21,949	-	-7,869	-13,464	-13,216	-5,799	-	-7,602	-69,899
Net financial flow	-104,546	-427	-43,849	-38,832	-49,840	-18,117	-18,487	-19,163	-293,261

Part 3: Fiscal strategy and outlook

Table A.10: Other financial flows — estimated advances, repayment of advances and interest payments, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2011-12
Advances
Contingent liabilities
Loan to NSW to assist beneficiaries of the Asbestos Injuries Compensation Fund	50,000	-	-	-	-	-	-	-	50,000
Natural disaster relief	1,500	-	3,000	-	-	-	-	500	5,000
Repayments
Contingent liabilities
Natural disaster relief	-1,140	-	-7,437	-	-	-	-	-512	-9,089
Environment
Northern Territory - water and sewerage assistance	-	-	-	-	-	-	-	-163	-163
Housing
CSHA loans	-35,810	-	-9,578	-9,047	-13,527	-4,796	-	-694	-73,452
Housing for service personnel	-1,254	-	-767	-221	-39	-	-	-	-2,281
Other housing	-	-	-	-	-	-	-7,592	-2,651	-10,243
Infrastructure
Railway projects	-33	-33	-	-365	-	-	-	-	-431
Sewerage	-5,792	-	-1,445	-	-935	-	-	-	-8,172
War service land settlement scheme	-153	-165	-	-	-	-	-	-	-318
Other purposes
Australian Capital Territory debt repayments	-	-	-	-	-	-	-554	-	-554
Loan Council - housing nominations	-7,519	-	-2,766	-4,796	-4,502	-2,016	-	-2,503	-24,102

Part 3: Fiscal strategy and outlook

Table A.10: Other financial flows — estimated advances, repayment of advances and interest payments, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2011-12
Interest
Contingent liabilities
Loan to NSW to assist beneficiaries of the Asbestos Injuries Compensation Fund	-2,278	-	-	-	-	-	-	-	-2,278
Natural disaster relief	-437	-	-4,695	-	-	-	-	-73	-5,205
Environment
Northern Territory - water and sewerage assistance	-	-	-	-	-	-	-	-582	-582
Housing
CSHA loans	-39,122	-	-11,043	-10,421	-17,133	-5,425	-	-1,475	-84,619
Housing for service personnel	-2,124	-	-1,195	-203	-94	-	-	-	-3,616
Other housing	-	-	-	-	-	-	-7,997	-3,402	-11,399
Infrastructure
Railway projects	-2	-2	-	-136	-	-	-	-	-140
Sewerage	-2,515	-	-664	-	-556	-	-	-	-3,735
War service land settlement scheme	-17	-14	-	-	-	-	-	-	-31
Other purposes
Australian Capital Territory debt repayments	-	-	-	-	-	-	-836	-	-836
Loan Council - housing nominations	-21,667	-	-7,763	-13,280	-13,046	-5,723	-	-7,508	-68,987
Net financial flow	-68,363	-214	-44,353	-38,469	-49,832	-17,960	-16,979	-19,063	-255,233

Part 3: Fiscal strategy and outlook

Table A.10: Other financial flows — estimated advances, repayment of advances and interest payments, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
Advances
Contingent liabilities
Loan to NSW to assist beneficiaries of the Asbestos Injuries Compensation Fund	50,000	-	-	-	-	-	-	-	50,000
Natural disaster relief	1,500	-	3,000	-	-	-	-	500	5,000
Repayments
Contingent liabilities
Natural disaster relief	-1,676	-	-5,871	-	-	-	-	-510	-8,057
Environment
Northern Territory - water and sewerage assistance	-	-	-	-	-	-	-	-163	-163
Housing
CSHA loans	-36,264	-	-9,689	-9,167	-14,123	-4,861	-	-725	-74,829
Housing for service personnel	-1,330	-	-819	-227	-42	-	-	-	-2,418
Other housing	-	-	-	-	-	-	-7,629	-2,763	-10,392
Infrastructure
Railway projects	-9	-9	-	-365	-	-	-	-	-383
Sewerage	-6,370	-	-1,588	-	-1,042	-	-	-	-9,000
War service land settlement scheme	-147	-84	-	-	-	-	-	-	-231
Other purposes
Australian Capital Territory debt repayments	-	-	-	-	-	-	-554	-	-554
Loan Council - housing nominations	-7,858	-	-2,891	-5,012	-4,705	-2,107	-	-2,616	-25,189

Part 3: Fiscal strategy and outlook

Table A.10: Other financial flows — estimated advances, repayment of advances and interest payments, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
Interest
Contingent liabilities
Loan to NSW to assist beneficiaries of the Asbestos Injuries Compensation Fund	-4,952	-	-	-	-	-	-	-	-4,952
Natural disaster relief	-391	-	-5,127	-	-	-	-	-74	-5,592
Environment
Northern Territory - water and sewerage assistance	-	-	-	-	-	-	-	-576	-576
Housing
CSHA loans	-37,364	-	-10,586	-9,986	-16,494	-5,195	-	-1,445	-81,070
Housing for service personnel	-2,068	-	-1,162	-221	-92	-	-	-	-3,543
Other housing	-	-	-	-	-	-	-7,655	-3,290	-10,945
Infrastructure
Railway projects	-	-	-	-116	-	-	-	-	-116
Sewerage	-1,928	-	-515	-	-447	-	-	-	-2,890
War service land settlement scheme	-9	-5	-	-	-	-	-	-	-14
Other purposes
Australian Capital Territory debt repayments	-	-	-	-	-	-	-766	-	-766
Loan Council - housing nominations	-21,390	-	-7,651	-13,085	-12,865	-5,641	-	-7,407	-68,039
Net financial flow	-70,256	-98	-42,899	-38,179	-49,810	-17,804	-16,604	-19,069	-254,719

Part 3: Fiscal strategy and outlook

Table A.10: Other financial flows — estimated advances, repayment of advances and interest payments, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2013-14
Advances
Contingent liabilities
Loan to NSW to assist beneficiaries of the Asbestos Injuries Compensation Fund	47,000	-	-	-	-	-	-	-	47,000
Natural disaster relief	1,500	-	3,000	-	-	-	-	500	5,000
Repayments
Contingent liabilities
Natural disaster relief	-1,707	-	-5,643	-	-	-	-	-509	-7,859
Environment
Northern Territory - water and sewerage assistance	-	-	-	-	-	-	-	-136	-136
Housing
CSHA loans	-36,710	-	-9,790	-9,294	-14,747	-4,945	-	-758	-76,244
Housing for service personnel	-1,413	-	-874	-238	-47	-	-	-	-2,572
Other housing	-	-	-	-	-	-	-7,619	-2,880	-10,499
Infrastructure
Railway projects	-	-	-	-350	-	-	-	-	-350
Sewerage	-7,004	-	-1,746	-	-1,165	-	-	-	-9,915
War service land settlement scheme	-	-	-	-	-	-	-	-	-
Other purposes
Australian Capital Territory debt repayments	-	-	-	-	-	-	-554	-	-554
Loan Council - housing nominations	-8,211	-	-3,021	-5,237	-4,917	-2,202	-	-2,733	-26,321

Part 3: Fiscal strategy and outlook

Table A.10: Other financial flows — estimated advances, repayment of advances and interest payments, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2013-14
Interest
Contingent liabilities
Loan to NSW to assist beneficiaries of the Asbestos Injuries Compensation Fund	-7,726	-	-	-	-	-	-	-	-7,726
Natural disaster relief	-385	-	-5,497	-	-	-	-	-74	-5,956
Environment
Northern Territory - water and sewerage assistance	-	-	-	-	-	-	-	-569	-569
Housing
CSHA loans	-35,608	-	-10,118	-9,540	-15,815	-4,961	-	-1,414	-77,456
Housing for service personnel	-2,010	-	-1,125	-211	-90	-	-	-	-3,436
Other housing	-	-	-	-	-	-	-7,312	-3,172	-10,484
Infrastructure
Railway projects	-	-	-	-96	-	-	-	-	-96
Sewerage	-1,282	-	-351	-	-326	-	-	-	-1,959
War service land settlement scheme	-	-	-	-	-	-	-	-	-
Other purposes
Australian Capital Territory debt repayments	-	-	-	-	-	-	-697	-	-697
Loan Council - housing nominations	-21,054	-	-7,532	-12,879	-12,673	-5,555	-	-7,301	-66,994
Net financial flow	-74,610	-	-42,697	-37,845	-49,780	-17,663	-16,182	-19,046	-257,823

Part 3: Fiscal strategy and outlook

Table A.11: Total payments to the States by GFS function
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
General public services	819	527	811	751	876	771	809	543	5,907
Public order and safety	60,279	42,415	40,058	20,212	14,946	5,736	11,229	51,987	246,862
Education	5,935,089	4,434,476	3,693,174	2,016,098	1,508,037	451,190	312,303	328,102	18,678,469
Health	4,582,839	3,485,758	2,810,697	1,607,937	1,197,275	566,699	221,720	220,658	14,693,583
Social security and welfare	889,892	652,564	603,889	277,956	254,690	79,909	38,921	47,857	2,845,678
Housing and community amenities	931,892	666,591	710,642	480,293	262,380	85,697	54,898	533,675	3,726,068
Recreation and culture	2,400	-	-	2,000	-	-	-	-	4,400
Fuel and energy	10,490	12,414	11,460	23,373	5,016	2,297	1,210	7,320	73,580
Agriculture, forestry and fishing	228,544	154,723	36,020	19,838	230,501	43,913	12,937	294	726,770
Mining, manufacturing and construction	-	-	-	-	-	-	-	-	-
Transport and communication	1,274,523	754,923	737,842	387,432	324,784	155,448	17,897	82,747	3,735,596
Other purposes	15,109,221	11,556,735	9,491,350	3,585,072	4,574,031	1,783,062	938,894	2,500,859	50,559,416
Total payments to the States	29,025,988	21,761,126	18,135,943	8,420,962	8,372,536	3,174,722	1,610,818	3,774,042	95,296,329
less payments 'through' the States	2,797,594	2,343,488	1,836,901	977,505	757,498	195,785	184,886	120,505	9,214,162
less financial assistance grants for local government	485,376	363,567	305,174	182,352	105,067	49,597	32,384	22,133	1,545,650
less payments direct 'to' local government	223,890	183,073	209,547	119,816	51,805	33,738	3,155	9,242	834,266
equals total payments 'to' the States for own-purpose expenses	25,519,128	18,870,998	15,784,321	7,141,289	7,458,166	2,895,602	1,390,393	3,622,162	83,702,251

Part 3: Fiscal strategy and outlook

Table A.11: Total payments to the States by GFS function (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2011-12
General public services	64,213	49,554	41,010	20,683	14,725	4,533	3,220	2,062	200,000
Public order and safety	61,659	43,687	40,524	19,602	15,449	5,842	4,359	51,682	242,804
Education	4,840,924	3,566,670	3,082,272	1,570,385	1,133,030	362,456	256,358	264,761	15,076,856
Health	9,518,779	6,564,928	6,620,330	1,590,818	2,414,996	810,853	680,043	609,456	28,810,203
Social security and welfare	603,969	741,207	335,552	169,946	172,519	49,902	24,044	48,559	2,145,698
Housing and community amenities	565,521	369,551	476,207	301,411	162,710	67,418	32,586	323,462	2,298,866
Recreation and culture	-	-	-	3,600	-	-	-	-	3,600
Fuel and energy	15,152	11,536	9,882	6,718	4,380	1,725	1,056	1,411	51,860
Agriculture, forestry and fishing	14,140	8,558	17,739	7,272	2,192	1,787	37	37	51,762
Mining, manufacturing and construction	-	-	-	-	-	-	-	-	-
Transport and communication	1,536,461	1,385,643	1,117,666	448,804	521,793	92,499	20,401	89,275	5,212,542
Other purposes	11,764,779	9,348,077	5,766,501	3,759,833	3,644,798	1,524,158	542,469	2,381,548	39,642,510
Total payments to the States	28,985,597	22,089,411	17,507,683	7,899,072	8,086,592	2,921,173	1,564,573	3,772,253	93,736,701
less payments 'through' the States	2,549,526	2,061,036	1,699,770	866,594	647,833	185,616	158,943	113,111	8,282,429
less financial assistance grants for local government	671,510	506,524	428,643	256,484	144,809	68,564	44,977	30,961	2,152,472
less payments direct 'to' local government	113,700	78,418	159,179	61,504	26,977	13,991	841	6,441	461,051
equals total payments 'to' the States for own-purpose expenses	25,650,861	19,443,433	15,220,091	6,714,490	7,266,973	2,653,002	1,359,812	3,621,740	82,840,749

Part 3: Fiscal strategy and outlook

Table A.11: Total payments to the States by GFS function (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
General public services	79,911	61,943	51,582	26,021	18,316	5,621	4,026	2,580	250,000
Public order and safety	62,709	44,431	41,214	19,936	15,711	5,941	4,425	3,912	198,279
Education	4,883,494	3,685,407	3,173,054	1,596,778	1,176,888	367,100	263,807	229,628	15,376,156
Health	10,183,812	7,146,709	7,126,500	1,613,509	2,489,523	735,044	725,844	629,508	30,650,449
Social security and welfare	582,825	766,104	349,167	172,546	157,917	47,627	24,033	21,817	2,122,036
Housing and community amenities	514,378	366,987	468,200	308,958	153,355	43,133	28,050	178,090	2,061,151
Recreation and culture	-	-	-	-	-	-	-	-	-
Fuel and energy	11,644	8,865	7,596	5,165	3,367	1,326	811	1,086	39,860
Agriculture, forestry and fishing	5,583	60	8,645	1,132	1,038	38	38	38	16,572
Mining, manufacturing and construction	-	-	-	-	-	-	-	-	-
Transport and communication	1,470,609	1,490,218	1,599,322	540,983	418,158	72,308	9,416	85,532	5,686,546
Other purposes	12,421,880	10,078,509	5,647,096	3,980,074	3,802,031	1,612,279	587,724	2,497,575	42,221,042
Total payments to the States	30,216,845	23,649,233	18,472,376	8,265,102	8,236,304	2,890,417	1,648,174	3,649,766	98,622,091
less payments 'through' the States	2,708,140	2,232,662	1,832,304	938,439	696,852	192,175	169,834	123,751	8,894,157
less financial assistance grants for local government	697,619	527,901	448,447	268,368	150,162	71,211	46,831	32,338	2,242,877
less payments direct 'to' local government	104,799	78,235	76,057	54,057	25,854	12,257	857	6,457	358,573
equals total payments 'to' the States for own-purpose expenses	26,706,287	20,810,435	16,115,568	7,004,238	7,363,436	2,614,774	1,430,652	3,487,220	87,126,484

Part 3: Fiscal strategy and outlook

Table A.11: Total payments to the States by GFS function (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2013-14	-	-	-	-	-	-	-	-	-
General public services
Public order and safety	63,682	45,121	41,853	20,245	15,955	6,033	4,487	3,966	201,342
Education	4,869,672	3,869,180	3,277,863	1,650,421	1,177,240	359,257	269,930	212,462	15,686,025
Health	10,830,502	7,435,786	7,613,588	1,744,935	2,594,944	779,799	788,005	668,776	32,456,335
Social security and welfare	585,179	815,245	356,506	178,717	149,253	45,743	25,513	22,353	2,178,509
Housing and community amenities	464,501	320,136	445,894	329,457	132,984	34,345	23,407	101,736	1,852,460
Recreation and culture	-	-	-	-	-	-	-	-	-
Fuel and energy	14,686	11,182	9,579	6,512	4,246	1,673	1,023	1,367	50,268
Agriculture, forestry and fishing	5,590	60	8,645	1,217	1,038	38	38	38	16,664
Mining, manufacturing and construction	-	-	-	-	-	-	-	-	-
Transport and communication	1,536,489	1,398,538	835,718	519,692	166,616	56,527	7,437	61,555	4,582,572
Other purposes	12,997,374	10,581,746	5,972,409	4,312,353	3,941,429	1,652,929	594,184	2,556,202	44,203,693
Total payments to the States	31,367,675	24,476,994	18,562,055	8,763,549	8,183,705	2,936,344	1,714,024	3,628,455	101,227,868
less payments 'through' the States	2,867,059	2,393,957	1,978,073	1,012,712	738,303	203,085	182,844	133,737	9,509,770
less financial assistance grants for local government	723,679	549,329	468,392	280,331	155,490	73,854	48,687	33,726	2,333,488
less payments direct 'to' local government	96,800	71,200	71,200	51,200	24,140	11,400	-	5,600	331,540
equals total payments 'to' the States for own-purpose expenses	27,680,137	21,462,508	16,044,390	7,419,306	7,265,772	2,648,005	1,482,493	3,455,392	89,053,070

Appendix A: Part 1 — Policy decisions taken since the 2010 Pre-Election Economic and Fiscal Outlook (PEFO)

Revenue measures

Table A1: Revenue measures since the 2010 PEFO(a)
Page		2009-10	2010-11	2011-12	2012-13	2013-14
		$m	$m	$m	$m	$m
	AGRICULTURE, FISHERIES AND FORESTRY
	Australian Pesticides and Veterinary Medicines Authority
142	Better Regulation of Agricultural and Veterinary Chemicals(b)	-	-	-	0.5	2.0
	Portfolio total	-	-	-	0.5	2.0
	FINANCE AND DEREGULATION
	Department of Finance and Deregulation
128	Medibank Private Limited – special dividend	-	300.0	-	-	-
	Portfolio total	-	300.0	-	-	-
	FOREIGN AFFAIRS AND TRADE
	Department of Foreign Affairs and Trade
129	Passport Fee Increase and Indexation	-	17.9	43.7	58.1	73.9
	Portfolio total	-	17.9	43.7	58.1	73.9
	TREASURY
	Australian Taxation Office
169	Paid Paternity Leave(b)	-	-	-	-0.8	-1.2
	Personal income tax
130	– 50 per cent tax discount for interest income – revised policy	-	-	-	470.0	200.0
131	– exemption of payments made to individuals affected by Thalidomide	-	-	-	-	-
131	Philanthropy – updating the list of specifically listed deductible gift recipients	-	-	-0.2	-	-
153	Reserve Humanitarian Assistance and Disaster relief capability(b)	-	-	-0.4	-0.6	-0.6
132	Tax Breaks for Green Buildings	-	-	-	-15.0	-120.0
	Portfolio total	-	-	-0.6	453.6	78.2
	Total impact of revenue measures(c)	-	317.9	43.2	512.1	154.1
*	The nature of the measure is such that a reliable estimate cannot be provided.
..	Not zero, but rounded to zero.
-	Nil.
nfp	not for publication.
(a)	A minus sign before an estimate indicates a reduction in revenue, no sign before an estimate indicates a gain in revenue.
(b)	These measures can also be found in the expense measures summary table.
(c)	Measures may not add due to rounding.

Appendix A: Part 1 - Policy decisions taken since the 2010 PEFO

Finance and Deregulation

Medibank Private Limited — special dividend

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Finance and Deregulation	-	300.0	-	-	-

The Government will receive a special dividend of $300 million in 2010-11 from Medibank Private Limited. The dividend will be paid from excess reserves.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 - Policy decisions taken since the 2010 PEFO

Foreign Affairs and Trade

Passport fee increase and indexation

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Foreign Affairs and Trade	-	17.9	43.7	58.1	73.9

The Government will increase passport and other travel document fees each year in line with the Consumer Price Index (CPI) from 1 January 2011. This measure will provide $193.6 million in revenue over four years.

From 1 January 2011, the standard adult passport application fee will increase from $208 to $226, the passport fee for children and seniors will increase from $104 to $113, the penalty fee for lost and stolen passports will increase from $69 to $100 and the fee for priority processing will increase from $78 to $100. These increases are in line with CPI movements since the last passport fee increase on 1 July 2008. Annual indexation will apply automatically on 1 January each year thereafter. The fees on other travel documents will also increase from 1 January 2011.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 - Policy decisions taken since the 2010 PEFO

Treasury

Personal income tax — 50 per cent tax discount for interest income — revised policy

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	-	-	470.0	200.0
Related expense ($m)
Department of Veterans’ Affairs	-	-	-	-0.1	..
Department of Health and Ageing	-	-	-0.3	-1.9	-1.2
Department of Education, Employment and Workplace Relations	-	-	-2.1	-0.9	-
Department of Families, Housing, Community Services and Indigenous Affairs	-	-	-26.9	-16.2	-2.9
Centrelink	-	-0.4	-0.5	1.5	0.8
Australian Taxation Office	-	-2.9	-12.5	5.7	0.7
Total	-	-3.3	-42.2	-11.9	-2.5
Related capital ($m)
Australian Taxation Office	-	-1.9	-2.4	4.3	-

The Government will defer the commencement of the 50 per cent tax discount for interest income announced in the 2010-11 Budget by 12 months and lower the cap on interest income that is eligible for the discount in its first 12 months of operation. Under the revised measure, the Government will provide individuals with a 50 per cent tax discount on up to $500 of interest income received in 2012-13, and up to $1,000 of interest income received each year from 1 July 2013.

This change will deliver savings of $730 million over the forward estimates which will go towards funding the Government’s Regional Australia Package.

Appendix A: Part 1 - Policy decisions taken since the 2010 PEFO

Personal income tax — exemption of payments made to individuals affected by Thalidomide

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	-	-	-	-

The Government will provide an income tax exemption for certain payments made to individuals affected by their mothers’ use of the morning sickness drug Thalidomide from 1 July 2010. These payments will be made to individuals with significant physical disabilities. The payments would otherwise be exempt but for the fact they are paid periodically over the course of the recipient’s lifetime or until the funds are exhausted. This measure has no revenue impact.

Philanthropy — updating the list of specifically listed deductible gift recipients

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	-	-0.2	-	-
Related expense ($m)

Department of Families, Housing, Community Services and Indigenous Affairs	-	-	-0.2	-	-

Since the 2010 Pre-Election Economic and Fiscal Outlook, the following organisation has been approved as a deductible gift recipient (DGR):

•	the Mary MacKillop Canonisation Gift Fund, from 5 August 2010 until 30 June 2011.

Taxpayers may claim an income tax deduction for certain gifts of money or property to DGRs. This measure has an estimated cost to revenue of $0.15 million in the 2011-12 financial year.

This measure delivers on the Government’s election commitment and will be fully offset from the Community Investment Program. See also the related expense measure titled Canonisation of Mary MacKillop — celebrations under the Families, Housing, Community Services and Indigenous Affairs portfolio.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 - Policy decisions taken since the 2010 PEFO

Tax Breaks for Green Buildings

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	-	-	-15.0	-120.0
Related expense ($m)
Department of Climate Change and Energy Efficiency	-	-	-	-	-
Various Agencies	-	-	-	-15.0	-120.0
Total	-	-	-	-15.0	-120.0

Businesses that undertake a retrofit of certain commercial buildings between 1 July 2011 and 30 June 2015 that significantly improves their energy efficiency will be able to apply for a one-off bonus tax deduction.

Eligibility for the bonus tax deduction will be determined by a competitive approval process, as well as a requirement to demonstrate that the desired improvement in energy efficiency has been achieved. This will ensure that projects that deliver the best environmental outcomes are prioritised, and that the scheme is managed on a fiscally responsible basis.

This measure is expected to reduce taxation revenue by $135.0 million over the forward estimates period. This measure also includes an increase in funding for the Department of Climate Change and Energy Efficiency of $14.6 million over the same period to administer the program.

The cost of this measure will be met from the existing funding provision for the Renewable Energy Future Fund.

This measure delivers on the Government’s election commitment.

Expense measures

Table A2: Expense measures since the 2010 PEFO(a)
Page		2009-10	2010-11	2011-12	2012-13	2013-14
		$m	$m	$m	$m	$m
	AGRICULTURE, FISHERIES AND FORESTRY
	Australian Pesticides and Veterinary Medicines Authority
142	Better Regulation of Agricultural and Veterinary Chemicals	-	2.5	5.4	0.3	0.2
	Department of Agriculture, Fisheries and Forestry
148	Carbon Farming Initiative – establishment	-	-	-	-	-
143	National Food Plan	-	0.4	0.7	0.3	0.1
199	Northern Australia Sustainable Futures	-	0.3	0.3	-	-
143	Regional Food Producers' Innovation and Productivity Program – reduction in funding	-	-1.0	-1.0	-	-
144	Tackling Climate Change – Australia's Farming Future – reduction in funding	-	-	-1.3	-	-
144	Tasmanian Forestry Policy	-	20.0	-	-	-
	Portfolio total	-	22.2	4.1	0.6	0.3
	ATTORNEY-GENERAL'S
	Attorney-General's Department
167	Constitutional recognition of Indigenous Australians – establishment of expert panel	-	-	-	-	-
145	Flood Levee for Launceston	-	-	-	-	-
146	National location-based mobile phone emergency warning system	-	nfp	nfp	nfp	nfp
146	Safer Suburbs Program Extension	-	1.5	3.2	0.5	-
	Australian Human Rights Commission
145	Establishment of an Age Discrimination Commissioner	-	-	0.7	0.7	0.7
	Portfolio total	-	1.5	3.9	1.2	0.7
	BROADBAND, COMMUNICATIONS AND THE DIGITAL ECONOMY
	Department of Broadband, Communications and the Digital Economy
147	Digital Television Switchover – additional commercial digital television multi-channel services	-	9.0	17.8	4.9	2.4
	Portfolio total	-	9.0	17.8	4.9	2.4

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Table A2: Expense measures since the 2010 PEFO(a) (continued)
Page		2009-10	2010-11	2011-12	2012-13	2013-14
		$m	$m	$m	$m	$m
CLIMATE CHANGE AND ENERGY EFFICIENCY
Department of Climate Change and Energy Efficiency
148	Carbon Farming Initiative – establishment	-	-	-	-	-
149	Climate Change Commission – establishment	-	-	-	-	-
149	Low Carbon Communities	-	-	-	-	-
150	Multi-Party Climate Change Committee – establishment	-	-	-	-	-
150	Renewable Energy Bonus Scheme – reduction in funding	-	-75.0	-75.0	-	-
132	Tax Breaks for Green Buildings(b)	-	-	-	-	-
	Portfolio total	-	-75.0	-75.0	-	-
CROSS PORTFOLIO
Various Agencies
166	Breaking the cycle of drug and alcohol abuse in Indigenous communities	-	-	5.4	6.6	6.7
151	Reducing Government Advertising	-	-44.0	-7.0	-4.5	-4.5
132	Tax Breaks for Green Buildings(b)	-	-	-	-15.0	-120.0
	Portfolio total	-	-44.0	-1.6	-12.9	-117.8
DEFENCE
Department of Defence
Looking after our troops
152	– specialist medical care	-	-	-	-	-
152	– strategic health alliances	-	-	-	-	-
153	– The Simpson Program for wounded ADF members	-	-	-	-	-
153	Re-invigorating the Reserves	-	-	-	-	-
153	Reserve Humanitarian Assistance and Disaster relief capability	-	-	-	-	-
	Portfolio total	-	-	-	-	-
EDUCATION, EMPLOYMENT AND WORKPLACE RELATIONS
Department of Education, Employment and Workplace Relations
155	Additional Remoteness Loading for Remote Indigenous Students Attending Non-Government Boarding Schools	-	-	-	-	-
155	Centre for International Finance and Regulation – redirection of funds	-	-2.6	-4.5	-4.0	-1.0
156	Connecting People with Jobs (Job Seeker Relocation Assistance Package)	-	-	-	-	-

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Table A2: Expense measures since the 2010 PEFO(a) (continued)
Page		2009-10	2010-11	2011-12	2012-13	2013-14
		$m	$m	$m	$m	$m
	EDUCATION, EMPLOYMENT AND WORKPLACE RELATIONS (continued)
156	Critical Skills Investment Fund – Regional Funding	-	-	-	-	-
157	Early Termination of 'Early Access to Employment Services for Redundant Workers'	-	-9.9	-16.8	-1.8	-0.4
157	Education Services for Overseas Students	-	14.3	10.7	-	-
158	Online Diagnostic Tools for Parents and Teachers	-	3.3	15.7	10.7	10.2
130	Personal income tax – 50 per cent tax discount for interest income – revised policy(b)	-	-	-2.1	-0.9	-
158	Productivity Places Program – redirection	-	-38.0	-17.0	-	-
158	Protecting Worker's Entitlements Package – The Fair Entitlements Guarantee	-	10.1	15.1	16.9	17.2
159	Removal of Job Capacity Account Funding	-	-12.5	-17.4	-25.0	-25.0
	Schools
160	– Empowering Local Schools	-	1.6	65.3	1.1	1.1
160	– Review of Funding for Schooling	-	-	-	-	-
161	– Reward Payments for School Improvement	-	5.1	16.9	49.7	93.0
161	Trade Apprentice Income Bonus	-	29.0	57.4	89.8	104.8
162	Trade Training Centres in Schools – National Trade Cadetships – establishment and work experience	-	2.5	0.6	12.5	12.5
163	Victorian College of Arts and Music – Additional Funding	-	2.0	2.5	5.2	5.4
163	Vocational Education and Training National Support – reduction in funding	-	-6.3	-6.3	-6.3	-6.3
164	Welfare Reform – Tougher Rules for Job Seekers	-	-	-	-	-
	Office of the Fair Work Ombudsman
169	Paid Paternity Leave	-	-	0.2	0.9	0.8
	Portfolio total	-	-1.3	120.4	148.9	212.3
	FAMILIES, HOUSING, COMMUNITY SERVICES AND INDIGENOUS AFFAIRS
	Department of Families, Housing, Community Services and Indigenous Affairs
165	Age Pension – new work bonus	-	-	24.5	29.0	29.6
165	Better Baby Bonus	-	-	-	-	-
166	Breaking the cycle of drug and alcohol abuse in Indigenous communities	-	-	0.6	0.4	0.3
166	Canonisation of Mary MacKillop – celebrations	-	-	-	-	-
167	Constitutional recognition of Indigenous Australians – establishment of expert panel	-	-	-	-	-
167	Ex gratia payments – Australian Thalidomide victims	-	0.2	0.3	0.3	0.3

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Table A2: Expense measures since the 2010 PEFO(a) (continued)
Page		2009-10	2010-11	2011-12	2012-13	2013-14
		$m	$m	$m	$m	$m
	FAMILIES, HOUSING, COMMUNITY SERVICES AND INDIGENOUS AFFAIRS (continued)
168	Family Support – strengthening child protection in the Northern Territory	-	-	-	-	-
168	Financial Management and Community Investment Program – redirection of funding	-	-2.8	-1.6	-	-
169	National Plan to Reduce Violence Against Women and their Children 2010-2022	-	-0.5	11.7	6.0	9.5
169	Paid Paternity Leave	-	-	-	65.1	70.0
130	Personal income tax – 50 per cent tax discount for interest income – revised policy(b)	-	-	-26.9	-16.2	-2.9
131	Philanthropy – updating the list of specifically listed deductible gift recipients(b)	-	-	-0.2	-	-
170	Problem Gambling Taskforce	-	2.8	1.6	-	-
171	Support the Garma Cultural Studies Institute	-	-	-	-	-
171	Supported Accommodation – investment	-	0.3	8.0	26.0	25.7
172	Western Australia's Appealathon and Telethon – contribution	-	-	-	-	-
	Portfolio total	-	..	18.0	110.6	132.5
	FINANCE AND DEREGULATION
	Department of Finance and Deregulation
173	Government and non-Government personal employees – additional positions	-	10.6	14.5	14.5	14.6
173	Public Sector Superannuation Scheme – increasing the age to which members can accrue employer benefits	-	-	-12.0	-11.0	-12.0
	Portfolio total	-	10.6	2.5	3.5	2.6
	FOREIGN AFFAIRS AND TRADE
	AusAID
	Overseas development assistance
175	– contribution to the GAVI Alliance	-	-	-	-	-
175	– contribution to the Global Fund to Fight AIDS, Tuberculosis and Malaria	-	20.0	-	70.0	100.0
	Department of Foreign Affairs and Trade
174	Australia's contributions to International Organisations	-	-	-	-	-
	Various Agencies
174	Foreign Affairs and Trade Portfolio – efficiencies	-	-	-15.0	-15.0	-15.5
	Portfolio total	-	20.0	-15.0	55.0	84.5

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Table A2: Expense measures since the 2010 PEFO(a) (continued)
Page		2009-10	2010-11	2011-12	2012-13	2013-14
		$m	$m	$m	$m	$m
	HEALTH AND AGEING
	Department of Health and Ageing
176	Aged care – Translation Services for Culturally and Linguistically Diverse recipients	-	0.5	1.4	1.5	1.6
177	Connecting Health Services to the Future	-	2.3	51.9	100.3	179.4
177	GP After Hours Helpline – expansion	-	-	10.0	20.0	20.0
178	GP Super Clinics	-	5.0	10.0	-	-
	Health and Hospitals Fund
178	– Port Macquarie Base Hospital	-	30.0	30.0	15.0	-
179	– Regional Priority Round	-	-	-	-	-
180	– Royal Hobart Hospital	-	120.0	120.0	-	-
180	Hospital Accountability and Performance Program – reduced funding	-	-	-	-2.5	-3.5
	Mental Health
181	– Taking Action to Tackle Suicide – Boosting crisis intervention services	-	0.4	23.0	25.5	25.6
181	– Taking Action to Tackle Suicide – Targeting men who are at greater risk of suicide but least likely to seek help	-	3.1	6.7	6.7	6.7
182	– Taking Action to Tackle Suicide – Promoting good mental health and resilience in young people	-	6.0	21.0	17.0	17.3
183	– Taking Action to Tackle Suicide – Providing more frontline services and support for those at greater risk of suicide	-	-	37.9	38.4	38.7
130	Personal income tax – 50 per cent tax discount for interest income – revised policy(b)	-	-	-0.3	-1.9	-1.2
183	Pharmaceutical Benefits Scheme – minor new listings and price amendments	-	-1.9	-3.4	-3.3	-3.2
184	Primary Care Infrastructure Grants – expanding service delivery in regional Australia	-	-	-	-	-
185	Tamworth Hospital – Establish a Teaching and Training Facility	-	5.5	14.5	-	-
	Portfolio total	-	170.7	322.7	216.8	281.4
	HUMAN SERVICES
	Centrelink
165	Age Pension – new work bonus	-	0.1	2.5	1.1	0.8
169	Paid Paternity Leave	-	0.1	0.7	3.7	3.5
130	Personal income tax – 50 per cent tax discount for interest income – revised policy(b)	-	-0.4	-0.5	1.5	0.8
164	Welfare Reform – Tougher Rules for Job Seekers	-	-	-	-	-
	Medicare Australia
177	Connecting Health Services to the Future	-	1.5	1.6	0.9	0.9
169	Paid Paternity Leave	-	-	0.4	1.2	1.2
	Portfolio total	-	1.3	4.4	7.6	5.8

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Table A2: Expense measures since the 2010 PEFO(a) (continued)
Page		2009-10	2010-11	2011-12	2012-13	2013-14
		$m	$m	$m	$m	$m
	IMMIGRATION AND CITIZENSHIP
	Department of Immigration and Citizenship
186	Independent Merits Review function – expansion	-	-	-	-	-
186	Reintegration Assistance Program – establishment	-	-	-	-	-
	Portfolio total	-	-	-	-	-
	INFRASTRUCTURE AND TRANSPORT
	Department of Infrastructure and Transport
187	High Speed Rail Implementation Study	-	6.0	14.0	-	-
188	Townsville cruise ship terminal	-	2.0	2.0	-	-
189	Victorian Regional Rail Link – re-scheduling	-	-	-	-320.0	-80.0
	Portfolio total	-	8.0	16.0	-320.0	-80.0
	INNOVATION, INDUSTRY, SCIENCE AND RESEARCH
	Commonwealth Scientific and Industrial Research Organisation
199	Northern Australia Sustainable Futures	-	-0.5	0.3	0.2	-
	Department of Innovation, Industry, Science and Research
190	Assistance to upgrade Simplot's processing plants in Tasmania	-	2.0	1.0	-	-
190	Clean 21: A Cleaner and Greener Future for Manufacturing – Enterprise Connect Boost	-	1.0	2.0	1.0	-
191	Green Building Fund – additional funding	-	-	-	-	-
191	Leveraging Australia's Global Expat Platform – Advance	-	0.8	0.9	0.8	0.5
192	National Measurement Institute and the Australian Astronomical Observatory – relocation	-	-	-	-	-
193	Re-tooling for Climate Change – reduce funding	-	-17.3	-18.3	-	-
	Portfolio total	-	-13.9	-14.2	2.0	0.5
	PRIME MINISTER AND CABINET
	Australian Public Service Commission
194	Australian Public Service Reform – efficiencies	-	-8.2	-9.0	-9.0	-
	Australian Sports Commission
194	Active After-School Communities program – extension	-	21.7	21.8	-	-
	Office of the Commonwealth Ombudsman
194	Transparent and Accountable Government – Giving Whistleblowers a Place to Go	-	0.2	0.5	0.6	0.6
	Office of the Inspector-General of Intelligence and Security
194	Transparent and Accountable Government – Giving Whistleblowers a Place to Go	-	-	0.1	0.1	0.1
	Portfolio total	-	13.7	13.5	-8.3	0.7

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Table A2: Expense measures since the 2010 PEFO (a) (continued)
Page		2009-10	2010-11	2011-12	2012-13	2013-14
		$m	$m	$m	$m	$m
	REGIONAL AUSTRALIA, REGIONAL DEVELOPMENT AND LOCAL GOVERNMENT
	Department of Regional Australia, Regional Development and Local Government
196	Community Infrastructure Grants	-	5.0	35.0	45.0	80.0
196	Infrastructure Employment Projects – Cairns Performing Arts Centre and Essendon Sporting and Community Hub	-	-	-	-	-
197	Local Government Reform Fund and Better Regions Program – redirection of funding	-	-4.2	-	-	-
197	Mariners Sporting Campus	-	0.5	2.0	5.0	2.5
198	Meeting the Commitments to Regional Australia – creation of a Regional Development Policy Centre	-	-	8.0	-	-
198	Meeting the commitments to regional Australia – creation of the new Department of Regional Australia, Regional Development and Local Government	-	5.9	10.4	10.9	10.9
199	Northern Australia Sustainable Futures	-	0.7	2.6	1.7	-
200	Priority Regional Infrastructure Program	-	-	100.0	250.0	250.0
200	Regional Infrastructure Fund – dedicated stream	-	-	-	-	-
201	Townsville Convention and Entertainment Centre	-	-	-	10.0	10.0
	Portfolio total	-	7.9	158.0	322.6	353.4
	RESOURCES, ENERGY AND TOURISM
	Department of Resources, Energy and Tourism
202	Connecting Renewables – Connecting to the Grid	-	-	-	-	-
	Encouraging visitors to Australia to stay longer and spend more
203	– National Long Term Tourism Strategy – additional funding	-	-	1.4	1.4	1.4
203	– TQUAL Grants – extension	-	-	10.0	10.0	10.0
204	Low Emissions Technology Demonstration Fund – reduction in funding	-	-30.5	-4.0	-2.5	-10.0
	Portfolio total	-	-30.5	7.4	8.9	1.4

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Table A2: Expense measures since the 2010 PEFO (a) (continued)
Page		2009-10	2010-11	2011-12	2012-13	2013-14
		$m	$m	$m	$m	$m
	SUSTAINABILITY, ENVIRONMENT, WATER, POPULATION AND COMMUNITIES
	Department of Sustainability, Environment, Water, Population and Communities
	Water for the Future
205	– National Urban Water and Desalination Plan – reduction in funding	-	-20.0	-20.0	-10.0	-
218	– reallocation of water expenditure(c)	-	-	-	-200.0	-250.0
205	– residential water efficiency – Perth	-	-	-	-	-
206	– stormwater harvesting – expansion	-	-	-	-	-
206	– water recycling – Torquay	-	-	-	-	-
207	– water supply security – Nambucca	-	-	-	-	-
	Portfolio total	-	-20.0	-20.0	-210.0	-250.0
	TREASURY
	Australian Securities and Investments Commission
209	Fairer, Simpler, Banking	-	-	-	-	-
209	Helping Our Kids Understand Finances	-	2.0	4.0	4.0	-
	Australian Taxation Office
208	Allowing a 10 year transition path for the taxation of domestic ethanol	-	-	-	-	-
208	Education Tax Refund – information campaign	-	-4.2	-2.4	-	-
130	Personal income tax – 50 per cent tax discount for interest income – revised policy(b)	-	-2.9	-12.5	5.7	0.7
	Department of the Treasury
208	Education Tax Refund – information campaign	-	6.6	-	-	-
145	Flood Levee for Launceston	-	2.5	9.0	-	-
197	Local Government Reform Fund and Better Regions Program – redirection of funding	-	-0.8	-	-	-
	Nation Building
187	– highway upgrades in Western Australia and Victoria	-	-	-	-	-
187	– Pacific Highway upgrade from Kempsey to Port Macquarie	-	4.0	13.0	18.0	-
188	Nation Building 2 – infrastructure projects	-	-	-	-	-
146	National location-based mobile phone emergency warning system	-	nfp	nfp	nfp	nfp
185	Royal Hobart Hospital – upfront contribution	-	100.0	-	-	-
	Portfolio total	-	107.3	11.1	27.7	0.7

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Table A2: Expense measures since the 2010 PEFO (a) (continued)
Page		2009-10	2010-11	2011-12	2012-13	2013-14
		$m	$m	$m	$m	$m
	VETERANS' AFFAIRS
	Department of Veterans' Affairs
165	Age Pension – new work bonus	-	0.1	1.0	0.7	0.6
177	Connecting Health Services to the Future	-	..	1.9	3.4	6.1
130	Personal income tax – 50 per cent tax discount for interest income – revised policy(b)	-	-	-	-0.1	..
183	Pharmaceutical Benefits Scheme – minor new listings and price amendments	-	..	..	0.1	0.1
	Portfolio total	-	0.2	3.4	4.9	8.0
	Decisions taken but not yet announced	-	29.7	-5.2	-126.5	-190.7
	Depreciation expense	-	-0.3	-1.2	-1.7	-0.6
	Total impact of expense measures(d)	-	217.2	570.9	235.7	448.3
*	The nature of the measure is such that a reliable estimate cannot be provided.
..	Not zero, but rounded to zero.
-	Nil.
nfp	not for publication.
(a)	A minus sign before an estimate indicates a reduction in expenses, no sign before an estimate indicates increased expenses.
(b)	These measures can also be found in the revenue measures summary table.
(c)	These measures can also be found in the capital measures summary table.
(d)	Measures may not add due to rounding.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Agriculture, Fisheries and Forestry

Better Regulation of Agricultural and Veterinary Chemicals

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Pesticides and Veterinary Medicines Authority	-	2.5	5.4	0.3	0.2
Related revenue ($m)

Australian Pesticides and Veterinary Medicines Authority	-	-	-	0.5	2.0
Related capital ($m)

Australian Pesticides and Veterinary Medicines Authority	-	-	0.4	-	-

The Government will provide $8.8 million over four years to reform the regulation of agricultural and veterinary chemicals in Australia by the Australian Pesticides and Veterinary Medicines Authority (APVMA). The reforms will improve efficiencies and reduce the regulatory burden of chemical assessment and registration processes, whilst preserving a high level of protection of human health and the environment.

The reforms will include the establishment of a Science Advisory Panel that will report annually on APVMA activities, advise on chemicals and products that are suitable for review and advise on the adequacy of scientific standards and processes used to assess, register and review chemicals and products. The APVMA will retain $0.5 million of increased cost recovery revenue over 2012-13 and 2013-14 to fund the Panel. The balance of the cost recovery revenue over these two years ($2.0 million) will offset the cost of this measure and will be returned to the Budget.

The APVMA will retain all cost recovery revenue from 2014-15 onwards.

The cost of the measure will also be partially offset by the related savings measure Tackling Climate Change — Australia’s Farming Future — reduction in funding ($1.3 million in 2011-12) in the Agriculture, Fisheries and Forestry portfolio.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

National Food Plan

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Agriculture, Fisheries and Forestry	-	0.4	0.7	0.3	0.1

The Government will provide $1.5 million over four years to develop a National Food Plan covering food security, food quality, the affordability of food and the sustainability of food.

The cost of this measure will be met by redirecting funds from the Regional Food Producers Innovation and Productivity Program in the Agriculture, Fisheries and Forestry portfolio.

This measure delivers on the Government’s election commitment.

Regional Food Producers’ Innovation and Productivity Program — reduction in funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Agriculture, Fisheries and Forestry	-	-1.0	-1.0	-	-

The Government will redirect $2.0 million over two years from the Regional Food Producers Innovation and Productivity Program to partially offset the costs of the measure Northern Australian Sustainable Futures Program in the Regional Australia, Regional Development and Local Government portfolio and to offset the costs of the National Food Plan in the Agriculture, Fisheries and Forestry portfolio.

The Regional Food Producers Innovation and Productivity Program aims to boost the productivity and competitiveness of Australia s regional food and seafood industries by providing matched funding grants to support innovation and technology improvements. Following the reduction in funding, $14.3 million of funds will remain in the program.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Tackling Climate Change — Australia’s Farming Future — reduction in funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Agriculture, Fisheries and Forestry	-	-	-1.3	-	-

This Government will redirect $1.3 million by ceasing the Re-establishment Grant component of the Climate Change Adjustment Program in 2011-12 to partially fund the expense measure Better Regulation of Agricultural and Veterinary Chemicals in the Agriculture, Fisheries and Forestry portfolio.

The Re-establishment Grant component of the Climate Change Adjustment Program provides grants of up to $150,000 for eligible farmers who have made the decision to leave farming.

See also the related expense measure Better Regulation of Agricultural and Veterinary Chemicals in the Agriculture, Fisheries and Forestry portfolio.

This measure delivers on the Government’s election commitment.

Tasmanian Forestry Policy

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Agriculture, Fisheries and Forestry	-	20.0	-	-	-

The Government will provide $20.0 million in 2010-11 to assist Tasmanian forestry contractors and employees respond to the challenges facing the Tasmanian native forest industry. The funding will be used to provide exit assistance in the form of grants to eligible contracting businesses as well as assistance to help ensure that employees receive their full entitlements.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Attorney-General’s

Establishment of an Age Discrimination Commissioner

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Human Rights Commission	-	-	0.7	0.7	0.7

The Government will provide $2.8 million over four years from 2011-12 to establish an Age Discrimination Commissioner within the Australian Human Rights Commission. This measure will allow a dedicated Age Discrimination Commissioner to advocate for the rights of Australians, in particular older Australians, and provide education in the community and workplace.

Further information can be found in the press release of 7 August 2010 issued by the Prime Minister and the joint press release of 30 September 2010 issued by the Attorney-General, the Minister for Employment Participation and Childcare, and the Minister for Mental Health and Ageing.

This measure delivers on the Government’s election commitment.

Flood Levee for Launceston

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of the Treasury	-	2.5	9.0	-	-
Attorney-General’s Department	-	-	-	-	-
Total	-	2.5	9.0	-	-

The Government will provide $11.5 million over two years to facilitate the construction of the Launceston Flood Levee. The levee will redirect flood water to prevent the flooding of homes and businesses. Funding will assist in acquiring affected properties and relocating affected businesses. Funding will be provided through the Natural Disaster Resilience Program to the Tasmanian Government, which is also contributing up to $11.5 million.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

National location-based mobile phone emergency warning system

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Attorney-General’s Department	-	nfp	nfp	nfp	nfp
Department of the Treasury	-	nfp	nfp	nfp	nfp
Total	-	-	-	-	-

The Government will fund the capital costs of upgrading the national emergency warning system, Emergency Alert, to establish a location-based telephone warning system to enable warnings to be sent to mobile telephones based on the location of the handset at the time of an emergency. This will enhance the existing Emergency Alert system, which can send warnings to landline and mobile telephones based on the customer’s registered service address and is operated and maintained by the States and Territories.

The expenditure for the upgrade to the Emergency Alert system is not for publication (nfp) as the negotiations are commercial-in-confidence. Further information can be found in the press release of 14 September 2010 issued by the Prime Minister and the Attorney-General.

Safer Suburbs Program Extension

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Attorney-General’s Department	-	1.5	3.2	0.5	-

The Government will provide funding of $5.2 million over three years to continue the existing Safer Suburbs program. The program will provide grants to community projects for closed circuit television, lighting and other initiatives to reduce crime and anti-social behaviour.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Broadband, Communications and the Digital Economy

Digital Television Switchover — additional commercial digital television multi-channel services

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Broadband, Communications and the Digital Economy	-	9.0	17.8	4.9	2.4

The Government will provide $34.0 million over four years to enable the commercial television broadcasters in regional South Australia, remote and regional Western Australia, and remote and central Australia to provide the full range of commercial free-to-air digital multi-channel television services as currently available in other regional and metropolitan areas of Australia.

In combination with the newly established Viewer Access Satellite Television Service to address areas of digital television signal deficiency, this measure will provide virtually every Australian with an ability to access the full range of commercial free-to-air digital television services.

Funding for this initiative will be fully offset from amounts held in the Contingency Reserve set aside to support Australia’s transition from analog to digital television.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Climate Change and Energy Efficiency

Carbon Farming Initiative — establishment

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Climate Change and Energy Efficiency	-	-	-	-	-
Department of Agriculture, Fisheries and Forestry	-	-	-	-	-
Total	-	-	-	-	-
Related capital ($m)
Department of Climate Change and Energy Efficiency	-	-	-	-	-

The Government will provide $45.6 million over four years (including $4.4 million in 2010-11, $16.1 million in 2011-12, $13.1 million in 2012-13 and $11.9 million in 2013-14) to enable Australian farmers, forest growers and landholders that take action to reduce Australia’s carbon emissions to generate credits that can be sold in domestic and international carbon markets.

Funding of $39.6 million (including capital funding of $1.6 million) will be provided to the Department of Climate Change and Energy Efficiency to develop a legislative scheme for crediting abatement, including offset methods and abatement projects, and to incorporate abatement into Australia’s national emissions accounts.

Funding of $6.0 million will be provided to the Department of Agriculture, Fisheries and Forestry to support research on biochar as a further option for land managers to reduce Australia’s emissions and generate offset credits, and to assist Landcare to provide information to farmers on the operation of the program.

The cost of this measure will be met from the existing funding provision for the Renewable Energy Future Fund.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Climate Change Commission — establishment

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Climate Change and Energy Efficiency	-	-	-	-	-

The Government will provide $5.6 million over four years (including $0.8 million in 2010-11 and $1.6 million per annum from 2011-12 to 2013-14) to establish a Climate Change Commission. The Commission will inform the climate change debate by providing an independent source of information and expert advice to explain the science of climate change, report on the progress of international action and explain how a carbon price would impact on the Australian economy.

The cost of this measure will be met from the existing funding provision for the Renewable Energy Future Fund.

This measure delivers on the Government’s election commitment.

Low Carbon Communities

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Climate Change and Energy Efficiency	-	-	-	-	-
Related capital ($m)
Department of Climate Change and Energy Efficiency	-	-	-	-	-

The Government will provide $80.0 million over four years (including $3.4 million in 2010-11, $30.6 million in 2011-12, $30.7 million in 2012-13 and $15.3 million in 2013-14) to assist local councils and communities to reduce carbon emissions and energy costs through energy efficient upgrades to community facilities, street lighting and council buildings. The program will also support investment in cogeneration facilities.

As part of this initiative, the Government will also provide $5.0 million to assist local councils to improve the management of parks and other green spaces in urban areas.

The cost of this measure will be met from the existing funding provision for the Renewable Energy Future Fund.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Multi-Party Climate Change Committee — establishment

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Climate Change and Energy Efficiency	-	-	-	-	-

The Government will provide $5.2 million over two years (including $4.2 million in 2010-11 and $1.0 million in 2011-12) for the establishment of a Multi-Party Climate Change Committee. The Committee will explore options for the introduction of a carbon price and assist in building community consensus for action on climate change. As part of this measure, the Government will also provide funding for an update of the Garnaut Climate Change Review, and for roundtables with business and non-government organisations and wider consultation across Australia.

The cost of this measure will be met from the existing funding provision for the Renewable Energy Future Fund.

This measure delivers on the Government’s agreements with the Australian Greens and the Member for New England, Tony Windsor MP.

Further information can be found in the joint press release of 27 September 2010 issued by the Prime Minister, the Deputy Prime Minister and Treasurer, and the Minister for Climate Change and Energy Efficiency.

Renewable Energy Bonus Scheme — reduction in funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Climate Change and Energy Efficiency	-	-75.0	-75.0	-	-

The Government will reduce funding under the Renewable Energy Bonus Scheme by $150.0 million over two years from 2010-11, to reflect lower than expected demand for solar hot water heaters. This funding will be redirected to other priorities.

The scheme will now provide funding of $328.7 million over two years from 2010-11, in response to lower than expected demand.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Cross Portfolio

Reducing Government Advertising

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Various Agencies	-	-44.0	-7.0	-4.5	-4.5

The Government will reduce whole of government advertising, achieving savings of $60 million over the forward estimates.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Defence

Looking after our troops — specialist medical care

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Defence	-	-	-	-	-

The Government will provide $12.1 million over four years to ensure that Defence personnel have access to a permanent Australian Defence Force (ADF) specialist medical capability. This measure will enhance ADF capability through the ability to deploy specialists at short notice in support of broader Defence operations.

This measure is part of the Looking after our troops package to improve Defence health services.

The cost of this measure will be met from within the existing resourcing of the Department of Defence.

This measure delivers on the Government’s election commitment.

Looking after our troops — strategic health alliances

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Defence	-	-	-	-	-

The Government will provide $11.4 million over four years to expand and establish a network of Strategic Health Alliances across Australia. This program will deliver treatment and training opportunities for Australian Defence Force (ADF) personnel and help ensure efficient and effective health support to non-deployed ADF members.

This measure is part of the Looking after our troops package to improve Defence health services.

The cost of this measure will be met from within the existing resourcing of the Department of Defence.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Looking after our troops — The Simpson Program for wounded ADF members

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Defence	-	-	-	-	-

The Government will provide $21.3 million over four years for a range of tailored recovery programs that will support the health needs of wounded service personnel and their families. The program will also offer support for financial disadvantage, comprehensive re-training and re-skilling, access to specialist rehabilitation, and awards that recognise wounded and injured Australian Defence Force members.

This measure is part of the Looking after our troops package to improve Defence health services.

The cost of this measure will be met from within the existing resourcing of the Department of Defence.

This measure delivers on the Government’s election commitment.

Re-invigorating the Reserves

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Defence	-	-	-	-	-

The Government will examine progress in integrating reservists with regular forces consistent with recommendations from the ‘Rebalancing the Army’ review.

The cost of this measure will be met from within the existing resourcing of the Department of Defence.

This measure delivers on the Government’s election commitment.

Reserve Humanitarian Assistance and Disaster relief capability

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Defence	-	-	-	-	-
Related revenue ($m)
Australian Taxation Office	-	-	-0.4	-0.6	-0.6

The Government will provide $9.0 million over four years to establish a Civil-Military Co-operation Company to complement and co-ordinate the Army Reserve’s humanitarian assistance and disaster relief capabilities. This commitment will provide a deployable capability of personnel with specialist backgrounds who will work and train closely with civilian authorities.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

The cost of $9.0 million will be met from within the existing resourcing of the Department of Defence.

The measure is also expected to lead to a reduction in revenue of $1.6 million over three years as Australian Defence Force Reservists will be taxed concessionally on the pay and allowances they earn while on deployment.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Education, Employment and Workplace Relations

Additional Remoteness Loading for Remote Indigenous Students Attending Non-Government Boarding Schools

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	-	-	-	-

The Government will provide $22.4 million over four years to establish a higher per capita rate of Indigenous Supplementary Assistance to non-government boarding schools with more than 50 Indigenous students from remote Indigenous communities. This will deliver additional support for Indigenous students from remote communities attending non-remote boarding schools.

Indigenous Supplementary Assistance supports schools to deliver high quality education outcomes for Indigenous children.

The cost of this measure will be met by redirecting funds from the Indigenous Education Targeted Assistance Program to provide more targeted support for students from remote Indigenous communities to be able to access non-remote schools.

This measure delivers on the Government’s election commitment.

Centre for International Finance and Regulation — redirection of funds

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	-2.6	-4.5	-4.0	-1.0

The Government will redirect funding of $12.1 million from the establishment of the Centre for International Finance and Regulation.

The Government will continue to provide $12.1 million in funding, over four years, towards the cost of establishing the Centre, with any additional costs to be met by the host or consortium of Universities which will be selected to establish the Centre.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Connecting People with Jobs (Job Seeker Relocation Assistance Package)

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	-	-	-	-

The Government will provide $14.6 million over three years from 2010-11 to fund a two year pilot program providing assistance for up to 2,000 eligible long-term unemployed Australians who relocate to take a job. From 1 January 2011:

•	up to $3,000 will be provided to single participants and up to $6,000 to families relocating to metropolitan areas; and

•	up to $6,000 will be provided to single participants and up to $9,000 to families relocating to regional areas.

In addition, up to 2,000 employers will be eligible for a $2,500 financial incentive to be paid in the early stages of the participant’s employment.

The costs of this measure will be met from quarantined funding under the Employment Pathways Fund that is already included in the forward estimates.

This measure delivers on the Government’s election commitment.

Critical Skills Investment Fund — Regional Funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	-	-	-	-

The Government will ensure that approximately one-third ($66 million) of the Critical Skills Investment Fund will be directed to deliver training places in regional areas and help address skill shortages. This will be funded from within the existing $200.2 million allocation for this program.

See also the 2010-11 Budget Measure Skills for Sustainable Growth — Skills for Recovery — Critical Skills Investment Fund.

This measure delivers on the Government’s agreement with the Members for Lyne, Rob Oakeshott MP, and New England, Tony Windsor MP.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Early Termination of ‘Early Access to Employment Services for Redundant Workers’

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	-9.9	-16.8	-1.8	-0.4

The Government will, from 1 January 2011, cease funding the Jobs and Training Compact — early access to employment services for redundant workers measure, announced in the 2009-10 Budget.

This measure was introduced as part of the Government’s response to the global financial crisis to assist redundant workers find employment or an appropriate education or training course as quickly as possible. The measure was originally scheduled to end on 31 March 2011, however, since it was introduced, economic circumstances have improved and the unemployment rate has declined.

Redundant workers who qualify for assistance under the program up to 31 December 2010 will continue to receive intensive employment services, and all individuals who are unemployed will continue to have access to employment services.

The measure will provide savings of $29.0 million over five years from 2010-11 (including $0.1 million in 2014-15).

Education Services for Overseas Students

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	14.3	10.7	-	-

The Government will provide up to $25.0 million over two years to support the operation of the Education Services for Overseas Students Assurance Fund.

Established under the Education Services for Overseas Students Assurance Act 2000, the Fund provides compensation to international students in the event of an education provider closure by giving students a refund of any course fees that cannot be recovered from providers where students are unable to be placed in a suitable alternative course. The funding will supplement provider contributions to the Fund, and will only be drawn down if required.

This assistance will help ensure the Fund is able to meet its obligations until 1 January 2012, by which time the Government expects to have developed its response to the major recommendations of the Baird Review.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Online Diagnostic Tools for Parents and Teachers

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	3.3	15.7	10.7	10.2

The Government will provide $39.9 million over four years to develop assessment and learning tools for students, parents and teachers. The Australian Curriculum Assessment and Reporting Authority (ACARA) will develop a new website which will provide online testing tools for teachers and parents, as well as sample assessments for the National Assessment Program to trial online testing. This new website will help both parents and teachers evaluate the strengths and learning needs of students. The tools will be provided nationally through an online diagnostic website which will assist with the evaluation of the strengths and learning needs of students.

This measure delivers on the Government’s election commitment.

Productivity Places Program — redirection

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	-38.0	-17.0	-	-

The Government will redirect uncommitted funding from the Commonwealth element of the Productivity Places Program. This will provide savings of $55.0 million over two years which will be redirected to support other Government priorities.

The Productivity Places Program will continue to support training in priority areas across the Australian economy including skill shortage occupations, and job seekers will maintain access to other forms of assistance.

Protecting Worker’s Entitlements Package — The Fair Entitlements Guarantee

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	10.1	15.1	16.9	17.2

The Government will provide $59.3 million over four years to introduce the Fair Entitlements Guarantee, which will protect employee entitlements if the employer they work for enters liquidation and cannot pay their employees the entitlements they are owed.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

The Fair Entitlements Guarantee will replace the General Employee Entitlements and Redundancy Scheme (GEERS). The new Guarantee will extend current entitlements provided under GEERS to include redundancy pay, up to a maximum of four weeks for each year of service. The increased protection for redundancy entitlements will be embedded in legislation. However, prior to the introduction of the Fair Entitlements Guarantee legislation, the increased protection will commence on 1 January 2011 through changes to the GEERS operational arrangements. The new Guarantee will apply to all Australian workers other than company directors and their close associates.

The funding for increased entitlements is in addition to the $458.6 million over four years currently available for the GEERS.

This measure delivers on the Government’s election commitment.

Removal of Job Capacity Account Funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	-12.5	-17.4	-25.0	-25.0

The Government will cease funding for the Job Capacity Account from 1 January 2011 to remove overlap and duplication in funding for services already available through the Employment Pathways Fund.

The Employment Pathways Fund is currently accessed by Job Services Australia providers to fund services and assistance that best meets the needs of job seekers in overcoming barriers to employment. The Employment Pathways Fund, under the Job Services Australia program, will be available to continue to purchase services such as counselling and rehabilitation.

This measure will provide savings of $79.9 million over four years and delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Schools — Empowering Local Schools

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	1.6	65.3	1.1	1.1

The Government will provide $69.1 million over four years to help improve student performance and outcomes by providing principals, parents and school communities greater input into the management of their local school, including school budgets, the mix of staff and setting local priorities. Initially up to 1,000 government, Catholic and Independent schools are expected to participate in the program in the 2012 and 2013 school years, with funding allocated proportionally to schools across all States and Territories. A third of these schools will be located in regional areas. The balance of schools are expected to transition between 2015-16 and 2018-19.

Participating schools will be eligible for a funding grant of $40,000 for a small school or $50,000 for larger schools to assist them in their transition to more autonomous operations, with recurrent funding costs to be met by school education systems.

The proposal also includes funding of $1.3 million for the Australian Institute for Teaching and School Leadership to develop school governance models and training courses for principals on leading and managing more autonomous schools.

This measure delivers on the Government’s election commitment and the agreement with the Members for Lyne, Rob Oakeshott MP, and New England, Tony Windsor MP.

Schools — Review of Funding for Schooling

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	-	-	-	-

The Government will provide $4.8 million to support the activities of the Review of Funding for Schooling.

The cost of this measure will be met from within the existing resourcing of the Department of Education, Employment and Workplace Relations.

Further information on the Review of Funding for Schooling can be found in the press release of 9 July 2010 issued by the then Minister for Education.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Schools — Reward Payments for School Improvement

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	5.1	16.9	49.7	93.0

The Government will provide $164.8 million over four years to provide reward grants to government and non-government schools that have shown the most improved performance over twelve months.

In 2012-13, 275 primary schools will receive a payment of up to $75,000 each and 225 secondary schools will receive a payment of up to $100,000 each. This will rise to 550 primary schools and 450 secondary schools by 2013-14.

A new Office of National School Evaluation will be established within the Australian Curriculum Assessment and Reporting Authority to develop a National School Improvement Framework to serve as the basis for assessing the recipients of the grants.

In total, $388 million will be provided over five years from 2012-13, with a minimum of $125 million in reward payments over five years from 2012-13 to be made to regional schools.

This measure delivers on the Government’s election commitment and the agreement with the Members for Lyne, Rob Oakeshott MP and New England, Tony Windsor MP.

Trade Apprentice Income Bonus

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	29.0	57.4	89.8	104.8

The Government will provide $281.0 million over four years to increase the bonuses available to apprentices under the Tools for Your Trade Program by a total of $1,700. Under the changes:

•	the 12 month payment will increase by $200 to $1,000;

•	the 24 month payment will increase by $200 to $1,000;

•	the 36 month payment will increase by $500 to $1,200; and

•	the completion payment will increase by $800 to $1,500.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

The Tools for Your Trade payment is available to apprentices undertaking Certificate III or IV level qualifications in a trade occupation listed on the National Skills Needs List and apprentices undertaking Certificate II, III or IV level qualification in Agriculture or Horticulture related occupations. The payment provides financial support for the costs incurred by apprentices while undertaking their training and is expected to lead to an increase in commencements and completions. The increased bonuses will be available to apprentices commencing and recommencing an apprenticeship from 2009 onwards.

This measure delivers on the Government’s election commitment.

Trade Training Centres in Schools — National Trade Cadetships — establishment and work experience

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	2.5	0.6	12.5	12.5

The Government will provide $28.1 million over four years to improve pathways into vocational education for students in years 9 to 12. This will involve the Australian Curriculum Assessment and Reporting Authority developing a new National Trade Cadetship in partnership with Industry Skills Councils and States and Territories. From 2012, students from years 9 to 12 will be offered a new National Trade Cadetship as an option under the National Curriculum, which will be delivered through existing Trade Training Centres in schools or other eligible venues.

As part of the $28.1 million, the Government will provide $12.5 million per annum from 2012-13 to support structured work experience places for National Trade Cadets. Group Training Organisations will be funded to facilitate the establishment of up to 50,000 work experience placements per annum for students undertaking a National Trade Cadetship from 1 January 2012.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Victorian College of Arts and Music — Additional Funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	2.0	2.5	5.2	5.4

The Government will provide $15.1 million over four years to the Victorian College of Arts and Music as part of its proposed recognition as a ‘National Institute’ under the Higher Education Support Act 2003. The funding is in addition to Commonwealth Grants Scheme funding provided to the Victorian College of Arts and Music through the University of Melbourne.

The measure will restore the Victorian College of Arts and Music funding to the level it received prior to becoming part of the University of Melbourne in 2005 and aligns with the Government’s commitment to support endeavours that encourage excellence in artistic effort.

The Government will also provide $2.0 million in 2010-11 to match the Victorian Government’s payment of $2.0 million to be used as seed funding for the establishment of a foundation trust to support the future activities of the College.

This measure delivers on the Government’s election commitment.

Vocational Education and Training National Support — reduction in funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	-6.3	-6.3	-6.3	-6.3

The Government will reduce funding for the Vocational Education and Training National Support program. This will provide savings of $25.0 million over four years to offset the cost of providing support to the Education Services for Overseas Students Assurance Fund.

The Vocational Education and Training National Support program will continue to provide $1.8 to $1.9 billion in annual funding for skills development.

See also the related expense measure titled Education Services for Overseas Students Assurance Fund in the Education, Employment and Workplace Relations portfolio.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Welfare Reform — Tougher Rules for Job Seekers

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	-	-	-	-
Centrelink	-	-	-	-	-
Total	-	-	-	-	-

The Government will strengthen the compliance framework for job seekers receiving income support who fail to attend appointments with their employment service provider or their required activity such as training.

The failure of a job seeker to attend a provider appointment or an activity will result in the suspension of income support payments until they attend a rescheduled appointment or resume their activity. The job seeker’s income support will then be reinstated and paid back in full.

Where the job seeker fails to attend a rescheduled appointment or activity, their payment will be cancelled until they attend. While suspended payments will be back paid, cancelled payments will not.

The cost of this measure will be met from within the existing resourcing of the Department of Education, Employment and Workplace Relations and Centrelink.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Families, Housing, Community Services and Indigenous Affairs

Age Pension — new work bonus

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Veterans’ Affairs	-	0.1	1.0	0.7	0.6
Centrelink	-	0.1	2.5	1.1	0.8
Department of Families, Housing, Community Services and Indigenous Affairs	-	-	24.5	29.0	29.6
Total	-	0.2	28.1	30.9	31.0
Related capital ($m)
Centrelink	-	2.5	-	-	-
Department of Veterans’ Affairs	-	1.0	-	-	-
Total	-	3.5	-	-	-

The Government will amend the Work Bonus to improve the incentive for age pensioners to participate in the workforce from 1 July 2011.

The amount an age pensioner can earn before their pension is reduced will be increased. The new Work Bonus will allow age pensioners to earn up to $250 a fortnight without it being assessed as income under the income test at a cost of $93.7 million over four years. Under these changes, the Work Bonus can be ‘annualised’. This means age pensioners will now be able to accumulate any unused amount of their $250 bonus every fortnight for up to 12 months. The unused amount can carry forward between years, up to a total of $6,500.

This measure delivers on the Government’s election commitment.

Better Baby Bonus

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Families, Housing, Community Services and Indigenous Affairs	-	-	-	-	-

The Government will provide eligible families with new babies $500 of their Baby Bonus entitlement upfront from 1 July 2011.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

The total amount of the Baby Bonus will remain unchanged at $5,294, meaning that the first fortnightly payment will be $868.77 with 12 subsequent payments of $368.77. This will help parents with the upfront costs of having a new baby. These can be items such as a new bassinette, pram, clothes and other necessities. The ongoing fortnightly payments help meet recurrent costs.

This measure delivers on the Government’s election commitment outlined in the press release of 4 August 2010 issued by the Minister for Families, Housing, Community Services and Indigenous Affairs.

Breaking the cycle of drug and alcohol abuse in Indigenous communities

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Various Agencies	-	-	5.4	6.6	6.7
Department of Families, Housing, Community Services and Indigenous Affairs	-	-	0.6	0.4	0.3
Total	-	-	6.0	7.0	7.0

The Government will provide $20.0 million over three years to support community led solutions for tackling alcohol and substance abuse in Indigenous communities. Funding will be provided to assist Indigenous communities to work with government and non-profit organisations, in order to develop and implement alcohol and drug abuse management plans and provide prevention programs to tackle youth substance abuse.

This funding includes $1.3 million over three years for the Department of Families, Housing, Community Services and Indigenous Affairs to administer the program and to implement a National Framework for Tackling Alcohol and Substance Abuse through the Council of Australian Governments.

This measure delivers on the Government’s election commitment.

Canonisation of Mary MacKillop — celebrations

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Families, Housing, Community Services and Indigenous Affairs	-	-	-	-	-

The Government provided $1.5 million in 2010-11 to support the celebration of the canonisation of Mary MacKillop.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Funding of $0.6 million was provided to support a youth contingent and Indigenous representatives to travel to the canonisation ceremony in Rome, education material and public events. An additional $0.3 million was provided to contribute to the expenses of 7,000 Australians attending the official events in Rome. The remaining $0.7 million was provided to the Mary MacKillop Foundation.

This funding was provided from the Community Investment Program.

See also the related revenue measure titled Philanthropy — updating the list of specifically listed deductible gift recipients under the Treasury portfolio.

This measure delivers on the Government’s election commitment.

Constitutional recognition of Indigenous Australians — establishment of expert panel

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Families, Housing, Community Services and Indigenous Affairs	-	-	-	-	-
Attorney-General’s Department	-	-	-	-	-
Total	-	-	-	-	-

The Government will provide $11.2 million over two years to establish an expert panel to consult broadly on progressing the recognition of Indigenous Australians in the Constitution. The expert panel will comprise of Indigenous leaders, Members of Parliament, constitutional lawyers and community representatives.

The cost of this measure will be met from within the existing resourcing of the Department of Families, Housing, Community Services and Indigenous Affairs and the Attorney-General’s Department.

This measure delivers on the Government’s election commitment.

Ex gratia payments — Australian Thalidomide victims

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Families, Housing, Community Services and Indigenous Affairs	-	0.2	0.3	0.3	0.3

The Government will provide $1.3 million over five years (including $0.3 million in 2014-15) to exempt annuities received by Thalidomide survivors from the social security income test by amending the Social Security Act 1991. The Government will make ex gratia payments in the interim until the legislative amendment is considered.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Family Support — strengthening child protection in the Northern Territory

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Families, Housing, Community Services and Indigenous Affairs	-	-	-	-	-

The Government will provide funding of up to $35 million over four years to implement a number of initiatives that will assist in strengthening child protection in the Northern Territory including:

•
$25 million over four years to expand family support services and provide intensive parenting education, home visiting and homemaker services for parents referred for income management through the Northern Territory child protection system. This will support up to 100 additional community-based family support workers in expanded and newly funded services by 2013-14;

•	$7.6 million over two years for a new mobile child protection team and 22 additional remote Aboriginal family and community workers; and

•	$1.5 million in 2010-11 to expand identity card technology to assist in enforcing alcohol restrictions in the Northern Territory.

The cost of the family support initiatives will be met from within existing funding for the Family Support Program. The funding for assistance in enforcing alcohol restrictions will be provided through the Closing the Gap in the Northern Territory National Partnership.

Further information can be found in the press release of 18 October 2010 issued by the Minister for Families, Housing, Community Services and Indigenous Affairs and the Minister for Indigenous Health.

Financial Management and Community Investment Program — redirection of funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Families, Housing, Community Services and Indigenous Affairs	-	-2.8	-1.6	-	-

The Government will redirect $2.8 million in 2010-11 from the Financial Management Program and $1.6 million in 2011-12 from the Community Investment Program to contribute to the establishment of the Problem Gambling Taskforce.

See also the related expense measure titled Problem Gambling Taskforce under the Families, Housing, Community Services and Indigenous Affairs portfolio.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

National Plan to Reduce Violence Against Women and their Children 2010-2022

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Families, Housing, Community Services and Indigenous Affairs	-	-0.5	11.7	6.0	9.5

The Government will provide $44.1 million over four years for programs to support the National Plan to Reduce Violence Against Women and their Children 2010-2022 (the National Plan). The Government will reallocate $17.4 million of funding over four years from the Gender Equality for Women program to partially offset the related expenses.

The National Plan is a twelve year plan to coordinate the efforts across governments and the community to achieve a long-term, sustainable reduction in the prevalence of domestic violence and sexual assault.

In the first four years of the National Plan the Government will fund a range of programs to provide Commonwealth leadership and coordination including local community action to reduce violence against women, expand telephone support and establish a National Centre of Excellence. This measure delivers on the Government’s election commitment.

Paid Paternity Leave

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Centrelink	-	0.1	0.7	3.7	3.5
Medicare Australia	-	-	0.4	1.2	1.2
Office of the Fair Work Ombudsman	-	-	0.2	0.9	0.8
Department of Families, Housing, Community Services and Indigenous Affairs	-	-	-	65.1	70.0
Total	-	0.1	1.3	70.9	75.4
Related revenue ($m)
Australian Taxation Office	-	-	-	-0.8	-1.2

The Government will introduce a Paid Paternity Leave scheme from 1 July 2012 at an estimated cost of $149.7 million over four years. The scheme will provide financial support for fathers and other partners to spend time at home with their newborn or adopted child.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

The Government funded scheme will provide eligible fathers and other partners with two weeks leave paid at the National Minimum Wage, currently $570 per week. Fathers or other partners who are sharing the child’s care will be eligible for the scheme if they have worked at least 330 hours for 10 of the 13 months preceding the birth or adoption and have earned adjusted taxable income of less than $150,000 in the previous financial year. The income of the primary carer, usually the mother, will not count towards the income test.

Paid Paternity Leave will be available to eligible fathers or other partners regardless of whether the mother receives Government funded Paid Parental Leave. Parents will still be able to transfer the 18 weeks Paid Parental Leave between themselves.

This measure delivers on the Government’s 2010 election commitment outlined in the press release of 19 August 2010 issued by the Prime Minister and the Minister for Families, Housing, Community Services and Indigenous Affairs.

Problem Gambling Taskforce

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Families, Housing, Community Services and Indigenous Affairs	-	2.8	1.6	-	-

The Government will provide $4.4 million over two years to support the Problem Gambling Taskforce. This will fund expenses associated with the Expert Advisory Group on gambling, COAG Select Council meetings and secretariat functions.

See also the related saving measure titled Financial Management and Community Investment Program – redirection of funding under the Families, Housing, Community Services and Indigenous Affairs portfolio.

This measure delivers on the Government’s agreement with the Member for Denison, Andrew Wilkie MP.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Support the Garma Cultural Studies Institute

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Families, Housing, Community Services and Indigenous Affairs	-	-	-	-	-

The Government will support the continuation of the work of the Garma Festival through a commitment of $2 million to the Garma Cultural Studies Institute. The Institute partners with academic institutions to advance wider cross cultural understanding between Indigenous and non-Indigenous Australians. The cost of this measure will be met from the Aboriginal Benefits Account, a special account established under the Aboriginal Land Rights (Northern Territory) Act 1976.

This measure delivers on the Government’s election commitment.

Supported Accommodation — investment

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Families, Housing, Community Services and Indigenous Affairs	-	0.3	8.0	26.0	25.7

The Government will provide $60.0 million over four years for capital grants to community and other organisations for the construction by 2014 of 150 new supported accommodation and respite places for people with a disability.

Projects that could receive direct capital funding include: renovations of existing homes that can be used for supported accommodation; contributions towards building a facility close to community and health services; or expanding an established facility to provide more places.

This measure delivers on the Government’s election commitment, outlined in the press release of 29 July 2010, issued by the Prime Minister, the Minister for Families, Housing, Community Services and Indigenous Affairs and the Parliamentary Secretary for Disabilities and Children’s Services.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Western Australia’s Appealathon and Telethon — contribution

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Families, Housing, Community Services and Indigenous Affairs	-	-	-	-	-

The Government will provide $3.0 million in 2010-11 to support two Western Australian television charity appeals. The Channel 9 Appealathon will receive $1.5 million and the Channel 7 Telethon will receive $1.5 million.

This funding will be provided from the Community Investment Program.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Finance and Deregulation

Government and non-Government personal employees — additional positions

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Finance and Deregulation	-	10.6	14.5	14.5	14.6

The Government will provide $54.2 million over four years to increase the number of Ministerial, Opposition, Australian Greens, Independent and Whips staff by a total of 72 positions.

The additional staff will allow Members and Senators to better manage their workload and provide them with greater capacity for consultation.

Public Sector Superannuation Scheme — increasing the age to which members can accrue employer benefits

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Finance and Deregulation	-	-	-12.0	-11.0	-12.0

From 1 July 2011, the Government will increase the age to which Public Sector Superannuation Scheme (PSS) members who choose to continue to work can accrue employer benefits from age 70 to 75. This will achieve savings of $35 million on a fiscal balance basis ($8 million on an underlying cash balance basis) over the forward estimates.

Under current arrangements, employer contributions cease when a PSS contributor reaches age 70, even though the member may remain in the scheme and continue making personal contributions until age 75, provided they meet the work test.

The measure will better align the scheme with the Government’s broader superannuation policy of encouraging people to remain in the workforce longer, and will align the PSS with other Australian Government civilian schemes where benefits can be accrued after age 70.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Foreign Affairs and Trade

Australia’s contributions to International Organisations

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Foreign Affairs and Trade	-	-	-	-	-

The Government will provide $0.3 million over four years to fund Australia’s membership contributions to the Asia-Europe Foundation (ASEF) and $46,000 over four years to fund Australia’s contributions to the Convention on Cluster Munitions (CCM).

The ASEF organises the Asia-Europe Meeting, which is an informal process of dialogue and co-operation bringing together European and Asia-Pacific nations. Australia participated at the 8th ASEM Summit held in October 2010.

The CCM prohibits all use, stockpiling, production and transfer of cluster munitions. The Convention became binding international law for the member States when it entered into force on 1 August 2010.

The funding for these measures will be met from within the existing resources of the Department of Foreign Affairs and Trade.

Foreign Affairs and Trade Portfolio — efficiencies

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Various Agencies	-	-	-15.0	-15.0	-15.5

The Government will achieve savings of $45.5 million over three years in the Foreign Affairs and Trade Portfolio through a rationalisation of diplomatic representation and other -spending.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Overseas development assistance — contribution to the GAVI Alliance

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
AusAID	-	-	-	-	-

The Government will provide $60.0 million over four years to the GAVI Alliance (formerly the Global Alliance for Vaccines and Immunisation). The GAVI Alliance is a global health partnership, from both the private and public sectors, which supports immunisation in developing countries. Australia has been contributing to the GAVI Alliance since 2006.

This measure will be met from within existing AusAID resources.

Further information can be found in the press release of 7 October 2010 issued by the Minister for Foreign Affairs.

Overseas development assistance — contribution to the Global Fund to Fight AIDS, Tuberculosis and Malaria

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
AusAID	-	20.0	-	70.0	100.0

The Government will provide $210.0 million over four years to the Global Fund to Fight AIDS, Tuberculosis and Malaria.

The Global Fund is a partnership between governments, non-government organisations, the private sector and affected communities to improve health outcomes in developing countries. Australia has been contributing to the Global Fund since 2004.

Of this measure, $190.0 million will be offset from the provision for expanded aid funding held in the Contingency Reserve, with the remaining $20.0 million to be met from existing AusAID resources.

This measure is part of the Government’s commitment to increase Australia’s official development assistance over the longer term.

Further information can be found in the press release of 6 October 2010 issued by the Minister for Foreign Affairs.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Health and Ageing

Aged care — Translation Services for Culturally and Linguistically Diverse recipients

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	0.5	1.4	1.5	1.6

The Government will provide $5.0 million over four years to support the delivery of services to older Australians in aged care who are from culturally and linguistically diverse backgrounds.

Funding of $2.2 million will be provided for translation and interpreting services. This includes a mix of on-site visits and telephone interpretation services. These services will assist people who do not speak English and the English speakers who need to communicate with them.

This measure will also provide $1.0 million in small grants to aged care providers for the translation of documents used in day-to-day care such as notices, menus and newsletters.

A further $1.7 million will be provided for cultural awareness training for aged care facility staff.

Further information can be found in the joint press release issued on the 13 August 2010 by the Prime Minister and the then Minister for Ageing.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Connecting Health Services to the Future

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	2.3	51.9	100.3	179.4
Medicare Australia	-	1.5	1.6	0.9	0.9
Department of Veterans’ Affairs	-	..	1.9	3.4	6.1
Total	-	3.9	55.5	104.6	186.3
Related capital ($m)
Medicare Australia	-	0.5	1.4	-	-

The Government will provide $352.2 million over four years to introduce Medicare Benefits Schedule rebates for electronically delivered specialist consultations (e-consults). Rebates will be available for both the specialist providing the consultation and the general practitioner or nurse practitioner hosting the service. Funding will also be provided to assist health practitioners access necessary infrastructure, and to develop and deliver training courses to build and enhance the capacity of medical practitioners to deliver e-consults.

This measure will improve access to specialist consultations, particularly for rural, remote and outer-metropolitan areas, and will lessen the need for patients to travel long distances for essential specialist services. It is expected that this measure will provide around 700,000 electronic consultations per annum by 2014-15.

This proposal will be implemented on 1 July 2011.

This measure delivers on the Government’s election commitment.

GP After Hours Helpline — expansion

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	-	10.0	20.0	20.0

The Government will provide $50.0 million over three years to expand the GP After Hours Helpline to include a video conferencing capability from 1 July 2012. This will improve access to after hours primary health care, particularly in rural, regional and remote areas.

Callers to the after hours GP telephone advice service currently have their call answered by a health nurse, who assesses patients seeking medical advice, with the option of referring the caller to a telephone based GP where required. This measure will provide the caller with the additional option of a videoconference consultation, available to anyone in Australia who has access to a computer with a webcam and broadband technology.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

GP Super Clinics

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	5.0	10.0	-	-

The Government will provide an additional $15.0 million over two years to improve access to integrated primary health care services by expanding the GP Super Clinics program.

GP Super Clinics will assist the delivery of multidisciplinary care services by co-locating general practitioners with nurses, allied health professionals and other health care providers. This will enable more coordinated and integrated care for patients, in particular those with chronic and complex conditions.

This measure delivers on the Government’s election commitment.

Health and Hospitals Fund — Port Macquarie Base Hospital

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	30.0	30.0	15.0	-

The Government opened a new Health and Hospitals Fund Regional Priority Round on 30 September 2010. This new round of funding will allow for upgrades to regional health infrastructure around Australia, including hospitals.

Consistent with the agreement with the Member for Lyne, Rob Oakeshott MP, the new round will consider an application for funding of up to $75 million for the expansion of the Port Macquarie Base Hospital with funding for the project contingent on approval by the Health and Hospitals Fund Advisory Board.

This measure delivers on the Government’s agreement with the Member for Lyne. See the related expense measure titled Health and Hospitals Fund — Regional Priority Round.

Further information can be found in the joint press release of 30 September 2010 issued by the Prime Minister, the Minister for Regional Australia and the Minister for Health and Ageing.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Health and Hospitals Fund — Regional Priority Round

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	-	-	-	-

The Government opened a new Health and Hospitals Fund Regional Priority Round on 30 September 2010. This new round of funding will allow for upgrades to regional health infrastructure around Australia, including hospitals.

There is currently $1.8 billion in unallocated funds (excluding interest) in the Health and Hospitals Fund. Apart from the projects in the Government’s agreements with the Independents, other specific projects have not yet been considered. Applications for specific projects can be received until 3 December 2010. The final number of projects funded by the Government is contingent on the quality of applications received, as evaluated by the Health and Hospitals Fund Advisory Board.

Consistent with the agreements with the Independents, the new round will consider applications for funding of up to $240 million for the expansion of the Royal Hobart Hospital and up to $75 million for the expansion of the Port Macquarie Base Hospital, with funding for both projects contingent on approval by the Health and Hospitals Fund Advisory Board. Provision for these projects has been made in the forward estimates, pending final Board approval. See the related expense measures Health and Hospitals Fund — Royal Hobart Hospital and Health and Hospitals Fund — Port Macquarie Base Hospital.

This round builds on the $3.2 billion allocated in the 2009-10 Budget to upgrade hospital infrastructure and expand medical research and training infrastructure.

This measure delivers on the Government’s agreement with the Members for New England, Tony Windsor MP, and Lyne, Rob Oakeshott MP, and the agreement with the Member for Denison, Andrew Wilkie MP. See also the related expense measure Royal Hobart Hospital — upfront contribution.

Further information can be found in the joint press release of 30 September 2010 issued by the Prime Minister, the Minister for Regional Australia and the Minister for Health and Ageing.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Health and Hospitals Fund — Royal Hobart Hospital

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	120.0	120.0	-	-

The Government opened a new Health and Hospitals Fund Regional Priority Round on 30 September 2010. This new round of funding will allow for upgrades to regional health infrastructure around Australia, including hospitals.

Consistent with the agreement with the Member for Denison, Andrew Wilkie MP, the new round will consider an application for funding of up to $240 million for the expansion of the Royal Hobart Hospital with funding for the project contingent on approval by the Health and Hospitals Fund Advisory Board.

This measure delivers on the Government’s agreement with the Member for Denison, Andrew Wilkie MP. See the related expense measures titled Royal Hobart Hospital — upfront contribution and Health and Hospitals Fund — Regional Priority Round.

Further information can be found in the joint press release of 30 September 2010 issued by the Prime Minister, the Minister for Regional Australia and the Minister for Health and Ageing.

Hospital Accountability and Performance Program — reduced funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	-	-	-2.5	-3.5

The Government will reduce funding for the Hospital Accountability and Performance Program (HAPP).

These savings are in addition to those identified in the 2010-11 Budget as part of the National Health and Hospital Network — National Performance Authority measure, which reflected activities to be undertaken by the National Performance Authority. The Department of Health and Ageing will retain funding to undertake data development activities relating to the private hospital sector, hospital data management and interrogation, and the comparison of public/private hospital data.

This measure will provide savings of $6.0 million over the forward estimates.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Mental Health — Taking Action to Tackle Suicide — Boosting crisis intervention services

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	0.4	23.0	25.5	25.6

The Government will provide $74.5 million over four years to establish and expand suicide prevention activities in communities around Australia. Funding will be provided to:

•	increase the capacity of crisis support lines, including Lifeline, and establish dedicated lines at known suicide hotspots;

•	improve safety and infrastructure at known suicide hotspots;.

•	train frontline community workers around Australia;

•	support community-led suicide prevention activities for targeted groups and communities at high risk of suicide; and

•	provide a nationwide network of mental health promotion officers to deliver outreach services to schools.

This measure forms part of the Government’s Taking Action to Tackle Suicide package announced during the 2010 election. Further information can be found in the press release of 27 July 2010 issued by the Prime Minister and the Minister for Health and Ageing.

This measure delivers on the Government’s election commitment.

Mental Health — Taking Action to Tackle Suicide — Targeting men who are at greater risk of suicide but least likely to seek help

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	3.1	6.7	6.7	6.7

The Government will provide $23.2 million over four years to provide more mental health services and programs targeted towards men. Funding will be provided to:

•	increase the capacity of the beyondblue helpline to deliver an additional 30,000 telephone services each year;

•	expand the beyondblue National Workplace Program to increase coverage to specific sectors and to subsidise increased participation by small businesses; and

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

•	deliver targeted awareness campaigns to encourage more men in high risk groups to seek assistance for depression and mental illness.

This measure forms part of the Government’s Taking Action to Tackle Suicide package announced during the 2010 election. Further information can be found in the press release of 27 July 2010 issued by the Prime Minister and the Minister for Health and Ageing.

This measure delivers on the Government’s election commitment.

Mental Health — Taking Action to Tackle Suicide — Promoting good mental health and resilience in young people

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	6.0	21.0	17.0	17.3

The Government will provide $61.3 million over four years to promote resilience and good mental health in young people. Funding will be provided to:

•	expand the KidsMatter Primary School Program to provide services to students at an additional 1,700 schools;

•
develop linkages and support networks between primary health care services and local mental health providers. This will support up to 26,000 children with serious mental health, development and behavioural issues; and

•	expand online mental health and counselling services for up to an additional 40,000 young people to supplement face-to-face mental health services.

This measure forms part of the Government’s Taking Action to Tackle Suicide package announced during the 2010 election. Further information can be found in the press release of 27 July 2010 issued by the Prime Minister and the Minister for Health and Ageing.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Mental Health — Taking Action to Tackle Suicide — Providing more frontline services and support for those at greater risk of suicide

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	-	37.9	38.4	38.7

The Government will provide $115.0 million over three years to fund more frontline services and support for people with severe mental illness who are at risk of suicide.

Funding will be provided to:

•	increase the psychology and psychiatry services available through the Access to Allied Psychological Services (ATAPS) program by up to 12,500 people per year;

•	purchase up to 20,000 services from psychiatrists each year to assist in their work with community mental health providers;

•	establish flexible funding pools to increase non-clinical community support services, such as structured social activities, personal helpers and respite services for carers; and

•	establish nationally-consistent reporting standards and publish an Annual National Report Card on mental health and suicide prevention.

This measure forms part of the Government’s Taking Action to Tackle Suicide package announced during the 2010 election. Further information can be found in the press release of 27 July 2010 issued by the Prime Minister and the Minister for Health and Ageing.

This measure delivers on the Government’s election commitment.

Pharmaceutical Benefits Scheme — minor new listings and price amendments

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Veterans’ Affairs	-	..	..	0.1	0.1
Department of Health and Ageing	-	-1.9	-3.4	-3.3	-3.2
Total	-	-1.9	-3.3	-3.3	-3.2

The Government has agreed to a number of minor new listings and price amendments to the Pharmaceutical Benefits Scheme and Repatriation Pharmaceutical Benefits Scheme since the Pre-Election Economic and Fiscal Outlook 2010.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

The net impact of the new listings and price amendments will provide savings of $11.7 million over four years. This includes a cost of $15.3 million over four years for a range of new listings and price amendments, and a saving of $27.0 million from the listing of Novicrit®.

The listing of Novicrit®, for the treatment of anaemia, on 1 December 2010 will result in a reduced price to Government for other drugs currently listed on a cost-minimisation basis to each other.

Other new or extensions to listings include:

•	Humira®, for the treatment of severe active juvenile idiopathic arthritis;

•	OneTouch Verio®, for blood tests for diabetes;

•	Relpax®, for the treatment of migraine attacks;

•	Firmagon®, for the treatment of prostate cancer;

•	Prolia®, for the treatment of osteoporosis; and

•	Seroquel® and Seroquel XR®, for the treatment of bipolar disorder.

Further information can be found in the updates to the Schedule of Pharmaceutical Benefits published by the Department of Health and Ageing.

Primary Care Infrastructure Grants — expanding service delivery in regional Australia

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	-	-	-	-

The Government will ensure that approximately one-third of the funds ($41 million) provided in the 2010-11 Budget for the expansion of existing primary care practices are directed to practices delivering services in regional Australia.

These funds will be available for general practices, primary care and community health services, and Aboriginal Medical Services, and will assist these practices in delivering multidisciplinary services, including by providing additional accommodation for health professionals, extended opening hours and clinical training facilities.

This measure delivers on the Government’s agreement with the Member for Lyne, Rob Oakeshott MP, and the Member for New England, Tony Windsor MP.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Royal Hobart Hospital — upfront contribution

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of the Treasury	-	100.0	-	-	-

The Government will provide $100 million by the end of 2010 to enable the construction of a Women’s and Children’s Hospital at the Royal Hobart.

The Tasmanian Government has also been invited to make an application to the Health and Hospitals Fund (HHF) for up to $240 million for the redevelopment of the Royal Hobart Hospital. See the related expense measures titled Health and Hospitals Fund – Regional Priority Round, and Health and Hospitals Fund – Royal Hobart Hospital.

This measure delivers on the Government’s agreement with the Member for Denison, Andrew Wilkie MP.

Tamworth Hospital — Establish a Teaching and Training Facility

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	5.5	14.5	-	-

The Government will provide $20.0 million over two years as a contribution to the establishment of a clinical teaching and training centre as part of the redevelopment of the Tamworth Hospital in northern New South Wales.

The centre will provide facilities for the education and training of medical students, junior doctors and specialist trainees from Tamworth and surrounding regions.

This measure delivers on the Government’s agreement with the Member for New England, Tony Windsor MP.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Immigration and Citizenship

Independent Merits Review function — expansion

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Immigration and Citizenship	-	-	-	-	-
Related capital ($m)
Department of Immigration and Citizenship	-	-	-	-	-

The Government will provide $11.4 million in 2010-11 (including $0.1 million in capital) to support the independent merits review process for irregular maritime arrivals (IMAs). The measure will improve the non-statutory refugee assessment process by increasing the number of independent merit reviewers. This will increase the number of review decisions so that requests for review by IMA clients are handled in a timely manner.

The cost of this measure will be met from within the existing resourcing of the Department of Immigration and Citizenship.

Reintegration Assistance Program — establishment

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Immigration and Citizenship	-	-	-	-	-

The Government will provide $5.0 million in 2010-11 to establish a Reintegration Assistance Program.

The Reintegration Assistance Program will support the voluntary return of asylum seekers to their countries of origin. The program will provide in-country skills training, employment assistance and small business start up programs delivered by the International Organisation for Migration (IOM), an international intergovernmental organisation.

The cost of this measure will be met from within the existing resourcing of the Department of Immigration and Citizenship.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Infrastructure and Transport

High Speed Rail Implementation Study

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Infrastructure and Transport	-	6.0	14.0	-	-

The Government will provide $20.0 million over two years to undertake an implementation study of a high speed rail network in Australia.

The study will be in two stages. The first stage (to be completed by July 2011) will involve a high-level costing and identification of routes, while the second stage will involve a more comprehensive study of revenue and patronage data and specific construction costings.

This measure delivers on the Government’s agreement with the Australian Greens.

Nation Building — highway upgrades in Western Australia and Victoria

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of the Treasury	-	-	-	-	-

The Government will provide $40.0 million in 2013-14 for upgrade of the Great Eastern Highway in Western Australia and $7.0 million over three years for planning for the upgrade of the Princes Highway West in Victoria ($1.0 million in 2011-12, $2.0 million in 2012-13 and $4.0 million in 2013-14). These projects will be funded from within the existing forward estimates for the Nation Building Program.

This measure delivers on the Government’s election commitment.

Nation Building — Pacific Highway upgrade from Kempsey to Port Macquarie

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of the Treasury	-	4.0	13.0	18.0	-

The Government will provide $35.0 million over three years to accelerate planning and pre-construction work on the 37.8 kilometre section of the Pacific Highway from Kempsey to Port Macquarie.

This measure delivers on the Government’s agreement with the Member for Lyne, Rob Oakeshott MP.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Nation Building 2 — infrastructure projects

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of the Treasury	-	-	-	-	-

The Government will provide $3.57 billion over four years from 2014-15 to assist state and territory governments deliver the following projects:

•	Inland Rail (Melbourne to Brisbane) — pre-construction study — $300.0 million;

•	Parramatta-Epping Rail Link (New South Wales) $2,080.0 million;

•	Moreton Bay Rail Link (Queensland) — $742.0 million;

•	Richmond Bridge (New South Wales) $18.0 million;

•	Princes Highway West (Victoria) — $257.5 million;

•	Calliope Crossroads (Queensland) — $95.0 million;

•	Great Eastern Highway (Western Australia) — $60.0 million; and

•	Tasman Highway (Tasmania) — $13.0 million.

This funding will be provided as part of a Nation Building 2 Program.

This measure delivers on the Government’s election commitment.

Townsville cruise ship terminal

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Infrastructure and Transport	-	2.0	2.0	-	-

The Government will provide $4.0 million over two years towards the development of a cruise ship terminal in Townsville’s Ocean Terminal Precinct.

This project will be assessed against program guidelines for value for money, ability to complete the project on time and on budget, organisation financial viability and project sustainability.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Victorian Regional Rail Link — re-scheduling

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Infrastructure and Transport	-	-	-	-320.0	-80.0

The Government will amend the Memorandum of Understanding with the Victorian Government for projects to be funded from the Building Australia Fund for the Victorian Regional Rail Link. This will result in lower funding in 2012-13 ($320.0 million) and 2013-14 ($80.0 million) and higher funding in 2014-15 ($400 million). There is no change to the planned completion date of the project.

This measure delivers on the Government’s election commitment and includes a subsequent request from the Victorian Government to change the schedule by a further $200 million to better reflect the project’s expected milestones.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Innovation, Industry, Science and Research

Assistance to upgrade Simplot’s processing plants in Tasmania

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Innovation, Industry, Science and Research	-	2.0	1.0	-	-

The Government will provide $3.0 million over two years to help upgrade the coal-fired Simplot vegetable processing plant in Ulverstone, North West Tasmania to natural gas.

The project will benefit employees and the environment by:

•	supporting the hundreds of farmers, farm contractors, and service providers whose jobs and businesses depend on Simplot’s operations; and

•	reducing carbon dioxide emissions by 39,000 tonnes a year, which is the equivalent of taking 8,000 cars off the road.

See also the related savings measure titled Retooling for Climate Change - reduce funding under the Innovation, Industry, Science and Research portfolio.

This measure delivers on the Government’s election commitment.

Clean 21: A Cleaner and Greener Future for Manufacturing — Enterprise Connect Boost

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Innovation, Industry, Science and Research	-	1.0	2.0	1.0	-

The Government will provide $4.0 million over three years for the Making Better Managers program within the Enterprise Connect program, as part of the Government’s new initiative, Clean 21: A Cleaner and Greener Future for Manufacturing.

The measure will provide tailored advice and services to improve the green management skills within small and medium-sized firms.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Green Building Fund — additional funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Innovation, Industry, Science and Research	-	-	-	-	-

The Government will provide $30.4 million over four years ($4.9 million in 2010-11, $3.2 million in 2011-12, $17.0 million 2012-13 and $5.4 million in 2013-14) to expand the Green Building Fund activities to include hotels and shopping centres.

The Green Building Fund provides grants of 50 per cent of the cost of retro-fitting and retro-commissioning existing commercial office buildings, (up to a maximum of $200,000 per building) to reduce the impact of Australia’s built environment on greenhouse gas emissions. Grants are awarded to organisations on a competitive basis, with priority given to large buildings (over 5,000m2).

This measure will support the transition of the industry to the Tax Breaks for Green Buildings measure, which will provide a one-off bonus tax deduction to businesses that undertake a retrofit of certain commercial buildings that significantly improves their energy efficiency.

The cost of this measure over the forward estimates will be met from existing resourcing for the Renewable Energy Future Fund.

See also the related expenditure measure titled Tax Breaks for Green Buildings in the Climate Change and Energy Efficiency portfolio.

This measure delivers on the Government’s election commitment.

Leveraging Australia’s Global Expat Platform — Advance

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Innovation, Industry, Science and Research	-	0.8	0.9	0.8	0.5

The Government will provide $3.0 million over four years to support Advance, a not-for-profit organisation that provides services to a global network of more than 24,000 expatriate Australians.

Funding under this measure will be provided for four projects:

•	develop the world’s largest database of Australian expatriate alumni;

•	deliver Australia’s Innovation TV to help companies connect globally and promote Australian innovation and leadership;

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

•	host annual Australian Thought Leaderships, Innovation and Commercialisation Summits in the United States, China and India; and

•	host an International Australian of the Year Award.

National Measurement Institute and the Australian Astronomical Observatory — relocation

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Innovation, Industry, Science and Research	-	-	-	-	-

The Government will provide $16.7 million to enable the relocation of the National Measurement Institute’s (NMI) Pymble facilities and the Australian Astronomical Observatory’s Marsfield activities to a new, leased facility in the North Ryde area of Sydney.

The NMI’s current Pymble facilities are in a poor state of repair due to their age, are costly to operate and are increasingly unsuitable for NMI activities. The co-location of these agencies will assist in the facilitation of research collaboration, integration and inter-linkages through the provision of large-scale research infrastructure and enable resources to be used more effectively.

The cost of this measure will be met from within the existing capital resourcing of the Department of Innovation, Industry, Science and Research.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Re-tooling for Climate Change — reduce funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Innovation, Industry, Science and Research	-	-17.3	-18.3	-	-

The Government will redirect funding of $35.6 million over two years from the Re-tooling for Climate Change program in response to lower than expected demand. Of the re-directed funding, $3.0 million will be used to offset the cost of the measure Assistance to upgrade Simplot’s processing plants in Tasmania while the remaining $32.6 million will be used to offset other priority measures.

The Re-tooling for Climate Change program supports small and medium sized Australian manufacturers to reduce their environmental footprint, through projects that improve the energy and/or water efficiency of their production processes. Funding of $5.0 million will be retained for a further round of grants.

See also the related expense measure titled Assistance to upgrade Simplot’s processing plants in Tasmania under the Innovation, Industry, Science and Research portfolio.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Prime Minister and Cabinet

Active After-School Communities program — extension

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Sports Commission	-	21.7	21.8	-	-

The Government will provide $43.4 million over 2010-11 and 2011-12 to continue the Active After-School Communities program for one calendar year until December 2011. The Active After-School Communities program provides funding to 3,270 primary schools and out of school hours care services to deliver quality sport and other structured physical activity programs to around 150,000 children.

Australian Public Service Reform — efficiencies

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Public Service Commission	-	-8.2	-9.0	-9.0	-
Related capital ($m)
Australian Public Service Commission	-	-3.3	..	..	-

The Government will achieve savings of $29.5 million over three years by reducing the funding provided to the Australian Public Service Commission for the Australian Public Service Reform measure announced in the 2010-11 Budget.

This measure delivers on the Government’s election commitment.

Transparent and Accountable Government — Giving Whistleblowers a Place to Go

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Office of the Commonwealth Ombudsman	-	0.2	0.5	0.6	0.6
Office of the Inspector-General of Intelligence and Security	-	-	0.1	0.1	0.1
Total	-	0.2	0.7	0.7	0.7

The Government will provide $2.2 million over four years to the Office of the Commonwealth Ombudsman (OCO) and the Office of the Inspector-General of Intelligence and Security (OIGIS) for its public interest disclosure scheme.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

The scheme will authorise the OCO and the OIGIS to undertake investigation, monitoring and reporting functions for public interest disclosures in Commonwealth agencies. The OIGIS will have responsibilities relating to intelligence and security agencies and the OCO will have responsibilities relating to other agencies.

This measure delivers on the Government’s agreement with the Members for Lyne, Rob Oakeshott MP, New England, Tony Windsor MP, and Denison, Andrew Wilkie MP.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Regional Australia, Regional Development and Local Government

Community Infrastructure Grants

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Regional Australia, Regional Development and Local Government	-	5.0	35.0	45.0	80.0

The Government will provide $165 million over four years for community cultural and infrastructure projects. These projects will benefit communities across Australia by providing improved facilities for a wide range of activities and for important community infrastructure including sport, recreation, cultural pursuits, civic infrastructure including public space, and other activities. This includes $0.5 million for respite and palliative care services for Bribie Island, Queensland and $6.0 million for clinical infrastructure for the Grafton Base Hospital, New South Wales.

Each of these projects will be assessed against program guidelines for value for money, ability to complete the project on time and on budget, organisation financial viability and project sustainability.

This measure delivers on the Government’s election commitment.

Infrastructure Employment Projects — Cairns Performing Arts Centre and Essendon Sporting and Community Hub

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Regional Australia, Regional Development and Local Government	-	-	-	-	-

The Government will provide $46.0 million to help complete two major projects: the Cairns Performing Arts Centre ($40.0 million) and the Sporting and Community Hub — Essendon Football Club and Paralympic Committee ($6.0 million). These measures will be funded from within the existing funding of the Infrastructure Employment Projects program.

Each project will be assessed against program guidelines, including consideration of value for money, ability to complete the project on time and on budget, organisation financial viability, and project sustainability.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Local Government Reform Fund and Better Regions Program — redirection of funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of the Treasury	-	-0.8	-	-	-
Department of Regional Australia, Regional Development and Local Government	-	-4.2	-	-	-
Total	-	-5.0	-	-	-

The Government will redirect funding from the Local Government Reform Fund ($0.8 million in 2010-11) and the Better Regions Program ($4.2 million in 2010-11) to partially offset the cost of establishing a Northern Australia Sustainable Futures program.

See also the related expense measure titled Northern Australia Sustainable Futures in the Regional Australia, Regional Development and Local Government portfolio.

This measure delivers on the Government’s election commitment.

Mariners Sporting Campus

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Regional Australia, Regional Development and Local Government	-	0.5	2.0	5.0	2.5
The Government will contribute $10 million over four years towards the development of the $39 million Central Coast Mariners Sporting Campus. The development will be in partnership with the Central Coast Mariners, the Football Federation of Australia and Wyong Council.

This project will be assessed against program guidelines for: value for money; ability to complete the project on time and on budget; organisation financial viability and project sustainability.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Meeting the Commitments to Regional Australia — creation of a Regional Development Policy Centre

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Regional Australia, Regional Development and Local Government	-	-	8.0	-	-

The Government will provide $8.0 million in 2011-12 to create a new Regional Development Policy Centre. The Centre will provide independent expert advice to members of the House of Representatives on new regional policies, propose new regional development policy options, encourage collaboration between levels of government and with the private sector, and assess the impact of current government policies on regional Australia.

This measure delivers on the Government’s agreement with the Members for Lyne, Rob Oakeshott MP and New England, Tony Windsor MP.

Meeting the commitments to regional Australia — creation of the new Department of Regional Australia, Regional Development and Local Government

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Regional Australia, Regional Development and Local Government	-	5.9	10.4	10.9	10.9

The Government will provide $38.1 million over four years to establish the new Department of Regional Australia, Regional Development and Local Government (DRARDLG) to strengthen local engagement and improve whole of government coordination of policy for regional Australia. This funding is in addition to the resources that have already been transferred to DRARDLG from the Department of Infrastructure and Transport and the Attorney-General’s Department.

This measure delivers on the Government’s agreement with the Members for Lyne, Rob Oakeshott MP and New England, Tony Windsor MP.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Northern Australia Sustainable Futures

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Regional Australia, Regional Development and Local Government	-	0.7	2.6	1.7	-
Department of Agriculture, Fisheries and Forestry	-	0.3	0.3	-	-
Commonwealth Scientific and Industrial Research Organisation	-	-0.5	0.3	0.2	-
Total	-	0.5	3.1	1.9	-

The Government will provide $6.0 million over three years to establish a Northern Australia Sustainable Futures (NASF) program. The program includes activities that enhance indigenous and community engagement in policy and planning, provide development opportunities for indigenous people across the north, improve water management and identify risks and opportunities facing the northern beef industry. The NASF is the Government’s response to the Northern Australia Land and Water Taskforce and will be managed by the Office of Northern Australia within the Regional Australia, Regional Development and Local Government portfolio.

The cost of this measure is offset by:

•	savings of $0.6 million in the Commonwealth Scientific and Industrial Research Organisation’s Sustainable Agriculture Flagship program;

•
savings from the Local Government Reform Fund and Better Regions Program in the Regional Australia, Regional Development and Local Government portfolio (see related savings measure titled Local Government Reform Fund and Better Regions Program — redirection of funding); and

•
savings from the Regional Food Producers’ Innovation and Productivity Program from the Agriculture, Fisheries and Forestry portfolio (see related savings measure titled Regional Food Producers’ Innovation and Productivity Program — reduction in funding).

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Priority Regional Infrastructure Program

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Regional Australia, Regional Development and Local Government	-	-	100.0	250.0	250.0

The Government will provide $800.0 million over five years (including $100 million in 2014-15 and $100 million in 2015-16) to establish a Priority Regional Infrastructure Program. The funding will be allocated following consultation with state and local governments and Regional Development Australia committees.

Funding will be provided for transport infrastructure such as roads and bridge upgrades; community infrastructure projects such as town halls and sporting facilities; and economic infrastructure projects that support regional economies.

Each of these projects will be assessed by the Department of Regional Australia, Regional Development and Local Government against program guidelines for value for money, ability to complete the project on time and on budget, organisation financial viability and project sustainability.

This measure delivers on the Government’s agreement with the Members for Lyne Lyne, Rob Oakeshott MP and New England, Tony Windsor MP.

Regional Infrastructure Fund — dedicated stream

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Regional Australia, Regional Development and Local Government	-	-	-	-	-

The Government will set aside $573.0 million across the forward estimates from unallocated provisions in the Regional Infrastructure Fund for investment exclusively in projects identified by Regional Development Australia committees that will expand the development and growth of regional communities.

This measure delivers on the Government's agreement with the Members for Lyne, Rob Oakeshott MP, and New England, Tony Windsor MP.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Townsville Convention and Entertainment Centre

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Regional Australia, Regional Development and Local Government	-	-	-	10.0	10.0

The Government will provide $47.0 million (including $27.0 million beyond the forward estimates) as a contribution to the development of the Townsville convention and entertainment centre. The centre will provide facilities that will allow the hosting of events with up to 5,200 people.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Resources, Energy and Tourism

Connecting Renewables — Connecting to the Grid

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Resources, Energy and Tourism	-	-	-	-	-

The Government will provide $1.0 billion over ten years (including $1.0 million in 2010-11, $2.0 million in 2011-12, $48.0 million in 2012-13, $49.0 million in 2013-14 and $900.0 million beyond the forward estimates) to support the connection of remote renewable energy sources to the electricity network.

The program will support major transmission infrastructure projects, and includes funding for a conditional commitment to provide up to $185.0 million from 2012 to 2017 (including $25.0 million in 2013-14, $50.0 million in 2014-15, $55.0 million in 2015-16 and $55.0 million in 2016-17) towards a transmission line between Mt Isa and Townsville.

The Government will provide additional funding from the program (not before the end of 2017 and not beyond the end of 2020, and not more than $50.0 million per year and $150.0 million across three years) if the project takes longer than anticipated to achieve market load growth.

These commitments to fund the project are subject to the following conditions: successful completion of the feasibility studies, consideration of the project by Infrastructure Australia, and determination by the region’s energy users that the transmission line is the preferred option for meeting future energy needs.

The cost of this measure in the forward estimates period will be met from the existing funding provision for the Renewable Energy Future Fund.

This measure delivers on the Government’s election commitment and its agreement with the Member for Kennedy, the Hon Bob Katter MP.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Encouraging visitors to Australia to stay longer and spend more — National Long Term Tourism Strategy — additional funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Resources, Energy and Tourism	-	-	1.4	1.4	1.4

The Government will provide $6.0 million over four years (including $1.8 million in 2014-15) to support implementation of the National Long-Term Tourism Strategy.

The Strategy establishes the framework and principles for a competitive and sustainable tourism industry into the future.

This measure delivers on the Government’s election commitment.

Encouraging visitors to Australia to stay longer and spend more — TQUAL Grants — extension

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Resources, Energy and Tourism	-	-	10.0	10.0	10.0

The Government will provide $40.0 million over four years (including $10.0 million in 2014-15) to extend the TQUAL Grants program. The program will be refocused to provide individual grants of up to $1.0 million for a small number of large projects to support Indigenous economic development and tourism employment. It will also continue to provide grants of up to $100,000 for smaller projects to support collaborative community tourism industry development projects, particularly those which stimulate private sector investment.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Low Emissions Technology Demonstration Fund — reduction in funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Resources, Energy and Tourism	-	-30.5	-4.0	-2.5	-10.0

The Government will reduce funding for the Low Emissions Technology Demonstration Fund by $47.0 million over four years as funds available exceed existing commitments.

The Low Emissions Technology Demonstration Fund helps Australian firms to demonstrate the commercial potential of low emissions technologies. The program will now provide funding of $234.1 million over four years from 2010-11.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Sustainability, Environment, Water, Population and Communities

Water for the Future — National Urban Water and Desalination Plan — reduction in funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Sustainability, Environment, Water, Population and Communities	-	-20.0	-20.0	-10.0	-

The Government will reduce funding for the National Urban Water and Desalination Plan in response to lower than expected demand. The program supports desalination, water recycling and stormwater harvesting projects to improve water supply security in cities with populations of over 50,000.

This measure will provide savings of $50.0 million over three years. The Plan will now provide funding of $737.4 million over three years from 2010-11.

This measure delivers on the Government’s election commitment.

Water for the Future — residential water efficiency — Perth

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Sustainability, Environment, Water, Population and Communities	-	-	-	-	-

The Government will provide $2.4 million over three years, including $0.4 million in 2010-11, $1.0 million in 2011-12 and $1.0 million in 2012-13, towards a project to implement water conservation measures, including water audits, in residential areas in Perth.

The cost of this measure will be met from within the existing resourcing of the National Urban Water and Desalination Plan.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Water for the Future — stormwater harvesting — expansion

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Sustainability, Environment, Water, Population and Communities	-	-	-	-	-

The Government will provide $100.0 million over three years, including $1.0 million in 2010-11, $40.0 million in 2011-12 and $59.0 million in 2012-13, to expand the stormwater harvesting component of the National Urban Water and Desalination Plan. This component of the plan provides incentives for the development of stormwater harvesting projects that use urban stormwater to reduce demand on potable water supplies. The expansion will include $10.0 million for the Waterproofing Eastern Adelaide project and $0.5 million for a feasibility study into a stormwater project in Greater Gawler, South Australia.

The cost of this measure will be met from within the existing resourcing of the National Urban Water and Desalination Plan.

This measure delivers on the Government’s election commitment.

Water for the Future — water recycling — Torquay

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Sustainability, Environment, Water, Population and Communities	-	-	-	-	-

The Government will provide $10.5 million over three years, including $1.0 million in 2010-11, $4.0 million in 2011-12 and $5.5 million in 2012-13, towards the construction of a pipeline to deliver recycled water to homes, businesses and public areas in the north of Torquay, Victoria.

The cost of this measure will be met from within the existing resourcing of the National Urban Water and Desalination Plan.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Water for the Future — water supply security — Nambucca

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Sustainability, Environment, Water, Population and Communities	-	-	-	-	-

The Government will provide $10.0 million over two years, including $2.5 million in 2010-11 and $7.5 million in 2011-12, to the Nambucca Shire Council as a contribution towards the cost of infrastructure to improve water supply security in the Nambucca region.

The cost of this measure will be met from within the existing resourcing of the National Water Security Plan for Cities and Towns.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Treasury

Allowing a 10 year transition path for the taxation of domestic ethanol

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	-	-	-	-

The Government will provide $33.4 million over the forward years to the Australian Taxation Office to extend the phase-in arrangements for domestic ethanol for an additional five years from 1 July 2015 to 30 June 2020.

The changes will provide assistance to domestic ethanol producers by extending the existing Ethanol Production Grant program. The program currently provides excise offsetting grants to domestic producers of ethanol.

The cost of this measure will be met from the existing funding provision for the Renewable Energy Future Fund.

This measure delivers on the Government’s agreement with the Member for New England, the Hon Tony Windsor MP.

Education Tax Refund — information campaign

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of the Treasury	-	6.6	-	-	-
Australian Taxation Office	-	-4.2	-2.4	-	-
Total	-	2.5	-2.4	-	-

The Government will provide $8.6 million in 2010-11 to undertake an information campaign on the eligibility criteria for the Education Tax Refund. The Government will provide $6.6 million additional funding to the Treasury, with the remaining $2 million costs absorbed by the Treasury. The $6.6 million funding for the Treasury will be offset by redirecting funding from the Australian Taxation Office’s Private Health Insurance and Superannuation media campaigns.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Fairer, Simpler, Banking

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Securities and Investments Commission	-	-	-	-	-

The Government will introduce reforms in relation to credit card practices. The reforms include removing over the limit fees, unless a consumer agrees that their account can go over the limit, and a requirement that credit card providers allocate repayments to higher interest debts first. The Australian Securities and Investments Commission will provide regulatory guidance on elements of the reforms.

This measure delivers on the Government’s election commitment.

Helping Our Kids Understand Finances

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Securities and Investments Commission	-	2.0	4.0	4.0	-

The Government will provide $10 million over three years from 2010-11 to the Australian Securities and Investments Commission to deliver face-to-face training to 6,000 teachers and pre-service teachers covering the elements of financial literacy within the national curriculum.

Funding will also support the provision of online professional learning modules for teachers and online and digital resources for students.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 -  Policy decisions taken since the 2010 PEFO

Capital measures

Table A3: Capital measures since the 2010 PEFO(a)
Page		2009-10	2010-11	2011-12	2012-13	2013-14
		$m	$m	$m	$m	$m
	AGRICULTURE, FISHERIES AND FORESTRY
	Australian Pesticides and Veterinary Medicines Authority
142	Better Regulation of Agricultural and Veterinary Chemicals(b)	-	-	0.4	-	-
	Portfolio total	-	-	0.4	-	-
	BROADBAND, COMMUNICATIONS AND THE DIGITAL ECONOMY
	Australian Communications and Media Authority
214	Sale of rights to use the 2.5GHz spectrum band	-	-	-	nfp	-
	Portfolio total	-	-	-	-	-
	CLIMATE CHANGE AND ENERGY EFFICIENCY
	Department of Climate Change and Energy Efficiency
148	Carbon Farming Initiative – establishment(b)	-	-	-	-	-
149	Low Carbon Communities(b)	-	-	-	-	-
	Portfolio total	-	-	-	-	-
	CROSS PORTFOLIO
	Various Agencies
215	Information and Communication Technology Business As Usual Reinvestment Fund – abolish fund.	-	-39.7	-117.7	-113.5	-176.5
	Portfolio total	-	-39.7	-117.7	-113.5	-176.5
	HUMAN SERVICES
	Centrelink
165	Age Pension – new work bonus(b)	-	2.5	-	-	-
	Medicare Australia
177	Connecting Health Services to the Future(b)	-	0.5	1.4	-	-
	Portfolio total	-	3.0	1.4	-	-

Appendix A: Part 1 - Policy decisions taken since the 2010 PEFO

Table A3: Capital measures since the 2010 PEFO(a) (continued)
Page		2009-10	2010-11	2011-12	2012-13	2013-14
		$m	$m	$m	$m	$m
	IMMIGRATION AND CITIZENSHIP
	Department of Immigration and Citizenship
216	Immigration detention facilities – Northam and Inverbrackie	-	54.9	-	-	-
186	Independent Merits Review function – expansion(b)	-	-	-	-	-
	Portfolio total	-	54.9	-	-	-
	PRIME MINISTER AND CABINET
	Australian Public Service Commission
194	Australian Public Service Reform – efficiencies(b)	-	-3.3	..	..	-
	Portfolio total	-	-3.3	..	..	-
	SUSTAINABILITY, ENVIRONMENT, WATER, POPULATION AND COMMUNITIES
	Department of Sustainability, Environment, Water, Population and Communities
	Water for the Future
217	– bridging the gap in the Murray-Darling Basin	-	-	-	-	-
218	– reallocation of water expenditure	-	150.0	100.0	-	-
	Portfolio total	-	150.0	100.0	-	-
	TREASURY
	Australian Taxation Office
130	Personal income tax – 50 per cent tax discount for interest income – revised policy(c)	-	-1.9	-2.4	4.3	-
	Portfolio total	-	-1.9	-2.4	4.3	-

Appendix A: Part 1 - Policy decisions taken since the 2010 PEFO

Table A3: Capital measures since the 2010 PEFO(a) (continued)
Page		2009-10	2010-11	2011-12	2012-13	2013-14
		$m	$m	$m	$m	$m
	VETERANS' AFFAIRS
	Department of Veterans' Affairs
165	Age Pension – new work bonus(b)	-	1.0	-	-	-
	Portfolio total	-	1.0	-	-	-
	Decisions taken but not yet announced	-	-	-	-200.0	-
	Depreciation expense	-	0.3	1.2	1.7	0.6
	Total capital measures(4)	-	164.2	-17.1	-307.5	-176.0
*	The nature of the measure is such that a reliable estimate cannot be provided.
..	Not zero, but rounded to zero.
-	Nil.
nfp	not for publication.
(a)	A minus sign before an estimate indicates a reduction in capital, no sign before an estimate indicates increased capital.
(b)	These measures can also be found in the expense measures summary table.
(c)	These measures can also be found in the revenue measures summary table.
(d)	Measures may not add due to rounding.

Appendix A: Part 1 - Policy decisions taken since the 2010 PEFO

Broadband, Communications and the Digital Economy

Sale of rights to use the 2.5GHz spectrum band

Capital ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Communications and Media Authority	-	-	-	nfp	-

The Government is committed to auctioning the rights to use the 2.5GHz spectrum in 2012-13. Part of the 2.5GHz band is expected to be re-configured to facilitate new uses such as wireless access services, while parts of the band are expected to be retained for electronic news gathering (ENG). A range of other bands will also be made available to maintain ENG service delivery equivalence to that currently provided.

A provision for the expected proceeds from this auction has been included in the Contingency Reserve and remains not-for-publication (nfp), due to commercial sensitivities.

This measure delivers on the Government’s election commitment. Further information can be found in the media release of 21 October 2010 issued by the Australian Communications and Media Authority.

Appendix A: Part 1 - Policy decisions taken since the 2010 PEFO

Cross Portfolio

Information and Communication Technology Business As Usual Reinvestment Fund — abolish fund

Capital ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Various Agencies	-	-39.7	-117.7	-113.5	-176.5

The Government will achieve savings of $447.5 million over four years by removing the remaining funding from the Information and Communication Technology (ICT) Business-as-Usual Reinvestment Fund. An allowance for this expenditure was included in the Contingency Reserve.

Agencies ICT spending proposals will now be assessed against other Government priorities in the Budget process. The Government has retained the Secretaries ICT Governance Board to promote the whole-of-government agenda and provide advice to Government to continue to drive improvements in the quality of ICT project proposals. Projects funded under the first two rounds of the Fund are not affected by this measure.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 - Policy decisions taken since the 2010 PEFO

Immigration and Citizenship

Immigration detention facilities — Northam and Inverbrackie

Capital ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Immigration and Citizenship	-	54.9	-	-	-

The Government will provide $174.2 million in 2010-11 for the commissioning of two new immigration detention facilities — at Northam in Western Australia and Inverbrackie in South Australia — to accommodate irregular maritime arrivals. The Northam site will be used to accommodate up to 1,500 single adult males and the Inverbrackie site, consisting of residential styled housing for family groups, will be used to accommodate up to 400 people in family groups.

The cost of this measure will be partially funded by $119.2 million previously provided to the Department of Immigration and Citizenship for the expansion of detention centre facilities.

Further information can be found in the joint media release of 18 October 2010 issued by the Prime Minister and the Minister for Immigration and Citizenship.

Appendix A: Part 1 - Policy decisions taken since the 2010 PEFO

Sustainability, Environment, Water, Population and Communities

Water for the Future — bridging the gap in the Murray-Darling Basin

Capital ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Sustainability, Environment, Water, Population and Communities	-	-	-	-	-

The Government will provide funding of $310.0 million per annum from 2014-15 to bridge any remaining gap between the level of water returned to the Murray-Darling Basin under existing Water for the Future initiatives and the level required to be returned under the final Murray-Darling Basin Plan.

The independent Murray-Darling Basin Authority has released a Guide to the proposed Murray-Darling Basin plan. There are another 12 months of consultation before the Minister is presented with a final Murray-Darling Basin Plan. The final plan requires Ministerial signoff and is subject to the scrutiny of both houses of Parliament.

The additional funding will be used to continue buying back water entitlements each year beyond 2014. Any buy backs will be subject to the availability of water for purchase from willing sellers.

This measure delivers on the Government’s election commitment.

Appendix A: Part 1 - Policy decisions taken since the 2010 PEFO

Water for the Future — reallocation of water expenditure

Capital ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Sustainability, Environment, Water, Population and Communities	-	150.0	100.0	-	-
Related expense ($m)
Department of Sustainability, Environment, Water, Population and Communities	-	-	-	-200.0	-250.0

The Government will bring forward $250.0 million of funding from 2013-14 to 2010-11 and 2011-12 and defer $200.0 million of funding from 2012-13 to 2014-15 under the Water for the Future package. The funding will also be reallocated to the purchase of water entitlements, from willing sellers, in the Murray-Darling Basin. The $450.0 million will be returned for use on water infrastructure projects beyond 2014-15, from the post 2014-15 allocation for the Restoring the Balance in the Murray Darling Basin program, ensuring no change to total program spending over the life of the programs.

This measure delivers on the Government’s election commitment.

Appendix A: Part 2 — Policy decisions taken between the 2010-11 Budget and the 2010 Pre-Election Economic and Fiscal Outlook (PEFO)

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Revenue measures

Agriculture, Fisheries and Forestry

Passionfruit marketing levy

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Agriculture, Fisheries and Forestry	-	0.1	0.1	0.1	0.1

The Government introduced a passionfruit marketing levy and export charge, with effect from 1 July 2010. The levy is 20 cents per 18 litre carton of fresh passionfruit or $15 per tonne where the fruit is directed to processing. The levy is expected to raise $72,000 each year, which will be used to fund passionfruit industry marketing through Horticultural Australia Limited.

This measure was originally reported in the Economic Statement 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Treasury

Consolidation — operation of the rules following a demerger

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	-	-	-	-

The Government will extend the demerger relief provisions so that, when entities with net liabilities demerge from a consolidated group and immediately form a new consolidated group, capital gains that arise for the old group are disregarded and the new group retains the tax costs of its assets, with effect from the date of announcement. Transitional rules will apply where capital gains have arisen because entities with net liabilities demerged from a consolidated group and immediately formed a new consolidated group prior to the date of announcement. This measure has no revenue impact.

This measure will remove tax impediments that arise for consolidated groups following a demerger.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Corporations law amendments — consequential amendment to the tax law

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	*	*	*	*

The Government has amended the Income Tax Assessment Act 1936 to clarify that the assessable income of shareholders includes dividends that are paid by companies out of something other than profits, with effect from 28 June 2010. This measure will have an ongoing unquantifiable revenue impact.

This measure was originally reported in the Economic Statement 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

European Bank for Reconstruction and Development — increased capital

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of the Treasury	14.1	-	-	-	-

As part of a general capital increase for the European Bank for Reconstruction and Development (EBRD) an additional 1,010 paid-in shares at €10,000 per share were provided to the Government. These additional shares were worth A$14.1 million when they were received.

Australia will also join with other countries in increasing its uncalled capital subscription by €90.0 million. The EBRD has never drawn on its uncalled capital subscriptions.

This is consistent with Australia’s G-20 commitment to ensure that the multilateral development banks are adequately resourced.

Exempting from taxation laws certain transactions involving security agencies

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	*	*	*	*	*
Related expense ($m)
Department of the Treasury	*	*	*	*	*

The Government has provided the heads of the Australian Security Intelligence Organisation and the Australian Secret Intelligence Service with the power to declare that Commonwealth tax laws do not apply to a specified entity in relation to a specified transaction. This ensures that the tax authorities will not need to obtain information that should remain secret in the interests of national security. This measure will have an ongoing unquantifiable revenue impact.

This measure was originally reported in the Economic Statement 2010.

International tax — additional benefits agreement between Australia and the Marshall Islands

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	..	..	..	..

The Government has signed an additional benefits agreement with the Marshall Islands. This agreement allocates taxing rights over certain income derived by individuals between Australia and the Marshall Islands. This measure will have an ongoing negligible revenue impact.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

This agreement allocates taxing rights over income from pensions, annuities, government services and certain payments made to visiting students and business apprentices. The agreement also establishes an administrative mechanism to help resolve transfer pricing disputes between Australia and the Marshall Islands.

This agreement was signed in conjunction with a tax information exchange agreement, which provides for the full exchange of information in relation to Australia's federal taxes and the taxes of the Marshall Islands.

This measure was originally reported in the Economic Statement 2010.

International tax — amending the withholding tax definition of a managed investment trust

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	*	*	*	*

The Government has amended the withholding tax definition of a managed investment trust. The definition has been amended to include wholesale and government owned trusts, a requirement that a substantial proportion of the investment management activities in relation to Australian assets be carried out in Australia, a trading trust exclusion, a closely held exclusion and recognition of the widely held nature of certain types of investors. This measure will have an ongoing unquantifiable revenue impact.

Certain distributions by managed investment trusts to foreign investors of countries with which Australia has exchange of information on tax matters are subject to a reduced final withholding tax of 15 per cent (typically from 2009-2010) and ultimately 7.5 per cent (typically from 2010-2011). Foreign investors of countries with which Australia does not have exchange of information will be subject to a 30 per cent final withholding tax.

Further information can be found in the press release of 24 June 2010 issued by the former Assistant Treasurer.

This measure was originally reported in the Economic Statement 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

International tax — tax information exchange agreement with the Marshall Islands

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	*	*	*	*

The Government has signed a tax information exchange agreement with the Marshall Islands. This agreement will enter into force after both jurisdictions advise that they have completed their domestic requirements. This measure will have an ongoing small but unquantifiable revenue impact.

This measure allows for the full exchange of information in relation to Australia's federal taxes and the taxes of the Marshall Islands.

This measure was originally reported in the Economic Statement 2010.

Minor amendments to the GST Regulations

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	-	-	-	-
Related expense ($m)
Australian Taxation Office	-	-	-	-	-

The Government will make minor amendments to the Goods and Services Tax (GST) regulations to correct references to the Corporations Law. GST regulations currently refer to the Corporations Law, however when the Corporations Act was passed in 2001, the Corporations Law was repealed. While a number of consequential amendments were made to the GST Act at the time, references in the GST regulations were not amended. These minor amendments are part of the Government's commitment to the care and maintenance of the tax law. This measure has no revenue impact.

This measure was originally reported in the Economic Statement.

Minor refinements to taxation of financial arrangements provisions

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	*	*	*	*	*

The Government will make minor policy and technical refinements to the taxation of financial arrangements provisions to provide certainty and clarity on the operation of the law. This measure will have an ongoing unquantifiable but negligible revenue impact.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Further information can be found in the press release of 29 June 2010 issued by the former Assistant Treasurer.

This measure was originally reported in the Economic Statement 2010.

Personal income tax — exemption of pay and allowances for Operation RIVERBANK personnel

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	..	..	..	-

The Government has extended the income tax exemption for base pay and allowances paid to Australian Defence Force personnel deployed on Operation RIVERBANK until 31 December 2011. This measure will have a cost to revenue expected to be negligible over the forward estimates period.

This measure was originally reported in the Economic Statement 2010.

Philanthropy — updating the list of specifically listed deductible gift recipients

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	..	-1.3	-1.3	-0.1

Between the 2010-11 Budget and the 2010 Pre-Election Economic and Fiscal Outlook, the following organisations were approved as deductible gift recipients (DGRs):

•	One Laptop per Child Australia Ltd, from 27 May 2010 until 30 June 2012;

•	The Charlie Perkins Trust for Children and Students, from 2 August 2010 until 2 August 2013; and

•	The Roberta Sykes Indigenous Education Foundation, from 2 August 2010 until 2 August 2013.

Taxpayers may claim an income tax deduction for certain gifts of money or property to DGRs. This measure has an estimated cost to revenue of $2.7 million over the forward estimates period.

This measure was originally reported in the Economic Statement 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Reportable employer superannuation contributions — clarification of the 2008-09 Budget measure

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	-	-	-	-

The Government will amend the definition of reportable employer superannuation contributions to confirm that it does not include employer superannuation contributions prescribed by law or other requirement that the employee and their employer cannot directly control. Legislation to give effect to this measure will apply from 1 July 2009 which is when the definition commenced. The measure will have no revenue impact.

Reportable employer superannuation contributions are assessed in determining eligibility for means-tested government assistance programs. They are superannuation contributions made on behalf of an individual over which the individual has capacity to influence.

Further information can be found in the press release of 30 June 2010 issued by the former Minister for Financial Services, Superannuation and Corporate Law and Minister for Human Services.

This measure was originally reported in the Economic Statement 2010.

Stronger, fairer, simpler — improved resource taxation arrangements

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	-	-	-1,000.0	-6,500.0

The Government will implement improved resource taxation arrangements for Australia’s largest and most profitable commodities: iron ore, coal, oil and gas. These new arrangements will ensure that the Australian community receives a fairer share of resource profits gained from these non-renewable resources. Together, they represent three-quarters of the value of our resource operating profits and exports and account for an even greater share of resource rents in the mining industry.

From 1 July 2012:

•	a new Minerals Resource Rent Tax (MRRT) regime will apply to the mining of iron ore and coal in Australia; and

•	the current Petroleum Resource Rent Tax (PRRT) regime will be extended to all Australian onshore and offshore oil and gas projects, including the North West Shelf.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

The MRRT will apply at an internationally competitive rate of 30 per cent to taxpayers with MRRT assessable profits above a $50 million per annum threshold. In addition, the MRRT will provide a 25 per cent extraction allowance to further shield the contribution of the miner’s expertise to profits at the mine gate from the tax.

To ensure a smooth implementation of the new arrangements the Government is establishing a Policy Transition Group, which will consult with industry and advise the Government on the implementation of the new MRRT and PRRT arrangements.

Further information is available in the joint press release of the Prime Minister, Deputy Prime Minister and Treasurer and Minister for Resources and Energy, of 2 July 2010, and the A New Resource Taxation Regime fact sheet, available at www.futuretax.gov.au.

This measure was originally reported in the Economic Statement 2010.

Stronger, fairer, simpler — early cut to the company tax rate for small business companies

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	-	-	200.0	150.0

As a result of the new resource taxation arrangements, the Government will amend the measure relating to the reduction of the company tax rate for small business companies announced in the 2010-11 Budget. As announced on 2 July 2010, the Government will proceed with an early cut in the company tax rate cut for small business companies to 29 per cent, rather than 28 per cent (as announced on 2 May 2010), from the 2012-13 income year. This measure will result in a gain to revenue estimated to be $350 million over the forward estimates period.

This measure was originally reported in the Economic Statement 2010.

Stronger, fairer, simpler — revised company tax cut

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	-	-	-	600.0

As a result of the new resource taxation arrangements, the Government will amend the measure relating to the reduction in the company tax rate previously announced in the 2010-11 Budget. As announced on 2 July 2010, the company tax rate will be reduced to 29 per cent in the 2013-14 income year but will not be further reduced to 28 per cent in the following 2014-15 income year. This measure will result in a gain to revenue estimated to be $600 million over the forward estimates period.

This measure was originally reported in the Economic Statement 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Stronger, fairer, simpler — revised growth dividend

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Customs Service	-	-	-	-1.0	-3.0
Australian Taxation Office	-	-	-	-99.0	-197.0
Total	-	-	-	-100.0	-200.0
Related expense ($m)
Department of the Treasury	-	-	-	-16.0	-31.0

The estimated value of the growth dividend associated with the Government’s tax plan announced in the 2010-11 Budget will be reduced, after taking into account changes to the resource super profits tax announced on 2 July 2010. The estimate of the growth dividend included in the 2010-11 Budget was based on removal of the economic impact of State royalties and a 2 per cent reduction in the company tax rate. This measure will have a cost to revenue estimated to be $300 million over the forward estimates period.

Further information on the changes to the Government's tax plan is available in the joint press release of the Prime Minister, Deputy Prime Minister and Treasurer and Minister for Resources and Energy of 2 July 2010.

This measure was originally reported in the Economic Statement.

Superannuation — account based pensions — extension of drawdown relief for retirees

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	-3.0	-9.0	-	-
Related expense ($m)
Department of Families, Housing, Community Services and Indigenous Affairs	-	15.0	-	-	-

The Government has halved the minimum payment amounts for account-based pensions for 2010-11. This measure has an estimated cost to revenue of $12 million over two years. The measure is also expected to increase Government expenditure by $15 million in 2010-11 through higher pension outlays.

Reducing the minimum payment amounts for account-based pensions will assist holders of these products to recoup capital losses incurred as a result of the global financial crisis. The measure extends the pension drawdown relief provided by the Government for the 2008-09 and 2009-10 years.

The reduction in the minimum payment amounts applies to account-based, allocated and market-linked (term allocated) pensions.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Further information can be found in the joint press release of 30 June 2010 issued by the Deputy Prime Minister and Treasurer, former Assistant Treasurer, and former Minister for Financial Services, Superannuation and Corporate Law and Minister for Human Services.

This measure was originally reported in the Economic Statement 2010.

Superannuation — enabling the confiscation of the proceeds of crime from superannuation

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	*	*	*	*

The Government will allow court orders under State and Territory legislation for the confiscation of the proceeds of crime to apply to superannuation assets. This measure will result in an unquantifiable loss to revenue over the forward estimates period.

Superannuation operating standards relating to the circumstances in which superannuation benefits may be paid out of or transferred within the superannuation system prevent superannuation trustees from recognising a confiscation order for the proceeds of crime. This measure will ensure that superannuation funded directly with the proceeds of crime is recoverable by a court.

This measure was originally reported in the Economic Statement 2010.

Taxation laws — minor amendments

Revenue ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	*	*	*	*

The Government will make a number of minor amendments to the taxation laws to correct deficiencies and improve certainty for taxpayers. These minor amendments are part of the Government's commitment to the care and maintenance of the tax law.

The amendments include rectifying incorrect terminology, correcting grammatical errors, repealing inoperative material, clarifying ambiguities, and ensuring provisions are consistent with the original policy intent.

This measure will have an ongoing unquantifiable, but expected to be minor, revenue impact.

This measure was originally reported in the Economic Statement 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Expense measures

Agriculture, Fisheries and Forestry

Drought Assistance — Exceptional Circumstances assistance for primary producers

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Agriculture, Fisheries and Forestry	0.3	4.5	1.1	-	-
Department of the Treasury	0.2	4.2	2.1	-	-
Centrelink	-	0.4	0.1	-	-
Department of Education, Employment and Workplace Relations	..	0.4	0.1	-	-
Department of Health and Ageing	-	0.1	..	-	-
Total	0.5	9.5	3.5	-	-

The Government will provide $13.5 million over three years (including $0.5 million in 2009-10) to continue support for primary producers in regions that have been declared eligible for Exceptional Circumstances assistance.

Exceptional Circumstances assistance provides interest rate subsidies and income support to assist viable farm businesses and farm families who have been adversely affected by prolonged drought. Eligible recipients are also provided with a health care concession card and access to Youth Allowance for their children.

Further information can be found in various press releases issued by the Minister for Agriculture, Fisheries and Forestry.

This measure was originally reported in the Economic Statement 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Drought Assistance — Exceptional Circumstances assistance for small businesses

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Agriculture, Fisheries and Forestry	..	0.4	0.2	-	-
Department of the Treasury	..	0.3	0.3	-	-
Department of Education, Employment and Workplace Relations	..	..	..	-	-
Centrelink	-	..	..	-	-
Department of Health and Ageing	-	..	..	-	-
Total	0.0	0.7	0.5	-	-

The Government will provide $1.2 million over three years (including $33,000 in 2009-10) to continue support for small businesses with up to 100 employees that are dependent on business from farmers in regions declared eligible for Exceptional Circumstances assistance.

The small business assistance provides interest rate subsidies and income support to assist viable farm-dependent businesses and families who have been adversely affected by prolonged drought. Eligible recipients are also provided with a health care concession card and access to Youth Allowance for their children.

Further information can be found in various press releases issued by the Minister for Agriculture, Fisheries and Forestry.

This measure was originally reported in the Economic Statement 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Illegal Logging Policy Implementation

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Agriculture, Fisheries and Forestry	-	-	-	-	-

The Government will provide $4.2 million over four years ($0.5 million in 2010-11, $0.9 million in 2011-12, and $1.4 million in both 2012-13 and 2013-14) to implement a package of reforms to restrict the sale of illegally logged timber in Australia.

The reforms include prohibiting the importation of illegally logged timber products, requiring timber product suppliers to undertake the verification of the legal origins of timber products, the registration of a ‘legal’ timber trademark or trade descriptions and the establishment of law enforcement powers to promote compliance.

This measure will be funded from within the existing resources of the Department of Agriculture, Fisheries and Forestry.

This measure was originally reported in the Economic Statement 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Attorney-General’s

Anti-whaling Strategy: International Legal Action

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Attorney-General’s Department	-	-	-	-	-
Department of Foreign Affairs and Trade	-	-	-	-	-
Department of the Environment, Water, Heritage and the Arts	-	-	-	-	-
Total	-	-	-	-	-

The Government will provide funding for initiating legal action in the International Court of Justice against Japan’s whaling program in the Southern Ocean.

Further information can be found in the press release of 28 May 2010 issued by the Attorney-General, the former Minister for Foreign Affairs and the former Minister for Environmental Protection, Heritage and the Arts.

Provision for this funding has already been included in the forward estimates.

This measure was originally reported in the Economic Statement 2010.

Australian Commission for Law Enforcement Integrity — resource transfer

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Commission for Law Enforcement Integrity	-	0.4	0.7	0.8	0.8
Australian Customs and Border Protection Service	-	-0.4	-0.7	-0.8	-0.8
Total	-	-	-	-	-

The Government will transfer $2.7 million over four years from the Australian Customs and Border Protection Service (ACBPS) to the Australian Commission for Law Enforcement Integrity (ACLEI). This follows the Government’s decision to expand the jurisdiction of ACLEI to include ACBPS. The transfer of funds will provide ACLEI with the capacity to investigate allegations of corruption relating to the law enforcement functions of ACBPS.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Increasing operational activity to combat people smuggling

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Federal Police	-	22.3	-	-	-
Related capital ($m)
Australian Federal Police	-	2.5	-	-	-

The Government will provide $24.8 million in 2010-11 (including $2.5 million in capital funding) to improve the detection and prevention of people smuggling to Australia. The following initiatives will increase the technical and operational capability of the Australian Federal Police (AFP) and regional policing partners:

•
enhanced support to the Indonesian National Police (INP) through the acquisition, operation and maintenance of a patrol boat and the lease and operation of a surveillance aircraft to increase the capability of INP to detect and interdict people smuggling ventures within the 12 mile zone;

•	enhanced support to Indonesia’s High Technology Crime Operations centre to strengthen the INP’s computer forensic and investigative capability to combat people smuggling;

•
enhanced support to increase the operational capability of regional law enforcement agencies in Indonesia, Malaysia, Thailand, Sri Lanka and Pakistan to investigate and disrupt people smuggling ventures and syndicates; and

•	deployment of seven additional AFP officers to Indonesia, Malaysia, Sri Lanka and Pakistan to provide operational support for proactive disruption of people smuggling activities.

The salary costs of the deployed officers are covered by the AFP’s existing budget.

$21.1 million of this measure will be offset from the provision for expanded aid funding held in the Contingency Reserve.

This measure was originally reported in the Economic Statement 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Broadband, Communications and the Digital Economy

National Broadband Network — Telstra negotiations — Establishment of USO Co to take responsibility for the delivery of the Universal Service Obligation

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Broadband, Communications and the Digital Economy	-	-	-	-	-

The Government will provide $50.0 million in each of 2012-13 and 2013-14 and $100.0 million per annum ongoing from 2014-15 to establish and support a new entity to take responsibility for the delivery of the Universal Service Obligation (USO) and other telecommunications public interest obligations. The USO will be jointly funded by the Government and industry through an industry levy scheme which will replace the current USO and the National Relay Service levy schemes.

The establishment of USO Co and the provision of Government funding are contingent on Definitive Agreements being reached between NBN Co and Telstra. USO Co’s functions will include the delivery of:

•	the USO for voice telephony services and payphones;

•	public interest services such as emergency call handling functions (‘000’ and ‘112’);

•	special services such as the National Relay Service; and

•	the migration of voice only customers to a fibre-based service where the copper exchange is decommissioned.

USO Co is expected to operate from 1 July 2012.

Provision for this funding was included in the Contingency Reserve at the 2010-11 Budget and disclosed in the July 2010 Economic Statement. This funding will be retained in the Contingency Reserve pending the finalisation of Definitive Agreements between Telstra and NBN Co.

Further information can be found in the joint press release of 20 June 2010 issued by the Prime Minister, the then Minister for Finance and Deregulation and the Minister for Broadband, Communications and the Digital Economy.

This measure was originally reported in the Economic Statement 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

National Broadband Network — Telstra negotiations — retraining

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Broadband, Communications and the Digital Economy	-	-	-	-	-

The Government will provide up to $100.0 million in 2011-12 to a new entity established by Telstra to retrain its employees to support the rollout of the National Broadband Network. NBN Co will enter into arrangements with Telstra to access the services of the retrained workforce.

The provision of this funding is contingent on Definitive Agreements being reached between NBN Co and Telstra.

Provision for this funding was included in the Contingency Reserve at the 2010-11 Budget and disclosed in the July 2010 Economic Statement. This funding will be retained in the Contingency Reserve pending the finalisation of Definitive Agreements between Telstra and NBN Co.

Further information can be found in the joint press release of 20 June 2010 issued by the Prime Minister, the Minister for Finance and Deregulation and the Minister for Broadband, Communications and the Digital Economy.

This measure was originally reported in the Economic Statement 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Climate Change and Energy Efficiency

Green Loans Program — cessation

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	0.3	0.2	-	-
Department of Climate Change and Energy Efficiency	-	-76.4	-3.6	-2.8	-
Total	-	-76.1	-3.4	-2.8	-

The Government will redirect $82.7 million over three years from the Green Loans program to provide $82.1 million for the expanded Green Start program and $0.5 million to assist former Green Loans assessors to seek alternative employment and training pathways. The changes will reduce the level of funding for the Green Loans program in 2010-11 to $88.2 million.

See also the related expense measure titled Green Start Program — expansion.

Further information can be found in the press release of 8 July 2010 issued by the then Minister for Climate Change, Energy Efficiency and Water.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Green Start Program — expansion

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Climate Change and Energy Efficiency	-	74.4	9.1	-1.4	-

The Government will provide an additional $82.1 million over three years for the redesign and expansion of the Green Start program, and to bring forward commencement of the program to 26 July 2010. This takes total funding for the program to $211.8 million over three years.

The Green Start program will be delivered through two funding rounds. The first round will replace the Green Loans program and will provide grants to accredited assessors and organisations to deliver energy assessments for households. The second round will provide grants to community and other organisations to deliver practical help to low-income and disadvantaged households to improve their energy efficiency.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Funding for the expansion of this program will be redirected from the Green Loans program.

See also the related expense measure titled Green Loans Program — cessation.

Further information can be found in the press release of 8 July 2010 issued by the then Minister for Climate Change, Energy Efficiency and Water.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

National Solar Schools Program — refinements

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of the Treasury	-	9.0	9.6	-17.5	-10.7
Department of Climate Change and Energy Efficiency	-	3.3	3.6	7.9	-5.1
Total	-	12.3	13.2	-9.7	-15.8

The Government has introduced a number of changes to the National Solar Schools Program. This measure reflects a reprofiling of funding over the period to 2014-15, and between the government and non-government school components of the program. These changes arise from the finalisation of arrangements for implementing the reduction in funding of $53.1 million included in the 2009-10 Mid-Year Economic and Fiscal Outlook.

The changes include a reduction in maximum funding from $50,000 to $15,000 for schools that have been approved to receive funding for solar power systems under other Australian Government programs. Merit based assessment criteria and annual funding caps have also been introduced.

Further information can be found in the press release of 14 July 2010 issued by the then Minister for Climate Change, Energy Efficiency and Water.

This measure was originally reported in the Economic Statement 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Cross Portfolio

National Rental Affordability Scheme — deferral

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Various Agencies	-	-	-	-	-

The Government will adjust the schedule of the construction of National Rental Affordability Scheme (NRAS) dwellings resulting in a saving of $198.0 million over four years from 2011-11. The Government remains committed to rolling out the NRAS to deliver more affordable housing options across the nation. This saving will be redirected to fund the Building Better Regional Cities Program which will deliver more affordable homes in regional cities.

See also the related expense measure titled Building Better Regional Cities Program—establishment in the Families, Housing, Community Services and Indigenous Affairs portfolio.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Education, Employment and Workplace Relations

Child Care Rebate — fortnightly payment

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	4.6	4.9	4.0	0.6
Centrelink	-	-	-	-	-
Total	-	4.6	4.9	4.0	0.6

The Government will provide $14.2 million ($99.3 million in underlying cash terms) over four years to increase the frequency of payment for the Child Care Rebate (CCR) to fortnightly from 1 July 2011.

This will reduce the burden of child care costs on families as CCR can now be provided at the time they incur child care costs.

This measure was originally reported in the Economic Statement 2010.

Enhanced scrutiny of the financial viability of the largest long-day care providers — future administration costs

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	-	-	-	-

The Government will provide $1.3 million over three years to implement a framework that will identify benchmarks for assessing the financial viability of the largest long day care providers. This framework is currently being developed in consultation with providers.

Funding for this measure was provisioned for in the Contingency Reserve in the 2010-11 Budget.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Job seeker engagement — increased support

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Education, Employment and Workplace Relations	-	-	-	-	-
Centrelink	-	-	-	-	-
Total	-	-	-	-	-

The Government will provide $44.4 million over four years to increase the frequency of face-to-face Centrelink interviews for job seekers at risk of disengaging from the jobs market. From 1 July 2010, newly unemployed people will attend fortnightly Centrelink interviews for a period of 13 weeks to receive increased support to assist them to find a job. Job seekers under 25 years of age and other job seekers at higher risk of disengaging from the jobs market will now have an ongoing requirement to attend interviews every four weeks.

The cost of this measure will be met through a reduction in the number of Centrelink reviews of low risk job seekers. These reviews aim to identify changes in job seeker circumstances which will now be addressed through alternative job seeker reviews.

Further information can be found in the press release of 27 May 2010 jointly issued by the then Minister for Human Services and the then Minister for Employment Participation.

This measure was originally reported in the Economic Statement 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Families, Housing, Community Services and Indigenous Affairs

Building Better Regional Cities program — establishment

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Families, Housing, Community Services and Indigenous Affairs	-	0.2	60.9	70.9	70.9

The Government will provide $203.0 million over four years to support the construction of affordable homes in regional cities.

Competitive grants of up to $15.0 million will be provided to councils to invest in local infrastructure projects that support new housing developments, such as connecting roads, extensions to drains and sewerage pipes, and community infrastructure such as parks and community centres.

This measure will be partly funded by the savings measures titled Housing Affordability Fund — redirection of funding, National Rental Affordability Scheme — deferral, and Community Investment Program — redirection of funding.

This measure delivers on the Government’s election commitment.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Cinema modifications for people with a vision or hearing impairment

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Families, Housing, Community Services and Indigenous Affairs	-	0.1	0.1	0.1	0.1

The Government will provide $0.5 million over four years for grants to encourage the introduction of audio description and captioning technology in major Australian cinemas. This measure will address the barriers to participation for people who are deaf, hearing impaired, blind or vision impaired in relation to many social and cultural activities in the community.

There are currently 24 accessible cinemas in Australia. In partnership with four major cinema groups, this measure will contribute to making 242 accessible cinemas available by 2014.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Further information can be found in the press release of 24 July 2010 issued by the Parliamentary Secretary for Disabilities and Children’s Services.

See also the related savings measures Services for people with disability — reduction in funding in the Families, Housing, Community Services and Indigenous Affairs portfolio, and Local Government Reform Fund — reduction in funding in the Treasury portfolio.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Community Investment Program — reduction in funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Families, Housing, Community Services and Indigenous Affairs	-	-	-0.9	-0.9	-0.9

The Government will reduce funding for the Community Investment Program (CIP) by $2.6 million over three years from 2011-12. This saving will be redirected to fund the Building Better Regional Cities Program.

Remaining funding for CIP of $279.2 million over four years from 2010-11 will still be available to provide grants to community organisations to undertake local community projects.

See also the related expense measure titled Building Better Regional Cities Program—establishment in the Families, Housing, Community Services and Indigenous Affairs portfolio.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Disability community website — creation

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Families, Housing, Community Services and Indigenous Affairs	-	0.3	0.3	-	-

The Government will provide $0.5 million over two years to establish and maintain a new website, Attitudes, to improve awareness of people with disability and disability issues.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

The measure will support social inclusion and build the capacities of people with disability, as well as address perceptions and attitudinal issues in the broader community. The measure will also recruit people with disability as editorial staff for the Attitudes website.

Further information can be found in the press release of 24 July 2010 issued by the Parliamentary Secretary for Disabilities and Children’s Services.

See also the related savings measures Services for people with disability — reduction in funding in the Families, Housing, Community Services and Indigenous Affairs portfolio, and Local Government Reform Fund — reduction in funding in the Treasury portfolio.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Housing Affordability Fund — reduction in funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Families, Housing, Community Services and Indigenous Affairs	-	-	-11.1	-40.8	-

The Government will redirect funding from the Housing Affordability Fund (HAF) of $51.9 million over two years from 2011-12 to the Building Better Regional Cities Program.

See also the related expense measure titled Building Better Regional Cities Program—establishment in the Families, Housing, Community Services and Indigenous Affairs portfolio.

This measure delivers on the Government’s election commitment and was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Leadership development for people with disability

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Families, Housing, Community Services and Indigenous Affairs	-	0.8	0.8	0.8	0.8

The Government will provide $3.0 million over four years for a national program to assist people with disability become leaders in business, the community and government. The funding will provide up to 200 places in intensive 12 month leadership development programs for people with a disability. On completion of the leadership program, participants will be matched with mentors in leading organisations in their field of interest.

Further information can be found in the press release of 24 July 2010, issued by the Parliamentary Secretary for Disabilities and Children’s Services.

See also the related savings measures Services for people with disability — reduction in funding in the Families, Housing, Community Services and Indigenous Affairs portfolio, and Local Government Reform Fund — reduction in funding in the Treasury portfolio.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Local community accessibility program — additional funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Families, Housing, Community Services and Indigenous Affairs	-	6.0	-	-	-

The Government will provide $6.0 million in 2010-11 to assist local government authorities to improve disability access in local communities.

A $5.0 million funding pool will be established for grants of up to $100,000 to local councils for small infrastructure projects to make buildings and public spaces more accessible for people with disability. Local councils will provide up to $100,000 in matched contributions.

An additional $1.0 million will be provided for digital playback devices and improved access to digital content in public libraries to make print materials more accessible for people with disability.

Further information can be found in the press release of 24 July 2010, issued by the Parliamentary Secretary for Disabilities and Children’s Services.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

See also the related savings measures Services for people with disability — reduction in funding in the Families, Housing, Community Services and Indigenous Affairs portfolio, and Local Government Reform Fund — reduction in funding in the Treasury portfolio.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Services for people with disability — reduction in funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Families, Housing, Community Services and Indigenous Affairs	-	-9.0	-	-	-

The Government will redirect funding of $9.0 million in 2010-11 from the Services and Support for People with Disability program to help fund the following related measures:

•	local community accessibility program — additional funding;

•	leadership development for people with disability;

•	cinema modifications for people with a vision or hearing impairment;

•	disability community website — creation; and

•	universal design for housing — voluntary guidelines.

The Services and Support for People with Disability program will retain funding of $1.3 billion over four years from 2010-11 to continue to provide supported employment and improve access to information, advocacy and services for people with a disability.

Further information can be found in the press release of 24 July 2010 issued by the Parliamentary Secretary for Disabilities and Children’s Services.

See also the related savings measure Local Government Reform Fund — reduction in funding in the Treasury portfolio.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Universal design for housing — voluntary guidelines

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Families, Housing, Community Services and Indigenous Affairs	-	0.3	0.3	0.3	0.3

The Government will provide $1.0 million over four years from 2010-11 to support the implementation of the voluntary Livable Housing Design guidelines developed by the National Dialogue on Universal Housing Design.

The Livable Housing Design initiative aims to promote the building of houses that are disability-friendly and adaptable to meet the changing needs of residents over their lifetime. Membership of the National Dialogue on Universal Housing Design includes industry, community, research and government stakeholders.

Further information can be found in the press release of 13 July 2010 issued by the Parliamentary Secretary for Disabilities and Children’s Services.

See also the related savings measures Services for people with disability — reduction in funding in the Families, Housing, Community Services and Indigenous Affairs portfolio, and Local Government Reform Fund — reduction in funding in the Treasury portfolio.

This measure was originally reported in the Economic Statement 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Foreign Affairs and Trade

Overseas development assistance — contribution to the Global Agriculture and Food Security Program

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
AusAID	10.0	25.0	-	-	-

The Government will provide $50.0 million over two years towards the Global Agriculture and Food Security Program (GAFSP). The World Bank established the GAFSP in 2010 in response to a request from G20 leaders.

GAFSP provides grants to developing countries and regional organisations to assist in increasing agricultural growth and achieving lasting improvements in food security.

Of this measure $35.0 million will be offset from the provision for expanded aid funding held in the Contingency Reserve, with the remaining $15.0 million to be met from existing AusAID resources.

This measure is part of the Government’s commitment to increase Australia’s official development assistance over the long term.

This measure was originally reported in the Economic Statement 2010.

Overseas development assistance — contribution to the International Rice Research Institute

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
AusAID	12.2	-	-	-	-

The Government provided $12.2 million in 2009-10 to the International Rice Research Institute (IRRI) in the Philippines. The IRRI develops new rice varieties and rice crop management techniques to help farmers improve the yield and quality of their rice in an environmentally sustainable way. This measure will assist IRRI replace ageing infrastructure and technology.

This measure was fully offset from the provision for expanded aid funding held in the Contingency Reserve.

This measure is part of the Government’s commitment to increase Australia’s official development assistance over the long term.

This measure was originally reported in the Economic Statement 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Overseas development assistance — contribution to the World Bank Palestinian Reform and Development Plan Trust Fund

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
AusAID	10.0	-	-	-	-

The Government provided $10.0 million in 2009-10 to the Palestinian Reform and Development Plan Trust Fund. The Palestinian Reform and Development Plan Trust Fund was established by the World Bank to provide financial support to the Palestinian Authority. Australia has been contributing to the trust fund since 2008.

This measure was fully offset from the provision for expanded aid funding held in the Contingency Reserve.

This measure is part of the Government’s commitment to increase Australia’s official development assistance over the long term.

This measure was originally reported in the Economic Statement 2010.

Overseas development assistance — fifth replenishment of the Global Environment Facility

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
AusAID	-	-	-	-	-

The Government will provide a contribution of $105.0 million over 10 years to the fifth replenishment of the Global Environment Facility (GEF). Funding each year is set as a percentage of Australia’s total contribution, as agreed with the GEF.

The GEF provides grants to developing countries for projects related to biodiversity, climate change, international waters, land degradation, the ozone layer, and persistent organic pollutants.

This measure includes an additional $45.4 million over 10 years to be fully offset from the provision for expanded aid funding held in the Contingency Reserve, and was included as a ‘decision taken but not yet announced in the 2010-11 Budget’. The remaining $59.6 million will be met from within existing AusAID resources.

This measure is part of the Government’s commitment to increase Australia’s official development assistance over the long term.

This measure was originally reported in the Economic Statement 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Health and Ageing

Cancer Australia and the National Breast and Ovarian Cancer Centre — creating a single national cancer control agency

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Cancer Australia	-	-	-	-	-
National Breast and Ovarian Cancer Centre	-	-	-	-	-
Department of Health and Ageing	-	-	-	-	-
Total	-	-	-	-	-

The Government will merge Cancer Australia and the National Breast and Ovarian Cancer Centre into a single national agency on 1 July 2011. The merger will provide a more sustainable financial and governance structure and improve coordination of the Government’s cancer control, prevention, treatment and care programs.

The single agency will continue to provide national leadership in cancer control, with targeted research, education for cancer professionals, coordination of service development across Australia, and engagement with stakeholders and people affected by cancer.

This measure will be cost neutral. Provision for this funding has already been included in the forward estimates.

This measure was originally reported in the Economic Statement 2010.

COAG National food standards — improving consistency

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	-	-	-	-

The Government will provide $4.3 million over four years to provide centralised and consistent advice on food standards within Australia and New Zealand.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

This funding will enable Food Standards Australia New Zealand (FSANZ) to provide interpretive advice of the Australia New Zealand Food Standards Code in cases where a dispute arises between the food industry members and individual state and territory interpretations of the code. FSANZ has the primary responsibility for setting standards for the sale of food in Australia and New Zealand, however the interpretation of the code is the responsibility of individual states and territories. This measure will reduce the regulatory burden on the food industry by developing a more consistent interpretation of the Australia New Zealand Food Standards Code across all jurisdictions.

Reforming the regulation of the food industry has been supported by the Council of Australian Governments.

Funding for this measure was included as a ‘decision taken but not yet announced’ in the 2010-11 Budget.

More information can be found in the outcomes of the Council of Australian Governments’ Business Regulation and Competition Working Group meeting of 29 November 2008.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Emergency department medical workforce — additional resources

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	-	-	-	-

The Government will provide $95.9 million over four years to deliver more and better qualified staff in emergency departments. This will be achieved by:

•	training more emergency doctors;

•	upskilling emergency nurses, care workers and international medical graduates;

•	increasing emergency placements in universities; and

•	providing educational and supervision support for more doctors to obtain alternative qualifications in emergency medicine.

This measure includes funding of $13.3 million in 2010-11, $23.9 million in 2011-12, $27.5 million in 2012-13 and $31.1 million in 2013-14, and was included as a ‘decision taken but not yet announced’ in the 2010 Economic Statement.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Further information can be found in the press release of 26 July 2010 issued by the Prime Minister.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Juvenile Diabetes Research Foundation — contribution

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	-	-	-	-

The Government provided $5.0 million in 2009-10 to the Juvenile Diabetes Research Foundation for the establishment of the Australian Type-1 Diabetes Clinical Trials Network.

The establishment of the Australian Type-1 Diabetes Clinical Trials Network will support the translation of clinical research into new methods to prevent and treat diabetes.

The cost of this measure will be met from within the existing resourcing of the Department of Health and Ageing.

This measure was originally reported in the Economic Statement 2010.

Life Saving Drugs Program — changes to listing for Fabrazyme®

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	-	-	-	-

The Government will implement more cost-effective arrangements for the funding of agalsidase beta (Fabrazyme®) listed on the Life Saving Drugs Program (LSDP).

The savings from this measure were included as a ‘decision taken but not yet announced’ in the 2010-11 Budget.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

National Diabetes Services Scheme — extend access to insulin pump consumables

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	..	..	..	..

The Government will provide $12,000 over four years to extend access to insulin pump consumables through the National Diabetes Services Scheme (NDSS), from 16 July 2010, for people with ‘other’ diabetes where insulin pump therapy is the last line of treatment. ‘Other’ diabetes is defined as diabetes caused by a genetic defect, pancreatic diseases, hormonal abnormalities, or exposure to certain drugs or chemicals.

Under the current NDSS guidelines, people with ‘other’ diabetes are not eligible to access Government-subsidised insulin pump consumables through the NDSS.

The NDSS aims to ensure that people with diabetes have timely, reliable and affordable access to products and services that help them effectively self-manage their condition.

This measure was originally reported in the Economic Statement 2010.

National Health and Hospitals Network — lead clinicians groups

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	-	-	-	-

The Government will provide $58.1 million over four years to implement Lead Clinicians Groups at a local and national level. Lead Clinicians Groups will be utilised to improve clinical engagement across the health system. This includes drawing upon existing clinical engagement mechanisms in the States and Territories, where appropriate.

The initiative recognises the role of clinical leadership and expertise in delivering safer and higher quality care, to the benefit of patients and their families.

National Lead Clinicians Groups will help to develop and encourage the use of an evidence base for an appropriate quality health care system. Local Lead Clinicians Groups will provide clinical advice on optimal models of care and methods to improve clinical outcomes, and will work to achieve integrated local health services.

This measure was originally reported in the Economic Statement 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Pharmaceutical Benefits Scheme — minor new listings

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	7.0	11.6	15.0	18.0
Medicare Australia	-	..	0.1	0.1	0.1
Total	-	7.0	11.7	15.0	18.0

The Government has agreed to a number of minor new listings on the Pharmaceutical

Benefits Scheme and Repatriation Pharmaceutical Benefits Scheme since the 2010-11 Budget, at a cost of $51.7 million over four years. This includes funding for administering payments through Medicare Australia.

Minor new listings include:

•	Byetta®, for the treatment of Type 2 diabetes;

•	Isentress®, for the treatment of Human Immunodeficiency Virus infection;

•	Orgalutran®, for use in conjunction with in-vitro fertilisation treatment; and

•	Remicade®, for the treatment of fistulising Crohn disease.

Further information can be found in the updates to the Schedule of Pharmaceutical Benefits issued by the Department of Health and Ageing.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Surfing Australia — high performance training facility — contribution

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Health and Ageing	-	-	-	-	-

The Government will provide $2.0 million in 2010-11 to Surfing Australia to assist with the construction of a national high performance surf training centre at Casuarina Beach in New South Wales.

The centre will include a dormitory, conference rooms, office and storage facilities, and will enable Surfing Australia to provide accreditation courses and camps for entry level surfers, coaches, surf school instructors, and elite surfers.

It is estimated that over 3,000 athletes will make use of the centre each year. The centre will maximise opportunities by linking with tertiary institutions including the Southern Cross University, New South Wales; and Griffith University, Queensland.

Funding for this measure was included as a ‘decision taken but not yet announced’ in the 2010-11 Budget.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Immigration and Citizenship

Working Holiday Visa (Subclass 417) — reversal

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Immigration and Citizenship	-	-	-	-	-

The Government will no longer proceed with the Working Holiday visa (Subclass 417) — integrity enhancements measure announced in the 2009-10 Mid-Year Economic and Fiscal Outlook. The Department of Immigration and Citizenship has instead implemented an alternative approach of providing information to employers to make them aware of their responsibilities when employing people under the Working Holiday visa program. This will help both employers and employees meet compliance requirements.

There are no financial implications as the initial measure was to be met from within the existing resourcing of the Department of Immigration and Citizenship.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Infrastructure, Transport, Regional Development and Local Government

Local Government Reform Fund — reduction in funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of the Treasury	-	-2.0	-	-	-

The Government will redirect funding from the Local Government Reform Fund program. This measure will provide savings of $2.0 million in 2010-11 which, combined with $9 million of savings over four years from the redirection of funding from the Services and Support for People with a Disability program within the

Families, Housing, Community Services and Indigenous Affairs portfolio, will help offset the cost of the following related measures:

•	local community accessibility program — additional funding;

•	leadership development for people with disability;

•	cinema modifications for people with a vision or hearing impairment;

•	disability community website — creation; and

•	universal design for housing — voluntary guidelines.

See also the related expense measure titled Services for People with a Disability — reduction in funding in the Families, Housing, Community Services and Indigenous Affairs portfolio.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Regional and Local Community Infrastructure Program — additional funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Infrastructure, Transport, Regional Development and Local Government	-	100.0	-	-	-

The Government will provide an additional $100.0 million in 2010-11 to local councils under a third round of Regional and Local Community Infrastructure Program grants.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Funding provided under the Regional and Local Community Infrastructure Program will support investment in community infrastructure, such as libraries, community centres and sport grounds and facilities. The funding will be shared between all of the nation’s councils and shires.

Further information can be found in the joint press release of 18 June 2010 issued by the then Prime Minister and the Minister for Infrastructure, Transport, Regional Development and Local Government.

This measure was originally reported in the Economic Statement 2010.

Thornton Park commuter car park — additional funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Infrastructure, Transport, Regional Development and Local Government	-	1.8	-	-	-

The Government will provide an additional $1.8 million in 2010-11 to the Penrith City Council for the construction of a car park at Thornton Park, North Penrith.

The final estimated cost of constructing the car park for 1,000 vehicles is $15.6 million. The Commonwealth is contributing a total of $8.8 million toward construction of the car park; $5.0 million under the Regional and Local Community Infrastructure Program, an additional $2.0 million provided for in the 2010-11 Budget and $1.8 million under this measure to address cost increases. The New South Wales Government and the New South Wales Government’s Landcom are also contributing funding to the project, respectively matching the $5.0 million and $1.8 million provided by the Commonwealth.

This measure was originally reported in the Economic Statement 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Innovation, Industry, Science and Research

Commonwealth Serum Laboratories (CSL) — Commonwealth assistance

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Innovation, Industry, Science and Research	-	-	-	-	-

The Government will provide $30.0 million over four years to support the provision of expanded research and manufacturing capacity at the CSL’s facility at Broadmeadows in Victoria.

The cost of this measure was included as a ‘decision taken but not yet announced’ in the 2010-11 Budget. The measure includes funding of $9.3 million in 2010-11, $10.6 million in 2011-12, $8.0 million in 2012-13 and $2.1 million in 2013-14.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Establishment of an ICT-enabled research laboratory — Commonwealth assistance

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Innovation, Industry, Science and Research	-	0.7	2.3	4.1	5.6

The Government will provide $22.1 million over six years (including $6.7 million in 2014-15 and $2.7 million in 2015-16) in partnership with IBM and the Victorian government to establish a global research and development laboratory at the University of Melbourne in Victoria.

The measure is consistent with the Government’s innovation policy as set out in Powering Ideas: an Innovation Agenda for the 21st Century and is intended to provide Australian businesses, researchers and government agencies with the opportunity to collaborate with a global leader in computational and related research development. The laboratory will support postdoctoral training and increase international collaborative opportunities for Australian researchers.

Further information can be found in the press release of 14 October 2010 issued by the Prime Minister and the Premier of Victoria.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Green Car Innovation Fund — reduction in funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Innovation, Industry, Science and Research	-	-25.0	-	-	-

The Government will redirect $25.0 million from the Green Car Innovation Fund (GCIF) program to offset other priority spending measures.

The GCIF program is a part of the Government’s A New Car Plan for a Greener Future and provides assistance to Australian companies for projects that enhance the research, development and commercialisation of Australian technologies that significantly reduce fuel consumption and/or greenhouse gas emissions of passenger motor vehicles.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Treasury

Education Tax Refund — extension

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	-	110.0	110.0	120.0

The Government will extend the Education Tax Refund (ETR) to include expenditure incurred on school uniforms from 1 July 2011. The ETR provides a refundable tax offset for 50 per cent of eligible education expenses, up to a maximum amount. For expenses incurred in 2009-10, the maximum amount of ETR is $390 for each eligible primary school student and $779 for each eligible secondary school student. In later years, these maximum amounts will increase in line with increases in the Consumer Price Index. Following the change, eligible expenses will include the costs of computers, computer software for educational use, school text books, stationery and uniforms.

This increases expenses by $340.0 million over the forward estimates.

The measure has a lower impact of $220.0 million on the underlying cash balance over the forward estimates. This is because the fiscal balance impact occurs in the year in which the expense is incurred, whereas the impact on underlying cash occurs when refunds are paid.

This measure delivers on the Government’s election commitment.

This measure was originally reported in the Economic Statement 2010.

Financial Reporting Panel — termination

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of the Treasury	-	-0.1	-0.4	-0.4	-0.4

The Government will wind up the operations of the Financial Reporting Panel in 2010-11 due to a lower than expected referral rate. The Panel had the function of resolving disputes between the Australian Securities and Investments Commission and companies concerning accounting treatments in companies’ financial reports.

This measure will provide savings of $1.2 million over four years. Lower savings are expected in 2010-11 due to the need to ensure the Panel’s existing commitments are met.

This measure was originally reported in the Economic Statement 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Regional Infrastructure Fund — additional funding

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of the Treasury	-	100.0	100.0	100.0	100.0

The Government will provide $400 million over four years to the Regional Infrastructure Fund. The Fund was established to reinvest the proceeds of the resources boom in regional Australia.

This measure was originally reported in the Pre-Election Economic and Fiscal Outlook 2010.

Stronger, fairer, simpler — resource exploration refundable tax offset — reversal

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Australian Taxation Office	-	-0.5	-521.6	-601.2	-681.2

As a result of the new resource taxation arrangements announced on 2 July 2010, the Government will not pursue the resource exploration refundable tax offset previously announced in the 2010-11 Budget.

This measure will provide savings of $1.8 billion over four years.

Instead, resource exploration costs will continue to be deductible in the normal way and the Policy Transition Group, set up to implement the new Mineral Resource Rent Tax and expanded Petroleum Resource Rent Tax arrangements, will consider the best way to promote future resource exploration activity.

This measure was originally reported in the Economic Statement 2010.

Tax Reform Communications campaign advertising funding reduction

Expense ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of the Treasury	-2.1	-20.3	-	-	-

The Government ceased the tax reform advertising campaign from 24 June 2010 achieving savings of $22.4 million over 2009-10 and 2010-11.

This represents a reduction in the funding provided in the 2010-11 Budget measure titled Stronger, fairer, simpler tax reform — development and implementation.

This measure was originally reported in the Economic Statement 2010.

Appendix A: Part 2 - Policy decisions taken between the 2010-11 Budget and the 2010 PEFO

Capital measures

Immigration and Citizenship

Funding for expansion of detention centres

Capital ($m)
	2009-10	2010-11	2011-12	2012-13	2013-14
Department of Immigration and Citizenship	-	97.8	-	-	-
Related expense ($m)
Department of Finance and Deregulation	-	0.2	0.2	-	-

This measure has been superseded by the new capital measure Immigration detention facilities — Northam and Inverbrackie included in the 2010-11 Mid-Year Economic and Fiscal Outlook.

This measure was originally reported in the Economic Statement 2010.

Appendix B: Australian Government budget financial statements

The Mid-Year Economic and Fiscal Outlook (MYEFO) financial statements consist of an operating statement, including other economic flows, a balance sheet, and a cash flow statement for the Australian Government general government sector (GGS), the public non-financial corporations sector (PNFC) and the total non-financial public sector (NFPS). This statement also contains notes showing disaggregated information for the GGS.

The Charter of Budget Honesty Act 1998 (the Charter) requires that MYEFO be based on external reporting standards and for departures from these standards to be disclosed. The Government has produced financial statements that comply with both Australian Bureau of Statistics’ (ABS) accrual Government Finance Statistics (GFS) and Australian Accounting Standards (AAS), meeting the requirement of the Charter, with departures disclosed. The statements for MYEFO have been prepared on a consistent basis with the 2010-11 Budget. The statements reflect the Government’s accounting policy that ABS GFS remains the basis of budget accounting policy, except where the Government applies AAS because it provides a better conceptual basis for presenting information of relevance to users of public sector financial reports.

The Australian, State and Territory governments have an agreed framework — the Accrual Uniform Presentation Framework (UPF) — for the presentation of government financial information on a basis broadly consistent with AASB 1049. The MYEFO financial statements are consistent with the requirements of the UPF.

In accordance with the UPF requirements, this statement also contains an update of the Australian Government’s Loan Council Allocation.

Appendix B: Australian Government budget financial statements

AUSTRALIAN GOVERNMENT FINANCIAL STATEMENTS

Table B1: Australian Government general government sector operating statement
Estimates	Projections
	Note	2010-11 $m	2011-12 $m	2012-13 $m	2013-14 $m
Revenue
Taxation revenue	3	299,419	335,281	360,224	380,499
Sales of goods and services	4	7,987	8,133	8,166	8,157
Interest income	5	5,074	4,842	4,702	4,661
Dividend income	5	1,764	1,426	1,412	1,298
Other	6	5,438	5,694	5,816	5,870
Total revenue		319,682	355,376	380,320	400,485

Expenses
Gross operating expenses
Wages and salaries(a)	7	18,305	18,243	18,446	18,919
Superannuation	7	4,252	3,764	3,838	3,973
Depreciation and amortisation	8	5,613	5,221	5,454	5,645
Supply of goods and services	9	66,172	67,102	69,775	74,854
Other operating expenses(a)	7	4,360	4,421	4,568	4,734
Total gross operating expenses		98,701	98,750	102,081	108,125
Superannuation interest expense	7	6,989	7,315	7,565	7,832
Interest expenses	10	10,527	11,779	12,129	12,193
Current transfers
Current grants	11	107,979	116,203	120,698	124,238
Subsidy expenses		8,736	9,137	9,469	9,608
Personal benefits	12	104,769	107,978	114,696	121,376
Total current transfers		221,484	233,318	244,862	255,221
Capital transfers	11
Mutually agreed write-downs		2,368	2,262	2,378	2,519
Other capital grants		14,278	8,578	7,774	6,622
Total capital transfers		16,647	10,839	10,151	9,141
Total expenses		354,348	362,002	376,789	392,512

Net operating balance		-34,666	-6,626	3,531	7,973

Other economic flows
Gain/loss on equity and on sale of assets(b)		1,966	3,485	7,599	3,532
Net write-downs of assets (including bad and doubtful debts)		-5,773	-6,083	-6,311	-6,680
Assets recognised for the first time		612	643	676	711
Actuarial revaluations		0	0	0	0
Net foreign exchange gains		152	6	12	12
Net swap interest received		0	0	0	0
Market valuation of debt		1,155	88	125	159
Other economic revaluations(c)		283	-128	9	27
Total other economic flows		-1,604	-1,989	2,110	-2,239

Comprehensive result -
Total change in net worth	13	-36,270	-8,615	5,641	5,734

Appendix B: Australian Government budget financial statements

Table B1: Australian Government general government sector operating statement (continued)
	Estimates			Projections
		2010-11	2011-12	2012-13	2013-14
	Note	$m	$m	$m	$m
Net operating balance		-34,666	-6,626	3,531	7,973
Net acquisition of non-financial assets
Purchases of non-financial assets		12,068	9,866	9,316	9,184
less Sales of non-financial assets		384	1,048	4,904	453
less Depreciation		5,613	5,221	5,454	5,645
plus Change in inventories		840	520	595	583
plus Other movements in non-financial assets		343	200	-232	-9
Total net acquisition of non-financial assets		7,254	4,318	-679	3,659

Fiscal balance (Net lending/borrowing)(d)		-41,920	-10,943	4,211	4,314
(a)	Consistent with ABS GFS classification, other employee related expenses are reported under other operating expenses. Total employee expenses equal wages and salaries plus other operating expenses.
(b)	Reflects changes in the market valuation of investments and any revaluations at the point of disposal or sale.
(c)	Largely reflects other revaluation of assets and liabilities.
(d)	The term fiscal balance is not used by the ABS.

Appendix B: Australian Government budget financial statements

Table B2: Australian Government general government sector balance sheet
		Estimates		Projections
		2010-11	2011-12	2012-13	2013-14
	Note	$m	$m	$m	$m
Assets
Financial assets
Cash and deposits	20(a)	2,119	2,296	2,240	2,390
Advances paid	14	25,700	27,092	28,775	30,532
Investments, loans and placements	15	94,495	90,035	89,943	89,704
Other receivables	14	34,255	34,253	34,565	35,170
Equity investments
Investments in other public sector entities		24,769	29,680	36,315	41,030
Equity accounted investments		272	271	270	269
Investments - shares		28,000	29,092	28,638	30,207
Total financial assets		209,611	212,719	220,745	229,302
Non-financial assets	16
Land		8,562	8,456	8,436	8,343
Buildings		22,344	23,266	24,298	25,370
Plant, equipment and infrastructure		51,640	54,691	56,856	59,115
Inventories		6,915	6,934	7,152	7,322
Intangibles		5,094	5,387	5,698	5,508
Investment properties		504	504	504	504
Biological assets		120	121	121	121
Heritage and cultural assets		9,378	9,385	9,390	9,398
Assets held for sale		99	92	106	89
Other non-financial assets		2,521	2,650	2,307	2,172
Total non-financial assets		107,177	111,485	114,868	117,942
Total assets		316,787	324,204	335,613	347,244

Liabilities
Interest bearing liabilities
Deposits held		232	232	232	232
Government securities		191,137	203,560	204,479	205,185
Loans	17	9,642	9,272	9,165	9,076
Other borrowing		885	785	683	589
Total interest bearing liabilities		201,896	213,850	214,560	215,082
Provisions and payables
Superannuation liability	18	127,744	132,006	136,330	140,681
Other employee liabilities	18	10,787	11,046	11,321	11,615
Suppliers payable	19	4,216	4,202	4,165	4,210
Personal benefits provisions and payable	19	12,564	12,776	13,337	13,724
Subsidies provisions and payable	19	2,273	2,331	2,480	2,625
Grants provisions and payable	19	8,492	8,477	8,688	9,015
Other provisions and payables	19	12,178	11,491	11,067	10,894
Total provisions and payables		178,252	182,329	187,388	192,763
Total liabilities		380,148	396,180	401,947	407,845

Net worth(a)		-63,361	-71,975	-66,334	-60,601
Net financial worth(b)		-170,538	-183,460	-181,202	-178,543
Net financial liabilities(c)		195,306	213,141	217,517	219,573
Net debt(d)		79,581	94,428	93,601	92,456
(a)	Net worth is calculated as total assets minus total liabilities.
(b)     Net financial worth equals total financial assets minus total liabilities.
(c)	Net financial liabilities equals total liabilities less financial assets other than investments in other public sector entities.
(d)	Net debt equals the sum of deposits held, government securities, loans and other borrowing, minus the sum of cash and deposits, advances paid, and investments, loans and placements.

Appendix B: Australian Government budget financial statements

Table B3: Australian Government general government sector cash flow statement(a)
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
Cash receipts from operating activities
Taxes received	292,269	327,686	352,327	372,420
Receipts from sales of goods and services	7,879	8,075	8,093	8,116
Interest receipts	4,779	4,498	4,350	4,298
Dividends and income tax equivalents	2,814	1,552	1,512	1,342
Other receipts	5,080	5,336	5,506	5,528
Total operating receipts	312,821	347,147	371,788	391,704

Cash payments for operating activities
Payments for employees	-24,879	-25,014	-25,514	-26,350
Payments for goods and services	-66,496	-67,404	-70,131	-75,114
Grants and subsidies paid	-129,422	-133,590	-137,611	-140,090
Interest paid	-9,160	-9,923	-10,292	-10,172
Personal benefit payments	-105,061	-107,759	-114,151	-121,014
Other payments	-4,286	-4,091	-4,189	-4,335
Total operating payments	-339,305	-347,781	-361,888	-377,076

Net cash flows from operating activities	-26,484	-635	9,901	14,628

Cash flows from investments in non-financial assets
Sales of non-financial assets	384	1,048	4,904	453
Purchases of non-financial assets	-12,175	-9,914	-8,926	-9,022
Net cash flows from investments in non-financial assets	-11,791	-8,866	-4,021	-8,569

Net cash flows from investments in financial assets for policy purposes	-10,084	-5,577	-7,004	-4,842

Cash flows from investments in financial assets for liquidity purposes

Increase in investments	14,117	3,949	1,126	-727
Net cash flows from investments in financial assets for liquidity purposes	14,117	3,949	1,126	-727

Cash receipts from financing activities
Borrowing	35,221	12,241	836	344
Total cash receipts from financing activities	35,221	12,241	836	344

Cash payments for financing activities
Other financing	-726	-934	-893	-684
Total cash payments for financing activities	-726	-934	-893	-684

Net cash flows from financing activities	34,495	11,306	-57	-340

Net increase/(decrease) in cash held	254	177	-56	151

Appendix B: Australian Government budget financial statements

Table B3: Australian Government general government sector cash flow statement (continued)(a)
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
Net cash flows from operating activities and investments in non-financial assets (surplus(+)/deficit(-))	-38,275	-9,501	5,879	6,059
Finance leases and similar arrangements(b)	-180	-17	0	0
GFS cash surplus(+)/deficit(-)	-38,455	-9,518	5,879	6,059
less Future Fund earnings	3,013	2,770	2,759	2,802
Equals underlying cash balance(c)	-41,468	-12,288	3,120	3,257
plus Net cash flows from investments in financial assets for policy purposes	-10,084	-5,577	-7,004	-4,842
plus Future Fund earnings	3,013	2,770	2,759	2,802
Equals headline cash balance	-48,539	-15,095	-1,125	1,217
(a)	A positive number denotes a cash inflow; a negative sign denotes a cash outflow.
(b)	The acquisition of assets under finance leases decreases the underlying cash balance. The disposal of assets previously held under finance leases increases the underlying cash balance.
(c)	The term underlying cash balance is not used by the ABS.

Appendix B: Australian Government budget financial statements

Table B4: Australian Government public non-financial corporations sector operating statement
Estimates
2010-11 $m
Revenue
Current grants and subsidies	24
Sales of goods and services	7,399
Interest income	47
Other	12
Total revenue	7,482
Expenses
Gross operating expenses
Wages and salaries(a)	2,735
Superannuation	229
Depreciation and amortisation	535
Supply of goods and services	3,618
Other operating expenses(a)	446
Total gross operating expenses	7,563
Interest expenses	51
Other property expenses	121
Current transfers
Tax expenses	71
Total current transfers	71
Total expenses	7,805

Net operating balance	-323

Other economic flows	2,150

Comprehensive result - Total change in net worth	1,826

Net acquisition of non-financial assets
Purchases of non-financial assets	3,631
less Sales of non-financial assets	30
less Depreciation	535
plus Change in inventories	-5
plus Other movements in non-financial assets	-3
Total net acquisition of non-financial assets	3,059

Fiscal balance (Net lending/borrowing)(b)	-3,382
(a)	Consistent with ABS GFS classification, other employee related expenses are reported under other operating expenses. Total employee expenses equal wages and salaries plus other operating expenses.
(b)	The term fiscal balance is not used by the ABS.

Appendix B: Australian Government budget financial statements

Table B5: Australian Government public non-financial corporations sector balance sheet
Estimates
2010-11
$m
Assets
Financial assets
Cash and deposits	703
Investments, loans and placements	290
Other receivables	940
Equity investments	305
Total financial assets	2,239
Non-financial assets
Land and fixed assets	9,085
Other non-financial assets(a)	563
Total non-financial assets	9,649
Total assets	11,888

Liabilities
Interest bearing liabilities Borrowing	1,494
Total interest bearing liabilities	1,494
Provisions and payables
Other employee liabilities	1,075
Other provisions and payables(a)	1,836
Total provisions and payables	2,911
Total liabilities	4,406

Shares and other contributed capital	7,482

Net worth(b)	7,482
Net financial worth(c)	-2,167
Net debt(d)	501
(a)	Excludes the impact of commercial taxation adjustments.
(b)
Under AASB 1049, net worth is calculated as total assets minus total liabilities. Under ABS GFS, net worth is calculated as total assets minus total liabilities minus shares and other contributed capital.

(c)
Under AASB 1049, net financial worth equals total financial assets minus total liabilities. Under ABS GFS, net financial worth equals total financial assets minus total liabilities minus shares and other contributed capital.

(d)	Net debt equals the sum of deposits held, advances received, and borrowing, minus the sum of cash and deposits, advances paid, and investments, loans and placements.

Appendix B: Australian Government budget financial statements

Table B6: Australian Government public non-financial corporations sector cash flow statement(a)
Estimates
2010-11 $m
Cash receipts from operating activities
Receipts from sales of goods and services	8,017
GST input credit receipts	227
Other receipts	71
Total operating receipts	8,314

Cash payments for operating activities
Payments to employees	-3,484
Payment for goods and services	-3,903
Interest paid	-60
GST payments to taxation authority	-511
Other payments	-102
Total operating payments	-8,059

Net cash flows from operating activities	-255

Cash flows from investments in non-financial assets
Sales of non-financial assets	31
Purchases of non-financial assets	-3,637
Net cash flows from investments in non-financial assets	3,606

Cash flows from investments in financial assets for liquidity purposes
Increase in investments	-72
Net cash flows from investments in financial assets for liquidity purposes	-72
Net cash flows from financing activities
Borrowing (net)	446
Other financing (net)	2,798
Distribution paid (net)	-139
Net cash flows from financing activities	3,105

Net increase/(decrease) in cash held	-318

Cash at the beginning of the year	1,022
Cash at the end of the year	703
Net cash from operating activities and investments in non-financial assets	-3,351
Distributions paid	-139
Equals surplus(+)/deficit(-)	-3,490
Finance leases and similar arrangements(b)	0
GFS cash surplus(+)/deficit(-)	-3,490
(a)	A positive number denotes a cash inflow; a negative sign denotes a cash outflow.
(b)
The acquisition of assets under finance leases decreases the surplus or increases the deficit. The disposal of assets previously held under finance leases increases the surplus or decreases the deficit.

Appendix B: Australian Government budget financial statements

Table B7: Australian Government total non-financial public sector operating statement
Estimates
2010-11 $m
Revenue
Taxation revenue	299,349
Sales of goods and services	14,335
Interest income	5,120
Dividend income	1,643
Other	5,450
Total revenue	325,898

Expenses
Gross operating expenses
Wages and salaries(a)	21,039
Superannuation	4,481
Depreciation and amortisation	6,147
Supply of goods and services	68,740
Other operating expenses(a)	4,806
Total gross operating expenses	105,213
Superannuation interest expense	6,989
Interest expenses	10,578
Current transfers
Current grants	107,979
Subsidy expenses	8,712
Personal benefits	104,769
Total current transfers	221,460
Capital transfers	16,647
Total expenses	360,887

Net operating balance	-34,989

Other economic flows	-1,404

Comprehensive result - Total change in net worth	-36,393

Net acquisition of non-financial assets
Purchases of non-financial assets	15,699
less Sales of non-financial assets	414
less Depreciation	6,147
plus Change in inventories	835
plus Other movements in non-financial assets	340
Total net acquisition of non-financial assets	10,313

Fiscal balance (net lending/borrowing)(b)	-45,302
(a)	Consistent with ABS GFS classification, other employee related expenses are reported under other operating expenses. Total employee expenses equal wages and salaries plus other operating expenses.
(b)	The term fiscal balance is not used by the ABS.

Appendix B: Australian Government budget financial statements

Table B8: Australian Government total non-financial public sector balance sheet
Estimates
2010-11 $m
Assets
Financial assets
Cash and deposits	2,822
Advances paid	25,700
Investments, loans and placements	94,785
Other receivables	35,093
Equity investments	45,383
Total financial assets	203,784
Non-financial assets
Land and fixed assets	107,924
Other non-financial assets	8,901
Total non-financial assets	116,825
Total assets	320,609

Liabilities
Interest bearing liabilities
Deposits held	232
Government securities	191,137
Loans	9,642
Other borrowing	2,379
Total interest bearing liabilities	203,390
Provisions and payables
Superannuation liability	127,744
Other employee liabilities	11,862
Other provisions and payables	41,456
Total provisions and payables	181,062
Total liabilities	384,452

Shares and other contributed capital	7,482

Net worth(a)	-63,843
Net financial worth(b)	-180,668
Net debt(c)	80,082
(a)
Under AASB 1049, net worth is calculated as total assets minus total liabilities. Under ABS GFS, net worth is calculated as total assets minus total liabilities minus shares and other contributed capital.

(b)
Under AASB 1049, net financial worth equals total financial assets minus total liabilities. Under ABS GFS, net financial worth equals total financial assets minus total liabilities minus shares and other contributed capital.

(c)	Net debt equals the sum of deposits held, government securities, loans and other borrowing, minus the sum of cash and deposits, advances paid, and investments, loans and placements.

Appendix B: Australian Government budget financial statements

Table B9: Australian total non-financial public sector cash flow statement(a)
Estimates
2010-11
$m
Cash receipts from operating activities
Taxes received	292,181
Receipts from sales of goods and services	14,184
Interest receipts	4,824
Dividends and income tax equivalents	2,694
Other receipts	5,081
Total operating receipts	318,964

Cash payments for operating activities
Payments to employees	-28,363
Payments for goods and services	-68,972
Grants and subsidies paid	-129,422
Interest paid	-9,220
Personal benefit payments	-105,061
Other payments	-4,293
Total operating payments	345,332
Net cash flows from operating activities	26,368

Cash flows from investments in non-financial assets
Sales of non-financial assets	415
Purchases of non-financial assets	15,811
Net cash flows from investments in non-financial assets	15,397

Net cash flows from investments in financial assets for policy purposes	-10,084

Cash flows from investments in financial assets for liquidity purposes
Increase in investments	14,045
Net cash flows from investments in financial assets for liquidity purposes	14,045

Net cash flows from financing activities
Borrowing (net)	35,666
Other financing (net)	2,072
Net cash flows from financing activities	37,738

Net increase/(decrease) in cash held	-65
Cash at the beginning of the year	2,887
Cash at the end of the year	2,822
Net cash from operating activities and investments in non-financial assets	-41,765
Distributions paid	0
Equals surplus(+)/deficit(-)	-41,765
Finance leases and similar arrangements(b)	-180
GFS cash surplus(+)/deficit(-)	-41,945
(a)	A positive number denotes a cash inflow; a negative sign denotes a cash outflow.
(b)
The acquisition of assets under finance leases decreases the surplus or increases the deficit. The disposal of assets previously held under finance leases increases the surplus or decreases the deficit.

Appendix B: Australian Government budget financial statements

NOTES TO THE GENERAL GOVERNMENT SECTOR FINANCIAL STATEMENTS

Note 1: External reporting standards and accounting policies

The Charter of Budget Honesty Act 1998 (the Charter) requires that the Mid-Year Economic and Fiscal Outlook (MYEFO) be based on external reporting standards and that departures from applicable external reporting standards be identified.

The major external standards used for MYEFO reporting purposes are:

•
the Australian Bureau of Statistics’ (ABS) accrual Government Finance Statistics (GFS) publication, Australian System of Government Finance Statistics: Concepts, Sources and Methods, 2005 (cat. no. 5514.0), which in turn is based on the International Monetary Fund (IMF) accrual GFS framework; and

•
Australian Accounting Standards (AAS), being AASB 1049 Whole of Government and General Government Sector Financial Reporting (AASB 1049) and other applicable Australian Equivalents to International Financial Reporting Standards (AEIFRS).

As required by the Charter, the financial statements have been prepared on an accrual basis that complies with both ABS GFS and AAS except for departures disclosed at Note 2.

A more detailed description of the AAS and ABS GFS frameworks, in addition to definitions of key terms used in these frameworks, can be found in Attachment A. Table B11 in Attachment A explains the major differences between the two frameworks. Detailed accounting policies, as required by AAS, are disclosed in the annual consolidated financial statements.

Budget reporting focuses on the general government sector (GGS). The GGS provides public services that are mainly non-market in nature and for the collective consumption of the community, or involve the transfer or redistribution of income. These services are largely financed through taxes and other compulsory levies, user charging and external funding. This sector comprises all government departments, offices and some other bodies. In preparing financial statements for the GGS, all material transactions and balances between entities within the GGS have been eliminated. A list of entities within the GGS, as well as entities within and a description of the public non-financial corporations (PNFC) sector and public financial corporations (PFC) sector, are disclosed in Table B10 in Attachment A.

The Government’s key fiscal aggregates are based on ABS GFS concepts and definitions, including the ABS GFS cash surplus/deficit and the derivation of the underlying cash balance and net financial worth. AASB 1049 requires the disclosure of other ABS GFS fiscal aggregates, including net operating balance, net lending/borrowing (fiscal balance) and net worth. In addition to the ABS GFS

Appendix B: Australian Government budget financial statements aggregates, the Accrual Uniform Presentation Framework (UPF) requires net debt, net financial worth and net financial liabilities.

Note 2: Departures from external reporting standards

The Charter requires that departures from applicable external reporting standards be identified. The MYEFO financial statements depart from the external reporting standards as follows.

General government sector Departures from ABS GFS

ABS GFS requires that provisions for bad and doubtful debts be excluded from the balance sheet. This treatment has not been adopted in the financial statements or in any reconciliation notes because excluding such provisions would overstate the value of Australian Government assets in the balance sheet. The financial statements currently adopt the AAS treatment for provisions for bad and doubtful debts.

ABS GFS treats coins on issue as a liability and no revenue is recognised. The ABS GFS treatment of circulating coins as a liability has not been adopted in the financial statements or in any reconciliation notes. Instead, the financial statements adopt the AAS treatment for circulating coins. Under this treatment seigniorage revenue is recognised upon the issue of coins and no liability is recorded.

Under ABS GFS, prepayments are classified as financial assets. In accordance with AAS, prepayments have been classified as non-financial assets in the financial statements. This is a classification difference that impacts on net financial worth.

ABS GFS currently requires Special Drawing Rights (SDRs) liabilities to be recorded as a contingent liability. The treatment of SDRs as a contingent liability has not been adopted in the financial statements or any reconciliation notes. The financial statements currently record SDRs as a liability. This is consistent with AAS, and also represents an early adoption of the ABS’ proposed revisions to GFS in line with revised international standards (see ABS cat. no. 5310.0.55.001 Information Paper: Introduction of revised international standards in ABS economic statistics in 2009). The ABS will be updating its ABS Manual following the update of the IMF GFS Manual 2001.

ABS GFS records defence weapons platforms (DWP) as a non-financial asset on a market value basis (fair value), rather than expensing at time of acquisition. The value used by ABS is consistent with the National Accounts statistical methodology, and represents an early adoption of changes to the System of National Accounts 2008. The ABS GFS treatment of DWP is consistent with AAS, as non-financial assets can be valued at fair value as long as they can be reliably measured, otherwise cost is permissible. DWP will be valued at cost in the financial statements, as they have in previous budgets, while the Australian Government ascertains if a relevant and reliable fair value can be sourced.

Appendix B: Australian Government budget financial statements

Under ABS GFS, concessional loans are recognised at their nominal value, that is, they are not discounted to fair (market) value as there is not considered to be a secondary market. This treatment has not been adopted for the financial statements. Consistent with AAS, loans issued at below market interest rates or long repayment periods are recorded at fair value (by discounting them by market interest rates). The difference between the nominal value and the fair value of the loan is recorded as an expense. Over the life of the loan the interest earned is recognised at market rates.

ABS GFS requires investments in unlisted public sector entities to be valued based on their net assets. Under AAS investments in public sector entities can be valued at fair value as long as a fair value can be reliability measured, otherwise net assets is permissible. The AAS treatment has been adopted in the financial statements.

Departures from AASB 1049

AAS requires the advances paid to the International Development Association (IDA) and Asian Development Fund (ADF) to be recognised at fair value. Under ABS GFS these advances are recorded at nominal value. The ABS GFS treatment is adopted in the financial statements.

AASB 1049 requires the disclosure of the operating result and its derivation on the face of the operating statement. However, as this aggregate is not used by the Australian Government (and is not required by the UPF), it has been disclosed in Note 13 rather than on the face of the operating statement.

AASB 1049 requires disaggregated information, by ABS GFS function, for expenses and total assets to be disclosed where they are reliably attributable. ABS GFS does not require such information. In accordance with ABS GFS, disaggregated information for expenses is disclosed in Attachment C of Part 3. In accordance with the UPF, purchases of non-financial assets by function are also disclosed.

AASB 1049 requires AAS measurement of items to be disclosed on the face of the financial statements with reconciliation to the ABS GFS measurement of items, where different, in notes to the financial statements. Reconciliation notes have not been included as they effectively create two measures of the same aggregate.

AASB 1049 requires major variances between original budget estimates and outcomes to be explained in the financial statements. Explanations of variances for the 2010-11 year from the 2010-11 Budget to the 2010 Pre-Election Economic and Fiscal Outlook (PEFO) are disclosed in PEFO. Explanations of major variances for the 2010-11 year from the 2010 PEFO to the 2010-11 MYEFO are disclosed in Part 3. All decisions taken between the 2010-11 Budget and MYEFO are disclosed in Appendix A.

Appendix B: Australian Government budget financial statements

Public non-financial corporations (PNFC) and total non-financial public sectors (NFPS)

AASB 1049 defines net worth for the PNFC and NFPS sectors as total assets less total liabilities; however ABS GFS defines net worth as total assets less total liabilities less shares and contributed capital (which is equal to zero for the PNFC sector). The net financial worth of this sector will also be different under AASB 1049 to ABS GFS, where it equals financial assets less total liabilities less shares and contributed capital. The AASB 1049 treatment has been adopted in the PNFC and NFPS sector financial statements.

The financial statements for the PNFC and NFPS sectors comply with the UPF but do not include all the line item disclosures required by AASB 1049. Disaggregated outcome notes for the PNFC sector will be disclosed in the consolidated financial statements.

Appendix B: Australian Government budget financial statements

Note 3: Taxation revenue by type
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
Income taxation
Individuals and other withholding taxes
Gross income tax withholding	132,270	145,610	157,010	168,670
Gross other individuals	30,440	34,700	38,330	40,980
less Refunds	24,350	27,100	29,500	32,100
Total individuals and other withholding taxation	138,360	153,210	165,840	177,550
Fringe benefits tax	3,660	3,760	4,170	4,370
Company tax	63,680	77,200	78,220	80,420
Superannuation funds	7,330	9,150	10,660	11,220
Resource rent tax(a)	1,470	2,070	6,990	7,890
Total income taxation revenue	214,500	245,390	265,880	281,450
Indirect taxation
Sales taxes
Goods and services tax	49,130	52,200	55,290	58,510
Wine equalisation tax	770	830	880	930
Luxury car tax	540	580	610	650
Total sales taxes	50,440	53,610	56,780	60,090
Excise duty
Petrol	6,000	5,970	5,730	5,700
Diesel	7,060	7,270	7,540	7,870
Beer	2,000	2,170	2,280	2,430
Tobacco	6,070	5,430	5,480	5,710
Other excisable products	4,170	4,920	5,310	5,430
Of which: Other excisable beverages(b)	940	1,020	1,100	1,190
Total excise duty revenue	25,300	25,760	26,340	27,140
Customs duty
Textiles, clothing and footwear	630	660	700	750
Passenger motor vehicles	830	920	1,020	1,080
Excise-like goods	3,700	4,790	5,070	5,290
Other imports	1,510	1,670	1,820	1,940
less Refunds and drawbacks	240	240	240	240
Total customs duty revenue	6,430	7,800	8,370	8,820
Other indirect taxation
Agricultural levies	376	384	395	401
Other taxes	2,374	2,337	2,459	2,598
Total other indirect taxation revenue	2,749	2,721	2,854	2,999
Mirror taxes less Transfers to States in relation to mirror tax revenue	418 418	444 444	470 470	498 498
Mirror tax revenue	0	0	0	0
Total indirect taxation revenue	84,919	89,891	94,344	99,049
Total taxation revenue	299,419	335,281	360,224	380,499
Memorandum:
Capital gains tax	8,700	11,300	14,250	16,850
Medicare levy revenue	8,220	8,850	9,540	10,100
(a)
Resource rent taxes include PRRT and gross revenue from the MRRT. The net revenue from the MRRT is $3.3 billion in 2012-13 and $4.1 billion in 2013-14, which represents the net impact on revenue across several different revenue heads. This includes the offsetting reductions in company tax (through deductibility), crude oil excise and interactions with other taxes.

(b)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.

Appendix B: Australian Government budget financial statements

Note 3(a): Taxation revenue by source
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
Taxes on income, profits and capital gains
Income and capital gains levied on individuals	142,040	156,990	170,040	181,950
Income and capital gains levied on enterprises	72,460	88,400	95,840	99,500
Total taxes on income, profits and capital gains	214,500	245,390	265,880	281,450
Taxes on employers' payroll and labour force	528	544	579	604
Taxes on the provision of goods and services
Sales/goods and services tax	50,440	53,610	56,780	60,090
Excises and levies	25,838	26,306	26,897	27,704
Taxes on international trade	6,430	7,800	8,370	8,820
Total taxes on the provision of goods and services	82,708	87,716	92,047	96,614
Other taxes on goods and services(a)	1,683	1,630	1,718	1,831
Total taxation revenue	299,419	335,281	360,224	380,499
Memorandum:
Medicare levy revenue	8,220	8,850	9,540	10,100
(a)	Change in description from 'Taxes on use of goods and performance activities' to better reflect the nature of the transactions.

Note 4: Sales of goods and services revenue
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
Sales of goods	1,326	1,478	1,472	1,477
Rendering of services	4,424	4,223	4,094	3,949
Operating lease rental	40	42	41	41
Other fees from regulatory services	2,197	2,390	2,559	2,690
Total sales of goods and services revenue	7,987	8,133	8,166	8,157

Appendix B: Australian Government budget financial statements

Note 5: Interest and dividend income
	Estimates		Projections
	2010-11 $m	2011-12 $m	2012-13 $m	2013-14 $m
Interest from other governments
State and Territory debt	15	16	18	20
Housing agreements	170	165	160	155
Total interest from other governments	185	181	179	175
Interest from other sources
Advances	32	34	35	37
Deposits	95	97	100	102
Bank deposits	134	136	134	134
Indexation of HELP receivable and other student loans	338	371	408	448
Other	4,290	4,022	3,846	3,764
Total interest from other sources	4,889	4,661	4,524	4,485

Total interest	5,074	4,842	4,702	4,661

Dividends
Dividends from other public sector entities	305	327	333	328
Other dividends	1,459	1,100	1,079	970
Total dividends	1,764	1,426	1,412	1,298

Total interest and dividend income	6,838	6,269	6,114	5,958

Note 6: Other sources of non-taxation revenue
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
Industry contributions	50	44	38	38
Royalties	1,636	1,565	1,432	1,340
Seigniorage	133	150	157	163
Other	3,619	3,935	4,189	4,329
Total other sources of non-taxation revenue	5,438	5,694	5,816	5,870

Appendix B: Australian Government budget financial statements

Note 7: Employee and superannuation expense
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
Wages and salaries expenses	18,305	18,243	18,446	18,919
Other operating expenses
Leave and other entitlements	2,138	2,107	2,146	2,189
Separations and redundancies	63	50	47	49
Workers compensation premiums and claims	543	540	551	577
Other	1,615	1,724	1,823	1,920
Total other operating expenses	4,360	4,421	4,568	4,734
Superannuation expenses
Superannuation	4,252	3,764	3,838	3,973
Superannuation interest cost	6,989	7,315	7,565	7,832
Total superannuation expenses	11,241	11,079	11,403	11,805

Total employee and superannuation expense	33,906	33,743	34,417	35,458

Note 8: Depreciation and amortisation expense
	Estimates		Projections
	2010-11 $m	2011-12 $m	2012-13 $m	2013-14 $m
Depreciation
Specialist military equipment	2,532	1,969	2,117	2,250
Buildings	1,161	1,208	1,248	1,290
Other infrastructure, plant and equipment	1,162	1,222	1,275	1,333
Heritage and cultural assets	42	42	42	42
Total depreciation	4,896	4,441	4,681	4,916

Total amortisation	716	780	773	729

Total depreciation and amortisation expense	5,613	5,221	5,454	5,645

Note 9: Supply of goods and services expense
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
Supply of goods and services	20,121	19,123	19,133	20,075
Operating lease rental expenses	2,493	2,495	2,498	2,505
Personal benefits - indirect	36,449	37,966	40,180	43,206
Health care payments	5,164	5,270	5,354	5,476
Other	1,945	2,247	2,611	3,592
Total supply of goods and services	66,172	67,102	69,775	74,854

Appendix B: Australian Government budget financial statements

Note 10: Interest expense
	Estimates		Projections
	2010-11 $m	2011-12 $m	2012-13 $m	2013-14 $m
Interest on debt
Government securities	9,132	10,280	10,657	10,734
Loans	7	7	6	6
Other	72	68	63	58
Total interest on debt	9,211	10,355	10,726	10,798
Other financing costs	1,316	1,424	1,403	1,395
Total interest expense	10,527	11,779	12,129	12,193

Note 11: Current and capital grants expense
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
Current grants expense
State and Territory governments	82,168	85,941	91,376	95,145
Local governments	25	38	26	0
Private sector	1,656	2,624	3,014	2,802
Overseas	4,035	4,168	4,618	4,663
Non-profit organisations	2,528	2,996	1,346	1,336
Multi-jurisdictional sector	8,654	8,892	9,190	9,570
Other	8,912	11,545	11,128	10,723
Total current grants expense	107,979	116,203	120,698	124,238
Capital grants expense
Mutually agreed write-downs	2,368	2,262	2,378	2,519
Other capital grants
State and Territory governments	12,294	7,335	6,888	5,751
Local governments	809	423	332	332
Private sector(a)	719	253	0	0
Multi-jurisdictional sector	87	90	93	97
Other	369	478	460	443
Total capital grants expense	16,647	10,839	10,151	9,141
Total grants expense	124,625	127,043	130,850	133,379
(a) Includes Home Insulation and Solar Energy Programs.

Appendix B: Australian Government budget financial statements

Note 12: Personal benefits expense
	Estimates		Projections
	2010-11 $m	2011-12 $m	2012-13 $m	2013-14 $m
Social welfare - assistance to the aged	32,624	34,667	37,203	38,966
Assistance to veterans and dependants	6,358	6,215	6,070	5,954
Assistance to people with disabilities	18,409	19,527	20,687	21,777
Assistance to families with children	29,755	30,742	31,409	32,241
Assistance to the unemployed	7,215	7,066	7,833	8,236
Student assistance	4,244	4,146	4,129	4,282
Other welfare programmes	1,011	911	904	883
Financial and fiscal affairs	342	359	375	391
Vocational and industry training	270	303	339	359
Other	4,542	4,042	5,746	8,286
Total personal benefits expense	104,769	107,978	114,696	121,376

Note 13: Operating result and comprehensive result (total change in net worth)
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
Opening net worth	-44,848	-63,361	-71,975	-66,334
Opening net worth adjustments(a)	17,757	0	0	0

Adjusted opening net worth	-27,091	-63,361	-71,975	-66,334

Net operating balance	-34,666	-6,626	3,531	7,973

Other economic flows – Included in operating result
Foreign exchange gains	152	6	12	12
Gains from sale of assets	77	748	4,525	162
Other gains	4,934	4,554	4,746	4,894
Swap interest revenue	0	0	0	0
Net write-down and impairment of assets and fair value losses	-5,773	-6,083	-6,311	-6,680
Foreign exchange losses	0	0	0	0
Losses from sale of assets	40	40	32	31
Swap interest expense	0	0	0	0
Total other economic flows	-570	-735	3,004	-1,580

Operating result(b)	-35,235	-7,361	6,535	6,393

Other economic flows – other movements in equity(c)	-1,034	-1,254	-894	-659
Comprehensive result	-36,270	-8,615	5,641	5,734
(a)	Reflects a decrease in the superannuation liability mainly due to a difference in the estimated and actual discount rate at 30 June 2010. Refer Note 18 for further details.
(b)	Operating result under AEIFRS accounting standards.
(c)	Other economic flows not included in the AEIFRS accounting standards operating result.

Appendix B: Australian Government budget financial statements

Note 14: Advances paid and other receivables
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
Advances paid
Loans to State and Territory governments	2,957	2,917	2,872	2,823
Higher Education Loan Program	14,150	15,693	17,342	19,000
Student Financial Supplement Scheme	707	648	586	520
Other	8,183	8,118	8,249	8,448
less Provision for doubtful debts	297	285	272	260
Total advances paid	25,700	27,092	28,775	30,532

Other receivables
Goods and services receivable	881	874	912	918
Recoveries of benefit payments	3,163	3,143	3,148	3,146
Taxes receivable	16,179	16,802	17,417	18,087
Other	17,371	16,875	16,682	16,760
less Provision for doubtful debts	3,339	3,440	3,594	3,741
Total other receivables	34,255	34,253	34,565	35,170

Note 15: Investments, loans and placements
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
Investments - deposits	26,304	20,534	17,068	13,363
IMF quota	5,337	5,302	5,302	5,302
Other	62,854	64,199	67,573	71,039
Total investments, loans and placements	94,495	90,035	89,943	89,704

Appendix B: Australian Government budget financial statements

Note 16: Total non-financial assets
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
Land and buildings
Land	8,562	8,456	8,436	8,343
Buildings	22,344	23,266	24,298	25,370
Total land and buildings	30,906	31,722	32,734	33,713
Plant, equipment and infrastructure
Specialist military equipment	39,569	42,466	44,537	46,932
Other	12,071	12,225	12,319	12,183
Total plant, equipment and infrastructure	51,640	54,691	56,856	59,115
Inventories
Inventories held for sale	967	913	964	986
Inventories not held for sale	5,948	6,021	6,188	6,337
Total inventories	6,915	6,934	7,152	7,322

Intangibles
Computer software	2,920	2,915	2,873	2,714
Other	2,174	2,471	2,825	2,795
Total intangibles	5,094	5,387	5,698	5,508

Total investment properties	504	504	504	504

Total biological assets	120	121	121	121

Total heritage and cultural assets	9,378	9,385	9,390	9,398

Total assets held for sale	99	92	106	89

Other non-financial assets
Prepayments	2,029	1,958	1,847	1,722
Other	492	692	460	451
Total other non-financial assets	2,521	2,650	2,307	2,172

Total non-financial assets	107,177	111,485	114,868	117,942

Note 17: Loans
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
Promissory notes	3,885	3,691	3,716	3,742
Special drawing rights	5,084	5,051	5,051	5,051
Other	672	530	398	283
Total loans	9,642	9,272	9,165	9,076

Appendix B: Australian Government budget financial statements

Note 18: Employee and superannuation liabilities
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
Total superannuation liability(a)	127,744	132,006	136,330	140,681

Other employee liabilities
Leave and other entitlements	6,466	6,592	6,736	6,883
Accrued salaries and wages	260	279	280	287
Workers compensation claims	1,669	1,662	1,666	1,675
Separations and redundancies	66	66	64	64
Other	2,327	2,447	2,576	2,706
Total other employee liabilities	10,787	11,046	11,321	11,615

Total employee and superannuation liabilities	138,531	143,052	147,651	152,296
(a)
For budget reporting purposes, a discount rate applied by actuaries in preparing Long Term Cost Reports is used to value the superannuation liability. This reduces the volatility in reported liabilities that would occur from year to year if the long-term government bond rate were used. Consistent with Australian Accounting Standards, the long-term government bond rate as at 30 June is used to calculate the superannuation liability for the purpose of actual reporting.

Note 19: Provisions and payables
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
Suppliers payable
Trade creditors	3,568	3,548	3,511	3,558
Operating lease rental payable	178	179	181	179
Other creditors	469	474	473	472
Total suppliers payable	4,216	4,202	4,165	4,210

Total personal benefits provisions and payable	12,564	12,776	13,337	13,724

Total subsidies provisions and payable	2,273	2,331	2,480	2,625

Grants provisions and payable
State and Territory governments	146	139	138	133
Non-profit organisations	150	150	150	150
Private sector	412	397	390	389
Overseas	1,573	1,363	1,367	1,465
Local governments	11	11	11	11
Other	6,200	6,418	6,633	6,867
Total grants provisions and payable	8,492	8,477	8,688	9,015

Other provisions and payables
Provisions for tax refunds	2,440	2,439	2,439	2,439
Other	9,738	9,052	8,627	8,454
Total other provisions and payables	12,178	11,491	11,067	10,894

Appendix B: Australian Government budget financial statements

Note 20: Reconciliation of cash
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
Net operating balance (revenues less expenses)	-34,666	-6,626	3,531	7,973
less Revenues not providing cash Other	869	978	1,076	1,183
Total revenues not providing cash	869	978	1,076	1,183

plus Expenses not requiring cash Increase/(decrease) in employee entitlements	4,845	4,537	4,599	4,645
Depreciation/amortisation expense	5,613	5,221	5,454	5,645
Mutually agreed write-downs	2,368	2,262	2,378	2,519
Other	464	1,052	808	758
Total expenses not requiring cash	13,290	13,072	13,238	13,567

plusCash provided / (used) by working capital items
Decrease/(increase) in inventories	-703	-371	-434	-408
Decrease/(increase) in receivables	-3,836	-5,655	-6,342	-6,722
Decrease/(increase) in other financial assets	59	330	292	154
Decrease/(increase) in other non-financial assets	549	-23	8	23
Increase/(decrease) in benefits, subsidies and grants payable	884	442	1,114	1,040
Increase/(decrease) in suppliers’ liabilities	187	-67	-66	18
Increase/(decrease) in other provisions and payables	-1,381	-759	-365	167
Net cash provided / (used) by working capital	-4,239	-6,103	-5,792	-5,729
equals (Net cash from/(to) operating activities)	-26,484	-635	9,901	14,628
plus (Net cash from/(to) investing activities)	-7,757	-10,495	-9,900	-14,137
Net cash from operating activities and investment	-34,241	-11,129	1	490
plus (Net cash from/(to) financing activities)	34,495	11,306	-57	-340
equals Net increase/(decrease) in cash held	254	177	-56	151
Cash at the beginning of the year	1,865	2,119	2,296	2,240
Net increase/(decrease) in cash	254	177	-56	151
Cash at the end of the year	2,119	2,296	2,240	2,390

Note 20(a): Consolidated Revenue Fund
	Estimates		Projections
	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m
Total general government sector cash	2,119	2,296	2,240	2,390
less CAC Agency cash balances	1,610	1,635	1,659	1,771
plus Special public monies	271	271	271	271
Balance of Consolidated Revenue Fund at 30 June	780	932	852	890

The cash balances reflected in the balance sheet for the Australian Government GGS (Table B2) include the reported cash balances controlled and administered by Australian Government agencies subject to the Financial Management and Accountability Act 1997 and the reported cash balances controlled and administered by entities subject to the Commonwealth Authorities and Companies Act 1997 (CAC Act) that implement public policy through the provision of primarily non-market services.

Appendix B: Australian Government budget financial statements

Revenues or monies raised by the Executive Government automatically form part of the Consolidated Revenue Fund by force of section 81 of the Australian Constitution. For practical purposes, total Australian Government GGS cash, less cash controlled and administered by CAC Act entities, plus special public monies, represents the Consolidated Revenue Fund referred to in section 81 of the Australian Constitution. On this basis, the balance of the Consolidated Revenue Fund is shown above.

Appendix B: Australian Government budget financial statements

Attachment A

FINANCIAL REPORTING STANDARDS AND BUDGET CONCEPTS

The Charter of Budget Honesty Act 1998 (the Charter) requires the Mid-Year Economic and Fiscal Outlook (MYEFO) to be based on external reporting standards.

The Government has produced a single set of financial statements that comply with both ABS GFS and AAS, meeting the requirement of the Charter, with departures disclosed. The financial statements for the Mid-Year Economic and Fiscal Outlook 2010-11 have been prepared on a basis consistent with the 2010-11 Budget. The statements reflect the Government’s accounting policy that ABS GFS remains the basis of budget accounting policy, except where the Government applies AAS because it provides a better conceptual basis for presenting information of relevance to users of public sector financial reports.

AASB 1049 and the Accrual Uniform Presentation Framework (UPF) also provide a basis for reporting of public non-financial corporations (PNFC), public financial corporations (PFC) and the total non-financial public sectors (NFPS).

General Government Sector Financial Reporting (AASB 1049)

The MYEFO primarily focuses on the financial performance and position of the general government sector (GGS). The ABS defines the GGS as providing public services which are mainly non-market in nature, mainly for the collective consumption of the community, involving the transfer or redistribution of income and financed mainly through taxes and other compulsory levies. AASB 1049 recognises the GGS as a reporting entity.

AASB 1049 history and conceptual framework

The AASB released AASB 1049 for application from the 2008-09 financial year. AASB 1049 seeks to ‘harmonise’ ABS GFS and AAS.

The reporting framework for AASB 1049 requires the preparation of accrual-based general purpose financial reports, showing government assets, liabilities, revenue, expenses and cash flows. GGS reporting under AASB 1049 aims to provide users with information about the stewardship of each government in relation to its GGS and accountability for the resources entrusted to it; information about the financial position, performance and cash flows of each government’s GGS; and information that facilitates assessments of the macroeconomic impact. While AASB 1049 provides a basis for whole-of-government and GGS outcome reporting (including the PNFC and PFC sectors), budget reporting focuses on the GGS.

Appendix B: Australian Government budget financial statements

There are three main general purpose statements that must be prepared in accordance with ABS GFS and AASB 1049. These are:

•	an operating statement, including other economic flows, which shows net operating balance and net lending/borrowing (fiscal balance);

– to allow the presentation of a single set of financial statements in accordance with AASB 1049, the ABS GFS statement of other economic flows has been incorporated into the operating statement;

•	a balance sheet, which also shows net worth, net financial worth, net financial liabilities and net debt; and

•	a cash flow statement, which includes the calculation of the underlying cash balance.

In addition to these general purpose statements, notes to the financial statements are required. These notes include a summary of accounting policies, disaggregated information and other disclosures required by AAS. A full set of notes and other disclosures required by AAS are included in the annual consolidated financial statements.

All financial data presented in the financial statements are recorded as either stocks (assets and liabilities) or flows (classified as either transactions or other economic flows). Transactions result from a mutually agreed interaction between economic entities. Despite their compulsory nature, taxes are transactions deemed to occur by mutual agreement between the government and the taxpayer. Transactions that increase or decrease net worth (assets less liabilities) are reported as revenues and expenses respectively in the operating statement.1

A change to the value or volume of an asset or liability that does not result from a transaction is an other economic flow. This can include changes in values from market prices, most actuarial valuations, exchange rates and changes in volumes from discoveries, depletion and destruction. All other economic flows are reported in the operating statement.

Consistent with the ABS GFS framework and in general AAS, the financial statements record flows in the period in which they occur. As a result, prior period outcomes may be revised for classification changes relating to information that could reasonably have been expected to be known in the past, is material in at least one of the affected periods and can be reliably assigned to the relevant period(s).

1
Not all transactions impact on net worth. For example, transactions in financial assets and liabilities do not impact on net worth as they represent the swapping of assets and liabilities on the balance sheet.

Appendix B: Australian Government budget financial statements

Operating statement

The operating statement presents details of transactions in revenues, expenses, the net acquisition of non-financial assets (net capital investment) and other economic flows for an accounting period.

Revenues arise from transactions that increase net worth and expenses arise from transactions that decrease net worth. Revenues less expenses gives the net operating balance. The net operating balance is similar to the National Accounts concept of government saving plus capital transfers.

The net acquisition of non-financial assets (net capital investment) measures the change in the Australian Government’s stock of non-financial assets owing to transactions. As such, it measures the net effect of purchases, sales and consumption (for example, depreciation of fixed assets and use of inventory) of non-financial assets during an accounting period.

Net acquisition of non-financial assets equals gross fixed capital formation, less depreciation, plus changes (investment) in inventories, plus other transactions in non-financial assets.

Other economic flows are presented in the operating statement and outline changes in net worth that are driven by economic flows other than revenues and expenses. Revenues, expenses and other economic flows sum to the total change in net worth during a period. The majority of other economic flows for the Australian Government GGS arise from price movements in its assets and liabilities.

Fiscal balance

The fiscal balance (or net lending/borrowing) is the net operating balance less net capital investment. Thus, the fiscal balance includes the impact of net expenditure (effectively purchases less sales) on non-financial assets rather than consumption (depreciation) of non-financial assets.2

The fiscal balance measures the Australian Government’s investment-saving balance. It measures in accrual terms the gap between government savings plus net capital transfers, and investment in non-financial assets. As such, it approximates the contribution of the Australian Government GGS to the balance on the current account in the balance of payments.

2
The net operating balance includes consumption of non-financial assets because depreciation is an expense. Depreciation also forms part of net capital investment, which (in the calculation of fiscal balance) offsets the inclusion of depreciation in the net operating balance

Appendix B: Australian Government budget financial statements

Balance sheet

The balance sheet shows stocks of assets, liabilities and net worth. In accordance with the UPF, net debt, net financial worth and net financial liabilities are also reported in the balance sheet.

Net worth

The net worth of the GGS, PNFC and PFC sectors is defined as assets less liabilities. This differs from the ABS GFS definition for the PNFC and PFC sectors where net worth is defined as assets less liabilities less shares and other contributed capital. Net worth is an economic measure of wealth, reflecting the Australian Government’s contribution to the wealth of Australia.

Net financial worth

Net financial worth measures a government’s net holdings of financial assets. It is calculated from the balance sheet as financial assets minus liabilities. This differs from the ABS GFS definition of net financial worth for the PNFC and PFC sectors, defined as financial assets less liabilities less shares less other contributed capital. Net financial worth is a broader measure than net debt, in that it incorporates provisions made (such as superannuation) as well as holdings of equity. Net financial worth includes all classes of financial assets and all liabilities, only some of which are included in net debt. As non-financial assets are excluded from net financial worth, this is a narrower measure than net worth. However, it avoids the concerns inherent with the net worth measure relating to the valuation of non-financial assets and their availability to offset liabilities.

Net financial liabilities

Net financial liabilities comprises total liabilities less financial assets but excludes equity investments in the other sectors of the jurisdiction. Net financial liabilities is a more accurate indicator than net debt of a jurisdiction’s fiscal position as it includes substantial non-debt liabilities such as accrued superannuation and long service leave entitlements. Excluding the net worth of other sectors of government results in a purer measure of financial worth than net financial worth as, in general, the net worth of other sectors of government, in particular the PNFC sector, is backed up by physical assets.

Net debt

Net debt is the sum of selected financial liabilities (deposits held, advances received, government securities, loans, and other borrowings) less the sum of selected financial assets3 (cash and deposits, advances paid, and investments, loans and placements). Net debt does not include superannuation related liabilities. Net debt is a common

3
Financial assets are defined as cash, an equity instrument of another entity, a contractual right to receive cash or financial asset, and a contract that will or may be settled in the entity’s own equity instruments.

Appendix B: Australian Government budget financial statements measure of the strength of a government’s financial position. High levels of net debt impose a call on future revenue flows to service that debt.

Cash flow statement

The cash flow statement identifies how cash is generated and applied in a single accounting period. The cash flow statement reflects a cash basis of recording (rather than an accrual basis) where information is derived indirectly from underlying accrual transactions and movements in balances. This, in effect, means that transactions are captured when cash is received or when cash payments are made. Cash transactions are specifically identified because cash management is considered an integral function of accrual budgeting.

Underlying cash balance

The underlying cash balance plus Future Fund earnings (ABS GFS cash surplus/deficit) is the cash counterpart of the fiscal balance, reflecting the Australian Government’s cash investment-saving balance. This measure is conceptually equivalent under the current accrual framework and the previous cash framework. For the GGS, the underlying cash balance is calculated as shown below.

Net cash flows from operating activities
plus
Net cash flows from investments in non-financial assets
less
Net acquisitions of assets acquired under finance leases and similar arrangements4 equals
ABS GFS cash surplus/deficit
less
Future Fund earnings
equals
Underlying cash balance

The Government is reporting the underlying cash balance net of Future Fund earnings from 2005-06 onwards because the earnings will be reinvested to meet future superannuation payments and are therefore not available for current spending. However, Future Fund earnings are included in the fiscal balance because superannuation expenses relating to future cash payments are recorded in the fiscal balance estimates.

4
The underlying cash balance treats the acquisition and disposal of non-financial assets in the same manner, regardless of whether they occur by purchase/sale or finance lease — acquisitions reduce the underlying cash balance and disposals increase the underlying cash balance. However, finance leases do not generate cash flows at the time of acquisition or disposal equivalent to the value of the asset. As such, net acquisitions of assets under finance leases are not shown in the body of the cash flow statement but are reported as a supplementary item for the calculation of the underlying cash balance.

Appendix B: Australian Government budget financial statements

Expected Future Fund earnings are separately identified in the Australian Government GGS cash flow statement in Table B3 of this statement and the historic tables in Appendix D.

Headline cash balance

The headline cash balance is calculated by adding net cash flows from investments in financial assets for policy purposes and Future Fund earnings to the underlying cash balance.

Cash flows from investments in financial assets for policy purposes include equity transactions and net advances.5 Equity transactions include equity injections into controlled businesses and privatisations of government businesses. Net advances include net loans to the States, net loans to students under the Higher Education Loan Program, and contributions to international organisations that increase the Australian Government’s financial assets.

Sectoral classifications

To assist in analysing the public sector, data are presented by institutional sector as shown in Figure B1. ABS GFS defines the GGS and the PNFC and PFC sectors. AASB 1049 has also adopted this sectoral reporting.

Figure B1: Institutional structure of the public sector

5	Cash flows from investments in financial assets for policy purposes were called net advances under the cash budgeting framework.

Appendix B: Australian Government budget financial statements

Appendix B: Australian Government budget financial statements

Table B10: Entities within the sectoral classifications

General government sector entities

Agriculture, Fisheries and Forestry Portfolio
Australian Fisheries Management Authority, Australian Pesticides and Veterinary Medicines Authority, Australian Wine and Brandy Corporation, Cotton Research and Development Corporation, Department of Agriculture, Fisheries and Forestry, Fisheries Research and Development Corporation, Grains Research and Development Corporation, Grape and Wine Research and Development Corporation, Rural Industries Research and Development Corporation, Sugar Research and Development Corporation, Wheat Exports Australia

Attorney-General’s Portfolio
Administrative Appeals Tribunal, Attorney-General’s Department, Australian Commission for Law Enforcement Integrity, Australian Crime Commission, Australian Customs and Border Protection Service, Australian Federal Police, Australian Human Rights Commission, Australian Institute of Criminology, Australian Law Reform Commission, Australian Security Intelligence Organisation, Australian Transaction Reports and Analysis Centre (AUSTRAC), Criminology Research Council, CrimTrac Agency, Family Court of Australia, Federal Court of Australia, Federal Magistrates Court of Australia, High Court of Australia, Insolvency and Trustee Service Australia, National Native Title Tribunal, Office of Parliamentary Counsel, Office of the Commonwealth Director of Public Prosecutions

Broadband, Communications and the Digital Economy Portfolio
Australian Broadcasting Corporation, Australian Communications and Media Authority, Department of Broadband, Communications and the Digital Economy, Special Broadcasting Service Corporation

Climate Change and Energy Efficiency Portfolio
Australian Carbon Trust Limited, Department of Climate Change and Energy Efficiency, Office of the Renewable Energy Regulator

Defence Portfolio
AAF Company, Army and Air Force Canteen Service, Australian Military Forces Relief Trust Fund, Australian Strategic Policy Institute Limited, Australian War Memorial, Defence Housing Australia, Defence Materiel Organisation, Department of Defence, Department of Veterans’ Affairs, RAAF Welfare Recreational Company, Royal Australian Air Force Veterans’ Residences Trust Fund, Royal Australian Air Force Welfare Trust Fund, Royal Australian Navy Central Canteens Board, Royal Australian Navy Relief Trust Fund

Appendix B: Australian Government budget financial statements

General government sector entities (continued)

Education, Employment and Workplace Relations Portfolio
Australian Curriculum, Assessment and Reporting Authority, Comcare, Department of Education, Employment and Workplace Relations, Fair Work Australia, Office of the Australian Building and Construction Commissioner, Office of Fair Work Ombudsman, Safe Work Australia, Seafarers Safety, Rehabilitation and Compensation Authority (Seacare Authority), Australian Institute for Teaching and School Leadership Limited, Australian Learning and Teaching Council Limited.

Family, Housing, Community Services and Indigenous Affairs Portfolio
Aboriginal Hostels Limited, Anindilyakwa Land Council, Central Land Council, Department of Families, Housing, Community Services and Indigenous Affairs, Equal Opportunity for Women in the Workplace Agency, Indigenous Business Australia, Indigenous Land Corporation, Northern Land Council, Outback Stores Pty Ltd, Tiwi Land Council, Torres Strait Regional Authority, Wreck Bay Aboriginal Community Council

Finance and Deregulation Portfolio
Australian Electoral Commission, Australian Reward Investment Alliance, Comsuper, Department of Finance and Deregulation, Future Fund Management Agency

Foreign Affairs and Trade Portfolio
AusAID, Australian Centre for International Agricultural Research, Australian Secret Intelligence Service, Australian Trade Commission, Department of Foreign Affairs and Trade, Export Finance and Insurance Corporation National Interest Account

Health and Ageing Portfolio
Aged Care Standards and Accreditation Agency Ltd, Australian Institute of Health and Welfare, Australian Organ and Tissue Donation and Transplantation Authority, Australian Radiation Protection and Nuclear Safety Agency, Cancer Australia, Department of Health and Ageing, Food Standards Australia New Zealand, General Practice Education and Training Limited, Health Workforce Australia, National Blood Authority, National Breast and Ovarian Cancer Centre, National Health and Medical Research Council, Private Health Insurance Administration Council, Private Health Insurance Ombudsman, Professional Services Review Scheme

Human Services Portfolio
Centrelink (Commonwealth Service Delivery Agency), Department of Human Services, Medicare Australia

Appendix B: Australian Government budget financial statements

General government sector entities (continued)

Immigration and Citizenship Portfolio
Department of Immigration and Citizenship, Migration Review Tribunal and Refugee Review Tribunal

Infrastructure and Transport Portfolio
Australian Maritime Safety Authority, Australian Transport Safety Bureau, Civil Aviation Safety Authority, Department of Infrastructure and Transport

Innovation, Industry, Science and Research Portfolio

Australian Institute of Aboriginal and Torres Strait Islander Studies, Australian Institute of Marine Science, Australian Nuclear Science and Technology Organisation, Australian Research Council, Commonwealth Scientific and Industrial Research Organisation, Department of Innovation, Industry, Science and Research, IIF Foundation Pty Limited, IIF Investments Pty Limited, IP Australia

Prime Minister and Cabinet Portfolio

Australia Business Arts Foundation Ltd, Australia Council, Australian Film, Television and Radio School, Australian Institute of Family Studies, Australian National Audit Office, Australian National Maritime Museum, Australian Public Service Commission, Australian Sports Anti-Doping Authority, Australian Sports Commission, Australian Sports Foundation Limited, Bundanon Trust, Department of the Prime Minister and Cabinet, Department of Regional Australia, Regional Development and Local Government, National Archives of Australia, National Australia Day Council Limited, National Capital Authority, National Film and Sound Archive, National Gallery of Australia, National Library of Australia, National Museum of Australia, Office of the Australian Information Commissioner, Office of the Commonwealth Ombudsman, Office of National Assessments, Office of the Inspector-General of Intelligence and Security, Office of the Official Secretary to the Governor-General, Old Parliament House, Screen Australia

Resources, Energy and Tourism Portfolio

Australian Solar Institute Limited, Department of Resources, Energy and Tourism, Geoscience Australia, National Offshore Petroleum Safety Authority, Tourism Australia

Sustainability, Environment, Water, Population and Communities Portfolio

Bureau of Meteorology, Department of Sustainability, Environment, Water, Population and Communities, Director of National Parks, Great Barrier Reef Marine Park Authority, Murray-Darling Basin Authority, National Water Commission, Sydney Harbour Federation Trust

Appendix B: Australian Government budget financial statements

General government sector entities (continued)

Treasury Portfolio

Australian Bureau of Statistics, Australian Competition and Consumer Commission, Australian Office of Financial Management, Australian Prudential Regulation Authority, Australian Securities and Investments Commission, Australian Taxation Office, Commonwealth Grants Commission, Corporations and Markets Advisory Committee, Department of the Treasury, Inspector-General of Taxation, National Competition Council, Office of the Auditing and Assurance Standards Board, Office of the Australian Accounting Standards Board, Productivity Commission, Royal Australian Mint

Parliamentary Departments Department of Parliamentary Services, Department of the House of Representatives, Department of the Senate

Public financial corporations

Education, Employment and Workplace Relations Portfolio

Coal Mining Industry (Long Service Leave Funding) Corporation

Finance and Deregulation Portfolio

Australian Industry Development Corporation, Medibank Private Ltd

Foreign Affairs and Trade Portfolio

Export Finance and Insurance Corporation

Treasury Portfolio

Australia Reinsurance Pool Corporation, Reserve Bank of Australia

Public non-financial corporations

Attorney-General’s Portfolio Australian Government Solicitor

Broadband, Communications and the Digital Economy Portfolio

Australian Postal Corporation, NBN Co Ltd

Finance and Deregulation Portfolio

Albury-Wodonga Development Corporation, Australian River Co. Ltd, ASC Pty Ltd

Human Services Portfolio

Australian Hearing Services

Infrastructure and Transport Portfolio

Airservices Australia, Australian Rail Track Corporation Ltd

Appendix B: Australian Government budget financial statements

Differences between ABS GFS and AAS framework (AASB 1049)

AASB 1049 has adopted the AAS conceptual framework and principles for the recognition of assets, liabilities, revenues, expenses and their presentation, measurement and disclosure. In addition, AASB 1049 has broadly adopted the ABS GFS conceptual framework for presenting government financial statements. In particular, AASB 1049 requires the GGS to prepare a separate set of financial statements, over-riding AASB 127 Consolidated and Separate Financial Statements. AASB 1049 also follows ABS GFS by requiring changes in net worth to be split into either transaction or ‘other economic flow’ and for this to be presented in a single operating statement. AASB 1049 is therefore broadly consistent with international statistical standards (SNA93) and the International Monetary Fund’s (IMF) Government Finance Statistics Manual 2001.6

Some of the major differences between AASB 1049 and the ABS GFS treatments of transactions are outlined in Table B11. Further information on the differences between the two systems is provided in the ABS publication Australian System of Government Finance Statistics: Concepts, Sources and Methods, 2005 (cat. no. 5514.0).

6
Additional information on the Australian accrual GFS framework is available in the ABS publication Australian System of Government Finance Statistics: Concepts, Sources and Methods, 2005 (cat. no. 5514.0).

Appendix B: Australian Government budget financial statements

Table B11: Major differences between AAS and ABS GFS
Issue	AAS treatment	ABS GFS treatment	Treatment adopted
Acquisition of defence weapons platforms
Treated as capital expenditure. Defence weapons platforms
appear as an asset on the balance sheet. Depreciation expense on assets is recorded in the operating statement. AASB 1049 requires cost to be used where fair value of assets cannot be reliably measured.
		ABS has updated its treatment in its GFS reports to record DWP as a non-financial asset on a market value basis. This represents an early adoption of changes to the System of National accounts.	AAS valuation
Circulating coins — seigniorage	The profit between the cost and sale of circulating coin (seigniorage) is treated as revenue.	Circulating coin is treated as a liability, and the cost of producing the coins is treated as an expense.	AAS
Special Drawing Rights (SDR)	SDR currency issued by the International Monetary Fund (IMF) is treated as a liability.	SDR currency issued by the IMF is treated as a contingent liability. ABS is expected to update its treatment and will align with AAS.	AAS, early adoption of ABS GFS
Provisions for bad and doubtful debts	Treated as part of operating expenses and included in the balance sheet as an offset to assets.	Creating provisions is not considered an economic event and therefore not considered to be an expense or reflected in the balance sheet.	AAS
Advances to IDA/ADF	Recorded at fair value in the balance sheet.	Recorded at nominal value in balance sheet.	ABS GFS
Concessional loans	Discounts concessional loans by a market rate of a similar instrument.	Does not discount concessional loans as no secondary market is considered to exist.	AAS
Investment in Other Public Sector Entities	Valued at fair value in the balance sheet as long as it can be reliably measured, otherwise net assets is permissible.	Unlisted entities valued based on their net assets in the balance sheet.	AAS valuation
Fiscal aggregates differences
Finance leases	Does not deduct finance leases in the derivation of the cash surplus/deficit.	Deducts finance leases in the derivation of the cash surplus/deficit.	Both are disclosed
Net worth of PNFC and PFC sectors	Calculated as assets less liabilities.	Calculated as assets less liabilities less shares and other contributed capital.	AAS
Classification difference
Prepayments	Treated as a non-financial asset.	Treated as a financial asset.	AAS

Appendix B: Australian Government budget financial statements

Attachment B

AUSTRALIAN LOAN COUNCIL ALLOCATION

Under Loan Council arrangements, every year the Australian Government and each State and Territory government nominate a Loan Council Allocation (LCA). A jurisdiction’s LCA incorporates:

•
the estimated non-financial public sector GFS cash surplus/deficit (made up from the balances of the general government and public non-financial corporations sectors and total non-financial public sector acquisitions under finance leases and similar arrangements);

•	net cash flows from investments in financial assets for policy purposes; and

•	memorandum items, which involve transactions that are not formally borrowings but nevertheless have many of the characteristics of borrowings.

LCA nominations are considered by the Loan Council, having regard to each jurisdiction’s fiscal position and infrastructure requirements, as well as the macroeconomic implications of the aggregate figure.

In March 2010, the Australian Government nominated, and the Loan Council endorsed, a LCA deficit of $50,955 million. In the 2010-11 Budget, the Australian Government estimated a LCA deficit of $50,004 million.

As set out in Table B12, the Australian Government’s revised estimate for the 2010-11 LCA is a $51,687 million deficit.

Appendix B: Australian Government budget financial statements

 Table B12: Australian Government Loan Council Allocation
		2010-11 Budget estimate $m	MYEFO estimate $m
	GG sector cash surplus(-)/deficit(+)	37,672	38,275
	PNFC sector cash surplus(-)/deficit(+)	2,871	3,490
	NFPS cash surplus(-)/deficit(+)(a)	40,543	41,765
	Acquisitions under finance leases and similar arrangements	163	180
equals minus	ABS GFS cash surplus(-)/deficit(+) Net cash flows from investments	40,707	41,945
	in financial assets for policy purposes(b)	-10,171	-10,084
plus	Memorandum items(c)	-874	-342
	Loan Council Allocation	50,004	51,687
(a)	May not directly equate to the sum of the GG sector and the PNFC sector cash surplus/deficit due to intersectoral transfers which are netted out.
(b)
Net cash flows from investments in financial assets for policy purposes are displayed with the same sign as which they are reported in cash flow statements. Such transactions involve the transfer or exchange of a financial asset and are not included within the cash deficit/surplus. However, the cash flow from investments in financial assets for policy purposes has implications for a government’s call on financial markets.

(c)
For the Commonwealth’s Loan Council Allocation outcome, memorandum items include the change in net present value (NPV) of operating leases (with NPV greater than $5 million) and the over-funding of superannuation.

Appendix C: Statement of risks

Overview

Full details of fiscal risks and contingent liabilities are provided in Budget Paper No. 1, Budget Strategy and Outlook 2010-11. The following statement updates (where necessary) those fiscal risks and contingent liabilities that have changed since the 2010-11 Budget.

The forward estimates of revenue and expense in the Mid-Year Economic and Fiscal Outlook 2010-11 (MYEFO) incorporate assumptions and judgements based on information available at the time of publication and are based on a range of economic assumptions and other forecasts and projections.

The estimates and projections of revenue are subject to a number of general risks that can affect taxation collections. These general pressures include tax avoidance, court decisions and Australian Taxation Office rulings. These pressures may result in a shift in the composition of taxation collected from the various tax bases and/or a change in the size of the tax base.

The revenue forecasts reflect the latest economic outlook. To the extent that the outlook changes over time so too will the revenue forecasts. Accordingly, risks identified in the economic outlook will translate through to risks to the revenue forecasts. Large exchange rate movements and the continuing uncertainty in global financial markets mean that the risks to the fiscal outlook remain elevated.

Major taxes such as company and personal tax fluctuate significantly with economic activity. Capital gains tax is particularly volatile and is affected by both the level of gains in asset markets and the timing of when those gains are realised. Resource rent taxes can be expected to move with commodity prices.

The Pre-Election and Fiscal Outlook 2010 (PEFO) contained information on fiscal risks associated with the National Broadband Network. These risks are unchanged since that time.

Details of fiscal risks and contingent liabilities

New or revised fiscal risks and contingent liabilities with a possible impact on the forward estimates greater than $20 million in any year, or $40 million over the forward estimates period, that have arisen or changed since the 2010-11 Budget are described below and summarised in Table C1.

Appendix C: Statement of risks

Information on both contingent assets and contingent liabilities is also provided in the annual financial statements of departments, agencies and non-budget entities.

Table C1: Summary of material changes to the Statement of risks since the 2010-11 Budget
Contingent liabilities — quantifiable
Defence and Defence Materiel Organisation
Indemnities and remote contingencies	Modified
Education, Employment and Workplace Relations
Comcare liability for additional workers’ compensation payments	Modified
Finance and Deregulation
Australian Industry Development Corporation	Deleted
Sale of Sydney Airports Corporation Limited	Modified
Foreign Affairs and Trade
Export Finance and Insurance Corporation	Modified
Treasury
Australian Taxation Office — tax disputes	New
International financial institutions — uncalled capital subscriptions	Modified
Reserve Bank of Australia — guarantee	Modified
Standby loan facility for the Government of Indonesia	Modified
Financial Claims Scheme	Deleted
Contingent liabilities — unquantifiable
Agriculture, Fisheries and Forestry
Exceptional Circumstances assistance for drought-affected farmers	Modified
Litigation	New
Broadband, Communications and the Digital Economy
NBN Co Limited — board members indemnity	Modified
Health and Ageing
CSL Ltd	Modified
Sustainability, Environment, Water, Population and Communities
Murray-Darling Basin Reform — risk assignment	Modified
Treasury
Car dealer financing — Australian Government guarantee of the OzCar Special Purpose Vehicle	Deleted
Financial Claims Scheme	Modified
Guarantee of state and territory borrowing	Modified
Guarantee Scheme for Large Deposits and Wholesale Funding	Modified
Housing Loans Insurance Corporation — guarantee	Deleted
Risks appearing in Budget Paper No. 1, Budget Strategy and Outlook 2010-11, Statement 8, but not listed in the table above are substantially unchanged.

Appendix C: Statement of risks

Contingent liabilities — quantifiable

Defence and Defence Materiel Organisation

Indemnities and remote contingencies

Defence carries 8,758 instances of unquantifiable remote contingent liabilities and 129 instances of quantifiable remote contingent liabilities, to the value of $2.9 billion, unchanged from the amount reported in the 2010-11 Budget. The Defence Materiel Organisation carries 525 instances of contingencies (including Foreign Military Sales) that are unquantifiable and 78 contingencies that are quantifiable, to the value of $4.4 billion, down from $5.9 billion reported in the 2010-11 Budget. While these contingencies are considered remote, they have been reported in aggregate for completeness.

Education, Employment and Workplace Relations

Comcare liability for additional workers’ compensation payments

Comcare has a quantifiable contingency in respect of future statutory workers’ compensation claims for asbestos related diseases amounting to $45.6 million. This contingency relates to a decision in the Federal Court, Comcare v Etheridge [2006] Federal Court of Australia Full Court (FCAFC) decision number 27.

Finance and Deregulation

Sale of Sydney Airports Corporation Limited

An indemnity has been provided to Southern Cross Airports Corporation as purchaser of the Sydney Airports Corporation Ltd in the event of a liability arising under Chapter 3 of the Duties Act 1997 (NSW) by reason of the sale of shares in Sydney Airports Corporation Ltd constituting a relevant acquisition in a land-rich private corporation. The New South Wales Office of State Revenue issued a notice of assessment on 17 November 2006. The Australian Government maintains that there are no grounds for the assessment. Action has been initiated in the NSW Supreme Court to overturn the assessment. The amount disputed is estimated at $531.9 million as at 30 June 2010.

Foreign Affairs and Trade

Export Finance and Insurance Corporation

The Australian Government guarantees the due payment by the Export Finance and Insurance Corporation (EFIC) of money that is, or may at any time become, payable by EFIC to anybody other than the Government. The Government also has in place a $200 million callable capital facility available to EFIC on request to cover liabilities, losses and claims. As at 30 September 2010, the Government’s total contingent liability was $2.7 billion, up from $2.3 billion at the 2010-11 Budget. This comprises EFIC’s

Appendix C: Statement of risks

liabilities to third parties ($2.2 billion) and EFIC’s overseas investment insurance, contracts of insurance and guarantees ($0.5 billion). Of the total contingent liability $0.7 billion is held on the National Interest Account.

Treasury

Australian Taxation Office — tax disputes

At any point in time, the ATO is involved in litigation relating to tax disputes. The outcome of these disputes is uncertain and will be confirmed at a future date through a court ruling or when an agreement is reached.

As at 30 June 2010, the estimated aggregate value of tax in dispute was $6.2 billion.

The decisions in relation to the cases may, in some instances, set precedents creating an additional unquantifiable contingent liability.

International financial institutions — uncalled capital subscriptions

Australia has had uncalled capital subscriptions in the International Bank for Reconstruction and Development (IBRD) since 1947. The Government will contribute additional resources to the IBRD as part of its recently announced general capital increase. G20 Leaders have committed to ensure that the IBRD and other multilateral development banks have sufficient resources to address key development challenges and fulfil their development mandate. The paid-in component of Australia’s contribution was a measure in the 2010-11 Budget. As part of this process, Australia will also increase its uncalled capital subscription so that it totals US$3.6 billion (estimated value A$3.7 billion as at 30 September 2010).

Australia has also had uncalled capital subscriptions in the European Bank for Reconstruction and Development (EBRD) since 1991. The Government will increase its uncalled capital subscription to the EBRD towards its recently announced general capital increase so that it totals EUR237.5 million (estimated value A$333.6 million as at 30 September 2010). The financial implications of the paid-in shares received free of charge from this general capital increase were reported as a measure in the Government’s Economic Statement in July 2010.

Also, as at 30 September 2010 the Australian Government had uncalled capital subscriptions in the Asian Development Bank of SDR5.8 billion (estimated value A$9.4 billion), and the Multilateral Investment Guarantee Agency of US$26.5 million (estimated value A$27.4 million).

None of these international financial institutions have ever drawn on Australia’s uncalled capital subscriptions.

Australia has made a line of credit available to the International Monetary Fund (IMF) under its New Arrangements to Borrow (NAB) since 1998. In line with G20 Leaders’

Appendix C: Statement of risks

commitments, Australia has agreed to join with other countries to increase its credit line under an expanded NAB. Australia’s contribution to the expanded NAB will be by way of a SDR4.4 billion contingent loan (estimated value A$7.1 billion as at 30 September 2010), replacing Australia’s existing SDR801.3 million commitment. The funds would be drawn upon by the IMF only if needed and would be repaid in full with interest.

Reserve Bank of Australia — guarantee

This contingent liability relates to the Australian Government’s guarantee of the liabilities of the Reserve Bank of Australia. It is measured as the Bank’s total liabilities excluding capital, reserves, and Australian Government deposits. The major component of the Bank’s liabilities is notes (that is, currency) on issue. Notes on issue amount to $49.9 billion, as at 7 October 2010, and the total guarantee is $58.1 billion, up from $57.9 billion as reported in the 2010-11 Budget.

Standby loan facility for the Government of Indonesia

Australia has made up to US$1 billion (estimated value A$1.03 billion, as at 30 September 2010) available to the Government of Indonesia in the form of a standby loan facility, to be drawn down should Indonesia be unable to raise sufficient funds on global capital markets due to the impact of the global financial crisis. The facility was announced in December 2008 and will continue to be available until the end of 2010. A drawdown from the facility will be dependent on a request from the Indonesian Government and subject to certain criteria being met. Any funds provided will be repaid in full with interest. As at 30 September 2010 Indonesia had not requested any drawdown on the facility. Contributions to the standby loan facility have also been provided by the World Bank, the Asian Development Bank and the Government of Japan.

Contingent liabilities — unquantifiable

Agriculture, Fisheries and Forestry

Exceptional Circumstances assistance for drought-affected farmers

Exceptional Circumstances assistance is available, subject to eligibility criteria, to drought-affected farmers and agriculture-dependent small business primarily by way of interest rate subsidies and income support. The estimates assume that there will be no new drought declarations but that some existing declarations will be extended until June 2012. A continuation of adverse seasonal conditions or a return to severe drought conditions could result in higher-than-expected expense for these forms of assistance. It is not possible to quantify the cost arising from such potential developments as this depends on the intensity, duration and scale of future drought conditions.

Appendix C: Statement of risks

Litigation

The Australian Government is involved in litigation involving a claim by Rail Equipment Leasing Pty Limited for losses arising from a breach of contract and negligence/negligent misstatement in the course of officers undertaking offshore quarantine pre-inspection services in Denmark in 2006. The potential liability is unquantifiable as the plaintiff has not as yet quantified their alleged loss.

Broadband, Communications and the Digital Economy

NBN Co Limited — board members indemnity

The Australian Government has indemnified the directors of NBN Co Limited in relation to claims arising out of the directors’ involvement in the negotiation and entry by NBN Co into the Financial Heads of Agreement with Telstra.

Health and Ageing

CSL Ltd

CSL Ltd is indemnified against claims made by individuals who contract specified infections from specified products and against employees contracting asbestos-related injuries. CSL Ltd has unlimited cover for most events that occurred before the sale of CSL Ltd on 1 January 1994, but has more limited cover for a specified range of events that occurred during the operation of the Plasma Fractionation Agreement from 1 January 1994 to 31 December 2004. Where alternative cover was not arranged by CSL Ltd, the Australian Government may have a contingent liability.

The new Australian Fractionation Agreement with CSL Ltd, which operates from 1 January 2010, includes a requirement that the National Blood Authority make a defined payment to CSL Ltd, in certain circumstances only, in the event that the volume of plasma supplied annually to CSL Ltd is less than a specified amount.

Sustainability, Environment, Water, Population and Communities

Murray-Darling Basin Reform — risk assignment

The Water Act 2007 (the Act) provides the mechanism for defining liabilities and making payments to affected entitlement holders for the Australian Government’s share of reductions in water allocations, or in the reliability of water allocations, in the Murray-Darling Basin arising from the Basin Plan prepared under the Act. The Australian Government’s liabilities will be mitigated by investment in water efficiency measures and the purchase of water entitlements under the Water for the Future initiatives.

The Australian Government has committed to bridge any remaining gap, between the level of water returned to the Basin under existing Water for the Future initiatives and the level required to be returned under the Final Basin Plan, by continuing to buy back water entitlements each year beyond 2014. The Government has provided additional

Appendix C: Statement of risks

funding of $310 million per annum from 2014-15 for water entitlement purchases. Until the Basin Plan is finalised, the total cost of this commitment is not able to be quantified.

The independent Murray-Darling Basin Authority has released a Guide to the proposed Murray-Darling Basin Plan. There are another 12 months of consultation before the Minister is presented with a Final Murray-Darling Basin Plan. The Final Plan requires ministerial sign off and is subject to the scrutiny of both Houses of Parliament.

Treasury

Financial Claims Scheme

The Australian Government has established a Financial Claims Scheme to provide depositors of authorised deposit-taking institutions and general insurance policyholders with timely access to their funds in the unlikely event of a financial institution failure.

The Australian Prudential Regulation Authority (APRA) is responsible for the administration of the Financial Claims Scheme. Under the Financial Claims Scheme any payments to eligible depositors or general insurance policyholders will be made out of APRA’s Financial Claims Scheme Special Account.

The Early Access Facility for Depositors established under the Banking Act 1959 provides a mechanism for making payments to depositors under the Government’s guarantee of deposits in authorised deposit-taking institutions.

The Government announced that, from 12 October 2008, deposits up to $1 million at eligible authorised deposit taking institutions would be eligible for coverage under the Financial Claims Scheme. The $1 million cap will continue until at least October 2011, when it will be reviewed by the Government.

As at 31 July 2010, deposits eligible for coverage under the Financial Claims Scheme were estimated to be approximately $700 billion, compared to $670 billion at 31 March 2010.

The Policyholder Compensation Facility established under the Insurance Act 1973 provides a mechanism for making payments to eligible beneficiaries with a valid claim against a failed general insurer. Amounts available to meet payments and administer this facility, in the event of activation, are capped initially at $20.1 billion under the legislation.

Any payments made under the Financial Claims Scheme would be recovered through the liquidation of the failed institution. If there were a shortfall, a levy would be applied to industry to recover the difference between the amount expended and the amount recovered in the liquidation.

Appendix C: Statement of risks

Guarantee of state and territory borrowing

The Australian Government announced on 25 March 2009 that a voluntary, temporary guarantee would be put in place over state and territory borrowing. The guarantee of state and territory borrowing commenced on 24 July 2009.

The guarantee will close to new issuance of guaranteed liabilities on 31 December 2010. Securities covered by the guarantee will continue to be guaranteed until these securities either mature or are bought back and extinguished by the issuer.

The expected liability under the guarantee is remote and unquantifiable. Government expenditure would arise under the guarantee only in the unlikely event that a State or Territory failed to meet its obligations with respect to a commitment that was subject to the guarantee and the guarantee was called upon. In such a case, the Government would likely be able to recover any such expenditure through a claim on the relevant State or Territory at a future date. The impact on the Government’s budget would depend upon the extent of the default and the State or Territory’s ability to meet the Government’s claim.

As at 30 September 2010, the face value of state and territory borrowings covered by the guarantee was $62.0 billion, down from $69.1 billion at 30 June 2010.

Guarantee Scheme for Large Deposits and Wholesale Funding

The Australian Government announced the guarantee of eligible deposits and wholesale funding for authorised deposit taking institutions from 12 October 2008 under the Guarantee Scheme for Large Deposits and Wholesale Funding.

On 7 February 2010, the Government announced the closure of the Guarantee Scheme to new applications on 31 March 2010. Since 31 March 2010, Australian authorised deposit taking institutions have been prohibited from issuing any new guaranteed wholesale funding or accepting new guaranteed deposits above $1 million. Existing guaranteed wholesale funding is guaranteed to maturity. Depositors who covered their balances above $1 million under the Guarantee Scheme can have those funds covered to maturity for term deposits up to five years, or until October 2015 for at call deposits.

The expected liability for deposits under the Guarantee Scheme is remote and unquantifiable. Government expenditure would arise under the guarantee only in the unlikely event that an institution failed to meet its obligations with respect to a commitment that was subject to the guarantee and the guarantee was called upon. In such a case, the Government would likely be able to recover any such expenditure through a claim on the relevant institution. The impact on the Government’s budget would depend on the extent of the institution’s default and its ability to meet the Government’s claim.

Appendix C: Statement of risks

As at 15 October 2010, total liabilities covered by the Guarantee Scheme were estimated at $148.7 billion, down from $161.7 billion at 9 July 2010. This is made up of $4.6 billion (down from $6.6 billion) of large deposits and $144.1 billion (down from $155.1 billion) of wholesale funding.

Appendix D: Historical Australian
Government data

This appendix provides historical data for the Australian Government fiscal aggregates across the general government, public non-financial corporations and non-financial public sectors.

Data sources

Data are sourced from Australian Government Final Budget Outcomes, the Australian Bureau of Statistics (ABS), and Australian Government Consolidated Financial Statements.

•
Accrual data from 1996-97 onwards and cash data, net debt data, net financial worth data and net worth data from 1999-2000 onwards are sourced from Australian Government Final Budget Outcomes. Back-casting adjustments for accounting classification changes and other revisions have been made from 1998-99 onwards where applicable.

•
Cash data prior to 1999-2000 are sourced from ABS data, which have been calculated using a methodology consistent with that used for data for later years in ABS cat. no. 5512.0 Government Finance Statistics.

•
Net debt data prior to 1999-2000 are from ABS cat. no. 5512.0 Government Finance Statistics 2003-04 in 1998-99, ABS cat. no. 5501.0 Government Financial Estimates 1999-2000 and ABS cat. no. 5513.0 Public Sector Financial Assets and Liabilities 1998 in 1987-88 to 1997-98, and Treasury estimates (see Treasury’s Economic Roundup, Spring 1996, pp 97-103) prior to 1987-88.

Comparability of data across years

The data set contains a number of structural breaks owing to accounting classification differences and changes to the structure of the budget which cannot be eliminated through back-casting because of data limitations. These breaks can affect the comparability of data across years, especially when the analysis is taken over a large number of years. Specific factors causing structural breaks include:

•
from 2005-06 onwards, underlying Government Finance Statistics (GFS) data are provided by agencies in accordance with Australian Equivalents to International Financial Reporting Standards (AEIFRS). Prior to 2005-06, underlying GFS data are based on data provided by agencies in accordance with Australian Accounting Standards (AAS);

Appendix D: Historical Australian Government data

•
recent accounting classification changes that require revisions to the historical series have been back-cast (where applicable) to 1998-99, ensuring that data is consistent across the accrual period from 1998-99 onwards. However, due to data limitations these changes have not been back-cast to earlier years;

•
prior to 1999-2000, Australian Government general government sector debt instruments are valued at historical cost, whereas from 1999-2000 onwards they are valued at market prices (consistent with accrual GFS standards). This affects net debt and net interest payments;

•
cash data up to and including 1997-98 are calculated under a cash accounting framework, while cash data from 1998-99 onwards are derived from an accrual accounting framework.1 Although the major methodological differences associated with the move to the accrual framework have been eliminated through back-casting, comparisons across the break may still be affected by changes to some data sources and collection methodologies;

•
adjustments in the coverage of agencies included in the accounts of the different sectors. These include the reclassification of Central Banking Authorities from the general government to the public financial corporations sector in 1998-99, and subsequent back-casting to account for this change;

•
changes in arrangements for transfer payments, where tax concessions or rebates are replaced by payments through the social security system. This has the effect of increasing both cash receipts and payments, as compared with earlier periods, but not changing cash balances. Changes in the opposite direction (tax expenditures replacing payments) reduce both cash payments and receipts; and

•	classification differences in the data relating to the period prior to 1976-77 (which means that earlier data may not be entirely consistent with data for 1976-77 onwards).

Revisions to previously published data

Under the accrual GFS framework and generally under AAS, flows are recorded in the period in which they occurred. As a result, prior period outcomes may be revised for classification changes relating to information that could reasonably have been expected to be known in the past, is material in at least one of the affected periods, and can be reliably assigned to the relevant period(s).

__________________________

1
Prior to the 2008-09 Budget, cash data calculated under the cash accounting framework was used up to and including 1998-99. In the 2008-09 Budget, cash data for 1998-99 had been replaced by ABS data derived from the accrual framework.

Appendix D: Historical Australian Government data

Deflating real spending growth by the Consumer Price Index

The 2010-11 Mid-Year Economic and Fiscal Outlook (MYEFO), including the historical series, calculates real spending growth using the Consumer Price Index (CPI) as the deflator. Prior to the 2008-09 Budget the non-farm GDP deflator (NFGDP) was used and has therefore been shown in this statement for comparative purposes. The change from using the NFGDP to the CPI provides a more accurate depiction of real government spending growth.

Appendix D: Historical Australian Government data

Table D1: Australian Government general government sector receipts, payments and underlying cash balance(a)
	Receipts(b)			Payments(c)			Future Fund earnings	Underlying cash balance(d)
	$m	Per cent of GDP	$m	Per cent real growth (CPI)	Per cent real growth (NFGDP deflator)	Per cent of GDP	$m	$m	Per cent of GDP
1970-71	8,290	20.3	7,389	na	na	18.1	-	901	2.2
1971-72	9,135	20.3	8,249	4.1	4.7	18.4	-	886	2.0
1972-73	9,735	19.4	9,388	7.7	8.0	18.7	-	348	0.7
1973-74	12,228	20.1	11,078	4.2	3.9	18.2	-	1,150	1.9
1974-75	15,643	21.8	15,463	19.9	14.0	21.5	-	181	0.3
1975-76	18,727	22.3	20,225	15.7	14.1	24.1	-	-1,499	-1.8
1976-77	21,890	22.6	23,157	0.6	2.0	23.9	-	-1,266	-1.3
1977-78	24,019	22.7	26,057	2.7	3.2	24.6	-	-2,037	-1.9
1978-79	26,129	21.8	28,272	0.3	2.7	23.6	-	-2,142	-1.8
1979-80	30,321	22.3	31,642	1.5	2.2	23.3	-	-1,322	-1.0
1980-81	35,993	23.4	36,176	4.6	3.4	23.5	-	-184	-0.1
1981-82	41,499	23.4	41,151	2.9	0.4	23.2	-	348	0.2
1982-83	45,463	23.8	48,810	6.3	6.5	25.6	-	-3,348	-1.8
1983-84	49,981	23.2	56,990	9.4	9.7	26.5	-	-7,008	-3.3
1984-85	58,817	24.8	64,853	9.1	8.3	27.3	-	-6,037	-2.5
1985-86	66,206	25.2	71,328	1.5	3.5	27.2	-	-5,122	-2.0
1986-87	74,724	26.0	77,158	-1.1	0.6	26.8	-	-2,434	-0.8
1987-88	83,491	25.5	82,039	-0.9	-0.2	25.0	-	1,452	0.4
1988-89	90,748	24.4	85,326	-3.1	-4.3	23.0	-	5,421	1.5
1989-90	98,625	24.2	92,684	0.6	1.8	22.7	-	5,942	1.5
1990-91	100,227	23.9	100,665	3.1	3.8	24.0	-	-438	-0.1
1991-92	95,840	22.4	108,472	5.7	6.0	25.4	-	-12,631	-3.0
1992-93	97,633	21.8	115,751	5.6	6.0	25.8	-	-18,118	-4.0
1993-94	103,824	22.0	122,009	3.5	4.4	25.9	-	-18,185	-3.9
1994-95	113,458	22.7	127,619	1.4	2.7	25.5	-	-14,160	-2.8
1995-96	124,429	23.4	135,538	1.9	3.6	25.5	-	-11,109	-2.1
1996-97	133,592	23.9	139,689	1.7	1.4	25.0	-	-6,099	-1.1
1997-98	140,736	23.8	140,587	0.6	-0.2	23.8	-	149	0.0
1998-99	152,063	24.4	148,175	4.1	4.9	23.8	-	3,889	0.6
1999-00	166,199	25.0	153,192	1.0	1.0	23.1	-	13,007	2.0
2000-01	182,996	25.8	177,123	9.1	11.0	25.0	-	5,872	0.8
2001-02	187,588	24.7	188,655	3.5	3.9	24.9	-	-1,067	-0.1
2002-03	204,613	25.4	197,243	1.4	1.8	24.5	-	7,370	0.9
2003-04	217,775	25.2	209,785	3.9	2.6	24.2	-	7,990	0.9
2004-05	235,984	25.5	222,407	3.5	1.7	24.0	-	13,577	1.5
2005-06	255,943	25.6	240,136	4.6	2.9	24.0	51	15,756	1.6
2006-07	272,637	25.0	253,321	2.5	0.2	23.2	2,135	17,182	1.6
2007-08	294,917	24.9	271,843	3.8	2.6	22.9	3,370	19,704	1.7
2008-09	292,600	23.3	316,046	12.7	11.0	25.2	3,633	-27,079	-2.2
2009-10	284,662	22.2	336,900	4.2	6.5	26.2	2,512	-54,750	-4.3
2010-11(e)	313,205	22.4	351,660	1.5	-1.3	25.1	3,013	-41,468	-3.0
2011-12(e)	348,194	23.7	357,712	-1.1	0.4	24.3	2,770	-12,288	-0.8
2012-13(p)	376,693	24.3	370,814	1.0	1.4	23.9	2,759	3,120	0.2
2013-14(p)	392,157	24.0	386,098	1.6	1.8	23.6	2,802	3,257	0.2
(a)	Data has been revised in the 2010-11 MYEFO to improve accuracy and comparability through time.
(b)	Receipts are equal to receipts from operating activities and sales of non-financial assets.
(c)	Payments are equal to payments for operating activities, purchases of non-financial assets and net acquisition of assets under finance leases.
(d)
Underlying cash balance is equal to receipts less payments less Future Fund earnings. For the purposes of consistent comparison with years prior to 2005-06, Future Fund earnings should be added back to the underlying cash balance.

(e)	Estimates.
(p)	Projections.

Appendix D: Historical Australian Government data

Table D2: Australian Government general government sector taxation receipts, non-taxation receipts and total receipts(a)
	Taxation receipts		Non-taxation receipts		Total receipts(b)
	$m	Per cent of GDP	$m	Per cent of GDP	$m	Per cent of GDP
1970-71	7,193	17.7	1,097	2.7	8,290	20.3
1971-72	7,895	17.6	1,240	2.8	9,135	20.3
1972-73	8,411	16.7	1,324	2.6	9,735	19.4
1973-74	10,832	17.8	1,396	2.3	12,228	20.1
1974-75	14,141	19.7	1,502	2.1	15,643	21.8
1975-76	16,920	20.1	1,807	2.1	18,727	22.3
1976-77	19,714	20.3	2,176	2.2	21,890	22.6
1977-78	21,428	20.2	2,591	2.4	24,019	22.7
1978-79	23,409	19.6	2,720	2.3	26,129	21.8
1979-80	27,473	20.2	2,848	2.1	30,321	22.3
1980-81	32,641	21.2	3,352	2.2	35,993	23.4
1981-82	37,880	21.4	3,619	2.0	41,499	23.4
1982-83	41,025	21.5	4,438	2.3	45,463	23.8
1983-84	44,849	20.8	5,132	2.4	49,981	23.2
1984-85	52,970	22.3	5,847	2.5	58,817	24.8
1985-86	58,841	22.4	7,365	2.8	66,206	25.2
1986-87	66,467	23.1	8,257	2.9	74,724	26.0
1987-88	75,076	22.9	8,415	2.6	83,491	25.5
1988-89	83,452	22.5	7,296	2.0	90,748	24.4
1989-90	90,773	22.2	7,852	1.9	98,625	24.2
1990-91	92,739	22.1	7,488	1.8	100,227	23.9
1991-92	87,364	20.4	8,476	2.0	95,840	22.4
1992-93	88,760	19.8	8,873	2.0	97,633	21.8
1993-94	93,362	19.8	10,462	2.2	103,824	22.0
1994-95	104,921	21.0	8,537	1.7	113,458	22.7
1995-96	115,700	21.7	8,729	1.6	124,429	23.4
1996-97	124,559	22.3	9,033	1.6	133,592	23.9
1997-98	130,984	22.1	9,752	1.6	140,736	23.8
1998-99	138,420	22.2	13,643	2.2	152,063	24.4
1999-00	151,313	22.8	14,887	2.2	166,199	25.0
2000-01	170,354	24.0	12,641	1.8	182,996	25.8
2001-02	175,108	23.1	12,481	1.6	187,588	24.7
2002-03	192,131	23.9	12,482	1.6	204,613	25.4
2003-04	206,091	23.8	11,683	1.4	217,775	25.2
2004-05	223,314	24.1	12,669	1.4	235,984	25.5
2005-06	241,215	24.1	14,728	1.5	255,943	25.6
2006-07	257,392	23.6	15,245	1.4	272,637	25.0
2007-08	278,376	23.5	16,540	1.4	294,917	24.9
2008-09	272,627	21.7	19,973	1.6	292,600	23.3
2009-10	260,973	20.3	23,689	1.8	284,662	22.2
2010-11(e)	292,269	20.9	20,936	1.5	313,205	22.4
2011-12(e)	327,686	22.3	20,509	1.4	348,194	23.7
2012-13(p)	352,327	22.7	24,365	1.6	376,693	24.3
2013-14(p)	372,420	22.8	19,737	1.2	392,157	24.0
(a)	Data has been revised in the 2010-11 MYEFO to improve accuracy and comparability through time.
(b)	Total receipts are equal to receipts from operating activities and sales of non-financial assets.
(e)	Estimates.
(p)	Projections.

Appendix D: Historical Australian Government data

Table D3: Australian Government general government sector cash receipts
	Actual	Estimates		Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Individuals and other withholding taxes
Gross income tax withholding	118,532	130,900	144,400	155,700	167,250
Gross other individuals	25,928	28,750	33,000	36,500	39,000
less: Refunds	24,390	24,350	27,100	29,500	32,100
Total individuals and other withholding taxation	120,070	135,300	150,300	162,700	174,150
Fringe benefits tax	3,504	3,600	3,700	4,100	4,300
Company tax	52,209	62,400	75,400	76,400	78,550
Superannuation funds	6,099	7,290	9,080	10,580	11,130
Resource rent taxes(a)	1,251	1,350	2,100	7,000	7,900
Income taxation receipts	183,132	209,940	240,580	260,780	276,030
Sales taxes
Goods and services tax	43,967	47,237	50,100	53,109	56,269
Wine equalisation tax	733	760	820	870	920
Luxury car tax	472	540	580	610	650
Total sales taxes	45,173	48,537	51,500	54,589	57,839
Excise duty
Petrol	6,301	5,910	5,880	5,730	5,700
Diesel	6,844	7,080	7,290	7,560	7,870
Beer	1,994	2,000	2,170	2,280	2,430
Tobacco	5,653	6,070	5,430	5,480	5,710
Other excisable products	3,647	4,170	4,920	5,310	5,430
of which: Other excisable beverages(b)	875	940	1,020	1,100	1,190
Total excise duty receipts	24,439	25,230	25,690	26,360	27,140
Customs duty
Textiles, clothing and footwear	763	630	660	700	750
Passenger motor vehicles	917	600	810	1,020	1,080
Excise-like goods	2,826	3,700	4,790	5,070	5,290
Other imports	1,246	1,500	1,660	1,810	1,930
less: Refunds and drawbacks	411	380	380	380	380
Total customs duty receipts	5,341	6,050	7,540	8,220	8,670
Other indirect taxation
Agricultural levies	395	376	384	395	401
Other taxes	2,494	2,135	1,993	1,983	2,340
Total other indirect taxation receipts	2,888	2,511	2,376	2,378	2,741
Indirect taxation receipts	77,841	82,329	87,106	91,547	96,390
Taxation receipts	260,973	292,269	327,686	352,327	372,420
Sales of goods and services	7,706	7,879	8,075	8,093	8,116
Dividends	6,999	2,814	1,552	1,512	1,342
Interest received	4,025	4,779	4,498	4,350	4,298
Other non-taxation receipts	4,960	5,464	6,384	10,410	5,981
Non-taxation receipts(c)	23,689	20,936	20,509	24,365	19,737
Total receipts(c)	284,662	313,205	348,194	376,693	392,157
Memorandum:
Capital gains tax(d)	7,300	8,700	11,300	14,250	16,850
Medicare levy receipts	8,013	8,220	8,850	9,540	10,100
(a)
Resource rent taxes include PRRT and gross receipts from the MRRT. The net receipts from the MRRT is $3.3 billion in 2012-13 and $4.1 billion in 2013-14, which represents the net impact on receipts across several different revenue heads. This includes the offsetting reductions in company tax (through deductibility), crude oil excise and interactions with other taxes.

(b)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.
(c)	Includes Future Fund earnings.
(d)	Capital gains tax is part of other individuals, companies and superannuation funds tax. The 2009-10 reported figure is an estimate.

Appendix D: Historical Australian Government data

Table D4: Australian Government general government sector net debt and net interest payments(a)
	Net debt(b)		Net interest payments(c)
	$m	Per cent of GDP	$m	Per cent of GDP
1970-71	344	0.8	-189	-0.5
1971-72	-496	-1.1	-245	-0.5
1972-73	-790	-1.6	-252	-0.5
1973-74	-1,851	-3.0	-286	-0.5
1974-75	-1,901	-2.6	-242	-0.3
1975-76	-341	-0.4	-330	-0.4
1976-77	898	0.9	-62	-0.1
1977-78	2,896	2.7	4	0.0
1978-79	4,983	4.2	254	0.2
1979-80	6,244	4.6	440	0.3
1980-81	6,356	4.1	620	0.4
1981-82	5,919	3.3	680	0.4
1982-83	9,151	4.8	896	0.5
1983-84	16,015	7.4	1,621	0.8
1984-85	21,896	9.2	2,813	1.2
1985-86	26,889	10.3	3,952	1.5
1986-87	29,136	10.1	4,762	1.7
1987-88	27,344	8.3	4,503	1.4
1988-89	21,981	5.9	4,475	1.2
1989-90	16,123	4.0	4,549	1.1
1990-91	16,915	4.0	3,636	0.9
1991-92	31,041	7.3	3,810	0.9
1992-93	55,218	12.3	3,986	0.9
1993-94	70,223	14.9	5,628	1.2
1994-95	83,492	16.7	7,292	1.5
1995-96	95,831	18.0	8,861	1.7
1996-97	96,281	17.2	9,489	1.7
1997-98	82,935	14.0	8,279	1.4
1998-99	72,065	11.6	8,649	1.4
1999-00	54,639	8.2	7,514	1.1
2000-01	43,533	6.1	6,195	0.9
2001-02	38,798	5.1	5,352	0.7
2002-03	29,757	3.7	3,758	0.5
2003-04	23,166	2.7	3,040	0.4
2004-05	11,660	1.3	2,502	0.3
2005-06	-3,743	-0.4	2,303	0.2
2006-07	-29,150	-2.7	228	0.0
2007-08	-44,820	-3.8	-1,015	-0.1
2008-09	-16,148	-1.3	-1,196	-0.1
2009-10	42,283	3.3	2,386	0.2
2010-11(e)	79,581	5.7	4,381	0.3
2011-12(e)	94,428	6.4	5,425	0.4
2012-13(p)	93,601	6.0	5,942	0.4
2013-14(p)	92,456	5.7	5,874	0.4
(a)	Data has been revised in the 2010-11 MYEFO to improve accuracy and comparability through time.
(b)
Net debt is equal to the sum of deposits held, advances received, government securities, loans and otherborrowing, minus the sum of cash and deposits, advances paid and investments, loans and placements.

(e)	Net interest payments are equal to the difference between interest paid and interest receipts.
(e)	Estimates.
(p)	Projections.

Appendix D: Historical Australian Government data

Table D5: Australian Government general government sector accrual revenue, expenses, net capital investment and fiscal balance(a)
	Revenue		Expenses		Net capital investment		Fiscal balance(b)
	$m	Per cent of GDP	$m	Per cent of GDP	$m	Per cent of GDP	$m	Per cent of GDP
1996-97	141,688	25.3	145,809	26.1	90	0.0	-4,211	-0.8
1997-98	146,820	24.8	148,646	25.1	147	0.0	-1,973	-0.3
1998-99	152,106	24.4	146,777	23.6	1,433	0.2	3,896	0.6
1999-00	167,304	25.2	155,452	23.4	-69	0.0	11,922	1.8
2000-01	186,110	26.3	180,028	25.4	8	0.0	6,074	0.9
2001-02	190,488	25.1	192,959	25.4	382	0.1	-2,854	-0.4
2002-03	206,923	25.7	201,298	25.0	287	0.0	5,338	0.7
2003-04	222,168	25.7	215,377	24.9	660	0.1	6,131	0.7
2004-05	242,507	26.2	229,243	24.7	1,034	0.1	12,230	1.3
2005-06	261,238	26.1	242,177	24.2	2,498	0.2	16,563	1.7
2006-07	278,411	25.5	259,161	23.7	2,333	0.2	16,917	1.5
2007-08	303,729	25.6	280,109	23.6	2,593	0.2	21,027	1.8
2008-09	298,933	23.8	324,569	25.9	4,064	0.3	-29,700	-2.4
2009-10	292,767	22.8	339,239	26.4	6,433	0.5	-52,906	-4.1
2010-11(e)	319,682	22.8	354,348	25.3	7,254	0.5	-41,920	-3.0
2011-12(e)	355,376	24.2	362,002	24.6	4,318	0.3	-10,943	-0.7
2012-13 (p)	380,320	24.5	376,789	24.3	-679	0.0	4,211	0.3
2013-14 (p)	400,485	24.5	392,512	24.0	3,659	0.2	4,314	0.3
(a)	Data has been revised in the 2010-11 MYEFO to improve accuracy and comparability through time.
(b)	Fiscal balance is equal to revenue less expenses less net capital investment.
(e)	Estimates.
(p)	Projections.

Appendix D: Historical Australian Government data

Table D6: Australian Government general government sector net worth and net financial worth(a)
	Net worth(b)		Net financial worth(c)
	$m	Per cent of GDP	$m	Per cent of GDP
1999-00	-6,824	-1.0	-67,956	-10.2
2000-01	-6,330	-0.9	-72,808	-10.3
2001-02	-11,285	-1.5	-78,642	-10.4
2002-03	-15,000	-1.9	-84,314	-10.5
2003-04	-839	-0.1	-73,845	-8.5
2004-05	14,873	1.6	-59,941	-6.5
2005-06	18,283	1.8	-63,129	-6.3
2006-07	46,659	4.3	-39,668	-3.6
2007-08	71,165	6.0	-17,765	-1.5
2008-09	19,721	1.6	-73,800	-5.9
2009-10	-44,848	-3.5	-146,079	-11.4
2010-11(e)	-63,361	-4.5	-170,538	-12.2
2011-12(e)	-71,975	-4.9	-183,460	-12.5
2012-13(p)	-66,334	-4.3	-181,202	-11.7
2013-14(p)	-60,601	-3.7	-178,543	-10.9
(a)	Data has been revised in the 2010-11 MYEFO to improve accuracy and comparability through time.
(b)	Net worth is equal to assets less liabilities.
(c)	Net financial worth is equal to financial assets less liabilities.
(e)	Estimates.
(p)	Projections.

Appendix D: Historical Australian Government data

Table D7: Australian Government general government sector accrual taxation revenue, non-taxation revenue and total revenue(a)
	Taxation revenue		Non-taxation revenue		Total revenue
	$m	Per cent of GDP	$m	Per cent of GDP	$m	Per cent of GDP
1999-00	153,408	23.1	13,896	2.1	167,304	25.2
2000-01	175,881	24.8	10,228	1.4	186,110	26.3
2001-02	178,210	23.5	12,278	1.6	190,488	25.1
2002-03	195,203	24.3	11,720	1.5	206,923	25.7
2003-04	209,959	24.3	12,209	1.4	222,168	25.7
2004-05	229,943	24.8	12,564	1.4	242,507	26.2
2005-06	245,716	24.5	15,522	1.5	261,238	26.1
2006-07	262,511	24.0	15,900	1.5	278,411	25.5
2007-08	286,229	24.1	17,500	1.5	303,729	25.6
2008-09	278,653	22.2	20,280	1.6	298,933	23.8
2009-10	268,000	20.9	24,767	1.9	292,767	22.8
2010-11(e)	299,419	21.4	20,263	1.4	319,682	22.8
2011-12(e)	335,281	22.8	20,096	1.4	355,376	24.2
2012-13(p)	360,224	23.2	20,096	1.3	380,320	24.5
2013-14(p)	380,499	23.3	19,986	1.2	400,485	24.5
(a)	Data has been revised in the 2010-11 MYEFO to improve accuracy and comparability through time.
(e)	Estimates.
(p)	Projections.

Appendix D: Historical Australian Government data

Table D8: Australian Government general government sector accrual revenue
	Actual	Estimates		Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Individuals and other withholding taxes
Gross income tax withholding	119,922	132,270	145,610	157,010	168,670
Gross other individuals	27,287	30,440	34,700	38,330	40,980
less: Refunds	24,390	24,350	27,100	29,500	32,100
Total individuals and other withholding taxation	122,820	138,360	153,210	165,840	177,550
Fringe benefits tax	3,523	3,660	3,760	4,170	4,370
Company tax	53,193	63,680	77,200	78,220	80,420
Superannuation funds	6,182	7,330	9,150	10,660	11,220
Resource rent taxes(a)	1,297	1,470	2,070	6,990	7,890
Income taxation revenue	187,016	214,500	245,390	265,880	281,450
Sales taxes
Goods and services tax	46,553	49,130	52,200	55,290	58,510
Wine equalisation tax	748	770	830	880	930
Luxury car tax	499	540	580	610	650
Total sales taxes	47,800	50,440	53,610	56,780	60,090
Excise duty
Petrol	6,339	6,000	5,970	5,730	5,700
Diesel	6,886	7,060	7,270	7,540	7,870
Beer	2,006	2,000	2,170	2,280	2,430
Tobacco	5,652	6,070	5,430	5,480	5,710
Other excisable products	3,665	4,170	4,920	5,310	5,430
Of which: Other excisable beverages(b)	880	940	1,020	1,100	1,190
Total excise duty revenue	24,547	25,300	25,760	26,340	27,140
Customs duty
Textiles, clothing and footwear	767	630	660	700	750
Passenger motor vehicles	1,226	830	920	1,020	1,080
Excise-like goods	2,826	3,700	4,790	5,070	5,290
Other imports	1,248	1,510	1,670	1,820	1,940
less: Refunds and drawbacks	319	240	240	240	240
Total customs duty revenue	5,748	6,430	7,800	8,370	8,820
Other indirect taxation
Agricultural levies	395	376	384	395	401
Other taxes	2,494	2,374	2,337	2,459	2,598
Total other indirect taxation revenue	2,889	2,749	2,721	2,854	2,999
Indirect taxation revenue	80,984	84,919	89,891	94,344	99,049
Taxation revenue	268,000	299,419	335,281	360,224	380,499
Sales of goods and services	7,599	7,987	8,133	8,166	8,157
Interest	4,430	5,074	4,842	4,702	4,661
Dividends	7,658	1,764	1,426	1,412	1,298
Other non-taxation revenue	5,081	5,438	5,694	5,816	5,870
Non-taxation revenue(c)	24,767	20,263	20,096	20,096	19,986
Total revenue(c)	292,767	319,682	355,376	380,320	400,485
Memorandum:
Capital gains tax(d)	7,300	8,700	11,300	14,250	16,850
Medicare levy revenue	8,013	8,220	8,850	9,540	10,100
(a)
Resource rent taxes include PRRT and gross revenue from the MRRT. The net revenue from the MRRT is $3.3 billion in 2012-13 and $4.1 billion in 2013-14, which represents the net impact on revenue across several different revenue heads. This includes the offsetting reductions in company tax (through deductibility), crude oil excise and interactions with other taxes.

(b)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.
(c)	Includes expected Future Fund earnings.
(d)	Capital gains tax is part of other individuals, companies and superannuation funds tax. The 2008-09 reported figure is an estimate.

Appendix D: Historical Australian Government data

Table D9: Australian Government cash receipts, payments and cash surplus by institutional sector
	General government			Public non-financial corporations			Non-financial public sector
	Receipts(a)	Payments(b)	Underlying cash balance(c)	Receipts(a)	Payments(b)	Cash surplus(c)	Receipts(a)	Payments(b)	Underlying cash balance(c)
1988-89	90,748	85,326	5,421	4,177	6,035	257	93,923	90,312	5,678
1989-90	98,625	92,684	5,942	3,926	11,322	-5,261	101,495	102,883	681
1990-91	100,227	100,665	-438	4,804	9,351	-2,139	103,837	108,808	-2,577
1991-92	95,840	108,472	-12,631	3,899	7,713	101	97,937	114,369	-12,530
1992-93	97,633	115,751	-18,118	4,385	7,819	-196	100,512	122,042	-18,314
1993-94	103,824	122,009	-18,185	5,178	6,476	1,482	106,747	126,214	-16,703
1994-95	113,458	127,619	-14,160	5,262	7,318	1,956	116,751	132,965	-12,204
1995-96	124,429	135,538	-11,109	4,927	8,190	-527	126,593	140,963	-11,636
1996-97	133,592	139,689	-6,099	4,782	7,373	473	135,259	143,948	-5,626
1997-98	140,736	140,587	149	6,238	7,923	1,119	144,517	145,985	1,268
1998-99	152,063	148,175	3,889	na	na	-353	na	na	3,536
1999-00	166,199	153,192	13,007	na	na	-2,594	na	na	10,413
2000-01	182,996	177,123	5,872	na	na	391	na	na	6,264
2001-02	187,588	188,655	-1,067	na	na	1,210	na	na	143
2002-03	204,613	197,243	7,370	27,386	26,105	1,280	na	na	8,650
2003-04	217,775	209,785	7,990	27,718	26,142	1,575	238,236	227,099	9,564
2004-05	235,984	222,407	13,577	29,621	28,071	1,550	257,946	241,577	15,128
2005-06	255,943	240,136	15,756	30,875	31,874	-999	278,254	263,445	14,758
2006-07	272,637	253,321	17,182	16,882	18,641	-1,759	285,336	267,778	15,423
2007-08	294,917	271,843	19,704	7,758	8,232	-473	300,503	277,903	19,231
2008-09	292,600	316,046	-27,079	7,987	8,960	-973	297,421	321,841	-28,052
2009-10	284,662	336,900	-54,750	8,419	9,341	-922	290,681	343,841	-55,672
2010-11(e)	313,205	351,660	-41,468	8,345	11,835	-3,490	319,379	361,324	-44,958
2011-12(e)	348,194	357,712	-12,288	na	na	na	na	na	na
2012-13(p)	376,693	370,814	3,120	na	na	na	na	na	na
2013-14(p)	392,157	386,098	3,257	na	na	na	na	na	na
(a)	Receipts are equal to receipts from operating activities and sales of non-financial assets.
(b)	Payments are equal to payments for operating activities, purchases of non-financial assets and net acquisition of assets under finance leases.
(c)	These items exclude Future Fund earnings from 2005-06 onwards. Future Fund earnings are shown in Table D1.
(e)	Estimates.
(p)	Projections.
Na	Data not available.

Appendix D: Historical Australian Government data

Table D10: Australian Government accrual revenue, expenses and fiscal balance by institutional sector
	General government			Public non-financial corporations			Non-financial public sector
	Revenue	Expenses	Fiscal balance(a)	Revenue	Expenses	Fiscal b alance(a)	Revenue	Expenses	Fiscal balance(a)
1996-97	141,688	145,809	-4,211	27,431	26,015	-331	na	na	-4,542
1997-98	146,820	148,646	-1,973	29,618	26,999	2,360	na	na	387
1998-99	152,106	146,777	3,896	27,687	26,088	-816	175,891	168,963	3,080
1999-00	167,304	155,452	11,922	25,485	23,542	1,062	188,841	173,889	12,983
2000-01	186,110	180,028	6,074	25,869	24,762	-826	207,372	200,184	5,248
2001-02	190,488	192,959	-2,854	26,638	25,341	793	212,518	213,693	-2,060
2002-03	206,923	201,298	5,338	24,339	22,916	1,975	226,135	219,129	7,314
2003-04	222,168	215,377	6,131	25,449	23,444	2,143	241,873	233,077	8,275
2004-05	242,507	229,243	12,230	26,965	25,191	1,473	263,587	248,549	13,703
2005-06	261,238	242,177	16,563	28,143	29,531	-2,442	282,597	264,923	14,121
2006-07	278,411	259,161	16,917	15,443	16,360	-1,763	290,067	271,735	15,153
2007-08	303,729	280,109	21,027	6,854	6,686	-584	309,215	285,426	20,443
2008-09	298,933	324,569	-29,700	6,998	7,576	-1,495	303,733	329,948	-31,195
2009-10	292,767	339,239	-52,906	7,288	7,297	-1,079	298,412	344,893	-53,985
2010-11(e)	319,682	354,348	-41,920	7,482	7,805	-3,382	325,898	360,887	-45,302
2011-12(e)	355,376	362,002	-10,943	na	na	na	na	na	na
2012-13(p)	380,320	376,789	4,211	na	na	na	na	na	na
2013-14(p)	400,485	392,512	4,314	na	na	na	na	na	na
(a)	Fiscal balance is equal to revenue less expenses less net capital investment. Net capital investment is not shown in this table.
(e)	Estimates.
(p)	Projections.